As filed with the Securities and Exchange Commission on October 26, 2004.

Registration No. 333-119606

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM F-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

eLong, Inc.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	7389 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification Number)

Block B, Xing Ke Plaza 10 Jiuxianqiao Zhonglu Chaoyang District, Beijing 100016 People’s Republic of China Attn: Justin Tang, Chief Executive Officer Tel: +86 (10) 5860-2288

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

CT Corporation System,

111 Eighth Avenue,

New York, New York 10011

Tel: (212) 894-8440

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Jon L Christianson

Gregory G. Miao

Skadden, Arps, Slate, Meagher & Flom LLP

East Wing Office, Level 4 China World Trade Center

1 Jianguomenwai Dajie

Chaoyang District

Beijing 100004, PRC

Tel: +86 (10) 6505-5511

Fax: +86 (10) 6505-5522

Lee Edwards Leiming Chen Shearman & Sterling LLP Suite 2318 China World Tower Two 1 Jianguomenwai Dajie Chaoyang District Beijing 100004, PRC Tel: +86 (10) 6505-3399 Fax: +86 (10) 6505-1818

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated October 26, 2004

eLong, Inc.

4,602,547 American Depositary Shares

Representing 9,205,094 Ordinary Shares

This is the initial public offering of eLong, Inc. We are offering 3,623,235 American Depositary Shares, or ADSs, and the selling shareholders are offering 979,312 ADSs. Each ADS represents two ordinary shares. We anticipate that the initial public offering price will be between US$11.50 and US$13.50 per ADS. The ADSs have been approved to be quoted on the Nasdaq National Market under the symbol “LONG.”

Investing in our ADSs involves risks. See “ Risk Factors” beginning on page 14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses, to eLong, Inc.	US$	US$
Proceeds, before expenses, to the selling shareholders	US$	US$

The selling shareholders have granted the underwriters the right to purchase up to an aggregate of 690,383 additional ADSs to cover over-allotments.

Deutsche Bank Securities

WR Hambrecht + Co

Allen & Company LLC

The date of this prospectus is                     , 2004.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated, references in this prospectus to:

•	“ADRs” are to the American depositary receipts that evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents ordinary shares;

•	“CAGR” are to compound annual growth rate;

•	“China” or the “PRC” are to the People’s Republic of China, excluding for the purpose of this prospectus Hong Kong, Macau and Taiwan;

•	“Nasdaq” are to the Nasdaq National Stock Market, Inc.;

•	“RMB” are to Renminbi, the legal currency of China;

•	“shares” or “ordinary shares” are to our ordinary shares, with par value US$0.01 per share;

•	“U.S. GAAP” are to generally accepted accounting principles in the United States of America;

•	“US$” are to U.S. dollars, the legal currency of the United States; and

•	“we”, “us”, “our company”, “our” and “eLong” are to eLong, Inc., its predecessor entities and subsidiaries, and additionally, in the context of describing our operations, our affiliated Chinese entities.

Unless otherwise indicated, our financial information presented in this prospectus has been prepared in accordance with U.S. GAAP.

Solely for your convenience, this prospectus contains translations of certain Renminbi amounts into U.S. dollars at specified rates. All translations from Renminbi to U.S. dollar amounts are made at the noon buying rate in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise stated, the translation from Renminbi into U.S. dollars and from U.S. dollars into Renminbi has been made at the noon buying rate in effect on June 30, 2004, which was RMB 8.2766 to US$1.00. No representation is made that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollar or Renminbi amounts, as the case may be, at any particular rate or at all. See “Risk Factors—Risks Related to Doing Business in the People’s Republic of China—Governmental control of currency conversion may affect the value of your investment” and “Risk Factors—Risks Related to Doing Business in the People’s Republic of China—Fluctuation of the Renminbi may materially and adversely affect the value of your investment” for discussions of the effects of currency control and fluctuating exchange rates on the value of our ADSs. On October 22, 2004, the noon buying rate was RMB8.2765 to US$1.00.

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PROSPECTUS SUMMARY

The following summary should be read in conjunction with the more detailed information, including the “Risk Factors” section and the financial statements and related notes, appearing elsewhere in this prospectus. You should read the entire prospectus carefully in evaluating an investment in our securities.

Overview

We are a leading online travel service provider in China. We utilize a centralized modern call center and web-based distribution technologies to provide our services. We seek to serve China’s emerging class of frequent independent travelers, or FITs, who engage in business and leisure travel. We believe FITs to be a fast-growing, yet relatively underserved, segment of the approximately RMB388 billion (US$46.9 billion) domestic travel market in China. Through our nationwide 24-hour toll-free call center, our user-friendly Chinese and English language websites and our extensive reseller network, we provide our customers with consolidated travel information and the ability to book rooms at discounted rates at over 2,600 hotels in more than 220 cities across China. The majority of our hotel suppliers are three-, four- or five-star hotels, as rated by the China National Tourism Bureau, catering to higher-end travelers. We also offer convenient air ticketing and other travel related services, such as rental cars, vacation packages and corporate travel services, at competitive prices.

Since our inception in April 2001, we believe we have built one of the largest travel service distribution networks in China. We offer our customers a wide selection of hotel rooms in all major cities in China, usually at significant discounts to published rates, and guaranteed year-round room availability at many hotels. Our hotel booking volume has increased from approximately 389,000 room-nights in 2001 to approximately 1,032,000 room-nights in 2003. In the six months ended June 30, 2004, we booked approximately 847,300 room-nights, compared to the approximately 343,600 room-nights we booked in the six months ended June 30, 2003. For the three months ended September 30, 2004, we booked approximately 538,000 room-nights. We offer our travel suppliers access to aggregated consumer demand, giving them the ability to promote their hotels and other travel related services to a large and growing base of customers at low incremental cost.

We also sell air tickets for all major airlines in China and many international airlines that operate flights originating from China. We issue and deliver air tickets using a network of local agents throughout major cities in China. In the six months ended June 30, 2004, we sold approximately 93,600 air tickets, compared to approximately 20,700 air tickets we sold in the six months ended June 30, 2003. For the three months ended September 30, 2004, we sold approximately 81,000 air tickets.

We have experienced significant growth since we began operations in 2001. For the six months ended June 30, of 2004, we generated revenues of RMB60.1 million (US$7.3 million), an increase of 146.3% over RMB24.4 million (US$2.9 million) generated in the six months ended June 30, of 2003. We generated revenues of RMB74.4 million (US$9.0 million) for the year ended December 31, 2003, an increase of 33.3% from 2002. We recorded net income of RMB1.6 million (US$0.2 million) for the year ended December 31, 2003 and net loss of RMB9.3 million (US$1.1 million) for the six months ended June 30, 2004. Approximately 81.0% of our total revenues in 2003 and 79.9% of our total revenues for the six months ended June 30, 2004 were derived from our hotel booking business with the remainder of our revenues being largely derived from sales of air tickets, short messaging services, Internet advertising, the sale of co-branded and VIP membership cards and Internet services to hotels.

Recent Developments

On August 4, 2004 we issued and sold 11,188,570 Series B preferred shares to a wholly-owned subsidiary of IAC/InterActiveCorp, or IAC. In addition to its other businesses, IAC owns and operates, through its IAC Travel division, various online travel businesses, including Expedia, Hotels.com, Hotwire and the WWTE private label. We used approximately one-half of the proceeds of the sale of the Series B preferred shares to repurchase securities from our existing shareholders. In addition, we granted IAC options to purchase additional ordinary shares, and a warrant to purchase a number of our high-vote ordinary shares that, if exercised, would result in IAC’s holding approximately 52% of our outstanding shares and approximately 96% of our voting power on a fully-diluted basis. See “Investment by IAC/InterActiveCorp” for a more detailed description of the IAC investment and “Description of Share Capital—Ordinary Shares and High-Vote Ordinary Shares” for a description of our high-vote ordinary shares.

Our Opportunity

We expect the travel and tourism industry in China to continue to grow rapidly as China’s economy continues to expand. China’s travel service industry is fragmented and inefficient. This fragmentation creates a market opportunity for our centralized reservation platform offering comprehensive travel information and favorable terms negotiated with travel service suppliers across China. See “The Travel and Tourism Industry in China.”

Our Strengths

We have quickly become one of the leading travel service providers in China by capitalizing on the following competitive strengths.

Brand leadership.    As one of the early movers in the industry to adopt modern communications and Internet technologies, we believe we have one of the best-known brands for travel services in China. We believe our customers associate the eLong brand with value, convenience and innovation.

Nationwide reach for nationwide travel destinations.    Our customers can make reservations for accommodation at over 2,600 hotels in more than 220 cities across China, and book domestic and international air tickets, vacation packages and rental cars by calling our 24-hour call center from anywhere in China, or by booking through our websites or nationwide reseller network.

Total customer focus.    We provide our customers with comprehensive travel information, allowing them to conveniently compare prices, browse availability and amenity options, and select the price and supplier that best meet their individual travel needs. We enhance customer experience through personalized care, loyalty rewards and continuous service improvements.

Strong supplier value.    We offer our travel suppliers access to aggregated consumer demand and the ability to promote their services at low incremental cost to a large and growing base of frequent independent travelers seeking higher-end travel services.

Streamlined business operations through tailored information management systems.    We have drawn on our in-depth knowledge of the business practices unique to China’s travel service industry to develop proprietary processes and technology-based systems that enable us to coordinate effectively the activities of our staff, suppliers, agents and resellers. This results in streamlined operations and stronger customer relationships through enhanced customer service.

Scalable and cost-efficient platform.    Our technology-enabled platform is highly scalable, allowing us to expand our range of services and extend our geographical reach without making major changes to our existing infrastructure or incurring significant capital costs.

Experienced management.    We believe that our management team, which includes Justin Tang, our Chairman, President and Chief Executive Officer, and a seasoned team of senior managers with significant experience in the areas of travel service operations, marketing, technology and finance, is one of the strongest management teams in the travel service industry in China.

Relationship with IAC/InterActiveCorp.    IAC’s investment in our company has provided us with additional financial resources consisting of up to approximately US$58.7 million from the proceeds of the sales of our Series B preferred shares, of which US$29.3 million was used to repurchase securities from our existing shareholders. In addition, we believe that our business will benefit from being aligned with IAC, which we believe is one of the leading global companies in online travel with what we believe to be a broad product offering, strong technology platform, well-known brand, experienced management team and track record of success.

Our Strategy

Our mission is to become the leading provider of travel services in China. We seek to achieve superior revenue and earnings growth by pursuing the following key business strategies.

Strengthen brand awareness and marketing.    We seek to strengthen consumer awareness of our brand by pursuing an aggressive marketing strategy, which includes the following principal elements:

•	entering into marketing agreements with top Internet portals in China including Yahoo!China, Sohu.com and Tom.com;

•	co-marketing programs with prominent consumer brands;

•	promoting the eLong membership card in leading Chinese business publications;

•	entering into arrangements with commercial banks in their offering of co-branded credit cards; and

•	entering into arrangements with major Chinese telecommunications companies under which travel booking enquiries are diverted to us from their service hotlines.

Expand our range of travel services.    We intend to capitalize on our leadership in hotel reservations utilizing a centralized, modern call center and web-based distribution technologies and leverage the reach and efficiency of our distribution platform by growing our air ticketing and other travel related services, such as vacation packages, car rentals and corporate travel services.

Enhance customer experience.    We seek to enhance our customers’ experience by providing more personalized care, and by strengthening and expanding travel supplier relationships to offer our customers a wider range of travel services.

Enhance efficiency and profitability.    We seek to enhance the efficiency of our operations and the profitability of our business by taking advantage of our cost-effective call center and web-based distribution technologies.

Develop complementary merchant business.    We seek to further enhance our profitability by developing a complementary merchant business. We intend to begin selling pre-purchased hotel rooms and other services from selected suppliers, which we believe will result in higher profit margins per transaction.

Enhance our technology infrastructure.    We design and maintain our systems with a view to enhancing consumer-friendliness and providing adaptive solutions for our hotel and other travel service suppliers. We seek to streamline our transaction processes through ongoing technology upgrades to our transaction and service platform.

Selectively pursue complementary acquisitions.    We seek to capitalize on the opportunities for consolidation in China’s fragmented and inefficient travel service industry by selectively exploring opportunities to acquire other travel service businesses such as air-ticketing agencies, hotel-room consolidators, tour-package agencies and corporate travel providers.

Increase benefits from our relationship with IAC/InterActiveCorp.    Over time, we seek to derive additional strategic benefits from our relationship with IAC as a significant shareholder, including the potential to cross-market and cross-sell our bases of consumers and suppliers, share enabling technologies and work closely with IAC management and personnel.

Risk of Investment

An investment in our ADSs or in our ordinary shares involves a high degree of risk that includes risks related to our company, risks related to the travel industry, risks related to the PRC and risks related to the ownership of our ADSs or ordinary shares. Specifically, risks include those relating to the following areas:

Our limited operating history.    We have only a limited operating history from which you can evaluate our business and our prospects for future success.

Our ability to sustain our profitability.    We have sustained losses in the past and cannot assure you that we will be profitable in the future.

Our ability to compete against current or future competitors.    We face many sources of competition and cannot assure you that we will be able to successfully compete against current or future competitors.

Our corporate structure may pose certain risks.    We depend substantially, through a series of agreements, on our affiliated Chinese entities to conduct our operations. Our affiliated Chinese entities are controlled by Justin Tang, our Chairman, President and Chief Executive Officer. Potential conflicts of interests may exist due to our corporate structure. In addition, if our affiliated Chinese entities violate their agreements with us, our business, operating results and financial conditions may be materially and adversely affected.

Our ability to effectively promote our brand.    We believe that we must be successful in promoting our eLong brand in order to continue to grow our business. We cannot assure you that we will be successful in effectively promoting our brand image.

Declines or disruptions in the travel industry can adversely affect us.    We are affected by the health of the travel industry in China. Our industry is sensitive to the general business climate, personal discretionary spending levels, serious epidemics such as SARS and catastrophic events. We cannot assure you that adverse trends or events will not occur or that those adverse trends or events will not adversely affect our operating results and financial conditions.

Possible slowdown of economic growth in China.    We cannot assure you that the growth of the economy in China will continue or that any slowdown will not have a negative effect on our business.

Risks associated with our relationship with IAC/InterActiveCorp.    We cannot assure you that IAC will exercise its warrant to purchase our shares, which would result in IAC’s holding approximately 52% of our equity and approximately 96% of our voting power. If IAC does not exercise its warrant, we may lose the benefit of IAC’s experience and strength in the international online travel service industry. Furthermore, regardless of whether IAC exercises its warrant, IAC is under no contractual obligation to provide such benefits to us, and we cannot assure you as to when or whether any of these expected benefits will be realized. Subject to restrictions in our agreements with IAC, IAC may be able to compete with us, through its various subsidiaries and affiliates such as Expedia and Hotels.com, in the online travel industry in China.

In addition, if IAC does exercise its warrant, it will control our company and will be able to, among other things, prevent business combination transactions, such as a merger or sale of the company, even when such a transaction may be desired by other shareholders. Even if IAC does not exercise its warrant, it will still have a substantial equity stake and presence on our board, which will make it more difficult for us to enter into certain business combination transactions without IAC’s consent, and IAC will continue to have substantial contractual rights relating to our business, including the right to replace the shareholders of our affiliated Chinese entities and the right to direct us or our subsidiary to acquire additional equity interests in our affiliated Chinese affiliates. IAC’s exercise of these rights may be in conflict with the views of our management or interests of our other shareholders.

The market price of our ADSs may be volatile.    The market prices of the securities of Internet-related companies have been extremely volatile and may be subject to fluctuation. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. In particular, securities offered by a number of PRC companies have experienced volatility. We cannot assure you that the market price of our ADSs will not decline below the initial public offering price.

See “Risk Factors” beginning on page 14 for a more detailed description of these and other risks related to an investment in our ADSs or ordinary shares.

Corporate Structure and Information

Foreign ownership in the Internet content provision, advertising, and air-ticketing businesses is subject to significant restrictions under current PRC laws and regulations. As a result, we have a wholly owned subsidiary in China that conducts its operations in China through a series of contractual arrangements with a number of our affiliated Chinese entities. We do not have any direct ownership interests or voting rights in our affiliated Chinese entities. Under these contractual arrangements, we have management control over these entities. We also bear economic risks with respect to, and derive economic benefits from, their operations. Accordingly, the financial statements of our affiliated Chinese entities are consolidated with our financial statements. See “Corporate Structure and Related Party Transactions.”

We are a limited liability company that was incorporated in the British Virgin Islands on April 4, 2001 and continued in the Cayman Islands in May 2004. Our principal executive office is located at:

Block B, Xingke Plaza Building

10 Jiuxianqiao Zhonglu

Chaoyang District

Beijing 100016, People’s Republic of China

Telephone: +86 (10) 5860-2288

Investor inquiries should be directed to us at the above address and telephone number. Our websites are www.eLong.com and www.eLong.net. The information contained on our websites does not constitute part of this prospectus.

The Offering

American depositary shares offered	4,602,547 ADSs, representing 9,205,094 ordinary shares

By us	3,623,235 ADSs, representing 7,246,470 ordinary shares

By the selling shareholders	an aggregate of 979,312 ADSs, representing 1,958,624 ordinary shares

Price per ADS	We currently estimate that the initial public offering price per ADS will be between US$11.50 and US$13.50.

The ADSs

Each ADS represents two ordinary shares, par value US$0.01 per share. The ADSs will be evidenced by American Depositary Receipts, or ADRs. A nominee of the depositary will be the registered holder of the ordinary shares underlying your ADSs. You will have the rights of an ADR holder as provided in a deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time, dated     , 2004. Under the deposit agreement, you may instruct the depositary to vote the ordinary shares underlying your ADSs, but only if we ask the depositary to ask for your instructions. Otherwise you will not be able to exercise your right to vote unless you withdraw the ordinary shares deposited with the depositary.

You will be required to pay up to US$5.00 per 100 ADS for each issuance or cancellation of an ADS, a fee for each distribution of securities by the depositary based on the number of ordinary shares deposited for issuance of ADSs, up to US$0.02 per ADS per year for depositary services, fees for transfer and registration of your ordinary shares, and certain expenses incurred by the depositary.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus. We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be considered, by continuing to hold your ADSs, to have agreed to be bound by the deposit agreement as amended.

Over-allotment option	The selling shareholders have granted a 30-day option to the underwriters to purchase up to an aggregate of 690,383 additional ADSs to cover over-allotments of ADSs.

Ordinary shares outstanding after the offering

28,538,900 ordinary shares (or 28,652,551 ordinary shares if the underwriters exercise the over-allotment in full) immediately after the offering. A total of 8,205,620 Series A preferred shares will have been automatically converted into 8,205,620 ordinary shares upon the completion of this offering. Effective 31 business days after the completion of this offering, a total of 11,188,570 Series B preferred shares will be automatically converted on a one-to-one conversion ratio (subject to certain anti-dilution adjustments, if applicable) into either 11,188,570 ordinary shares (if IAC does not exercise its warrant) or 11,188,570 high-vote ordinary shares (if IAC exercises its warrant). In addition, if IAC exercises its warrant and assuming we do not issue any of our securities prior to the exercise other than in connection with this offering, we will issue to IAC 17,387,783 high-vote ordinary shares in respect of its warrant, which number represents that number of high-vote ordinary shares as will cause IAC to hold 51% of our outstanding ordinary shares on a fully-diluted basis after giving effect to our repurchase, in connection with the warrant exercise, from certain existing shareholders of the company of a number of ordinary shares equal to one-half of the shares IAC purchases upon exercise of the warrant. If IAC exercises its warrant, there will be 48,421,362 ordinary shares outstanding (or 48,535,013 ordinary shares outstanding if the underwriters exercise their over-allotment option in full), of which 28,576,352 will be high-vote ordinary shares.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately US$40.1 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming an initial public offering price of US$12.50 per ADS, the midpoint of the estimated range of the initial public offering price.

We intend to use the net proceeds we will receive from this offering for general corporate purposes, including working capital and capital expenditures, as well as for potential acquisitions.

We will not receive any proceeds from the sale of the ADSs by the selling shareholders.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our ADSs.

Listing	Our ADSs have been approved to be quoted on the Nasdaq National Market. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

Proposed Nasdaq National Market symbol	“LONG”

Depositary	JPMorgan Chase Bank

Lock-up

We have agreed with the underwriters to a lock-up of shares for a period of 180 days after the date of this prospectus. In addition, our executive officers, directors, the selling shareholders and certain other existing shareholders have also agreed with the underwriters to a lock-up of shares for a period of 180 days after the date of this prospectus, subject to an extension of up to 18 days under certain circumstances. See “Underwriting.”

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following information with our consolidated financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The summary consolidated statements of operations and cash flow data for the period from April 4, 2001, the date of our inception, through December 31, 2001 and for the years ended December 31, 2002 and 2003, and the summary consolidated balance sheet data as of December 31, 2002 and 2003, are derived from our audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements and related notes. These consolidated financial statements are prepared in accordance with U.S. GAAP. The summary consolidated statements of operations and cash flow data for the six months ended June 30, 2003 and 2004 and the summary consolidated balance sheet data as of June 30, 2004 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements, and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair representation of the financial information set forth in those statements. Our historical results do not necessarily indicate results expected for any future periods.

	April 4, 2001 to December 31, 2001	Year ended December 31,			Six months ended June 30,
		2002	2003	2003	2003	2004	2004
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
Summary Consolidated Statements of Operations Data
Revenues
Travel	18,734	48,401	66,230	8,002	21,495	52,544	6,348
Others	9,104	7,349	8,160	986	2,945	7,565	914

Total revenues	27,838	55,750	74,390	8,988	24,440	60,109	7,262

Cost of services	(9,528)	(10,079)	(9,370)	(1,132)	(4,376)	(7,068)	(854)

Gross profit	18,310	45,671	65,020	7,856	20,064	53,041	6,408
Operating expenses
Service development	(1,174)	(1,528)	(2,022)	(245)	(765)	(4,250)	(514)
Sales and marketing	(21,130)	(35,142)	(44,903)	(5,425)	(16,980)	(39,188)	(4,735)
General and administrative	(5,898)	(10,542)	(10,513)	(1,270)	(3,976)	(10,795)	(1,304)
Stock-based compensation (1)	(3,167)	(4,471)	(1,353)	(164)	(1,304)	(4,653)	(562)
Amortization of goodwill and intangibles	(583)	—	(20)	(2)	—	(120)	(14)
Business tax and surcharges	(1,360)	(2,816)	(4,109)	(496)	(1,350)	(3,062)	(370)

Total operating expenses	(33,312)	(54,499)	(62,920)	(7,602)	(24,375)	(62,068)	(7,499)

Profit (loss) from operations	(15,002)	(8,828)	2,100	254	(4,311)	(9,027)	(1,091)

Other expenses, net	(42)	(690)	(21)	(3)	(46)	(22)	(3)

Income (loss) before income tax expense	(15,044)	(9,518)	2,079	251	(4,357)	(9,049)	(1,094)
Income tax benefit (expense)	(71)	(580)	(463)	(56)	971	(284)	(34)

Net income (loss)	(15,115)	(10,098)	1,616	195	(3,386)	(9,333)	(1,128)

Earnings (loss) per ordinary share
Basic	(0.94)	(0.63)	0.09	0.01	(0.21)	(0.56)	(0.07)
Diluted	(0.94)	(0.63)	0.07	0.01	(0.21)	(0.56)	(0.07)
Proforma earnings (loss) per ordinary share
Basic			0.01	0.00		(0.31)	(0.04)
Diluted(2)			0.01	0.00		(0.31)	(0.04)
Earnings (loss) per ADS(3)
Basic	(1.88)	(1.26)	0.18	0.02	(0.42)	(1.11)	(0.13)
Diluted(2)	(1.88)	(1.26)	0.14	0.02	(0.42)	(1.11)	(0.13)
Proforma earnings (loss) per ADS(3)
Basic			0.02	0.00		(0.63)	(0.08)
Diluted(2)			0.02	0.00		(0.63)	(0.08)

	As of December 31,			As of June 30,		Condensed Pro forma June 30,
	2002	2003	2003	2004	2004	2004	2004
	RMB	RMB	US$	RMB	US$	RMB(5)	US$
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	5,344	73,132	8,836	52,448	6,337	258,893	31,280
Working capital (4)	7,007	80,677	9,747	74,185	8,963	317,062	38,308
Equipment and software, net	6,288	8,108	980	10,174	1,229	10,174	1,229
Total assets	36,570	130,561	15,775	142,842	17,259	385,719	46,604
Accumulated deficit	(25,213)	(24,223)	(2,927)	(33,556)	(4,054)	(33,556)	(4,054)
Shareholders’ equity	19,685	100,608	12,156	96,061	11,606	338,938	40,951

	April 4, 2001 to December 31, 2001	Year ended December 31,			Six months ended June 30,
		2002	2003	2003	2003	2004	2004
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Consolidated Cash Flow Data
Net cash provided by (used in) operating activities	(7,910)	1,621	(7,429)	(898)	1,803	(12,285)	(1,484)
Net cash used in investing activities	(23,305)	(494)	(1,628)	(197)	(616)	(7,293)	(881)
Net cash provided by (used in) financing activities	36,649	(1,218)	76,856	9,286	(138)	(1,084)	(131)

Depreciation and amortization	4,345	5,920	3,006	363	2,151	1,248	151
Capital expenditures	810	2,994	5,180	626	616	3,193	386

(1)	Stock-based compensation is all related to general and administrative expenses.
(2)

All dilutive potential ordinary shares arise from (a) the stock options granted to our directors and employees under our stock option plans, (b) the stock warrants granted to non-employees, (c) stock options to purchase up to 971,633 ordinary shares granted to IAC, (d) the automatic conversion of 8,205,620 existing Series A preferred shares into 8,205,620 ordinary shares upon the completion of this offering and giving effect to the repurchase of Series A preferred shares and ordinary shares in connection with the issuance of Series B preferred shares, and (e) the automatic conversion of 11,188,570 Series B preferred shares on a one-to-one conversion ratio (subject to certain anti-dilution adjustments, if applicable) into 11,188,570 ordinary shares (if IAC does not exercise its warrant) or 11,188,570 high-vote ordinary shares (if IAC exercises its warrant) 31 business days after the completion of this offering. For the purpose of computing pro forma diluted income per share, dilutive potential ordinary shares arise from (a) conversion of the 9,787,494 Series A preferred shares of outstanding ordinary shares that will be issued for the preferred shares, as if the preferred shares issuance and the conversion of these shares upon the occurrence of the IPO had both taken place on January 1, 2003 and (b) the issuance of Series B preferred shares and repurchase of ordinary shares and Series A preferred shares from existing shareholders. For the year ended December 31, 2003, the pro forma diluted income per share computation was based on the pro forma net income available to ordinary shareholders of RMB173,618, divided by the weighted average number of ordinary shares outstanding on a pro forma basis of 32,969,281, adjusted for the dilutive effect of non-vested ordinary shares and stock options and warrants of 3,866,430, but exclusive of the effect of stock options and warrants granted subsequent to December 31, 2003 which were granted in the ordinary course of business or in connection with the issuance of Series B preferred shares on August 4, 2004. For the six-month period ended June 30, 2004, the pro forma diluted loss per share computation was based on the pro forma net loss available to ordinary shareholders of RMB10,054,136, divided by the weighted average number of ordinary shares outstanding on a pro forma basis of 32,169,285. The pro forma diluted loss per share for the six-month period did not include the effect of non-vested ordinary shares and stock options and warrants as the effect would be anti-dilutive. In addition, the pro forma diluted loss per share for the six-month period did not include the effect of stock options and warrants granted subsequent to December 31, 2003 which were granted in the ordinary course of business or in connection with the issuance of Series B preferred shares on August 4, 2004. The pro forma diluted income (loss) per share data for the year ended

December 31, 2003 and for the six-month period ended June 30, 2004 gives effect to the option to purchase up to 260,204 ordinary shares granted to IAC on October 1, 2004 as if such option had been granted on January 1, 2003 at the same terms and exercise price. For more information regarding the issuance of options to IAC, see “Investment by IAC/InterActiveCorp—Stock Options.” On the date of the grant, the fair value of the option to purchase up to 260,204 ordinary shares was RMB5,769,047 and will be recorded as a deduction in arriving at net income available to ordinary shareholders over the vesting term.

(3)	Each ADS represents two ordinary shares.
(4)	Represents the amount of total current assets less total current liabilities.
(5)	Represents the issuance of Series B preferred shares and giving effect to the repurchase of Series A preferred shares and ordinary shares in connection with the issuance of Series B preferred shares.

RISK FACTORS

An investment in our ADSs or ordinary shares involves a high degree of risk of which you should be aware. You should carefully consider the risks described below, in conjunction with other information and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. You should pay particular attention to the fact that we conduct our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries that you may be familiar with. Our business, financial condition and operating results could be affected materially and adversely by any or all of these risks. The trading price of our ADSs could decline due to any or all of these risks, and you may lose part or all of your investment.

Risks Related to Our Business

Our limited operating history may not serve as an adequate basis to judge our future prospects and operating results.

We have only a limited operating history from which you can evaluate our business and our prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by early-stage companies in evolving industries such as the travel service industry in China. Some of the risks relate to our ability to:

•	attract and retain customers and encourage our customers to engage in repeat transactions;

•	retain our existing agreements with travel suppliers such as hotels and airlines and to expand our service offerings on satisfactory terms with our travel suppliers;

•	operate, support, expand and develop our operations, our call center, our websites, and our communications and other systems;

•	diversify our sources of revenue;

•	maintain effective control of our expenses;

•	attract and retain qualified employees;

•	raise additional capital;

•	respond to changes in our regulatory environment; and

•	respond to competitive market conditions.

If we are not successful in addressing any or all of these risks, our business may be materially affected in an adverse manner.

We have sustained losses in the past and cannot guarantee profitability in the future.

We sustained net losses in 2001, 2002 and for the first six months ended June 30, 2003 and 2004. Although we achieved profitability for the six months ended December 31, 2003, we cannot assure you that we will be profitable in future periods. A variety of factors may cause our operating results to fluctuate and financial condition to change, including:

•	changes in general economic conditions in China;

•	unforeseen disruptive events in the travel and tourism industry;

•	unanticipated rises in operating costs and capital expenditures;

•	changes in our regulatory environment;

•	changes in our management team and other key personnel; and

•	intensified competition from our competitors.

Our operating costs have increased significantly principally as a result of increases in our sales and marketing expenses in the third quarter of 2003 and we expect that due to our anticipated organizational growth and our ongoing efforts to expand our customer base, our operating expenses will continue to increase. Any decrease or delay in achieving additional sales and revenues or failure to control our costs as our business grows could result in substantial operating losses. As a result, we cannot assure you that our company will remain profitable in the future.

We may not be able to compete successfully against our current or future competitors.

We face many sources of competition, including other consolidators of hotel and flight reservation services, such as Ctrip.com International, Ltd., and traditional travel agencies, such as China Travel Services, China International Travel Services and China Youth Travel Services. Because we do not have exclusive arrangements with our suppliers and our business involves relatively low fixed costs, new competitors face low entry barriers to our industry. We could face increasing competition from hotels and airlines if they decide to increase their efforts to sell directly to consumers or to engage in alliances with other travel service providers. Moreover, established international players may choose to enter into China in the future, either as sole entrants or in conjunction with our existing competitors. Our potential and existing competitors may have competitive advantages over us including longer operating histories, larger customer bases and greater financial, marketing and other expertise and resources. If we do not successfully compete against our current or potential competitors, our operating results and financial condition may be adversely affected.

If we fail to attract and retain customers in a cost-effective manner, our ability to grow and maintain profitability may be impaired.

Our business strategy is substantially dependent on our ability to increase the overall number of customer transactions with us in a cost-effective manner. In order to increase the number of transactions, we must attract new visitors to our call center and websites, convert these visitors into paying customers and capture repeat business from existing customers. Similarly, our corporate travel service is dependent on enlisting new corporate customers and attracting their travel-booking activity. Although we have spent significant financial and other resources on sales and marketing and plan to continue to do so, we cannot assure you that these efforts will be cost-effective in attracting new customers or increasing transaction volume. If we do not achieve our marketing objectives, our ability to grow our revenues and maintain profitability may be impaired.

Our business may be harmed if we fail to strengthen our brand recognition among current and potential customers, suppliers and business partners.

We believe that we must be successful in the promotion of our eLong brand in order to continue to grow our business and secure new business relationships. We must introduce new consumers to our eLong brand and ensure that the eLong brand is associated with quality and value. We cannot assure you that we will be successful in our efforts to introduce the eLong brand to a wider group of consumers or that we will be successful in establishing our brand image among consumers. If we fail to strengthen our brand recognition among our current and potential customers, suppliers and business partners, our operating results and financial condition may be adversely affected.

We may suffer losses as we supplement our agent business model with a merchant business model if we are unable to predict accurately the amount of inventory we need.

We plan to supplement our current agency business model with a merchant business model. Under a merchant business model, we would purchase travel services in advance at lower prices before reselling them to our customers at higher prices. Our ability to accurately predict inventory demand will be crucial to our ability to generate higher margins and minimize losses from excess inventory. If we overestimate the demand for hotel rooms or other services, we may be exposed to excess inventory and may be forced to cover the costs for the services we have committed to purchase. Our operating results and financial condition may be adversely affected if we are unable to predict accurately the amount of inventory we may need.

We face a greater risk of doubtful accounts as our corporate travel business increases in scale.

As our corporate travel business increases in scale, we expect our accounts receivable to show a corresponding increase. We cannot assure you that we will be able to collect payment fully on our outstanding accounts receivable from our corporate travel service customers. As a result, we may face a greater risk of larger non-payments in our accounts receivable and, as our corporate travel business grows in scale, we may need to make increased provisions for doubtful accounts. Our operating results and financial condition may be materially and adversely affected if we are unable to successfully manage our accounts receivable.

We may experience difficulties managing our growth because our rapid growth may present significant challenges to our management and administrative systems and resources.

We have experienced rapid growth since our inception in 2001. On June 30, 2004, we had approximately 1,230 employees, compared to approximately 380 employees on December 31, 2001. Our continued expansion may present significant challenges to our management and administrative systems and resources. In order to be successful, we must:

•	maintain an effective management team;

•	adequately train our employees;

•	improve our information management, administrative systems and internal controls; and

•	address investor relations and required disclosure issues associated with being a public company.

If we fail to address any of the foregoing concerns, our operating results and financial condition could be adversely affected.

We are dependent on our ability to establish and maintain favorable arrangements with our travel suppliers.

We are dependent on our continued relationships on favorable terms with our hotel and airline suppliers. In particular, the ability to contract in advance for the guaranteed availability of hotel rooms on a discounted basis is crucial to our business. However, we do not have exclusive contractual arrangements with our travel suppliers, and we must renew these contracts on an ongoing basis. We cannot assure you that we will be able to maintain satisfactory relationships and obtain favorable contractual terms with our travel suppliers. All of our relationships with travel suppliers are freely terminable by the supplier. None of these arrangements are exclusive, and our travel suppliers could enter into, and in many cases have already entered into similar agreements with our competitors. If we lose existing relationships or fail to establish new relationships with travel suppliers on terms satisfactory to us, our operating results and financial condition could be adversely affected.

Our commission income and revenues may decrease if our hotel suppliers fail to accurately report data concerning our customers’ stay.

A substantial portion of our revenues is currently generated through commissions received from hotels for room nights booked through us. We do not receive direct payments for hotel bookings from our customers. Our revenues are dependent on the hotel supplier accurately reporting the customer’s subsequent stay. In order to verify the hotel supplier’s report, we make periodic inquiries with the hotel and the customer. We rely on the hotel and the customer to give us truthful information regarding the customer’s check-in and checkout dates, which form the basis for calculating the commission we are entitled to receive from the hotel supplier. While we rank hotel suppliers and impose a ranking penalty on hotel suppliers who report inaccurate information, we cannot guarantee that all hotel supplier reports will be completely accurate. If our hotel suppliers provide us with untrue information with respect to our customers’ length of stay, our revenues derived from hotel bookings may be materially and adversely affected.

Our business depends substantially on the continuing efforts of our senior executive and other key employees, and our business may be severely disrupted if we lose their services.

Our future success heavily depends on the performance and continued service of our Chairman, President and Chief Executive Officer, Justin Tang, our Chief Technology Officer, Richard Chen, our Vice President for Business Development and Strategy, Richard Xue, our Chief Financial Officer, Derek Palaschuk, and other members of our senior management. We rely on their expertise in business operations, finance, technology and travel services and we depend on their relationships with our shareholders, suppliers and regulators. In addition, competition for highly skilled employees with technical, management, marketing, sales and other specialized training is intense, and we cannot assure you that we will be successful in attracting or retaining such personnel. Therefore, our business and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit and train replacement personnel if one or more of our key employees is unwilling or unable to continue his or her employment with us.

In addition, if any of our key executives joins a competitor or forms a competing company, we may lose customers and suppliers. While each of our executive officers has entered into an employment agreement that contains confidentiality and non-competition provisions, we cannot guarantee that we will be able to successfully enforce these employment agreements in court.

The PRC legal system embodies uncertainties which could limit the legal protections available to us and to you.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little value as precedents. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Our subsidiaries in the PRC and our affiliated Chinese entities are subject to laws and regulations applicable to their operations in the PRC. However, these laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to us and our foreign investors, including you. In addition, we cannot predict the effect of future developments in the PRC legal system, particularly with respect to the travel industry or the Internet, including the introduction of new laws, changes to existing laws or the interpretation or enforcement of current or future laws and regulations, or the preemption of local regulations by national laws.

The laws and regulations of the PRC restrict foreign investment in the air-ticketing, travel agency, Internet content provision and advertising business and substantial uncertainties and restrictions exist with respect to the interpretation and application of PRC laws and regulations as they relate to our ownership structure.

We are a Cayman Islands corporation, and are therefore treated as a foreign person under applicable PRC laws and regulations. The PRC government regulates Internet access, the distribution of online information, the conduct of online commerce, advertising, and the provision of travel agency services through strict business licensing requirements and other regulations. These regulations include limiting foreign ownership in PRC companies providing Internet information and other online Internet services, travel agency services and advertising services. As a result, we conduct our business through contractual arrangements with our affiliated Chinese entities. These entities hold licenses and approvals that are essential for our business operations. See “Corporate Structure and Related Party Transactions—Corporate Structure and Arrangements with Affiliated Chinese Entities” for a detailed discussion of our affiliated Chinese entities.

In the opinion of our PRC legal counsel, Commerce & Finance Law Offices, our current ownership structure, the ownership structure of our wholly-owned subsidiaries and our affiliated Chinese entities, the contractual arrangements among us, our wholly-owned subsidiaries, our affiliated Chinese entities and their shareholders, and our business operations as described in this prospectus, are in compliance with all existing PRC laws, rules and regulations. See “Our Corporate Structure and Related Party Transactions” for a detailed description of our corporate structure and these contractual arrangements. There are, however, substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations as they relate to our ownership structure. Accordingly, we cannot assure you that the relevant government authorities will not determine that our current ownership structure and these contractual arrangements are not in compliance with the relevant laws and regulations.

If we and our affiliated Chinese entities are found to be in violation of any existing or future PRC laws or regulations, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

•	levying fines, confiscating our income, or the income of our affiliated Chinese entities;

•	revoking our business licenses, or the business licenses of our affiliated Chinese entities;

•	requiring us and our affiliated Chinese entities to restructure our ownership structure or operations; and

•	requiring that we discontinue any or all portions of our Internet content provision, air-ticketing, travel agency or advertising businesses.

Any of the above could cause significant disruptions to our operations and may materially and adversely affect our business, operating results and financial condition.

Our affiliated Chinese entities are controlled by Justin Tang, which may pose potential conflicts of interests, and if these affiliated Chinese entities violate their contractual agreements with us, our business could be harmed, our reputation could be damaged and we might have to resort to litigation to enforce our rights, which could be time-consuming and expensive.

We depend substantially on our affiliated Chinese entities to conduct our operations. While we have no direct ownership interest in these entities, we have attempted to establish effective control through a series of agreements. Although we have been advised by our PRC legal counsel, Commerce & Finance Law Offices, that these agreements have been duly authorized, executed and delivered, and are enforceable under current PRC law, these agreements may not be as effective in providing control as direct ownership of these businesses.

Under our current structure, Justin Tang, our Chairman, President and Chief Executive Officer, directly or indirectly owns a controlling interest in our affiliated Chinese entities. The potential exists for conflicts of interests between his duties to us and his ownership interests in our affiliated Chinese entities. In particular, Mr. Tang may be able to cause our agreements with our affiliated Chinese entities to be performed or amended in a manner adverse to us by, among other things, failing to remit payments to us on a timely basis or operating the affiliated Chinese entities so as to cause harm to our business. We can provide no assurance that if potential conflicts of interests arise, these conflicts will not result in a significant loss in corporate opportunities for us or a diversion of our resources to the affiliated Chinese entities, which may not be in the best interest of eLong, Inc. or of the other shareholders of eLong, Inc.

Our agreements with our affiliated Chinese entities are for limited terms and generally provide that the compensation we receive for the services that we provide to them will be based on “market rates.” Certain provisions of these agreements, such as price and payment terms, are subject to adjustment and may also be subject to differing interpretations. In particular, the term “market rates” is not clearly defined in the agreements and there may not be a clearly defined “market” for the services we provide.

In the event that there is a dispute with respect to our agreements with our affiliated Chinese entities, we would have to rely on the PRC legal system for remedies, which might not be as effective as that in the United States or other more developed countries. Because we rely on our affiliated Chinese entities for our business operations, the realization of any of these risks could result in a material disruption of our business, damage to our reputation, diversion of our resources and the incurrence of substantial costs, any of which could materially and adversely affect our operating results and financial condition.

If our affiliated Chinese entities do not extend their contractual agreements with us, our business could be harmed, our reputation could be damaged and we could spend time and resources in establishing alternative arrangements.

We depend substantially on our affiliated Chinese entities to conduct our operations, and our business could therefore be disrupted if our affiliated Chinese entities do not extend our contractual arrangements with them. Our possible need to search for alternative arrangements could require time and resources that would divert our attention from our business. As a result, our operating results and financial condition could be materially and adversely impacted.

Our business operations may be materially and adversely affected if we or our affiliated Chinese entities fail to obtain or maintain all pertinent permits and approvals in the heavily regulated air-ticketing, travel agency, advertising and Internet industries.

The Chinese government extensively regulates the air-ticketing, travel agency and advertising industries, as well as most Internet related activities. In order to conduct our business, we or our affiliated Chinese entities must possess and maintain valid permits or approvals from different regulatory authorities. Any failure to obtain or maintain any of the required permits or approvals may subject us to various penalties, such as fines or suspension of operations in these regulated businesses, which could severely disrupt our business operations and materially and adversely affect our operating results and financial condition.

Our business depends on maintaining the integrity of our systems and information infrastructure.

We depend on our systems and information infrastructure to facilitate transactions between our consumers and suppliers, to develop new customers, to deliver service improvements and to perform other operational functions. As our operations grow both in size and scope, we will need to upgrade and expand the capacity of our call center and online systems. If we are unable to upgrade our system to keep pace with our business growth, we may experience capacity constraints, system obsolescence or other unintended system disruptions which may result in slower response times, impaired customer service, delays in fulfilling customer orders and inaccurate reporting of travel information. Any of these factors may cause us to lose customers or suppliers and our operating results and financial condition may be materially and adversely affected.

Our online business is dependent on the continued use and growth of the Internet, a medium that has not yet been proven as an effective means of commerce in China.

A significant portion of our services is targeted toward businesses and consumers who use the Internet. The development and growth of the Internet are subject to a high level of uncertainty and have been characterized by rapid changes, evolving industry standards and continuous new product and service introductions. China has only recently begun to develop the Internet as a commercial medium and has a lower Internet penetration rate compared to most developed countries. Our future operating results from our online distribution channel will depend substantially upon a rising Internet penetration rate and the increased use and acceptance of the Internet for distribution of products and services and for the facilitation of commerce in China. The Internet may not become a viable medium for commercial transactions in China. Major impediments to developing the Internet as a commercial medium in China include:

•	limited use of credit card and other electronic commerce infrastructure;

•	lack of consumer familiarity with the Internet as a sales and distribution channel;

•	inadequate infrastructure such as the limited access to personal computers, local access points and server capacity to facilitate online commerce;

•	concerns about security, reliability, cost, ease of deployment, administration and quality of service associated with conducting business over the Internet; and

•	the degree to which the PRC government seeks to regulate the dissemination of information over the Internet.

If the Internet does not become a widely accepted medium for commerce in China, our business development and growth may be significantly impeded. Our operating results and financial condition may thus be materially and adversely affected.

We may have to register our encryption software with Chinese regulatory authorities, and if they request that we change our encryption software, our business operations will be disrupted as we develop or license replacement software.

Under the Regulations for the Administration of Commercial Encryption promulgated in 1999, foreign and domestic companies operating in China are required to register and disclose to PRC regulatory authorities the commercial encryption products they use. Because these regulations do not specify what constitutes encryption products, we are unsure whether or how they apply to us and the encryption software we utilize. We have not registered with or disclosed to any PRC regulatory authority our encryption software and we may be required to register or apply for permits with the relevant PRC regulatory authorities for our current or future encryption software. If PRC regulatory authorities request that we change our encryption software, we may have to develop or license replacement software, which would require additional capital expenditures and could disrupt our business operations. In addition, we may be subject to potential liability for using software that is subsequently deemed to be illegal by the relevant PRC regulatory authorities. These potential liabilities include fines, product confiscation and criminal sanctions. We cannot assure you that our business, financial condition and results of operations will not be materially and adversely affected by the application of these regulations.

Our business depends on the technology infrastructure of third parties.

We rely on third-party computer systems and other service providers, including the computerized reservation systems of hotels, airlines and car rental agencies to make reservations and confirmations. Other third parties provide, for instance, our back-up data center, telecommunications access lines, significant computer systems and software licensing, support and maintenance service and air-ticket delivery. Any interruption in these or other third-party services or a deterioration in their performance could impair the quality of our service.

Our online business relies on the existence of an adequate telecommunications infrastructure for continued growth of China’s Internet market.

Although private sector Internet service providers currently exist in China, almost all access to the Internet is maintained through a network owned by China Netcom under the regulatory supervision of China’s Ministry of Information Industry. In addition, the national networks in China connect to the Internet through a government-controlled international gateway. This international gateway is the only channel through which a domestic Chinese user can connect to the international Internet network. We rely on this infrastructure and China Netcom to provide data communications capacity, primarily through local telecommunications lines. We cannot assure you that this infrastructure will be further developed. In addition, we will have no access to alternative networks and services, on a timely basis if at all, in the event of any infrastructure disruption or failure. The Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

We may become involved in costly and time-consuming intellectual property litigation in order to enforce our intellectual property rights, or to prevent third parties from successfully alleging our infringement of their intellectual property rights.

From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. In addition, third parties may initiate litigation against us for alleged infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or obtain a license for the infringed or similar technology on a timely basis, our business could suffer. Moreover, even if we are able to obtain a license for the infringed or similar technology, license fees payable to licensors could be substantial or commercially unviable.

The content on our websites may subject us to litigation, which may be time-consuming and costly to defend.

The content on our websites contains information about hotels, flights and popular vacation destinations, as well as customer feedback about certain travel-related services. Third parties could take legal action against us for any false or misleading information accessible on our websites. Any claims could be time consuming to defend, result in litigation and divert management’s attention and resources, any of which could have a material and adverse impact on our operating results and financial condition.

We could be liable for breaches of security on our websites and fraudulent transactions by users of our websites.

Currently, a portion of our customer transactions are conducted through our websites. In such transactions, secured transmission of confidential information (such as customers’ itineraries, hotel and other reservation information, personal information and billing addresses) over public networks is essential to maintain consumer and supplier confidence. Our current security measures may not be adequate. Security breaches, whether through our actions or inaction, or through third party actions, could expose us to litigation and possible liability for failing to secure confidential customer or supplier information and could harm our reputation and ability to attract customers.

We have limited business insurance coverage in China.

Insurance companies in China offer limited business insurance products. As a result, we carry limited business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

We are controlled by a small group of our existing shareholders, whose interests may not be aligned with the interests of other shareholders.

Upon the completion of this offering, our four largest shareholders will beneficially own approximately 59.9% of our outstanding shares, or 59.8% if the underwriters exercise their over-allotment option in full. Accordingly, these shareholders will have a significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Our significant shareholders may also have the power to prevent or cause a change of control of us. In addition, without the consent of these shareholders, we could be prevented from entering into transactions that could be beneficial to us. The interests of these shareholders may differ from the interests of our other shareholders. Until the earlier of 30 business days after the completion of this offering and IAC’s possible exercise of its warrant, our ability to enter into various transactions, including acquisitions, the issuance of securities, and the incurrence of debt, will in most cases require IAC’s consent. See “Investment by IAC/InterActiveCorp—Governance and Other Rights of IAC—Current Rights Attributable to the Warrant and Series B Preferred Shares,” “Description of Share Capital—Series B Preferred Shares” and “Description of Share Capital—Rights of Series B Preferred Shares” for more details of our ability to enter into various transactions.

In addition, our existing shareholders are parties to an investors agreement under which they have agreed to vote their ordinary shares in the election of directors and other matters in the manner provided in the investors agreement, including for the election of directors designated by IAC, by certain former holders of our Series A preferred shares and by other holders of our ordinary shares. See “Management—Board Practices” for a more detailed description of our election of directors under the investors agreement.

We may potentially be controlled by IAC or its affiliates, who may have strategic interests that differ from those of our other shareholders.

Our corporate governance documents and our investors agreement with IAC and our other shareholders provide IAC with a greater degree of control and influence on the operation of our business and the management of our affairs than is typically available to non-majority shareholders of a publicly-traded company. In addition, if IAC exercises its warrant, it or its affiliates will hold a majority of our voting power and its designees will comprise a majority of our board. Upon completion of this offering, IAC or its affiliates will beneficially own, in the aggregate, approximately 28% of our outstanding shares, as IAC’s Series B preferred shares will be automatically converted 31 business days after the completion of this offering into 11,188,570 ordinary shares (subject to certain anti-dilution adjustments, if applicable) if IAC does not exercise its warrant. In the event that IAC exercises its warrant and assuming we do not issue any of our securities prior to the exercise other than in connection with offering, IAC will own approximately 52% of our outstanding ordinary shares on a fully diluted basis, as IAC’s Series B preferred shares will be automatically converted 31 business days after the completion of this offering into 11,188,570 high-vote ordinary shares (subject to certain anti-dilution adjustments, if applicable), with each share being entitled to 15 votes, if IAC exercises its warrant. As a result, IAC would control approximately 96% of the voting power of all shares of voting stock.

Consequently, IAC will be able to exercise control over all matters requiring approval by the board of directors or our shareholders, and this power may be expected to continue even if IAC or its affiliates own a minority economic interest in us. In addition, our existing shareholders are parties to an investors agreement under which they have agreed to vote their ordinary shares in the election of directors and other matters in the manner provided in the investors agreement, including for the election of directors designated by IAC. As a result, if IAC exercises its warrant, IAC or its affiliates will be able to:

•	control the composition of our board of directors, including the right to select six of the eleven members of our board and the ability to nominate the remaining directors and vote their shares to elect them;

•	control our management and policies; and

•	determine the outcome of significant corporate transactions, including changes in control that may be beneficial to our other shareholders.

Furthermore, IAC may have strategic interests that are different from ours. IAC’s control could keep us from pursuing relationships with other strategic partners and from raising additional capital, which could impede our ability to expand our business and strengthen our competitive position. IAC’s control also gives it a significant ability to influence the business strategy and direction of our company. IAC may choose to cause our company to pursue business opportunities that are different from our current core travel business. In addition, IAC’s control could prevent a sale of our company, which could have been beneficial to our other shareholders. See “Management—Board Practices” for a more detailed description of our board of directors and “Investment by IAC/InterActiveCorp—Governance and Other Rights of IAC,” “Description of Share Capital—Series B Preferred Shares” and “Description of Share Capital—Rights of Ordinary Shares and Series B Preferred Shares” for more detailed descriptions of the rights of IAC.

IAC may exert significant control over our operations and management even if it does not exercise its warrant.

Even if IAC does not exercise its warrant, it will continue to have a number of control rights over the operations and management of our business as a result of the size of its equity interest in us and its rights under various agreements we have entered into with it. If IAC does not exercise its warrant, it will hold approximately 28% of our outstanding shares and approximately 28% of the voting power of our shares (due to the automatic conversion of its Series B preferred shares into 11,188,570 ordinary shares (subject to certain anti-dilution adjustments, if applicable) and assuming the underwriters exercise their over-allotment option in full). Although IAC will not have the power on its own to control the operations and management of our company or prevent us from taking most actions, it will be considerably more difficult for our other shareholders to approve matters submitted to them without the support of IAC, including some matters which the majority of our non-IAC shareholders support. Similarly, under an investors agreement that we and our existing shareholders entered into in connection with the IAC investment, we, IAC and our existing shareholders who are parties to that agreement are required to do all things necessary to cause two of IAC’s board nominees to be elected to our board and to cause the size of our board to remain at seven members. Although the IAC directors will not have the power on their own to control our board or prevent our board from taking most actions, it will be considerably more difficult for our board to approve actions without the support of the IAC directors, including some actions which the majority of our non- IAC directors support. After the completion of this offering, shareholders who are parties to the investors agreement will hold approximately 74% of the voting power of our ordinary shares. Therefore, for so long as shareholders holding a majority of our voting power are parties to the investors agreement, IAC will have the power to designate two of our seven directors. In addition, under the transaction agreement that we entered into with IAC in connection with its investment in us, IAC continues to have certain rights with respect to the operational and ownership structure of us and our affiliated Chinese entities. See “Investment by IAC/InterActiveCorp—Governance and Other Rights of IAC—IAC’s Rights If It Does Not Exercise Its Warrant.”

Conflicts of interest may arise between IAC and us, which may not be resolved in a manner favorable to us.

Conflicts of interest may arise between IAC and us relating to past, ongoing and future relationships, including corporate opportunities, and potential acquisitions and financing transactions. IAC is engaged in a diverse range of media, electronic and online commerce businesses, including Expedia and Hotels.com, that may compete with us. In addition, IAC or its affiliates may acquire additional businesses in the future that may conflict or compete with us. Under our agreements with IAC, it is prohibited from competing with us in China only so long as it holds directly or indirectly at least 15% of the economic interest in our outstanding shares. In addition, if IAC does not exercise its warrant, it will be permitted to compete with us in China if it transfers to us or our designee(s) all voting rights with respect to the shares it holds. We cannot assure you that such conflicts will not adversely affect our business, financial condition or results of operations.

Potential conflicts of interest may exist because our directors and officers may have interests in IAC or its subsidiaries.

Under the terms of the investors agreement governing IAC’s investment in our company, if it exercises its warrant, IAC has the right to appoint up to six directors to our board of directors and the ability to nominate the remaining directors and vote their shares to elect them. In addition, even if IAC does not exercise its warrant, IAC has the right under the investors agreement to appoint two of our seven board members. As a result some of our directors and officers may have interests in both our company and in IAC. We cannot assure you that these directors will take actions that will benefit us should potential conflicts of interests arise.

We may not be able to execute successfully future acquisitions or manage efficiently any acquired business.

A component of our business strategy is to acquire complementary businesses in areas that provide incremental revenue and earnings growth including air-ticketing agencies, hotel-room consolidators, tour package agencies and corporate travel management companies. This may require a significant commitment of management time, capital investment and other management resources. We cannot assure you that we will be successful in identifying and negotiating acquisitions on terms favorable to us. In addition, we cannot assure you that our proposed acquisition of Beijing Ray Time Business and Tourism Consulting Co., Ltd., or Ray Time, or any other acquisition, if completed, will be successfully integrated into our existing operations. If we are unable to execute our acquisition strategy effectively, our growth, our operating results and financial conditions may be materially and adversely affected.

We may need additional capital which we may not be able to obtain and if we do obtain additional financing, it could result in a dilution of your current investment or otherwise adversely affect the value of your investment.

We cannot assure you that we will obtain any needed financing in the amount or on terms acceptable to us. While we believe that our current cash and cash equivalents, cash flow from operations and the proceeds we will receive from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future, we cannot assure you that we will not require additional capital due to changes in business conditions, our competitive strategy or other developments including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. External financing is subject to various factors, including market conditions for a particular financing method, many of which are beyond our control. We cannot assure you that we will be able to obtain sufficient external financing to meet our requirements in amounts or on terms satisfactory to us or at all. In addition, the sale of additional equity securities would result in dilution to your investment in our company. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financial covenants which could restrict our operations.

Anti-takeover provisions in our articles of association could make an acquisition of our company, which may be beneficial to our shareholders, more difficult and may prevent attempts by our shareholders to replace or remove our current board of directors.

As a Cayman Islands company, our articles of association include provisions which could make an acquisition of our company more difficult and may prevent attempts by our shareholders to replace or remove our current board of directors. In addition, our memorandum and articles of association provide for high-vote ordinary shares that are entitled to 15 votes for each share on all matters upon which ordinary shares are entitled to vote, compared to ordinary shares that are entitled to one vote for each share. As a result, holders of our high-vote ordinary shares will have the ability to control our company and prevent an acquisition of our company that may be beneficial to other shareholders. See “Description of Share Capital—Anti-takeover provisions” for details regarding the anti-takeover provisions in our articles of association and “—We may potentially be controlled by IAC or its affiliates, who may have strategic interests that differ from those of our other shareholders” for a more detailed description of IAC’s ability to control our company through high-vote ordinary shares.

The discontinuation of any of the preferential tax treatments currently available to us in the PRC could materially and adversely affect our business, financial condition and results of operations.

One of our affiliated Chinese entities, Beijing eLong Information Technology Co. Ltd., currently benefits from a 15% preferential income tax rate and it is expected to be granted a further reduced income tax rate of 7.5% in 2004 and 2005. This affiliated Chinese entity must continue to meet a number of financial and non-financial criteria to qualify for its current and future tax treatment. We cannot assure you that we will continue to enjoy these or other preferential tax treatments. The discontinuation of these preferential tax treatments could materially and adversely affect our business, operating results and financial condition.

Risks Related to the Travel Industry

Declines or disruptions in the travel industry generally could reduce our revenues.

Our business is affected by the health of the travel industry in China. Because travel expenditures are highly sensitive to the general business climate and personal discretionary spending levels, economic downturns and catastrophic events tend to have an adverse impact on the travel industry. Adverse trends or events that tend to reduce travel and are likely to reduce our revenues include:

•	increases in prices in the hotel, airline or other travel-related sectors;

•	increases in the occurrence of travel-related accidents;

•	outbreak of war or conflict across the Taiwan Strait or elsewhere in the Asia-Pacific region;

•	increases in terrorism or the occurrence of a terrorist attack in the Asia-Pacific region or elsewhere;

•	poor weather conditions or changes in climate throughout a particular region; and

•	man-made or natural disasters that occur in any particular region.

As a result of any of these events, over which we have no control, our operating results and financial conditions could be materially and adversely affected.

The recurrence of a severe acute respiratory syndrome outbreak could materially and adversely affect our operating results and financial conditions

From March to July 2003, China and certain other areas in Asia experienced an outbreak of a new and contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. According to the World Health Organization, over 8,400 cases of SARS and over 900 deaths were reported in 29 countries from November 2002 to August 2003. In addition, in the spring of 2004, China had several reported cases of deaths caused by SARS. Possible risks associated with SARS include a reduction in travel services used because consumers may elect to reduce their travel and avoid public places such as airports and hotels. Any adverse changes to the travel industry resulting from a recurrence of SARS or similar contagious diseases could severely disrupt our business.

In addition, because our call center contains a large number of employees in a closed environment, we may experience severe disruptions in our business operations if we are required to temporarily close our call center pursuant to health or other government directives due to SARS or other epidemics. We cannot provide you any assurance that there will not be a reoccurrence of SARS or any other epidemics, which may materially and adversely affect our operating results and financial condition.

Our quarterly results are likely to fluctuate because of seasonality in the travel industry in China.

Our business experiences seasonal fluctuations, reflecting seasonal variations in demand for travel services. During the first quarter, demand for travel services generally declines and the number of bookings flattens or decreases, in part due to a slowdown in business activity during the Chinese New Year holiday. Demand for travel services generally peaks during the second half of the year and there may be seasonal fluctuations in allocations of travel services made available to us by travel suppliers. Consequently, our revenues may fluctuate from quarter to quarter.

Risks Related to Doing Business in the People’s Republic of China

A slow-down of economic growth in China may adversely affect our growth and profitability.

Our financial results have been, and are expected to continue to be, affected by the growth in the economy and travel industry in China. Although the economy in China has grown significantly in the past decade, we cannot assure you that growth will continue or that any slow-down will not have a negative effect on our business. Recently, the PRC government has indicated that it intends to introduce measures to control or slow-down the growth of the economy in China. Any slow-down of economic growth in China would reduce expenditures for travel, which in turn will adversely affect our operating results and financial condition.

Any changes in Chinese laws and regulations may have a material and adverse impact on our business.

Although we believe that our current operations are compliant with applicable PRC laws and regulations, there may be substantial uncertainties regarding the interpretation of existing and new PRC laws and regulations will apply to electronic commerce developed in the future. It is possible that new laws and regulations will affect our existing and future business and that the new laws and regulations may be applied retroactively. The PRC authorities retain broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business licenses and requiring actions necessary for compliance. Any such action could have a material adverse effect on our business, results of operations and financial condition.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us, our management, the underwriters or the experts named in the prospectus.

We conduct our operations in China and substantially all of our assets are located in China. In addition, our directors, executive officers and experts named in the prospectus reside within China, and some of the assets of these persons are located within China. You should note that it is difficult to effect service of process within the United States or elsewhere outside China upon our directors or executive officers or some of the experts named in the prospectus, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC legal counsel has advised us that China does not have treaties with the United States or most other western countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result, court judgments obtained in jurisdictions with which the PRC does not have treaties on reciprocal recognition of judgment and in relation to any matter not subject to a binding arbitration provision may be difficult or impossible to be enforced in the PRC. Furthermore, an original action may be brought in the PRC against our directors, executive officers or the underwriters and experts named in this prospectus only if the actions are not required to be arbitrated by PRC law, and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may find us liable, and may award monetary damages.

Governmental control of currency conversion may affect the value of your investment.

We receive substantially all of our revenues in Renminbi, which is currently not a fully convertible currency. Under the current plan, our income will primarily be derived from dividend payments and any other distributions by our wholly owned subsidiary in China. Under China’s existing foreign exchange regulations, payments of current account items, including profit distributions and interest payments, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange by complying with certain procedural requirements. The Chinese government, however, may, at its discretion, restrict access in the future to foreign currencies for current account transactions. If this were to occur, we might not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs, which could adversely affect the value of your investment in our ADSs.

Fluctuation of the Renminbi may materially and adversely affect the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the China’s political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Since 1994, the official exchange rate generally has been stable. However, the government may in the future relinquish the dollar peg, or the government may increase the current trading range of the Renminbi to the U.S. dollar. Any changes in the value of the Renminbi, materially and adversely affect the value in foreign currency terms of our ADSs and any dividends payable by us.

Risks Related to Ownership of Our ADSs or Ordinary Shares and Our Trading Market

There has been no public market for our shares or ADSs prior to this offering.

Prior to this offering, there has been no public market for our ordinary shares or ADSs. We cannot predict the extent to which a trading market for our ADSs will develop or how liquid that market may become. The initial public offering price for our ADSs will be determined by negotiations between us and the underwriters and may bear no relationship to the market price for our ADSs after the initial public offering. We cannot assure you that an active trading market will develop.

The market price for our ADSs may be volatile.

The market prices of the securities of Internet-related companies have been extremely volatile and may be subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	announcements of new services by us or our competitors;

•	changes in financial estimates by securities analysts;

•	conditions in the travel, Internet and online commerce industries;

•	changes in the economic performance or market valuations of other travel, Internet or online commerce;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding ADSs or sales of additional ordinary shares or ADSs; and

•	potential or actual litigation or regulatory investigations.

The securities of a number of PRC companies and companies with substantial operations in the PRC have also experienced volatility in their prices after their initial public offering.

Any of these factors may materially and adversely affect the market price of our ADSs. We cannot assure you that the market price of our ADSs will not decline below the initial public offering price. You may not be able to resell your ADSs above the initial public offering price and you may suffer a loss on your investment.

The future sales, or perceived sales, by our existing shareholders of a substantial number of our ordinary shares or ADSs in the public market could adversely affect the price of our ADSs.

If our shareholders sell, or are perceived to sell, substantial amounts of our ordinary shares or ADSs, including those issued upon the exercise of outstanding options, in the public market following this offering, the market price of our ADSs could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. The 9,205,094 ordinary shares represented by the 4,602,547 ADSs offered in this offering will be eligible for immediate resale in the public market without restrictions, and those held by our existing shareholders may also be sold in the public market in the future, subject to the restrictions contained in Rule 144 under the Securities Act and applicable lock-up agreements. If any existing shareholder or shareholders sell, or are perceived to sell, a substantial amount of ordinary shares after the expiration of the lock-up period, the prevailing market price for our ADSs could be adversely affected. See “Shares Eligible for Future Sale” and “Underwriting” for additional information regarding resale restrictions.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement, the depositary of our ADSs will not offer you those rights unless the distribution to ADS holders of both the rights and any related securities are either registered under the U.S. Securities Act of 1933, as amended, or the Securities Act, or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

You will experience immediate and substantial dilution in the book value of ADSs purchased.

The public offering price per ADS will be substantially higher than the net tangible book value per ordinary share issued prior to this offering. Purchasers of our ADSs offered in this offering will therefore incur an immediate and substantial dilution in the net tangible book value per ADSs from the initial public offering price. See “Dilution.”

You may not be able to exercise your right to vote your ordinary shares.

As a holder of ADSs, you may instruct the depositary of our ADSs to vote the ordinary shares underlying your ADSs but only if we ask the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares deposited with the depositary. However, you may not know about an upcoming shareholders’ meeting sufficiently in advance to withdraw the ordinary shares. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the ordinary shares underlying your ADSs are not voted as you requested.

You may not receive distributions on ordinary shares or any value for them if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive the distribution we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your ADSs.

You may be subject to limitations on transfer of your ADSs.

Your ADSs represented by the ADRs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary thinks it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

If our subsidiaries were restricted from paying dividends and other distributions to us, our primary internal source of funds would decrease.

We are a holding company and do not have any assets or conduct any business operations other than our holding of the equity interests in China. As a result, we rely on dividends, consulting and other fees paid to us by our subsidiaries and affiliated entities in China. If our subsidiaries incur debts on their own behalf in the future, the instruments governing the debts may restrict their ability to pay dividends or make other distributions to us, which in turn would limit our ability to pay dividends on our ordinary shares. Chinese regulations permit payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China are also required to set aside at least 10% of their after-tax profits according to Chinese accounting standards and regulations to fund certain reserve funds that are not distributable as cash dividends.

You may have fewer rights, and may not, as a result, have the same level of protection for your interests as a shareholder as you would if you were a shareholder of a U.S. company.

We are a Cayman Islands company and substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Protection of rights through a U.S. court may be limited because we are a Cayman Islands company.

We are a Cayman Islands corporation. Shareholder rights under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States because the Cayman Islands has a less developed body of securities laws as compared to the United States. Shareholders in Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, the ability of shareholders to protect their interests if they are harmed in a manner that would enable them to sue in a United States federal court may be limited.

We will have broad discretion over the use of the proceeds to us from this offering.

We will have broad discretion to use the net proceeds to us from this offering. Although we expect to use the net proceeds we will receive for general corporate purposes, including working capital and capital expenditures, we have not identified any specific uses. We may also use a portion of the net proceeds we will receive to fund possible investments in, or acquisitions of, complementary businesses, products or technologies or establishing joint ventures, including our proposed acquisition of Beijing Ray Time Business and Tourism Consulting Co., Ltd., or Ray Time. Accordingly, you will be relying on the judgment of our board of directors and management regarding the application of these proceeds.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including in particular the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business,” contains forward-looking statements. These statements relate to future events or our future financial performance, our ability to continue to control our costs and maintain the quality of our services, the expected growth of and change in the travel and online commerce industries in China, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other comparable terminology. A variety of factors, some of which are outside of our control, may cause our operating results to fluctuate significantly. They include:

•	our ability to successfully grow our air ticketing services and other travel related services, such as vacation packages or corporate travel services;

•	market acceptance of our services;

•	changes in the level of the commissions we receive from travel suppliers;

•	our operating costs and capital expenditures;

•	our potential need for additional capital and the availability of such capital;

•	introduction by our competitors of new or enhanced products or services;

•	price competition in the travel and tourism market in China;

•	anticipated benefits we may derive from the IAC investment;

•	changes in our regulatory environment;

•	outbreaks of SARS or other contagious diseases that may adversely impact the travel industry;

•	changes in our management team and other key personnel; and

•	fluctuations in general economic conditions.

One or more of these factors could materially and adversely affect our operating results and financial condition in future periods. Given our early stage of development, we cannot assure you that we will attain any estimates or maintain profitability or that the assumptions on which they are based are reliable.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. All forward-looking statements contained in this prospectus are qualified by reference to this cautionary statement.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$40.1 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming an initial public offering price of US$12.50 per ADS, the midpoint of the estimated range of the initial public offering price.

We anticipate that we will use approximately US$15 million to US$20 million to fund future investments in, or acquisitions of, complimentary businesses or to establish joint ventures, including potentially up to US$3.4 million for our potential acquisition of Ray Time. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Potential Acquisition” for a description of the Ray Time acquisition. We anticipate that we will use the balance of the net proceeds we will receive from this offering for general corporate purposes, including working capital and capital expenditures.

Pending these uses, we intend to invest the net proceeds to us in certificates of deposit, direct or guaranteed obligations of the U.S. government or other short-term money market instruments.

We will not receive any proceeds from the sale of the ADSs by the selling shareholders.

DIVIDEND POLICY

Since our establishment, we have not declared or paid any dividends on our ordinary shares. We do not intend to pay any dividends in 2004. The timing, amount and form of future dividends, if any, will also depend, among other things, on our future results of operations and cash flow, our growth prospects, our capital requirements, the amount of distributions, if any, received by us from our subsidiaries in China and other factors deemed relevant by our board of directors. Any future cash dividends on the outstanding shares would be declared by and subject to the discretion of our board of directors and must be approved at our annual general meeting of shareholders.

Holders of ADSs would be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as holders of ordinary shares, less the fees and expenses payable under the deposit agreement, and after deduction of any applicable taxes.

EXCHANGE RATE INFORMATION

We conduct our business primarily in China and our revenues and expenses are primarily denominated in Renminbi. This prospectus contains translations of Renminbi amounts into U.S. dollar amounts at specific rates solely for the convenience of the reader. The translations of Renminbi amounts into U.S. dollar amounts in this prospectus are based on the noon buying rate in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi amounts to U.S. dollar amounts and from U.S. dollar amounts to Renminbi amounts in this prospectus were made at a rate of RMB8.2766 to US$1.00, the noon buying rate in effect as of June 30, 2004. The noon buying rate as of October 22, 2004 was RMB8.2765 to US$1.00. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollar or Renminbi amounts, as the case may be, at any particular rate, the rates stated below, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign currencies.

The following table sets forth information concerning exchange rates between Renminbi and U.S. dollars for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Bank of New York.

	Noon buying rate
	RMB per US$
	High	Low
April 2004	8.2772	8.2768
May 2004	8.2773	8.2768
June 2004	8.2768	8.2766
July 2004	8.2769	8.2766
August 2004	8.2770	8.2766
September 2004	8.2768	8.2766
October 2004 (through October 22)	8.2768	8.2765

The following table sets forth the average noon buying rates between Renminbi and U.S. dollars for each of the periods indicated, calculated by averaging the noon buying rates on the last day of each month of the periods shown.

Average noon buying rate
RMB per US$
1999	8.2785
2000	8.2784
2001	8.2772
2002	8.2772
2003	8.2771
2004 (through October 22)	8.2766

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2004 presented on:

•	an actual basis;

•	a pro forma basis, to give effect to the issuance of our Series B preferred shares and the repurchase of ordinary shares and Series A preferred shares from some of our existing shareholders; and

•	a pro forma basis, as adjusted, to give effect to (a) the sale of ADSs in this offering at an assumed public offering price of US$12.50 per ADS, the midpoint of the estimated range of the initial public offering price, (b) the conversion of our Series A preferred shares to ordinary shares, (c) the conversion of our Series B preferred shares into high-vote ordinary shares 31 business days after the completion of this offering, (d) the exercise of IAC’s warrant at an exercise price of US$6.25 per share (assuming an initial public offering price of US$12.50 per ADS and assuming the purchase price of the warrant will not be capped at a lower price under the terms of the warrant) and the application of the estimated net proceeds we will receive from such exercise and (e) our repurchase from existing shareholders in connection with the warrant exercise of that number of ordinary shares as is equal to one-half of the high-vote ordinary shares issued to IAC upon the exercise of its warrant.

	As of June 30, 2004
	Actual		Pro forma		Pro forma as adjusted
	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Shareholders’ equity
Series A preferred shares: US$0.01 par value; 9,787,494 shares authorized and 9,787,494 shares issued and outstanding as of June 30, 2004(1)	113,957	13,768	45,280	5,471	—	—
Series B preferred shares: US$0.01 par value; nil shares authorized and nil shares issued and outstanding as of June 30, 2004;	—	—	485,754	58,688	—	—
Ordinary shares: US$0.01 par value; 47,000,000 shares authorized 16,787,506 issued and outstanding as of June 30, 2004	1,390	168	1,058	128	1,317 (2)	159 (2)
High-vote ordinary shares: US$0.01 par value; nil shares authorized and nil shares issued and outstanding as of June 30, 2004	—	—	—	—	2,360 (2)	285 (2)
Additional paid-in capital	22,537	2,723	(151,331)	(18,284)	1,198,471	144,801
Statutory reserves	625	75	625	75	625	75
Deferred compensation	(8,949)	(1,081)	(8,949)	(1,081)	(8,949)	(1,081)
Receivable from shareholders	(240)	(29)	(240)	(29)	(240)	(29)
Accumulated other comprehensive income	297	36	297	36	297	36
Accumulated deficit	(33,556)	(4,054)	(33,556)	(4,054)	(33,556)	(4,054)

Total shareholders’ equity	96,061	11,606	338,938	40,950	1,160,325	140,192

Total capitalization	96,061	11,606	338,938	40,950	1,160,325	140,192

(1)	The Series A preferred shares will be automatically converted into ordinary shares upon the completion of this offering.
(2)	The Series B preferred shares will be automatically converted into either ordinary shares (if IAC does not exercise its warrant) or high-vote ordinary shares (if IAC exercises its warrant) upon the 31st business day after the completion of this offering. The as adjusted figures assume that IAC will exercise its warrant, and hence that the Series B preferred shares will be converted into high-vote ordinary shares. Should IAC choose not to exercise its warrant, the Series B preferred shares would be instead converted into ordinary shares.

DILUTION

Our pro forma, as adjusted net tangible book value as of June 30, 2004 was RMB10.14, or US$1.23, per ordinary share, and US$2.46 per ADS. See “Capitalization” for more information on our pro forma, as-adjusted assumptions. Net tangible book value per ordinary share represents the amount of total tangible assets, less the amount of total liabilities, divided by the total number of ordinary shares outstanding. After giving effect to the conversion of all outstanding preferred shares into 19,394,190 ordinary shares, dilution is determined by subtracting net tangible book value per ordinary share from the assumed initial public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after June 30, 2004, other than to give effect to the issuance of Series B preferred shares and the repurchase of Series A preferred shares and ordinary shares and our sale of the 4,602,547 ADSs offered in this offering at the assumed initial public offering price of US$12.50 per ADS, the mid-point of the estimated public offering price range, the estimated net proceeds to us of US$40 million after deduction of underwriting discounts and commissions and the estimated offering expenses, our adjusted net tangible book value at June 30, 2004 would have been US$2.00 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and US$4.00 per ADS. This represents an immediate increase in net tangible book value of US$0.77 per ordinary share, or US$1.54 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$4.25 per ordinary share, or US$8.50 per ADS, to new investors in this offering.

Giving effect, in addition to the foregoing, to IAC’s exercise of its warrant, exercisable until 30 business days after the completion of this offering, to purchase approximately 17.4 million high-vote ordinary shares (assuming we do not issue any of our securities prior to the exercise of the warrant other than in connection with this offering) at a purchase price of US$6.21 per share (assuming an initial public offering price of US$12.50 per ADS, cash and cash equivalents of US$35.7 million and no indebtedness, which results in an exercise price of US$6.21 for IAC’s warrant) and our corresponding repurchase from existing shareholders of approximately 8.7 million ordinary shares, also at a purchase price of US$6.21 per share, our adjusted net tangible book value at June 30, 2004 would have been US$2.76 per outstanding ordinary share, including ordinary shares underlying our outstanding ADSs, and US$4.52 per ADS. This represents an immediate increase in net tangible book value of US$1.53 per ordinary share, or US$3.06 per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$3.49 per ordinary share, or US$6.98 per ADS, to new investors in this offering.

To the extent that any of the other outstanding options and stock warrants are exercised, there will be further dilution to new investors in this offering. See “Principal and Selling Shareholders” for more information.

The following table illustrates the dilution on a per ordinary share basis assuming that the estimated initial public offering price per ordinary share is US$6.25, (calculated by the mid-point of the estimated public offering price range for our ADSs), and that all ADSs are exchanged for ordinary shares.

Estimated initial public offering price per ordinary share	US$	6.25
Net tangible book value per ordinary share, as adjusted for this offering	US$	2.00
Amount of dilution in net tangible book value per ordinary share to investors in this offering	US$	4.25
Amount of dilution in net tangible book value per ADS to investors in this offering	US$	8.50

The following table summarizes on a pro forma basis the differences as of June 30, 2004 between our shareholders at June 30, 2004 and the new investors with respect to the number of ordinary shares represented by the ADSs purchased from us in this offering, the total consideration paid and the average prices per ordinary share equivalent and per ADS paid.

	Ordinary shares purchased		Total Consideration		Average price per ordinary share equivalent	Average price per ADS
	Number	%	Amount	%
			US$		US$	US$
Shareholders as of June 30, 2004	32,319,786	81%	74,929,915	62%	2.32	4.64
New investors	7,407,685	19	46,298,030	38%	6.25	12.50

Total		100%		100%

The following table illustrates the dilution on a per ordinary share basis assuming that the initial public offering price per ordinary share is US$6.25, (calculated by the mid-point of the estimated public offering price range for our ADSs), that all ADSs are exchanged for ordinary shares, that IAC exercises its warrant to purchase approximately 17.4 million high-vote ordinary shares (assuming we do not issue any our securities prior to the exercise of the warrant other than in connection with this offering) at a purchase price of US$6.21 per share (assuming an initial public offering price of US$12.50 per ADS which results in an exercise price of US$6.21 for IAC’s warrant), and that we repurchase from existing shareholders approximately 8.7 million ordinary shares, also at a purchase price of US$6.21 per share.

Estimated initial public offering price per ordinary share	US$	6.25
Net tangible book value per ordinary share, as adjusted for this offering	US$	2.76
Amount of dilution in net tangible book value per ordinary share to investors in this offering	US$	3.49
Amount of dilution in net tangible book value per ADS to investors in this offering	US$	6.98

The following table summarizes on a pro forma basis the differences as of June 30, 2004 between our shareholders at June 30, 2004 and the new investors with respect to the number of ordinary shares represented by the ADSs purchased from us in this offering, the total consideration paid and the average prices per ordinary share equivalent and per ADS paid, assuming that IAC exercises its warrant to purchase approximately 17.4 million high-vote ordinary shares (assuming we do not issue any our securities prior to the exercise of the warrant other than in connection with this offering) at a purchase price of US$6.21 per share (assuming an estimated initial public offering price of US$12.50 per ADS which results in an exercise price of US$6.21 for IAC’s warrant), and we repurchase from existing shareholders 8.7 million ordinary shares, also at a purchase price of US$6.21 per share.

	Ordinary shares purchased		Total Consideration		Average price per ordinary share equivalent	Average price per ADS
	Number	%	Amount	%
			US$		US$	US$
Shareholders as of June 30, 2004	32,319,786	67%	74,929,915	43%	2.32	4.64
New investors	16,101,576	33	100,634,851	57%	6.25	12.50

Total		100%		100%

The discussion and tables above are based on the number of ordinary shares outstanding as of June 30, 2004, excluding 7,814,846 underlying options and stock warrants outstanding as of June 30, 2004, assuming conversion of 19,394,190 preferred shares to 19,394,190 ordinary shares and, as indicated, the exercise of IAC’s warrant to purchase additional high-vote ordinary shares.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following information with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The selected consolidated statements of operations and cash flow data for the period from April 4, 2001, the date of our inception, through December 31, 2001 and for the years ended December 31, 2002 and 2003, and the selected consolidated balance sheet data as of December 31, 2002 and 2003, are derived from our audited consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements and related notes. The selected consolidated balance sheet data as of December 31, 2001 are derived from our audited consolidated balance sheet and the related notes which are not included in this prospectus. These consolidated financial statements are prepared in accordance with U.S. GAAP. The selected consolidated statements of operations and cash flow data for the six months ended June 30, 2003 and 2004 and the selected consolidated balance sheet data as of June 30, 2004 are derived from our unaudited consolidated financial statements for these periods and as of these dates included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements, and have included, in our opinion, all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results do not necessarily indicate results expected for any future periods.

On April 23, 2001, we purchased all of the shares of eLong Information Technology (Beijing) Co., Ltd, our predecessor. This acquisition was accounted for as a business combination using the purchase method of accounting. Accordingly, the following table also presents selected consolidated financial data of our predecessor as of and for each of the periods indicated. From April 4, 2001 to April 22, 2001, we had no business operations. The selected historical financial data of our predecessor as of December 31, 1999 and 2000 and for the period from August 17, 1999, the date of the inception of the predecessor, to December 31, 1999, for the year ended December 31, 2000 and for the period from January 1, 2001 to April 22, 2001 have been derived from unaudited financial statements, containing all normal and recurring adjustments, which, in the opinion of our management, are necessary to present fairly the financial position of the predecessor as of December 31, 1999 and 2000, and its results of operations for the period from August 17, 1999 to December 31, 1999, for the year ended December 31, 2000 and for the period from January 1, 2001 to April 22, 2001 in accordance with U.S. GAAP. As the business of our predecessors during 1999 and part of 2000 was different from ours, the historical results of our predecessor may not be comparable to our results.

	Predecessor			eLong, Inc.
	August 17, 1999 to December 31, 1999	Year ended December 31, 2000	January 1, 2001 to April 22, 2001	April 4, 2001 to December 31, 2001	Year ended December 31,			Six months ended June 30,
					2002	2003	2003	2003	2004	2004
	RMB	RMB	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
Selected Consolidated Statements of Operations Data
Revenues
Travel	—	5,595	3,390	18,734	48,401	66,230	8,002	21,495	52,544	6,348
Others	—	11,187	8,276	9,104	7,349	8,160	986	2,945	7,565	914

Total revenues	—	16,782	11,666	27,838	55,750	74,390	8,988	24,440	60,109	7,262

Cost of services	—	(21,132)	(5,391)	(9,528)	(10,079)	(9,370)	(1,132)	(4,376)	(7,068)	(854)

Gross profit	—	(4,350)	6,275	18,310	45,671	65,020	7,856	20,064	53,041	6,408
Operating expenses
Service development	(62)	(2,085)	(716)	(1,174)	(1,528)	(2,022)	(245)	(765)	(4,250)	(514)
Sales and marketing	(1,327)	(44,660)	(10,430)	(21,130)	(35,142)	(44,903)	(5,425)	(16,980)	(39,188)	(4,735)
General and administrative	(1,070)	(11,898)	(2,859)	(5,898)	(10,542)	(10,513)	(1,270)	(3,976)	(10,795)	(1,304)
Stock-based compensation(1)	—	—	—	(3,167)	(4,471)	(1,353)	(164)	(1,304)	(4,653)	(562)
Amortization of goodwill and intangibles	—	(859)	(699)	(583)	—	(20)	(2)	—	(120)	(14)
Business tax and surcharges	—	(782)	(596)	(1,360)	(2,816)	(4,109)	(496)	(1,350)	(3,062)	(370)

Total operating expenses	(2,459)	(60,284)	(15,300)	(33,312)	(54,499)	(62,920)	(7,602)	(24,375)	(62,068)	(7,499)

Profit (loss) from operations	(2,459)	(64,634)	(9,025)	(15,002)	(8,828)	2,100	254	(4,311)	(9,027)	(1,091)

Other income (expenses), net	(9)	77	(28)	(42)	(690)	(21)	(3)	(46)	(22)	(3)

Income (loss) before income tax expense	(2,468)	(64,557)	(9,053)	(15,044)	(9,518)	2,079	251	(4,357)	(9,049)	(1,094)
Income tax benefit (expense)	—	—	—	(71)	(580)	(463)	(56)	971	(284)	(34)

Net income (loss)	(2,468)	(64,557)	(9,053)	(15,115)	(10,098)	1,616	195	(3,386)	(9,333)	(1,128)

Earnings (loss) per ordinary share
Basic				(0.94)	(0.63)	0.09	0.01	(0.21)	(0.56)	(0.07)
Diluted				(0.94)	(0.63)	0.07	0.01	(0.21)	(0.56)	(0.07)
Pro forma earnings (loss) per ordinary share
Basic						0.01	0.00		(0.31)	(0.04)
Diluted(2)						0.01	0.00		(0.31)	(0.04)
Earnings (loss) per ADS(3)
Basic				(1.88)	(1.26)	0.18	0.02	(0.42)	(1.11)	(0.13)
Diluted(2)				(1.88)	(1.26)	0.14	0.02	(0.42)	(1.11)	(0.13)
Pro forma earnings (loss) per ADS(3)
Basic						0.02	0.00		(0.63)	(0.08)
Diluted(2)						0.02	0.00		(0.63)	(0.08)

	Predecessor		eLong, Inc.
	As of December 31,		As of December 31,				As of June 30,		Condensed Pro forma June 30,
	1999	2000	2001	2002	2003	2003	2004	2004	2004	2004
	RMB	RMB	RMB	RMB	RMB	US$	RMB	US$	RMB	US$
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	1,300	8,393	5,434	5,344	73,132	8,836	52,448	6,337	258,893	31,280
Working capital(4)	(1,026)	(406)	8,626	7,007	80,677	9,747	74,185	8,963	317,062	38,308
Equipment and software, net	1,878	11,815	9,597	6,288	8,108	980	10,174	1,229	10,174	1,229
Total assets	3,587	39,891	38,207	36,570	130,561	15,775	142,842	17,259	385,719	46,604
Long-term obligation	—	534	674	—	—	—	—	—	—	—
Accumulated deficit	(2,468)	(67,025)	(15,115)	(25,213)	(24,223)	(2,927)	(33,556)	(4,054)	(33,556)	(4,054)
Shareholders’ equity	852	27,108	25,312	19,685	100,608	12,156	96,061	11,606	338,938	40,951

	eLong, Inc.
	April 4, 2001 to December 31, 2001	Year ended December 31,			Six months ended June 30,
		2002	2003	2003	2003	2004	2004
	RMB	RMB	RMB	US$(4)	RMB	RMB	US$
	(in thousands)
Consolidated Cash Flow Data
Net cash provided by (used in) operating activities	(7,910)	1,621	(7,429)	(898)	1,803	(12,285)	(1,484)
Net cash used in investing activities	(23,305)	(494)	(1,628)	(197)	(616)	(7,293)	(881)
Net cash provided by (used in) financing activities	36,649	(1,218)	76,856	9,286	(138)	(1,084)	(131)

Depreciation and amortization	4,345	5,920	3,006	363	2,151	1,248	151
Capital expenditures	810	2,994	5,180	626	616	3,193	386

(1)	Stock-based compensation is all related to general and administrative expenses.
(2)

All dilutive potential ordinary shares arise from (a) the stock options granted to our directors and employees under our stock option plans, (b) the stock warrants granted to non-employees, (c) stock options to purchase up to 971,633 ordinary shares granted to IAC, (d) the automatic conversion of 8,205,620 existing Series A preferred shares into 8,205,620 ordinary shares upon the completion of this offering and giving effect to the repurchase of Series A preferred shares and ordinary shares in connection with the issuance of Series B preferred shares, and (e) the automatic conversion of 11,188,570 Series B preferred shares into 11,188,570 ordinary shares (if IAC does not exercises its warrant) or 11,188,570 high-vote ordinary shares (if IAC exercises its warrant), subject in each case to certain anti-dilution adjustments, if applicable, 31 business days after the completion of this offering. For the purpose of computing pro forma diluted income per share, dilutive potential ordinary shares arise from (a) conversion of the 9,787,494 Series A preferred shares of outstanding ordinary shares that will be issued for the preferred shares, as if the preferred shares issuance and the conversion of these shares upon the occurrence of the IPO had both taken place on January 1, 2003 and (b) the issuance of Series B preferred shares and repurchase of ordinary shares and Series A preferred shares from existing shareholders. For the year ended December 31, 2003, the pro forma diluted income per share computation was based on the pro forma net income available to ordinary shareholders of RMB173,618, divided by the weighted average number of ordinary shares outstanding on a pro forma basis of 32,969,281, adjusted for the dilutive effect of non-vested ordinary shares and stock options and warrants of 3,866,430, but exclusive of the effect of stock options and warrants granted subsequent to December 31, 2003 which were granted in the ordinary course of business or in connection with the issuance of Series B preferred shares on August 4, 2004. For the six-month period ended June 30, 2004, the pro forma diluted loss per share computation was based on the pro forma net loss available to ordinary shareholders of RMB10,054,136, divided by the weighted average number of ordinary shares outstanding on a pro forma basis of 32,169,285. The pro forma diluted loss per share for the six-month period did not include the effect of non-vested ordinary shares and stock options and warrants as the effect would be anti-dilutive. In addition, the pro forma diluted loss per share for the six-month period did not include the effect of stock options and warrants granted subsequent to December 31, 2003 which were granted in the ordinary course of business or in connection with the issuance of Series B preferred shares on August 4, 2004. The pro forma diluted income (loss) per share data for the year ended December 31, 2003 and for the six-month period ended June 30, 2004 gives effect to the option to purchase up to 260,204 ordinary shares granted to IAC on October 1, 2004 as if such options had been granted on January 1, 2003 at the same terms and exercise price. For more information regarding the issuance of options to IAC, see “Investment by IAC/InterActiveCorp—Stock Options.” On the date of the grant, the fair value of the option to purchase up to 260,204 ordinary shares was RMB5,769,047 and will be recorded as a deduction in arriving at net income available to ordinary shareholders over the vesting term.

(3)	Each ADS represents two ordinary shares.
(4)	Represents the amount of total current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with our consolidated financial statements and their related notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. We caution you that our business and financial performance are subject to substantial risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. In evaluating our business, you should carefully consider the information provided under the caption “Risk Factors” beginning on page 14 in this prospectus.

Overview

We are a leading online travel service provider in China. We utilize a centralized modern call center and web-based distribution technologies to provide our services. We seek to serve China’s emerging class of frequent independent travelers, or FITs, who engage in business and leisure travel. According to the China Statistical Yearbook 2003, China’s domestic tourism spending totaled approximately RMB388 billion in 2002, and we believe FITs to be a fast-growing, yet relatively underserved, segment of this market. FITs are defined as travelers who do not travel with tour groups and who require flexibility in the selection of accommodations and transportation. Through our nationwide 24-hour toll-free call center, our user-friendly Chinese and English language websites, and our extensive reseller network, we provide our customers with consolidated travel information and the ability to book rooms at discounted rates at over 2,600 hotels in more than 220 cities across China. The majority of our hotel suppliers are three-, four- or five-star hotels, as rated by the China National Tourism Bureau, catering to higher-end travelers. We also offer convenient air ticketing and other travel related services, such as rental cars, vacation packages and corporate travel services at competitive prices.

We have experienced significant growth since our inception in April 2001. For the six months ended June 30, 2004, we generated revenues of RMB60.1 million (US$7.3 million), an increase of 146.3% over RMB24.4 million generated in the six months ended June 30, 2003. In 2003, we generated RMB74.4 million (US$9.0 million) in revenues, compared to RMB55.8 million in 2002, representing an increase of 33.3%. Our increase in revenues during this period was due to an increase in the number of hotel room-nights booked and an increase in our average commission per hotel room-night booked. We recorded a net income of RMB1.6 million (US$0.2 million) for the year ended December 31, 2003 and a net loss of RMB9.3 million (US$1.1 million) for the six months ended June 30, 2004. Approximately 79.8% of our total revenues for the six months ended June 30, 2004 were derived from our hotel booking business.

Foreign ownership in the Internet content provision, advertising and air-ticketing businesses is subject to significant restrictions under current PRC law. As a result, we have a wholly owned subsidiary in China that conducts its operations in China through a series of contractual arrangements with our affiliated Chinese entities solely to facilitate our operations. We do not have any direct ownership interests or voting rights in our affiliated Chinese entities. Under these contractual arrangements, we have management control over these entities. We also bear economic risks with respect to, and derive economic benefits from, their operations. Accordingly, the financial statements of our affiliated Chinese entities are consolidated with our financial statements. See “Corporate Structure and Related Party Transactions.”

Major Factors Affecting the Travel Industry

A variety of factors affect the travel industry in China, and hence our results of operations and financial condition, including:

The growth in the overall economy and demand for travel services in China.    We expect that our financial results will continue to be affected by the overall growth of the economy and demand for travel services in China. According to the China Statistical Yearbooks 2001, 2002 and 2003, the gross domestic product, or GDP, of China grew from RMB8.9 trillion (US$1.1 trillion) in 2000 to RMB10.5 trillion (US$1.3 trillion) in 2002, representing a compound annual growth rate of 8.2%. GDP per capita in the same period rose from RMB7,086 (US$856) to RMB8,184 (US$989), representing a 7.5% compound annual growth rate. At the same time, according to the China Statistical Yearbook 2001, 2002 and 2003, domestic tourism spending grew from RMB317.6 billion (US$38.4 billion) in 2000 to RMB387.8 billion (US$46.9 billion) in 2002, representing a compound annual growth of 10.5%. We anticipate that demand for travel services in China will continue to increase substantially in the foreseeable future as the economy in China continues to grow.

Seasonality in the travel service industry.    The travel service industry is characterized by seasonal fluctuations and accordingly our revenues may vary from quarter to quarter. We typically generate a larger portion of our revenues in the second half of the year. The first quarter of each year generally contributes the smallest portion of our annual revenues due to reduced business activity during the Chinese New Year holiday. These seasonality trends are difficult to discern in our historical results since our revenues have grown steadily since inception. However, our results in the future may be affected by seasonal fluctuations in the use of our services by our customers.

Disruptions in the travel industry.    Individual travelers tend to modify their travel plans based on the occurrence of events such as:

•	the outbreak of serious epidemics;

•	travel-related accidents;

•	bad weather;

•	natural disasters;

•	threats of war or incidents of terrorism;

•	general economic downturns; and

•	increased prices in the hotel, airline or other travel-related industries.

During the period from March 2003 through June 2003, the economies of several countries in Asia, including China, were severely affected by the outbreak of SARS. In addition, several reported cases of SARS have also emerged from China within recent months. Our business and our operating results were also adversely affected. Total room-nights booked through us decreased from approximately 59,000 and 58,000 in May and June 2002, respectively, to approximately 16,000 and 41,000 in May and June 2003, respectively.

Principal Factors Affecting Our Results of Operations

Revenues.    Our revenues are generated predominantly through our hotel reservation and to a lesser extent, air-ticketing businesses. We act as agents for the travel services that we provide, and recognize the commissions that we earn. We have achieved significant growth since our inception, primarily due to steady increases in our hotel room booking and air-ticketing volumes. For the six months ended June 30, 2004, we generated revenues of RMB60.1 million (US$7.3 million), an increase of 146.3% over RMB24.4 million generated in the six months ended June 30, 2003. The outbreak of SARS in early 2003 had a significant negative impact on our revenues during the six months ended June 30, 2003. As a result, our growth rate of approximately 146% in our revenues for the first six months of 2004 compared to the first six months of 2003 reflects to a significant extent the effect of SARS in the first six months of 2003. Our revenues grew from RMB55.8 million in 2002 to RMB74.4 million (US$9.0 million) in 2003, representing an annual growth of 33.3%.

We believe that we have achieved significant revenue growth as a result of our improved marketing and broader advertising, accompanied by an increased sales force. Going forward, we intend to continue to focus on marketing by targeting frequent travelers at locations with high volumes of travelers such as airports and other transportation hubs and intend to increase our advertising efforts to include more advertising at these locations, as well as other mediums such as business and leisure travel oriented publications. In addition, we plan to leverage our extensive customer database into focused telemarketing efforts.

Because we currently do not pre-purchase the travel services that we book for our customers, we generally do not carry inventory risk. However, when and if we supplement our current agent business model with a merchant business model, we may suffer losses if we are unable to accurately predict the inventory we need. See “Risk Factors—Risks Related to Our Business—We may suffer losses as we supplement our agent business model with a merchant business model if we are unable to predict accurately the amount of inventory we need.”

Our other sources of revenues during the three-year period ended December 31, 2003 and for the six months ended June 30, 2004 included revenues derived from advertising on our websites, the sale of our VIP and co-branded membership cards and our short messaging services. The table below sets forth the revenues from our services, as well as the percentage of our total revenues for the periods indicated.

	April 4, 2001 to December 31, 2001		Year ended December 31,				Six months ended June 30,
			2002		2003		2003		2004
	(in thousands of RMB, except percentage data)
Revenues
Hotel reservation	14,038	50.4%	40,004	71.8%	60,253	81.0%	19,406	79.4%	48,024	79.8%
Air ticketing	1,049	3.8	2,026	3.6	3,744	5.0	1,244	5.1	3,817	6.4
Other travel related services	3,647	13.1	6,371	11.4	2,234	3.0	846	3.5	703	1.2
Other services	9,104	32.7	7,349	13.2	8,159	11.0	2,944	12.0	7,565	12.6

	27,838	100.0%	55,750	100.0%	74,390	100.0%	24,440	100.0%	60,109	100.0%

Revenues from our hotel reservation service are determined by the number of room-nights we book and the commission we earn, ranging from 10% to 20% of the room price. Our customers pay the hotels directly, and we collect our commissions based on the number of room-nights our customers stayed. Under our agreements with many hotels that generate a substantial portion of our revenues, we receive an escalating commission rate that is subject to specific performance targets such as the number of room-nights booked during a defined period. Our commission from hotel reservation services is recognized after hotel customers have completed their stay at the hotel and upon confirmation by the hotel of the customer’s stay. Because we act as an agent in transactions with no risk of losses due to obligations for cancelled visits, we recognize our revenues from hotel transactions on a net basis in our statements of operations.

We have a diversified base of customers. No individual customer accounted for more than 2% of our revenues in 2003 or during the six months ended June 30, 2004. In addition, no one hotel room-night supplier or hotel room-night supplier chain provides room-night inventory representing more than 3% of our revenue.

Revenues derived from our air-ticketing service currently represent the second largest component of our travel-related revenues. We conduct our air-ticketing business through contractual arrangements with Beijing eLong Airline Service Co., Ltd., one of our affiliated Chinese entities, and we use a network of local agents to issue and deliver air tickets and collect air-ticketing fares. Our customers pay the local agents directly for the air ticket and we settle our commission payments with these agents periodically. Our commission from our air-ticketing service, ranging from 3% to 10% of the net ticket price, is recognized after the air ticket is delivered to and paid for by the customer. We recognize our revenues from such transactions on a net basis in our statements of operations since we act as an agent in these transactions with no risk of losses due to obligations for cancelled service.

We also provide corporate travel services to our corporate customers. We prepay travel service suppliers for the cost of the hotel room-nights and air tickets already booked by our corporate customers. We subsequently bill our corporate customers for the cost plus a fixed commission. As we act as an agent in these transactions, revenues earned from reservations made for corporate customers are recorded on a net commission basis.

We also derive travel revenues from vacation package services and sales of our VIP and co-branded membership cards. Currently, revenues from these services represent a small portion of our total revenues. In 2003 and for the six months ended June 30, 2004, other travel revenues decreased, primarily due to a decline in the number of membership cards sold compared to 2002. We believe that our hotel reservation and air-ticketing businesses will remain our principal sources of revenues, and that our other travel related services will allow our customers to choose from more travel options.

Our sources of non-travel revenues include short messaging service revenues derived from Internet advertising, and to a lesser extent, Internet services to hotels to integrate them into our network, and revenues from small merchants who use our services to promote their establishments through advertising on our websites. Revenues generated from Internet advertising decreased in 2003 compared to 2002 primarily due to our increased focus on our core travel services. We believe that going forward, we will continue to focus growth on our travel revenues.

As our revenues have grown, our accounts receivable have also increased correspondingly. Our accounts receivable balance mainly represents unsettled amounts with our corporate travel service customers and our earned commissions outstanding from travel suppliers. For our corporate travel service customers, our accounts receivable include both our commission and the gross value of the hotel and airline services provided. We bill our corporate customers for the gross value of travel services provided and then settle with the suppliers on behalf of the corporate customers. These accounts receivable are typically unsecured. We perform periodic credit evaluations of the financial condition of our suppliers and corporate customers. We make provisions for doubtful accounts, individually and collectively, based on an assessment of the recoverability of individual accounts by considering the age of the receivable, our historical write-off experience with the account and the general credit history of the supplier or corporate customer. Our accounts receivable increased significantly from RMB12.0 million as of December 31, 2002 to RMB28.5 million (US$3.4 million) as of December 31, 2003 and to RMB41.5 million (US$5.0 million) as of June 30, 2004, principally as a result of the increased volume of our corporate travel service provided in 2003 and during the six months ended June 30, 2004.

In our corporate travel service business, we make a hotel room reservation after receiving an order from a corporate customer. On our corporate customer’s behalf, we make a prepaid deposit to the hotel for the room nights requested by the corporate customer. After our corporate customers complete his or her stay at the hotel, we bill our customer for the cost of the room nights and the commission earned on the transaction. We also bill our corporate customers for the full value of air tickets and then settle with each air ticket supplier. As a result we expect the growth of this business to lead to significant increases in accounts receivable relative to its revenue contribution.

We receive our commissions from our suppliers based on the number of hotel room-nights that we book. As we increase our revenues and the number of hotel room-night suppliers with whom we have relationships, we expect our accounts receivable from our suppliers to increase.

We have taken steps to enforce an accounts receivable collection policy and typically require our hotel room-night suppliers and corporate customers to pay the commissions due to us within 45 days. We seek to minimize the working capital requirement and our accounts receivable risk by substituting partial deposits with periodic settlement for full prepayment and by focusing on large creditworthy corporate clients. In addition, our deposits for rooms can be utilized by our corporate customers booking hotel rooms, minimizing our risk.

Cost of services.    Our cost of services consists primarily of payroll compensation, telecommunications expenses, rentals and related expenses incurred by our transaction and service platform which are directly attributable to the provision of our travel services and other related services. From our inception in April 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003 and for the six months ended June 30, 2004, our cost of services accounted for 34.2%, 18.1%, 12.6% and 11.8% of our total revenues, respectively, with our call center accounting for 41.2%, 56.3%, 61.7% and 78.3% of our cost of services in the same periods, respectively. Because we provide the bulk of our services directly to customers from our call center, the principal components of our cost of services are our payroll compensation for our call center employees and our telecommunications expenses relating to customer transactions. Because these costs are largely variable in nature, we expect that our cost of services in future periods will generally increase in line with our expanding business operations.

We participate in various government-mandated multi-employer defined contribution plans. Our government mandated contributions include unemployment insurance, medical insurance, pension benefits and housing assistance. All of our full-time employees are eligible for full benefits after a three month probationary period of employment. We are required to make monthly contributions to these plans at rates ranging from 33.0% to 44.5% of the base salaries, bonuses and certain allowances of our employees. Under these plans, we have no obligation to provide retirement benefits beyond the contributions we have made. Contributions to these plans are expensed as incurred. During the period from April 4, 2001 to December 31, 2001, we contributed RMB2,453,151. In 2002 and 2003 and for the six months ended June 30, 2004, we contributed RMB2,105,224, RMB3,126,707 (US$377,777) and RMB5,348,034 (US$646,163), respectively.

Operating expenses.    Our operating expenses primarily consist of service development, sales and marketing, general and administrative, which includes stock-based compensation, and business tax expenses.

Our service development expenses primarily consist of expenses we incur to develop our transaction and service platform, as well as to maintain, monitor and manage our websites. We expect our service development expenses to increase as we continue to upgrade our transactions platform and obtain additional necessary software licenses for our information technology system.

Our sales and marketing expenses include advertising expenses, commissions payable to our co-marketers and resellers, expenses associated with the production of marketing materials and our loyalty program, and the payroll and other expenses for our marketing personnel. Our sales and marketing expenses as a percentage of our revenues declined from 75.9% for the period from our inception in April 2001 to December 31, 2001 to 63.0% and 60.4%, respectively, for the years ended December 31, 2002 and 2003, as we achieved greater efficiency in our marketing expenditures. For the six month ended June 30, 2004, our sales and marketing expenses increased to 65.2% as a percentage of our revenues as we significantly increased our marketing and promotional efforts with a view to strengthening our brand and generating further growth in our sales. We expect our total sales and marketing expenses to increase in 2004 as compared to 2003.

Our general and administrative expenses include our payroll, benefits and travel expenses for our Chief Executive Officer, other senior management, and our administrative staff. Our general and administrative expenses as a percentage of revenues declined from 21.1% for the period from our inception in April 2001 to December 31, 2001 to 14.1% for the year ended December 31, 2003, as we benefited from the economies of scale in our growing business. For the six months ended June 30, 2004, our general and administrative expenses as a percentage of revenues increased to 18.0% primarily because our board of directors approved for us to pay the individual income tax obligations of our chief executive officer and three other senior managers totalling RMB3.3 million. We expect in the future that as we continue to grow our business, our general and administrative costs will increase in absolute terms. In addition, we expect our general and administrative costs to increase in absolute terms as we increased the compensation of our Chief Executive Officer and other members of senior management in accordance with our new employment contracts with these employees. See “Management— Employment Agreements with Executive Officers—Compensation and Benefits” for more details regarding our compensation arrangement with each of the senior members of our management team.

Our stock-based compensation expenses are related to stock options granted to employees. We have adopted the fair value recognition provision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” or SFAS No. 123. See “— Critical Accounting Policies — Stock-based Compensation” for more details of our fair value recognition method. We expect in the future as we grant additional stock options to our employees these expenses will increase in absolute terms.

Under PRC law, our services related revenues are subject to a 5% business tax. In addition, our advertising service revenue is subject to a cultural development surcharge of 3% of the advertising service revenue.

Income tax.    Because we, our wholly owned foreign subsidiary and our affiliated Chinese entities are incorporated in different jurisdictions, we file separate income tax returns. We were previously incorporated in the British Virgin Islands and hence our financial statements in 2001, 2002 and 2003 reflect the taxation in the British Virgin Islands, and in the PRC. In May 2004, we reincorporated our corporate domicile in the Cayman Islands.

Under the laws of the British Virgin Islands and Cayman Islands, we are exempt from income tax. In addition, there are no withholding taxes in the British Virgin Islands or Cayman Islands.

In accordance with the “Income Tax Law of China for Enterprises with Foreign Investment and Foreign Enterprises”, our wholly owned subsidiary, eLongNet Information Technology (Beijing) Co., Ltd., as a foreign invested enterprise, is subject to enterprise income tax, or EIT, at a rate of 33%.

As domestic companies in China, three of our affiliated Chinese entities, namely Beijing Asia Media Interactive Advertising Co., Ltd., Beijing eLong Airline Service Co., Ltd. and Jiangsu General Chinese Hotel Reservation Network, Ltd., or GCH, are subject to EIT at the rate of 33%.

Beijing eLong Information Technology Co., Ltd., or Beijing Information, has obtained the status of a “New High Technology Development Enterprise” which entitles it to an EIT rate of 15%. In addition, it enjoyed an exemption of EIT for three years from 2001 to the end of 2003. Beijing Information is also expected to be granted a preferential tax treatment at a reduced EIT rate of 7.5% for 2004 and 2005.

As of December 31, 2003, we had operating loss carryforwards against which we have provided a full valuation allowance. The valuation allowance provided was based upon our assessment of the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible or can be utilized. The gross amount of operating loss carryforwards, pre-acquisition and post-acquisition, pertain to eLongNet Information Technology (Beijing) Co., Ltd., and will expire from 2005 to 2008 as follows:

	Pre-acquisition	Post-acquisition
	(in thousands of RMB)	(in thousands of RMB)
2005	54,297	—
2006	—	5,284
2007	—	1,464
2008	—	1,212

Total	54,297	7,960

The ultimate utilization of operating loss carryforwards will depend upon our ability to generate sufficient future taxable income prior to their expiration. Under PRC tax rules and regulations, our post-acquisition operating loss carry forwards may be utilized only after we have fully utilized our pre-acquisition operating loss carry forwards.

The utilization of net operating loss carryforwards will reduce our income tax payment. However, if we utilize our pre-acquisition loss carryforwards to offset against our future taxable income, we will incur an accounting tax expense in our consolidated statement of operations until such time as the goodwill and other non-current intangible assets related to the acquisition have been reduced to zero. The amount of income tax expense incurred will be equivalent to the amount of the savings of income tax payment resulting from the utilization of such pre-acquisition operating loss carry forwards.

Recent Acquisition

In December 2003, two of our affiliated Chinese entities acquired a 100% interest in GCH. The total consideration for the acquisition was RMB6.0 million (US$0.7 million) in cash, payable over a two-year payment term. We have paid RMB2.5 million (US$0.3 million) and are obligated to pay RMB2.5 million (US$0.4 million), RMB0.5 million (US$0.1 million) and RMB0.5 million (US$0.1 million) in 2004, 2005, and 2006, respectively.

GCH is a regional hotel reservation company with its main presence in Shanghai and surrounding areas. We are the sole beneficiary and have effective control over GCH through contractual agreements between us and our affiliated Chinese entities. Accordingly, the results of operations of GCH are consolidated with our financial statements from December 2003 onward.

Potential Acquisition

On December 23, 2003, we signed a non-binding letter of intent to purchase 80% of the outstanding equity interest of Ray Time. Ray Time operates one of the leading hotel VIP card businesses that distribute membership cards with entitlements to free room-nights and other benefits at participating hotels in China. Ray Time currently operates 15 individual VIP card programs in 14 major cities in China. The proposed consideration for the acquisition based on current negotiations consists of a cash consideration of up to RMB27.8 million (US$3.4 million). The proposed payment schedule includes:

•	RMB12.5 million (US$1.3 million) in cash, due upon closing of the acquisition;

•	Two cash payments of RMB2.0 million each, with one cash payment due 18 months after the closing and one cash payment due 24 months after the closing;

•	Earnout payment of RMB5.7 million (US$0.7 million) payable one year after the closing of the transaction based on Ray Time’s revenue and net income for such year; and

•	Earnout payments of up to RMB5.6 million (US$0.7 million) based on Ray Time’s revenue and net income for two years following the closing of the transaction.

In addition, both we and the existing shareholders of Ray Time are expected to invest an additional RMB2.5 million each directly into Ray Time at closing for working capital purposes.

We believe we have sufficient funding to meet our payment obligations if the proposed acquisition is consummated.

Our original letter of intent specified that the acquisition would be completed by February 23, 2004. Prior to the expiration of our original letter of intent dated December 23, 2003, we entered into a subsequent non-binding letter of intent dated February 21, 2004 to extend the effective period in which we may acquire Ray Time. Under the terms of our subsequent non-binding letters of intent, the deadline to acquire Ray Time was extended to and expired on June 23, 2004. We have a non-binding, oral understanding with Ray Time that we will continue our negotiations with them. As of the end of the third quarter of 2004, we have made two refundable deposit totalling RMB3.0 million (US$0.4 million) to Ray Time under our oral understanding to continue negotiations with respect to our acquisition of Ray Time. Our oral understanding with Ray Time is that our deposit will be returned upon demand. Neither the letters of intent entered into between us and Ray Time nor our oral understanding with Ray Time obligates either party to continue with negotiations, enter into any definitive agreements or complete a transaction. We will incur no penalty if we choose not to continue with our acquisition, but we cannot provide any assurance that Ray Time will immediately return our deposit. In addition, we cannot provide any assurance as to whether, or when, we will reach an agreement with respect to, or complete, the acquisition of Ray Time. Furthermore, even if we decided we wanted to acquire Ray Time and had agreed to terms with respect to an acquisition of Ray Time, under the terms of our agreement with IAC, we would not be permitted to complete the acquisition without the prior written consent of IAC. For more information about IAC’s investment in our company, see “Investment by IAC/InterActiveCorp.” To date, IAC has not given us its consent to the potential Ray Time acquisition and we cannot provide any assurance that IAC will do so in the future.

Critical Accounting Policies

The discussion and analysis of our operating results and financial condition are based on our audited financial statements, which have been prepared in accordance with U.S. GAAP. Our operating results and financial condition are sensitive to accounting methods, assumptions and estimates that underlie the preparation of our financial statements. We base our assumptions and estimates on historical experience and on various other assumptions that we believe to be reasonable and which form the basis for making judgments about matters that are not readily apparent from other sources. Our management evaluates these estimates on an ongoing basis. Actual results may differ from these estimates as facts, circumstances and conditions change or as a result of different assumptions.

Our management considers the following factors in reviewing our financial statements:

•	the selection of critical accounting policies; and

•	the judgments and other uncertainties affecting the application of those critical accounting policies.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors to be considered when reviewing our financial statements. Our principal accounting policies are set forth in detail in Note 2 to our audited financial statements included elsewhere in this prospectus. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Depreciation.    Our equipment and software are depreciated on a straight-line basis over the estimated useful lives of the assets, after taking into account their estimated residual value. We review periodically our policies with regard to the estimated useful lives of the assets. The useful lives are based on our historical experience with similar assets and taking into account anticipated technological changes.

Impairment.    We review periodically the carrying amounts of long-lived assets, including equipment and intangible assets, to assess whether they are impaired. We test these assets for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. When such a decline has occurred, we adjust the carrying amount to the recoverable amount. We measure the recoverability of assets by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. In determining estimates of future cash flows, significant judgment in terms of projection of future cash flows and assumptions is required. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill and certain intangible assets.    We test annually whether goodwill and intangible assets, which are not subject to amortization, have been impaired. Such tests are performed more frequently if events and circumstances indicated that the assets might be impaired. An impairment loss is recognized to the extent that the reporting unit’s carrying amount, including the amount of the goodwill, exceeds the reporting unit’s fair value. Where quoted market prices are not available, fair value is determined using valuation techniques such as discounted cash flows and earnings and revenue multiples.

Provision for doubtful accounts.    We maintain an allowance for doubtful accounts for estimated probable losses resulting from the inability of our customers to make required payments. We base our estimates on the aging of our accounts receivable balance, customer credit-worthiness, and historical write-off experience. If the financial condition of our customers were to deteriorate, actual write-offs might be higher than expected, which could adversely affect our operating results and financial condition through the recording of a higher level of provisions.

Deferred tax assets.    We recognize deferred tax assets for all deductible temporary differences and operating loss carryforwards for regular tax purposes. At each reporting date, we assess whether a valuation allowance is required to reduce the amount of the deferred tax amount to a remaining amount that is more likely than not to be realized. In assessing the need for a valuation allowance, we consider all available evidence, including projected future taxable income, tax planning strategies, historical taxable income, and the expiration period of the operating loss carryforwards. Differences in actual results from projections used in determining the valuation allowances could result in future adjustments to the allowances which could adversely affect our operating results and financial condition.

Provision for loyalty points.    Cardholders of our eLong membership program can earn loyalty points based on their usage of the cards. We award travel services and other non-cash gifts to the cardholders upon the redemption of loyalty points that are accumulated based on the cardholders’ transactions. We estimate the costs to provide free travel and other non-cash gifts based on historical redemption data and recognize such costs as sales and marketing expenses in the statements of operations. If actual redemption differs significantly from our estimates, it will result in an adjustment to our liabilities and the corresponding expenses.

Stock-based compensation.    We have adopted the preferred fair value recognition provision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” or SFAS No. 123. Under the fair value based method, compensation cost related to employee stock options or similar equity instruments is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. We determine fair value using the Black-Scholes model. Under this model, certain assumptions, including the risk-free interest rate, the expected life of the options and the estimated fair value of our ordinary shares, are required to determine the fair value of the options. If different assumptions had been used, the fair value of the options would have been different from the amount we computed and recorded, which would have resulted in either an increase or decrease in the compensation expense.

We account for equity instruments issued to non-employee vendors in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force, or EITF, Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is complete. We believe that our assumptions, including the risk-free interest rate and expected life used to determine fair value, are appropriate. However, if different assumptions had been used, the fair value of the equity instruments issued to non-employee vendors would have been different from the amount we computed and recorded, which would have resulted in either an increase or decrease in the compensation expense.

Revenue recognition.    Our revenues are principally derived from the provision of travel services, including hotel reservation, air ticketing and other related travel services. In general, we recognize revenues when all of the following have occurred:

•	persuasive evidence of an agreement with the customer exists;

•	the fees for services performed are fixed or determinable;

•	the services that the customer booked have been performed; and

•	there is reasonable assurance that the fees will be collected.

We believe our revenue recognition policies are consistent with Staff Accounting Bulleting No. 104, “Revenue Recognition in Financial Statements” and EITF 99-19 “Reporting Revenue Gross as a Principal Versus Net as an Agent.” As we operate as an agent of our travel suppliers, we have no risk of loss due to obligations for cancelled services. We therefore recognize commissions on a net basis.

Quarterly Financial and Operating Data

The following table presents certain unaudited financial and operating data for the nine quarters ended June 30, 2004. You should read the following table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited quarterly financial information on the same basis as our audited consolidated financial statements. This information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of our financial position and operating results for the quarters presented. Because the travel service industry in China is evolving, and our business is relatively new, our operating results for any quarter are not necessarily indicative of results for any future quarter.

	Three months ended
	June 30, 2002	September 30, 2002	December 31, 2002	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004	June 30, 2004
	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	RMB	US$
	(in thousands, except for percentage data and operating data)
Financial Data
Revenues
Travel	11,367	12,790	15,858	12,032	9,463	21,059	23,676	22,807	29,737	3,593
Others	1,819	1,028	2,634	1,813	1,132	1,732	3,483	3,905	3,660	442

Total revenues	13,186	13,818	18,492	13,845	10,595	22,791	27,159	26,712	33,397	4,035
Cost of services	(2,567)	(2,667)	(2,601)	(2,293)	(2,083)	(2,162)	(2,832)	(3,019)	(4,049)	(489)

Gross profit	10,619	11,151	15,891	11,552	8,512	20,629	24,327	23,693	29,348	3,546

Operating expenses	(13,655)	(12,602)	(16,780)	(13,310)	(11,064)	(15,986)	(22,560)	(21,773)	(40,295)	(4,869)

Profit (loss) from operations	(3,036)	(1,451)	(889)	(1,758)	(2,552)	4,643	1,767	1,920	(10,947)	(1,323)
Other income (expenses), net	(24)	(23)	(619)	(22)	(24)	43	(18)	(27)	5	1

Income (loss) before income tax expense	(3,060)	(1,474)	(1,508)	(1,780)	(2,576)	4,686	1,749	1,893	(10,942)	(1,322)
Income tax benefit (expense)	(186)	(90)	(92)	396	574	(1,044)	(390)	(284)	—	—

Net income (loss)	(3,246)	(1,564)	(1,600)	(1,384)	(2,002)	3,642	1,359	1,609	(10,942)	(1,322)

Gross margin	80.5%	80.7%	85.9%	83.4%	80.3%	90.5%	89.6%	88.7%	87.9%	87.9%
Operating margin	(23.0)%	(10.5)%	(4.8)%	(12.7)%	(24.1)%	20.4%	6.5%	7.2%	(32.8)%	(32.8)%

Depreciation and amortization	1,530	1,384	1,495	1,455	696	415	440	636	612	74

Operating Data
Number of room-nights	171,161	212,487	227,681	226,772	116,839	315,353	373,105	374,975	472,349	N/A
Number of air tickets	5,199	15,124	12,965	13,834	6,876	23,478	28,959	38,105	55,484	N/A

Our quarterly revenues have experienced continued sequential growth since the first quarter of 2002, with the exception of the first and second quarters of 2003, during which our revenues were materially adversely affected by SARS, and the first quarter of 2004, during which our revenues were affected by seasonality. The growth of our revenues was consistent with the increase in the number of room-nights booked during the quarterly periods presented. Our gross margins have remained at or above 80% in the past nine quarters, primarily due to the low cost of labor in China and the relatively high efficiency of our transaction platform.

Our gross profit and income from operations for the quarter ended September 30, 2003 increased substantially compared to the preceding quarters. The increase is attributable to the rebound of the travel industry in China following a downturn during the SARS period.

During the second quarter of 2004, we experienced a net loss of RMB11 million (US$1.3 million) after recording a net income of RMB1.6 million (US$0.2 million) during the first quarter of 2004. Our net loss for the second quarter of 2004 was attributable to the following expenses incurred in the second quarter of 2004 with no comparable expenses in the first quarter of 2004:

•	a one-time payment approved by the board of directors for our company to pay the individual income tax obligations of our chief executive officer and four other senior members of our management team, totaling RMB4.5 million (US$0.5 million), of which RMB3.3 million (US$0.4 million) is included in our general and administrative expenses and RMB1.2 million (US$0.1 million) is included in our service development expenses;

•	stock-based compensation of RMB3.9 million (US$0.5 million) recorded on the 150,000 Series A preferred shares which our chief financial officer purchased from Series A preferred shareholders (a principal shareholders group) at a below-fair-market-value price of US$1.53 per share during the second quarter of 2004;

•	additional expenses of RMB2.9 million (US$0.4 million) for our increased contribution to government-mandated multi-employer defined contribution plans;

•	provisions for doubtful accounts and supplier deposits of RMB1.7 million (US$0.2 million); and

•	a performance bonus to non-senior management of RMB0.6 million (US$0.1 million).

Results of Operations

The following table sets forth certain information relating to our results of operations as of the dates and for the periods indicated:

	April 4, 2001 through December 31, 2001		Year ended December 31,					Six months ended June 30,
			2002		2003			2003		2004
	RMB	% of revenues	RMB	% of revenues	RMB	US$	% of revenues	RMB	% of revenues	RMB	US$	% of revenues
	(in thousands, except percentage data)
Revenues
Travel	18,734	67.3%	48,401	86.8%	66,230	8,002	89.0%	21,495	88.0%	52,544	6,348	87.4%
Others	9,104	32.7	7,349	13.2	8,160	986	11.0	2,945	12.1	7,565	914	12.6

Total revenues	27,838	100.0%	55,750	100.0%	74,390	8,988	100.0%	24,440	100.0%	60,109	7,262	100.0%

Cost of services	(9,528)	(34.2)	(10,079)	(18.1)	(9,370)	(1,132)	(12.6)	(4,376)	(17.9)	(7,068)	(854)	(11.8)

Gross profit	18,310	65.8%	45,671	81.9%	65,020	7,856	87.4%	20,064	82.1%	53,041	6,408	88.2%
Operating expenses
Service development	(1,174)	(4.2)%	(1,528)	(2.7)%	(2,022)	(245)	(2.7)%	(765)	(3.1)%	(4,250)	(514)	(7.1)%
Sales and marketing	(21,130)	(75.9)	(35,142)	(63.0)	(44,903)	(5,425)	(60.4)	(16,980)	(69.5)	(39,188)	(4,735)	(65.2)
General and administrative	(5,898)	(21.2)	(10,542)	(18.9)	(10,513)	(1,270)	(14.1)	(3,976)	(16.3)	(10,795)	(1,304)	(18.0)
Stock-based compensation	(3,167)	(11.4)	(4,471)	(8.0)	(1,353)	(164)	(1.8)	(1,304)	(5.3)	(4,653)	(562)	(7.7)
Amortization of goodwill and intangibles	(583)	(2.1)	—	—	(20)	(2)	—	—	—	(120)	(14)	(0.2)
Business tax and surcharges	(1,360)	(4.9)	(2,816)	(5.1)	(4,109)	(496)	(5.5)	(1,350)	(5.5)	(3,062)	(370)	(5.1)

Total operating expenses	(33,312)	(119.7)%	(54,499)	(97.8)%	(62,920)	(7,602)	(84.6)%	(24,375)	(99.7)%	(62,068)	(7,499)	(103.3)%

Profit (loss) from operations	(15,002)	(53.9)%	(8,828)	(15.8)%	2,100	254	2.8%	(4,311)	(17.6)%	(9,027)	(1,091)	(15.0)%
Other expenses, net	(42)	(0.2)	(690)	(1.2)	(21)	(3)	—	(46)	(0.2)	(22)	(3)	(0.0)

Income (loss) before income tax expense	(15,044)	(54.0)%	(9,518)	(17.1)%	2,079	251	2.8%	(4,357)	(17.8)	(9,049)	(1,094)	(15.1)%
Income tax benefit (expense)	(71)	(0.3)	(580)	(1.0)	(463)	(56)	(0.6)	971	4.0%	(284)	(34)	(0.5)%

Net income (loss)	(15,115)	(54.3)%	(10,098)	(18.1)%	1,616	195	2.2%	(3,386)	(13.8)%	(9,333)	(1,128)	(15.5)%

Six months Ended June 30, 2004 Compared to Six months Ended June 30, 2003

Revenues.    The following table sets forth certain information relating to our revenues for the six months ended June 30, 2003 and 2004.

	Six-months ended June 30,
	2003		2004
	RMB	% of revenues	RMB	US$	% of revenues	% growth

	(in thousands, except percentage data)
Travel
Hotel reservations	19,406	79.4%	48,024	5,802	79.8%	147.5%
Air ticketing	1,244	5.1	3,817	461	6.4	206.8
Other travel related services	846	3.5	703	85	1.2	(16.9)
Other revenues	2,944	12.0	7,565	914	12.6	157.0

Total revenues	24,440	100.0%	60,109	7,262	100.0%	145.9%

The following table sets forth the number of room-nights booked and the average commission per room-night, as well as the number of air tickets sold, for the six month periods ended June 30, 2003 and 2004.

	Six-months ended June 30,
	2003	2004	% growth
Number of room-nights booked	343,611	847,324	146.6%
Average commission per room-night (RMB)	57	57	0.4
Number of air tickets sold	20,710	93,589	351.9%

We had revenues of RMB60.1 million (US$7.3 million) for the six months ended June 30, 2004, an increase of 145.9% over RMB24.4 million for the six months ended June 30, 2003. The outbreak of SARS in early 2003 had a significant negative impact on our revenues during the six months ended June 30, 2003. As a result, our growth rate of approximately 146% in our revenues for the first six months of 2004 compared to the first six months of 2003 reflects to a significant extent the effect of SARS during the first six months of 2003. Our total revenues increased primarily as a result of increases in our hotel booking and air-ticketing businesses, partially offset by a decrease in our other travel related services. During the same period, revenues from our hotel reservations increased from RMB19.4 million for the six months ended June 30, 2003 to RMB48.0 million (US$5.8 million) for the six months ended June 30, 2004, representing a 147.5% increase, and revenues from air ticketing increased from RMB1.2 million for the six months ended June 30, 2003 to RMB3.8 million (US$0.5 million) for the six months ended June 30, 2004, representing a 206.8% increase.

The increases in our hotel reservation revenues reflect an increase in the number of hotel room-nights we booked due to growth in the industry and the absence of the negative impact of SARS in the six months ended June 30, 2003, as well as a slight increase in our average commission per hotel room-night. We generated a higher average commission by triggering escalating commissions for booking greater room-night volumes and through experiencing a general rise in room rates. The increase in air-ticketing revenues was due to an increase in the number of air tickets we sold in the six months ended June 30, 2004, as well as growth in the travel industry in China in general and the absence of the negative impact of SARS in the six months ended June 30, 2004. In addition, our other revenues increased in the six months ended June 30, 2004 due primarily to an increase in revenues from our short messaging service.

Cost of services.    Our cost of services which mainly includes the cost of the call center. Our cost of services increased 61.4% from RMB4.4 million for the six months ended June 30, 2003, to RMB7.1 million (US$0.9 million) for the six months ended June 30, 2004 as we expanded our operations by hiring more staff and expanding our call center in order to meet the greater demand for call center operations associated with our increased hotel reservation and air-ticketing businesses.

Gross profit.    As a result of the above factors, we had a gross profit of RMB53.0 million (US$6.4 million) for the six months ended June 30, 2004, an increase of 163.7% over RMB20.1 million for the six months ended June 30, 2003.

Operating expenses.    The following table sets forth breakdown of our operating expenses for the six months ended June 30, 2003 and 2004.

	Six months ended June
	2003		2004
	RMB	% of revenues	RMB	US$	% of revenues	% growth
	(in thousands, except percentage data)
Operating expenses
Service development	765	3.1%	4,250	514	7.1%	455.6%
Sales and marketing	16,980	69.5	39,188	4,735	65.2	130.8
General and administrative	3,976	16.3	10,795	1,304	18.0	171.5
Stock-based compensation	1,304	5.3	4,653	562	7.7	256.8
Amortization of goodwill and intangibles	—	—	120	14	0.2	—
Business tax and surcharges	1,350	5.5	3,062	370	5.1	126.8

Total operating expenses	24,375	99.7%	62,068	7,499	103.3%	154.6%

Our operating expenses were RMB62.1 million (US$7.5 million) for the six months ended June 30, 2004, representing an increase of 154.6% over RMB24.4 million for the six months ended June 30, 2003. Due to the negative impact of SARS during the first six months ended June 30, 2003, we had significantly reduced our spending in 2003 by reducing staff and promotional expenditures. As a result, our 154.6% increase in operating expenses for the first six months of 2004 reflects the lower operating costs that we incurred as a result of the negative impact of SARS during the first six months of 2003. Our total operating expenses as a percentage of our total revenues also increased from 99.7% to 103.3% for the six months ended June 30, 2004 compared to the six months ended June 30, 2003.

Our service development expenses grew higher for the first six months of 2004 due to the fact that our service development expenses for the six months ended June 30, 2003 were lower as a result of our cost-cutting measures implemented during the SARS outbreak in 2003. After the SARS outbreak in 2003, we increased our service development expenses to accommodate the growth of our business. In addition, during the second quarter of 2004, our board of directors approved for us to pay the individual income tax obligation of one senior member of our management team, totalling RMB1.2 million (US$0.1 million). Such expense is included in our service development expenses.

Our sales and marketing expenses for the six months ended June 30, 2003 were significantly reduced as a result of the SARS outbreak and therefore are not comparable to our sales and marketing expenses for the six months ended June 30, 2004. During the SARS outbreak in 2003 we stopped our major sales and marketing efforts and significantly reduced staff in our sales and marketing department. For the six months ended June 30, 2004, we returned our sales and marketing expenses to higher levels to provide for the growth of our business. As a result of higher sales during the six months ended June 30, 2004, we paid more commissions to our resellers as they generated higher booking volumes during the six-months ended June 30, 2004 compared to the six months ended June 30, 2003. We also incurred additional expenses of approximately RMB2.9 million (US$0.4 million) for our increased contribution to our government-mandated multi-employer defined contribution plans, of which RMB1.7 million (US$0.2 million) was attributable as sale and marketing expenses, during the six months ended June 30, 2004 as compared to expenses of RMB1.5 million for the six months ended June 30, 2003.

Our general and administrative expenses increased in the six months ended June 30, 2004 compared to the six months ended June 30, 2003. During the second quarter of 2004, our board of directors approved for us to pay the individual income tax obligations of our Chief Executive Officer and three other senior members of our management team, which totaled RMB 3.3 million (US$0.4 million). Our remaining increase in general and administrative expenses was due to our additional provisions for doubtful accounts and supplier deposits of RMB1.7 million (US$0.2 million) during the six months ended June 30, 2004.

Our stock-based compensation expense results from amortization of vesting ordinary shares and stock options granted to directors and executive officers. The increase in our stock-based compensation expense in the six months ended June 30, 2004 compared to the six months ended June 30, 2003 was due to stock-based compensation expense of RMB3.9 million (US$0.5 million) recorded on the 150,000 Series A preferred shares which our chief financial officer purchased during the second quarter of 2004 from Series A preferred share holders, partially offset by the full vesting in 2003 of most of the stock previously granted. Because the Series A shares were purchased by our chief financial officer from a principal shareholders group at a price below fair market value, non-cash stock based compensation expense was recorded, which represented the difference between the purchase price of US$1.53 and US$4.69, which is our best estimate of the fair market value of the Series A preferred shares at the time of sale based on the recent selling price of our shares.

We incurred an amortization of intangibles in the amount of RMB120,000 (US$14,499) due to our acquisition of GCH.

We paid more business taxes and surcharges in for the six months ended June 30, 2004 compared to the six months ended June 30, 2003 in line with increases in our revenues.

Other expenses, net.    We recorded other expenses of RMB22,602 (US$2,731) for the six months ended June 30, 2004, compared to RMB46,168 (US$5,578) for the six months ended June 30, 2003.

Income tax expense.    We incurred a tax expense of RMB0.3 million (US$0.1 million) for the six months ended June 30, 2004, compared to RMB1.0 million for the six months ended June 30, 2003. Our effective tax rate differs from the statutory tax rate of 33% primarily due to the preferential tax status of one of our affiliated Chinese entities, foreign tax differentials and certain non-deductible expenses.

Net loss.    We had net loss of RMB9.3 million (US$1.1 million) for the six months ended June 30, 2004, compared to a net loss of RMB3.4 million for the six months ended June 30, 2003. The increase in net loss was due to a significant increase in our operating expenses in the first six months of 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenues.    The following table sets forth certain information relating to our revenues for the two years ended December 31, 2002 and 2003.

	Year ended December 31,
	2002		2003			% growth
	RMB	% of revenues	RMB	US$	% of revenues
	(in thousands, except percentage data)
Travel Revenues
Hotel reservations	40,004	71.8%	60,253	7,280	81.0%	50.6%
Air ticketing	2,026	3.6	3,744	452	5.0	84.8
Other travel related revenues	6,371	11.4	2,233	270	3.0	(64.9)
Other revenues	7,349	13.2	8,160	986	11.0	11.0

Total revenues	55,750	100%	74,390	8,988	100%	33.3%

The following table sets forth the number of room-nights booked and the average commission per room-night and the number of air tickets sold for the two years ended December 31, 2002 and 2003.

	2002	2003	% growth
Number of room-nights booked	742,175	1,032,069	39.1%
Average commission per room-night (RMB)	54	58	7.4
Number of air tickets sold	37,972	73,147	92.6%

We had revenues of RMB74.4 million (US$9.0 million) in 2003, an increase of 33.3% over RMB55.8 million in 2002. Our total revenues increased primarily as a result of increases in our hotel booking and air-ticketing businesses, partially offset by decreases in our other travel related services. During the same period, revenues from our hotel reservations increased from RMB40.0 million in 2002 to RMB60.3 million (US$7.3 million) in 2003, representing a 50.6% growth, and revenues from air ticketing increased from RMB2.0 million in 2002 to RMB3.7 million (US$0.4 million) in 2003, representing an 84.8% growth. Our revenue growth was adversely affected by the outbreak of SARS, primarily during the second quarter of 2003. However, our hotel reservation and air-ticketing businesses experienced a strong rebound during the second half of the year.

The increases in our hotel reservation revenues reflect an increase in the number of hotel room-nights we booked, together with an increase in our average commission per hotel room-night. We generated a higher average commission by triggering escalating commissions for booking greater room-night volumes and experiencing a general rise in room rates. We generated higher air-ticketing revenues by booking more air tickets. With the exception of our short messaging service, our revenues from our non-travel related services have shown decreases as we continue to focus on our core travel business.

Cost of services.    Our cost of services declined 7.0% from RMB10.1 million in 2002, to RMB9.4 million (US$1.1 million) in 2003. Our cost of services decreased as a result of decreases in our payroll compensation during SARS when we implemented a policy of unpaid vacations, which was partially offset by higher telecommunication expenses resulting from an increase in toll-free phone calls.

Gross profit.    As a result of the above factors, we had a gross profit of RMB65.0 million (US$7.9 million) in 2003, an increase of 42.2% over RMB45.7 million in 2002.

Operating expenses.    The following table sets forth breakdown of our operating expenses for the two years ended December 31, 2002 and 2003.

	Year ended December 31,
	2002		2003
	RMB	% of revenues	RMB	US$	% of revenues	% growth
	(in thousands, except for percentage data)
Operating expenses
Service development	1,528	2.7%	2,022	245	2.7%	32.3%
Sales and marketing	35,142	63.0	44,903	5,425	60.4	27.8
General and administrative	10,542	18.9	10,513	1,270	14.1	(0.3)
Stock-based compensation	4,471	8.0	1,353	164	1.8	(69.7)
Amortization of goodwill and intangibles	—	—	20	2	—	N/A
Business tax and surcharges	2,816	5.1	4,109	496	5.5	45.9

Total operating expenses	54,499	97.8%	62,920	7,602	84.6%	15.5%

Our operating expenses were RMB62.9 million (US$7.6 million) in 2003, an increase of 15.5% over RMB54.5 million in 2002. As we achieve greater economies of scale, we expect that our operating expenses will continue to decrease as a percentage of our total revenues.

Our service development expenses grew in line with our revenues and reflect the expanding number of hotel supplier and air-ticketing supplier relationships, as well as higher maintenance costs on our expanded websites in 2003. We also incurred service development expenses as we upgraded the software used for our service platform in 2003.

Our sales and marketing expenses increased in 2003 because we significantly increased our promotion and marketing efforts in 2003. These efforts included the distribution of more eLong membership cards, additional online marketing programs, and other service promotional activities. We also paid more commissions to our resellers as they generated higher booking volumes. The increase in sales and marketing expenses was partially offset by reduced depreciation charges as a portion of our fixed assets became fully depreciated.

Our general and administrative expenses remained stable as a result of the increased expenses related to the hiring of additional administrative staff in the fourth quarter of 2003 and higher rental expenses resulting from the expansion of our business in 2003, offset by reduced depreciation charges as a portion of our fixed assets become fully depreciated.

Our stock-based compensation expense results from amortization of vesting ordinary shares and stock options granted to directors and executive officers. The decrease in our stock-based compensation expense in 2003 was due to the full vesting of the ordinary shares in May 2003.

We paid more business taxes and surcharges in 2003 compared to 2002 due to increases in our revenues.

Other expenses, net.    We recorded other expenses of RMB21,043 (US$2,543) in 2003, compared to RMB690,232 in 2002. Other expenses decreased in 2003 primarily as a result of an impairment charge of RMB591,000 we recognized in 2002 due to the other-than-temporary decline in the market value of an investment security that we held, which was partially offset by an increase in the interest income we earned in 2003. Our interest income earned on cash deposits increased from RMB30,173 in 2002 to RMB118,663 (US$14,337) in 2003, reflecting the interest earned on the proceeds from our Series A preferred share private placement.

Income tax expense.    We incurred a tax expense of RMB0.5 million (US$0.06 million) in 2003, compared to RMB0.6 million in 2002. Our effective tax rate differs from the statutory tax rate of 33% primarily due to the tax holiday and the preferential tax status of one of our affiliated Chinese entities, foreign tax differentials and certain non-deductible expenses.

Net income (loss).    We had net income of RMB1.6 million (US$0.2 million) in 2003, compared to a net loss of RMB10.1 million in 2002. Our net income was achieved as a result of a significant increase in revenues, decreases in stock-based compensation expense and in cost of services, offset by proportionately smaller increases in service development expenses, sales and marketing expenses and business taxes and surcharges. Our general and administrative expenses remained steady from 2002 to 2003.

Year Ended December 31, 2002 Compared to the Period from April 4, 2001 to December 31, 2001

We were incorporated in April 2001. Consequently, our results for the period from April 4, 2001 to December 31, 2001 are not comparable to our full year results when compared to the year ended December 31, 2002.

Revenues.    The following table sets forth certain information relating to our revenues for the period from April 4, 2001 to December 31, 2001 and the year ended December 31, 2002.

	Period from April 4, 2001 to December 31, 2001		Year ended December 31, 2002
	RMB	% of revenues	RMB	% of revenues
	(in thousands, except percentage data)
Travel Revenues
Hotel reservations	14,038	50.4%	40,004	71.8%
Air ticketing	1,049	3.8	2,026	3.6
Other travel related revenues	3,647	13.1	6,371	11.4
Other revenues	9,104	32.7	7,349	13.2

Total revenues	27,838	100%	55,750	100%

The following table sets forth the number of room-nights booked and the average commission per room-night for the period from April 4, 2001 to December 31, 2001 and the year ended December 31, 2002.

	2001	2002	% growth
Number of room-nights	388,677	742,175	90.9%
Average commission per room-night (RMB)	47	54	14.9%

We had revenues of RMB55.8 million in 2002 and RMB27.8 million in 2001. Our total revenues increased primarily as a result of a full year operating period in 2002 compared to an abbreviated operating period in 2001, as well as increases in revenues from our travel related services. The increases in our hotel reservation revenues reflect an increase in the number of hotel room-nights we booked, together with an increase in our average commission per hotel room-night. We generated a higher average commission by triggering escalating commissions for booking greater room-night volumes and experiencing a general rise in room rates. We generated higher air-ticketing revenues in 2002 by booking more air tickets. With the exception of advertising revenues, our revenues from our non-travel related services have shown increases primarily as a result of the longer period of operations in 2002.

Cost of services.    Our cost of services were RMB10.1 million in 2002 and RMB9.5 million in 2001. Our cost of services included our call center costs, which consist predominantly of cost of labor and telecommunications expenses. Our cost of services increased as a result of a longer operating period in 2002, the hiring of more staff in 2002 as we expanded our operations and the increased number of toll-free calls we received in 2002. Due to economies of scale, our call center costs showed a proportionally smaller increase despite a larger increase in our revenues over the same period.

Gross profit.    As a result of the above factors we had a gross profit of RMB45.7 million in 2002, compared to RMB18.3 million in 2001.

Operating expenses.    The following table sets forth the breakdown of our operating expenses for the period from April 4, 2001 to December 31, 2001 and the year ended December 31, 2002.

	Period from April 4, 2001 to December 31, 2001		Year ended December 31, 2002
	RMB	% of revenues	RMB	% of revenues
	(in thousands, except percentage data)
Operating expenses
Service development	1,174	4.2%	1,528	2.7%
Sales and marketing	21,130	75.9	35,142	63.0
General and administrative	5,898	21.2	10,542	18.9
Stock-based compensation	3,167	11.4	4,471	8.0
Amortization of goodwill and intangibles	583	2.1	—	—
Business tax and surcharges	1,360	4.9	2,816	5.1

Total operating expenses	33,312	119.7%	54,499	97.7%

Our operating expenses were RMB54.5 million in 2002, compared to RMB33.3 million in 2001.

Our service development expenses grew in 2002 due to the expanding number of travel supplier relationships, as well as higher maintenance costs due to our expanded websites. We also incurred service development expenses as we upgraded the software used for our service platform in 2002.

Our sales and marketing expenses increased in 2002 compared to 2001 due to the longer operating period in 2002. In this longer operating period we incurred higher salary and bonus expenses, distributed more eLong membership cards, and paid more commissions to our resellers as they generated more booking volumes in 2002.

Our general and administrative expenses increased in 2002 as a result of the longer operating period and additional payroll expenses associated with hiring more staff.

Our stock-based compensation resulted from amortization of vesting ordinary shares granted to directors and executive officers in April 2001.

We incurred no amortization of goodwill in 2002 due to the adoption of Statement of Financial Accounting Standards No. 142, which requires that goodwill not to be amortized.

We paid more business taxes and surcharge expenses in 2002 compared to 2001 due to increases in our revenues.

Other expenses, net.    We recorded other expenses of RMB690,232 in 2002, as compared to RMB42,319 in 2001. The significantly higher other expenses we recorded in 2002 were due to an impairment charge of RMB591,000 relating to an investment security we held and higher interest expenses, as well as a lower interest income earned on lower average cash balances in 2002.

Income tax expense.    We incurred an income tax expense of RMB580,109 in 2002, compared to RMB70,910 in 2001. Our effective tax rate differs from the statutory tax rate of 33% primarily due to foreign tax differentials and non-deductible expenses.

Net loss.    We had a net loss of RMB10.1 million in 2002, compared to a net loss of RMB15.1 million in 2001. Our net loss decreased significantly as a result of a significant increase in revenues and a decrease in amortization, offset by proportionately smaller increases in cost of services, service development expenses, general and administrative expenses, sales and marketing expenses and business taxes and surcharges.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated.

	April 4, 2001 to December 31, 2001	Year ended December 31,			Six months ended June 30,
		2002	2003		2003	2004
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for percentage data)
Net cash provided by (used in) operating activities	(7,910)	1,621	(7,429)	(898)	1,803	(12,285)	(1,484)
Net cash used in investing activities	(23,305)	(494)	(1,628)	(197)	(616)	(7,293)	(881)
Net cash provided by (used in) financing activities	36,649	(1,218)	76,856	9,286	(138)	(1,084)	(131)
Effect of foreign exchange rate changes on cash	—	—	(11)	(1)	—	(22)	(3)
Net increase (decrease) in cash and cash equivalents	5,434	(91)	67,788	8,190	1,049	(20,684)	(2,499)

Cash and cash equivalents at beginning of period/year	—	5,434	5,344	646	5,344	73,132	8,836
Cash and cash equivalents at end of period/year	5,434	5,344	73,132	8,836	6,393	52,448	6,337

Operating activities.    Our net cash used in operating activities was RMB12.3 million (US$1.5 million) for the six months ended June 30, 2004, compared to net cash provided by operating activities of RMB1.8 million for the six months ended June 30, 2003. Net cash used in operating activities increased primarily as a result of a RMB15.1 million increase in accounts receivable associated with our corporate travel business, partially offset by a net increase in accrued expenses and other payables mainly associated with payroll and commissions.

Net cash used in operating activities was RMB7.4 million (US$0.9 million) in 2003, compared to net cash provided by operating activities of RMB1.6 million in 2002 and net cash used in operating activities of RMB7.9 million in 2001. The level of cash used in operating activities was higher in 2003 as a result of increases in our accounts receivable and prepaid expenses and other current assets, partially offset by increases in our accounts payable. Our accounts receivable increased primarily as a result of an expansion of our corporate travel service in which hotel rooms and air tickets are prepaid by us. As we continue to expand our corporate travel service business, we expect that our accounts receivable will increase substantially. We intend to finance the additional working capital needs resulting from the growth in our corporate travel services with our cash balances and a portion of the net proceeds we will receive from this offering. Our prepaid expenses and other current assets increased primarily as a result of the rental deposits for new office space and other prepaid marketing expenses. We used additional net cash in 2001 due to the start up and commencement of operations of our business.

Our operations are dependent on the cash flow we receive from our affiliated Chinese entities through our contractual arrangements with each affiliated Chinese entity. Our affiliated Chinese entities pay pre-agreed fees to us for the technical or other services that we provide to them. Our affiliated Chinese entities pay pre-agreed fees based on prevailing “market rates.” The term “market rates” in our agreements with our affiliated Chinese entities is not clearly defined and we determine “market rates” based on input from ourselves and our affiliated Chinese entities, taking into account any external “market rate” that may have developed for the services that we provide. Because the same individuals control both our company and our affiliated Chinese entities, we are able to adjust “market rates” and any payment schedule from the affiliated Chinese entity to us. While we are not aware of any restrictions that prevent the transfer of funds from our affiliated Chinese entities to us, any such restriction would limit our cash flow and have an adverse effect on our financial condition. See “Risk Factors—Risks Related to Our Business—Our affiliated Chinese entities are controlled by Justin Tang, which may pose potential conflicts of interests, and if they violate their contractual agreements with us, our business could be harmed, our reputation could be damaged and we might have to resort to litigation to enforce our rights, which could be time-consuming and expensive.”

Investing activities.    Our net cash used in investing activities was RMB7.3 million (US$0.9 million) for the six months ended June 30, 2004, compared to net cash used in investing activities of RMB0.6 million for the six months ended June 30, 2003. Net cash used in investing activities increased as a result of our GCH acquisition and our capital expenditures spent during the first quarter of 2004. In addition, for the six months ended June 30, 2003, we did not invest significantly in any activities as a result of the negative impact of the SARS outbreak in 2003.

Net cash used in investing activities was RMB1.6 million (US$0.2 million) in 2003, compared to net cash used in investing activities of RMB0.5 million in 2002 and RMB23.3 million in 2001. In 2001 we acquired eLong Beijing for US$1.5 million (RMB equivalent 12.4 million) in order to commence operations. In addition, from 2001 to 2002, we also placed a total of RMB12.0 million with Shenzhen Youyuan Investment Company, an affiliate of Billable Development, which is a significant shareholder of our company. Shenzhen Youyuan Investment Company managed the money for us and we received a guaranteed annual interest of 2.25% on the placement. As of December 31, 2003, all the principal and interest were repaid in full. In 2003, we used RMB5.2 million (US$0.6 million) to purchase certain fixed assets including server equipment and computers as part of our relocation to our new headquarters.

Financing activities.    Our net cash used in financing activities was RMB1.1 million (US$0.1 million) for the six months ended June 30, 2004, compared to net cash used in financing activities of RMB0.1 million for the six months ended June 30, 2003. Our net cash provided by financing activities was due to a repayment of receivables from certain shareholders in connection with the issuance of our ordinary shares.

Our net cash provided by financing activities was RMB76.9 million (US$9.3 million) in 2003, compared to net cash used in financing activities of RMB1.2 million in 2002 and net cash provided by financing activities of RMB36.6 million in 2001.

In April 2001, we issued 16.0 million of our ordinary shares to our initial shareholders for RMB37.3 million. In August 2003, we repurchased and cancelled approximately 3.3 million shares from our shareholders for RMB41.4 million and we received US$15.0 million from four investors, in exchange for 9,787,494 Series A preferred shares. The Series A preferred shares will be automatically converted into ordinary shares upon consummation of this offering. We do not currently have any borrowing facility in place and have no current plans to establish one.

Our capital expenditures totalled RMB0.8 million, RMB3.0 million and RMB5.2 million (US$0.6 million) in 2001, 2002 and 2003, respectively. We expect our capital expenditures in 2004 to amount to approximately RMB12.0 million (US$1.5 million) of which RMB3.2 million (US$0.4 million) was spent in the first six months of 2004. Our capital expenditures relate primarily to purchases of computer equipment, servers and computer software to support the expansion of our business. We anticipate that our capital expenditures in the remainder of 2004 will also consist of similar equipment and software purchases.

During the near term, we intend to continue to focus our marketing campaign on retaining existing customers and acquiring new customers. In addition, we plan to continue to invest in expanding our service offerings, improving our websites and improving the infrastructure supporting customer service and customer care. We believe that the proceeds to us from this offering, our available cash and anticipated future operating cash flows will be sufficient to fund currently anticipated liquidity needs in the near term. However, any projections of future cash inflows and outflows and any projections of the future state of the economy and travel industry conditions, which may have direct effect on our cash inflows, are subject to substantial uncertainty.

If we determine that we need to raise additional capital in the future, we may seek to sell additional equity or borrow funds. The sale of additional equity would result in dilution to our existing equity holders. We cannot assure you that any of these financing alternatives will be available in amounts or on terms acceptable to us, if at all. If we are unable to raise or borrow any needed additional capital, we could be required to significantly alter our operating plan, which could have a material adverse effect on our business, operating results or financial condition.

Subsequent Event

In August 2004, we received US$58.7 million from IAC in exchange for the issuance of 11,188,570 Series B preferred shares, and we repurchased and cancelled 1,581,874 Series A preferred shares and 4,012,411 ordinary shares from existing shareholders for an aggregate purchase price of US$29.3 million. We retained the remainder, or approximately US$29.4 million, of the amount received from IAC. Of the retained amount, approximately US$4.4 million is currently being held in escrow, of which, subject to: (1) possible claims by IAC for indemnification under our agreement with IAC for representations, warranties, and covenants provided by us, and (2) payment by us for certain post-closing matters, approximately US$1.1 million will be released to us on August 4, 2005 and the balance will be released to us on March 31, 2006. The Series B preferred shares will be automatically converted into either ordinary shares or high-vote ordinary shares on the 31st business day after the completion of this offering. We believe that no material contingencies exist in respect of IAC’s indemnification rights and that the payments to IAC will not have a material effect on our financial condition.

Contractual Cash Obligations

In November 2003, we entered into a three-year leasing agreement for 3,744 square meters of office space in Beijing for our headquarters, with an option to renew for an additional two-year term. The annual payment under the lease is RMB2.6 million (US$0.3 million).

Future minimum lease payments under non-cancelable operating leases with initial or remaining lease terms in excess of one year as of December 31, 2003 are:

	Minimum lease amount
	(RMB)	US$
2004(1)	4,021,355	485,847
2005	2,619,240	316,448
2006	2,619,240	316,448

Total	9,259,835	1,118,743

(1)	Also includes approximately RMB1.4 million (US$0.2 million) for lease payments on our other branch offices.

We are also contractually obligated to pay RMB3.0 million (US$0.4 million) and RMB0.5 million (US$0.1 million) in 2004 and 2005, respectively, related to the acquisition of GCH. See “— Recent Acquisition.”

Off-balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees or arrangements, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts.

Inflation and Monetary Risk

Inflation in China has not had a material impact on our results of operations in recent years. According to the National Bureau of Statistics of China, the change in Consumer Price Index in China was 0.7%, -0.8% and 1.2% in 2001, 2002 and 2003, respectively.

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk.    Our exposure to interest rate risk for changes in interest rates relates primarily to the interest income generated by excess cash and cash equivalents deposited in banks. Cash and cash equivalents consist of cash on hand and in bank and certificates of deposit with an initial term of less than three months.

The carrying amounts of cash and cash equivalents, accounts receivable and other receivables represent our principal exposure to credit risk in relation to our financial assets. As of December 31, 2003, substantially all of our cash and cash equivalents were held with major international banks which we believe are of acceptable credit quality. We have not used any derivative financial instruments to hedge interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates, although our future interest income may fluctuate in line with changes in interest rates. The risk associated with fluctuating interest rates is principally confined to our cash deposits in banks, and, therefore, our exposure to interest rate risk is minimal.

Foreign exchange risk.    Substantially all of our revenue-generating operations are transacted in Renminbi, which is not fully convertible into foreign currencies. Excluding amounts held in escrow, we currently have approximately US$30 million held in United States dollar denominated deposits. We have not used any forward contracts or currency borrowings to hedge our exposure to foreign currency risk, but we believe that our current exposure to foreign exchange risks is manageable. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — Fluctuation of the Renminbi may materially and adversely affect the value of your investment.”

Recent Accounting Pronouncements

In November 2002, the EITF reached a consensus on Issue No.00-21, “Revenue Arrangements with Multiple Deliverables”, or “EITF No.00-21”. EITF No. 00-21 addresses how revenue arrangements with multiple deliverables should be divided into separate units of accounting and how the arrangement consideration should be allocated to the identified separate accounting units. For our purposes, EITF No.00-21 is effective for fiscal periods beginning after June 15, 2003. The adoption of this consensus did not have a significant impact on our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” SFAS No.150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It also includes required disclosures for financial instruments within its scope. For our purposes, SFAS No.150 was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first financial year beginning after June 15, 2003. FASB Staff Provision No. FAS150-3 deferred certain provisions of SFAS No.150 for certain mandatorily redeemable non-controlling interests. We currently do not have any financial instruments that are within the scope of SFAS No.150.

THE TRAVEL AND TOURISM INDUSTRY IN CHINA

The facts and statistics used in this prospectus relating to the travel industry and economy in China are derived from various government and institute research publications. While we have taken reasonable care to ensure that these facts and statistics presented are accurately reproduced from such sources, we have not independently verified them. These facts and statistics may not be comparable to similar facts and statistics collected for the industry or economy in the United States and other countries.

In terms of domestic tourism spending in 2002, the approximately RMB388 billion (US$46.9 billion) travel industry in China is large and growing rapidly. We expect the industry to continue to experience rapid growth as China’s economy continues to develop. Travel and tourism in China is characterized by a highly fragmented and inefficient travel service sector due to many factors, including the lack of consolidated hotel ownership, the lack of a centralized hotel reservation system, the localized nature of travel agencies and a dual regulatory regime. We believe that the fragmented nature of the travel market in China will create increasing demand for central reservation platforms such as our own capable of consolidating a wide range of travel information and negotiating favorable terms with travel suppliers on the basis of scale from our aggregated demand.

According to the China National Tourism Administration, as of the end of 2002, China had more than 11,500 travel agencies, with the top 100 domestic travel agencies having an aggregate market share of less than 2%. As the requirements of travelers become more complex, we believe that these local agencies, which had been accustomed to providing services using state-owned travel suppliers, have been increasingly unable to respond to the changing needs of business and leisure travelers in China. In addition, the development of China’s tourism infrastructure has resulted in an increasing number of travelers who choose to engage in leisure travel without the constraints inherent in packaged group tours. These frequent independent travelers, or FITs, represent a key segment of the growing travel industry in China that we seek to serve.

The increasing accessibility of the Internet in China creates a foundation for new markets and opportunities, providing the ability to bring together a large number of segmented suppliers and customers in a highly fragmented travel industry. We believe that we are well positioned to benefit from these trends in China’s travel industry.

Historical Background

Following the founding of the People’s Republic of China, government agencies and state-owned enterprises dominated commercial activity in China up until the late 1970s when the Chinese government began to introduce market-based economic reforms. In the past, large state-owned travel agencies provided travel services to the consumers. The three largest travel agencies, the China Travel Service, or CTS, the China International Travel Service, or CITS, and the China Youth Travel Service, or CYTS, operated as loosely organized groups of individual local agencies that often had strong ties to local governments. The local offices of these organizations functioned individually with their own networks of customers and service suppliers. The choices available to travelers through these organizations were limited and the quality of services was inconsistent. For example, accommodation and transportation arrangements would be limited to hotels and airlines with which the local branch of the travel agencies had established relationships. While these state-owned agencies have made some efforts to integrate their widespread operations across the country, high levels of decentralization have persisted in the travel industry in China.

The Growth of the Economy and Tourism Industry in China

China’s economy has grown rapidly in recent years with compound annual GDP growth of 8.2% in the period from 2000 through 2002. As China’s economy has developed, the per capita annual incomes of urban and rural households have also increased. The following table sets forth certain statistical information regarding China’s recent economic performance and per-capita annual income for the periods indicated.

	Year			CAGR
	2000	2001	2002
GDP (RMB in billions)	8,947	9,731	10,479	8.2%
Real GDP growth rate (%)	9.0	8.8	7.7	N/A
Per capita GDP (RMB)	7,086	7,651	8,184	7.5

Per capita annual income of rural households (RMB)	3,146	3,307	3,449	4.7
Per capita annual income of urban households (RMB)	6,296	6,869	8,177	14.0

Sources: China Statistical Yearbooks 2001, 2002 and 2003.

Expenditures on tourism have grown at an even faster pace than GDP. In conjunction with rising per capita income in China, government policies have also fostered the development of the leisure travel and market. In the past decade, the central government and various levels of local governments in China have actively sought to promote investment in tourism infrastructure in order to further develop tourism. According to the China Statistical Yearbook, investment in capital construction for the tourism sector rose from RMB2.5 billion in 1998 to RMB5.1 billion in 2002. Since 1998, a total of RMB16.4 billion has been invested in capital construction for travel and tourism. Various levels of government have also introduced a number of policy initiatives to encourage tourism, including the introduction in 1999 of weeklong holidays for Labor Day in May and National Day in October, paid vacation days and the relaxation of many outbound travel restrictions. By 2003, the number of official off-days, including weekends and holidays, had reached 114 days per year, helping to stimulate travel demand.

Domestic travel volume has risen from approximately 280 million trips in 1990 to approximately 878 million trips in 2002, most of which was leisure oriented. In 2002 China posted 12.0% and 10.1% increases from 2001 in the number of domestic trips and in domestic tourism spending, respectively. International tourism grew as well, rising 11.0% in terms of international tourist arrivals and 14.6% in terms of international tourism revenues in 2002. China’s growth in tourism was adversely affected in the first half of 2003 due to the effects of SARS, but growth in tourism has since recovered and is expected to be robust in 2004. The following table shows a summary of certain tourism statistics in China for the periods indicated.

	Year			CAGR
	2000	2001	2002
Domestic tourism spending (RMB in billions)	317.6	352.2	387.8	10.5%
Tourists (Overnight Visitors) (in millions)	31.2	33.2	36.8	8.6
International tourism receipts (US$ in billions)	16	17.8	20.4	12.1

Sources: The Yearbooks of China Tourism Statistics 2001, 2002 and 2003

The expansion in economic activity and tourism in China has led to a rapid expansion in the hotel sector. According to the Yearbook of China Tourism Statistics, the number of star-rated hotels, as rated by China National Tourism Bureau, grew from 853 in 1992 to 8,880 in 2002, with the number of rooms growing from 167,195 in 1992 to 897,206 in 2002. The following table shows the growth in the number of hotels in China with star rating and associated occupancy rates as of the dates and for the periods indicated.

	As of December 31,			CAGR
	2000	2001	2002
Number of hotels with star rating	6,029	7,358	8,880	21.4%
Three- to five-star hotels	2,368	2,857	3,656	24.3
One- and two-star hotels	3,661	4,501	5,224	19.5
Total number of rooms	594,678	816,260	897,206	22.8
Total number of occupied room-nights (in millions)	125.0	174.2	197.1	25.6
Average occupancy rate (%)	57.6	58.5	60.2	N/A

Sources: The Yearbooks of China Tourism Statistics 2001, 2002 and 2003

Domestic air traffic in China has also been increasing rapidly. According to the China Statistical Yearbook, the number of civil flight routes connecting parts of China increased from 385 routes in 2000 to 1,015 routes in 2002. The following table shows recent traffic volume for China’s airline industry and at selected airports in China as well as some statistics for selected airports in the United States for the periods indicated for comparison purposes.

	Year			CAGR
	2000	2001	2002
	(in millions of passengers, except for flight routes)
Total annual number of domestic air passengers	60.3	68.3	77.6	13.4%
Total number of domestic civil aviation flight routes	385	563	1,015	62.4
Annual airport traffic in Beijing (PEK)	21.7	24.2	27.2	13.8
Annual airport traffic in Shanghai
Shanghai Pudong (PVG) (1)	5.5	6.9	11.0	41.2
Shanghai Hongqiao (SHA)	12.1	13.8	13.7	6.1
Annual airport traffic in New York (JFK)	32.8	29.4	29.9	-4.5
Annual airport traffic in Chicago (ORD) (2)	72.1	67.4	66.6	-3.9

(1)	The Shanghai Pudong International Airport opened on October 1, 1999. As a result, growth rates for passenger traffic at this airport may not represent an accurate basis of comparison.
(2)	The decline in airport traffic in the United States in 2001 and 2002 may reflect to a significant extent the effects of the terrorist attacks on September 11, 2001.
Sources:	National Bureau of Statistics of China website (www.stats.gov.cn/english/); China Statistical Yearbooks 2000 – 2003; the John F. Kennedy International Airport website (www.panynj.gov/aviation/jfkframe.htm); the Chicago O’Hare International Airport website (www.ohare.com/ohare/home.asp).

Changing Travel Patterns in China

Leisure travel in China has in the past consisted principally of packaged group tours. Traditional travel agencies in China focus on packaged group tours. According to CYTS, one of the largest traditional travel agencies, approximately 90% of their customers traveled in tour groups in 2002. The typical tour group follows a set itinerary and is organized by a travel agency. The agency receives a fixed fee and negotiates discounted prices for hotel rooms and other travel related services either directly or through other intermediaries. Guided tour groups are generally useful to travelers who travel infrequently and who are unfamiliar with their destinations and who are looking for an economical way of travel. However, tour groups offer minimal flexibility in the choice of destinations, length of stay and timing of one’s travel.

According to market data from CEIC Data Company Ltd., the frequent independent traveler, or FIT, segment of travelers grew at an approximately 18% compound annual growth rate from 1999 to 2002 and is the largest growing group of travelers in China. FITs are defined as travelers who do not travel with tour groups and who require flexibility in the selection of accommodations and transportation. FITs are typically more sophisticated urban dwellers who value customized experiences. We expect that as Chinese travelers become wealthier and more experienced with leisure travel, the appeal of traditional tours will become less important than the ability to arrange one’s own schedule.

In the past, business travelers, who usually traveled on government business, had little choice but to accept the arrangements made by their organizations or by local travel agencies hired by their organizations. Accommodation and transportation arrangements were generally in the form of state-owned guesthouses or airlines that were part of the travel agent’s network. We believe that the increase in commercial activity has contributed to a growing number of people in China conducting business travel outside of government related business travel.

Traditionally, most companies in China have relied on either local travel agencies or their internal resources for business travel planning. Companies in China have begun to recognize the importance of focusing on their core competency by outsourcing non-critical functions. A growing number of medium and large-sized companies are beginning to centralize their corporate travel management by outsourcing to professional travel service providers.

Inefficiencies and Fragmentations in the Travel Market in China

The travel market in China is highly fragmented with an underdeveloped booking, reservation and fulfillment infrastructure, and with no dominant nationwide travel agencies. As a result of market reforms, a gradual shift from state-owned to privately-owned travel agencies and changing travel patterns, the travel market in China is undergoing a period of change. While competition among the older state-owned travel agencies and the privately owned travel agencies has significantly promoted the development of China’s travel service, the industry remains inefficient and is likely to remain so in the foreseeable future.

Inefficiencies in the hotel reservation system.    According to the Year Book of China Tourism Statistics 2003, as of December 31, 2002, China had 3,656 three-, four- or five-star hotels. Hotels in China are generally run independently and are not part of large chains. The largest hotel chains in China are small relative to the larger hotel chains in the United States. There is no industry wide electronic reservation infrastructure similar to that available in the United States and parts of Europe.

There is no national distribution system for hotel rooms in China. Travel agents generally have to negotiate room availability and rates with the hotel each time they make a booking. Hotel suppliers in China are not able to benefit from an efficient distribution system that is managed by a centralized process. Until recently, travelers in China did not have access to comprehensive hotel information or a central location for bookings. Instead, consumers in

China and hotels interact through walk-in room reservations, direct call-in reservations, business conventions and traditional travel agency bookings.

Inefficiencies in the air-ticketing system.    Currently, TravelSky Technology Limited, or TravelSky, operates the only nationwide system for air-ticket reservations in China. Consumers in China do not have access to direct bookings on TravelSky unless it is done through individual travel agencies. Moreover, the delivery of air tickets remains inefficient. The majority of consumers in China receive their air tickets through physical delivery and payment to the travel agency is made upon delivery. The process of physical delivery means that consumers in China do not have a reliable or timely delivery process that can respond to last minute travel needs. For example, business travelers who change their flight destinations at the last minute often have to wait for the delivery of a physical ticket before they can initiate their travel. While some airlines in China have recently begun to offer electronic ticketing, there is currently no universal electronic ticketing system available.

Inefficiencies in traditional travel agencies.    Travel agencies in China tend to be unaffiliated, small office operations. Even the four travel agencies that operate on a nationwide basis are mostly structured such that each office operates independently from the others. Consumers in China have generally not been able to enjoy the benefits that can be offered by a nationwide, integrated travel agency.

Inefficiencies created by separate regulatory regimes.    Under current regulations, two distinct regulatory bodies regulate the travel industry in China. In order to sell air tickets, travel agencies must obtain a permit from the Civil Aviation Administration of China. If a travel agency intends to conduct the air-ticketing business in more than one city, an air-ticketing permit is required for every city, as there is currently no national air ticketing license. In addition, in order to conduct other travel-related business such as hotel reservations, the travel agency must obtain a separate license from the China National Tourism Administration. Consumers who wish to purchase both air tickets and make hotel reservations through a single agency must use a travel agency that performs both functions. Many traditional travel agencies are unable to perform both functions given the limited number of licenses that can be issued and the costs associated with obtaining each license. As a result, consumers are often forced to arrange travel plans with multiple travel agencies.

Internet Growth in China

According to the China Statistical Yearbook 2003, China had a total population of 1.3 billion, with approximately 470 million people concentrated in urban areas such as Beijing, Shanghai, Guangzhou and Wuhan. According to China Internet Network Information Center, China had approximately 87 million Internet users as of June 30, 2004, 28% higher than as of June 30, 2003. The majority of these Internet users are from urban centers. The increasing accessibility of the Internet in China creates a foundation for new markets and opportunities, providing the ability to bring together a large number of segmented suppliers and customers in a fragmented travel industry. In an online environment, consumers have access to a broad array of information that enables them to conveniently and efficiently evaluate and compare travel options, while suppliers can extend their marketing reach to a large base of widely dispersed potential customers. As Internet usage grows, consumer adoption of e-commerce and online travel booking is expected to increase accordingly.

OUR BUSINESS

Overview

We are a leading online travel service provider in China. We utilize a centralized modern call center and web-based distribution technologies to provide our services. We seek to serve China’s emerging class of FITs, who engage in business and leisure travel. According to the China Statistical Yearbook 2003, China’s domestic tourism spending totaled approximately RMB388 billion in 2002, and we believe FITs to be a fast-growing, yet relatively underserved segment of this market. Through our nationwide 24-hour toll-free call center, our user-friendly Chinese and English language websites and our extensive reseller network, we provide our customers with consolidated travel information and the ability to book rooms at discounted rates at over 2,600 hotels in more than 220 cities across China. The majority of our hotel suppliers are three-, four- or five-star hotels, as rated by the China National Tourism Bureau, catering to higher-end travelers. We also offer convenient air ticketing and other travel related services, such as rental cars, vacation packages and corporate travel services, at competitive prices.

Since our inception in April 2001, we believe we have built one of the largest travel service distribution networks in China. We offer our customers a wide selection of hotel rooms in all major cities in China, usually at significant discounts to published rates, and guaranteed year-round room availability at many hotels. Our hotel booking volume has increased from approximately 389,000 room-nights in 2001 to approximately 1,032,000 room-nights in 2003. In the six months ended June 30, 2004, we booked approximately 847,300 room-nights, compared to the approximately 343,600 room-nights we booked in the six months ended June 30 2003. For the three months ended September 30, 2004, we booked approximately 538,000 room-nights. We offer our travel suppliers access to aggregated consumer demand, giving them the ability to promote their hotels and other travel related services to a large and growing base of customers at low incremental cost.

We also book air tickets for all major airlines in China and many international airlines that operate flights originating from China. We issue and deliver air tickets using a network of local agents throughout major cities in China. In the six months ended June 30 2004, we sold approximately 93,600 air tickets, compared to approximately 20,700 air tickets we sold in the six months ended June 30, 2003. For the three months ended September 30, 2004, we sold approximately 81,000 air tickets.

We have experienced significant growth since we began operations in 2001. For the six months ended June 30, 2004, we generated revenues of RMB60.1 million (US$7.3 million), an increase of 146.0% over RMB24.4 million generated in the six months ended June 30 2003. We generated revenues of RMB74.4 million (US$9.0 million) for the year ended December 31, 2003, an increase of 33.3% from 2002. We recorded a net income of RMB1.6 million (US$0.2 million) for the year ended December 31, 2003 and a net loss of RMB9.3 million (US$1.1 million) for the six months ended June 30, 2004. We recorded a net loss for the first six months ended June 30, 2004 as a result of our one-time payment of individual income tax obligations on behalf of five senior members of our management team, our payments into government-mandated multi-employer defined contribution plans, our compensation charge in relation to the employment of our chief financial officer, our provisions for doubtful accounts and our performance bonus paid to non-senior members of management. Approximately 81.0% of our total revenues in 2003 and 79.9% of our total revenues for the six months ended June 30, 2004 were derived from our hotel booking business, with the remainder of our revenues being largely derived from sales of air tickets, short messaging services, Internet advertising the sale of co-branded and VIP membership cards and Internet service to hotels.

Recent Developments

On August 4, 2004 we issued and sold 11,188,570 Series B preferred shares to IAC, which, among other things, owns and operates, through its IAC Travel division, various online travel businesses, including Expedia, Hotels.com, Hotwire and the WWTE private label business. We used approximately one-half of the proceeds of the sale to repurchase securities from our existing shareholders. After the share repurchase we retained US$29,345,033 of the aggregate purchase price. Of that amount, US$4,401,754 is being held in escrow, of which, subject to: (1) possible claims by IAC for indemnification under our agreement with IAC for breaches of representations, warranties, and covenants provided by us, and (2) payment by us for certain post-closing matters, US$1,100,438 will be released to us on August 4, 2005 and the balance will be released on March 31, 2006. In addition, we granted IAC options to purchase additional ordinary shares, and a warrant to purchase a number of our high-vote ordinary shares that will, if exercised, result in IAC’s holding approximately 52% of our outstanding shares and approximately 96% of our voting power on a fully-diluted basis. See “Investment by IAC/InterActiveCorp” for a more detailed description of the IAC investment.

We are organized under the law of the Cayman Islands and have a wholly owned subsidiary in China that conducts operations in China under a series of contractual arrangements with our affiliated Chinese entities. See “Corporate Structure and Related Party Transactions” for information on our operating structure.

Our Opportunity

We expect the travel and tourism industry in China to continue to grow rapidly as China’s economy continues to expand. China’s travel service industry is fragmented and inefficient. This fragmentation creates a market opportunity for our centralized reservation platform offering comprehensive travel information and favorable terms negotiated with travel service suppliers across China on the basis of scale from our aggregated demand. See “The Travel and Tourism Industry in China.”

Our Strengths

We have quickly become one of the leading travel service providers in China by capitalizing on our following competitive strengths:

Brand leadership.    As one of the early movers in the industry to adopt modern communications and Internet technologies, we believe that we have established one of the best-known brands for travel services in China. We believe our customers associate the eLong brand with value, convenience and innovation. According to a survey conducted in January 2004 by iResearch, an online market research company in China, our Chinese-language website ranked number one in terms of consumer awareness for online travel services in China.

Nationwide reach for nationwide travel destinations.    Our customers can make reservations for accommodation at over 2,600 hotels in more than 220 cities across China, and book domestic and international air tickets, vacation packages and rental cars by calling our centralized 24-hour call center from anywhere in China or by logging onto our websites. Our customers may also access our services through our extensive nationwide reseller network consisting of more than 4,000 travel service providers. We issue and deliver air tickets using a network of local agents in major cities in China.

Total customer focus.    We provide our customers with comprehensive travel information, allowing them to conveniently compare prices, browse availability and amenity options, and select the price and supplier that best meet their individual travel needs. We enhance customer experience through services such as personalized phone greetings, mobile text messaging that provides destination information, and a loyalty program that rewards repeat customers. Our user friendly websites, well trained call center representatives and continuous service development efforts reflect our focus on providing superior customer service.

Strong supplier value.    We offer our travel suppliers access to aggregated consumer demand and the ability to promote their services to a large and growing base of frequent independent travelers seeking higher-end travel services. In addition, our call center and web-based transaction and service platform, with its easy-to-use supplier interface, allows our suppliers to promote their services at low incremental cost and with minimal changes to their existing systems.

Streamlined business operations through tailored information management systems.    We have drawn on our in-depth knowledge of the business practices unique to China’s travel service industry to develop proprietary processes and technology-based systems for use in our business. These processes and systems incorporate business intelligence, customer relationship management, order processing, financial reporting and performance management and enable us to coordinate effectively the activities of our staff, agents, suppliers and resellers. This results in streamlined operations, a higher degree of operating flexibility and stronger customer relationships through enhanced customer service.

Scalable and cost-efficient platform.    Our transaction and service platform, enabled by our centralized call-center and web-based distribution technologies, provides superior scalability and significant cost advantages over traditional methods of travel service distribution. Our platform allows us to expand our range of services and extend our geographical reach without making major changes to our existing infrastructure or incurring significant capital costs.

Experienced management.    We believe that our management team, which includes Justin Tang, our Chairman, President and Chief Executive Officer, and a seasoned team of senior managers with significant experience in the areas of travel service operations, marketing, technology and finance, is one of the strongest management teams in the travel service industry in China.

Relationship with IAC/InterActiveCorp.    IAC’s investment in our company has provided us with additional financial resources, consisting of up to approximately US$58.7 million from the proceeds of the sales of our Series B preferred shares, of which US$29.3 million was used to repurchase securities from our existing shareholders. In addition, we believe that our business will benefit from being aligned with IAC, which we believe is one of the leading global companies in online travel with what we believe to be a broad product offering, strong technology platform, well-known brand, experienced management team and track record of success.

Our Strategy

Our mission is to become the leading provider of travel services in China. We seek to achieve revenue and earnings growth by pursuing the following key business strategies:

Strengthen brand awareness and marketing.    We seek to strengthen consumer awareness of our brand by pursuing an aggressive marketing strategy based on online and traditional media advertising, affiliations with top Internet portals in China including Yahoo!China, Sohu.com and Tom.com, and co-marketing programs with prominent consumer brands such as Motorola in China.

We seek to encourage consumer conversion and the use of our services through segment-based marketing, targeted promotions and focused telemarketing efforts.

We also seek to promote the awareness of our brand and increase our penetration among our target customers by leveraging the customer bases of other leading businesses and customer service companies. Our initiatives in this area include:

•	increasing advertising and eLong card distribution using publications such as BusinessWeek, China Entrepreneur and bizTravel magazine;

•	cooperating with commercial banks for them to offer co-branded credit cards; and

•	entering into arrangements with major telecommunication companies in China, such as China Mobile, China Unicom and China Telecom, and with major airlines in China, such as China Southern Airlines, under which travel booking inquiries are directed from their service hotlines to us.

Expand our range of travel services.    We intend to capitalize on our leadership in hotel reservations utilizing a centralized modern call center and web-based distribution technologies and leverage the reach and efficiency of our distribution platform by growing our air ticketing and other travel related service, such as vacation packages, car rentals and corporate travel services. We seek to expand the selection of our destination services, such as restaurant and entertainment bookings, and offer our customers greater flexibility in choosing the desired combination of travel services.

Enhance customer experience.    We seek to enhance our customer’s experience by providing more personalized care, and by strengthening and expanding travel supplier relationships to offer our customers a wider range of travel services. We seek to deliver consistently high-quality customer service through continuous improvements in the information technology systems utilized in our call center, and in the content, features and functions of our websites.

We seek to retain our most loyal customers and generate repeat bookings by offering loyalty point rewards and additional specialized services, including dedicated VIP lounges at airports and a VIP call service with reduced waiting time. Our VIP call service, staffed by a dedicated team of specially trained representatives, provides VIP customers personalized travel advice and services.

Enhance efficiency and profitability.    We have built our operating infrastructure to take advantage of the inherent cost advantages of our centralized call center and web-based distribution technologies. We also seek to increase the efficiency of our marketing programs by tracking the effectiveness of our expenditures on various marketing activities.

We continue to enhance our online distribution platform by making our websites more intuitive and easier to use and by capitalizing on improvements in electronic commerce infrastructure, such as the introduction of electronic ticketing. By using exclusive online promotional offers, we believe we will be able to benefit from the increasing adoption of online commerce among consumers by attracting additional customers and migrating existing customers to our websites, thereby lowering our operating costs.

Develop a complementary merchant business.    We also seek to further enhance our profitability by developing a complementary merchant business. As we have achieved increasing scale in our hotel reservation business, we are building increasing volumes of repeat business with our key hotel suppliers, gaining better understanding of aggregated consumer booking patterns and the ability to better predict room demand. We intend to begin selling pre-purchased hotel rooms and other services from selected suppliers, which we believe will result in higher profit margins per transaction.

Enhance our technology infrastructure.    We design and maintain our systems with a view to enhancing consumer-friendliness and providing adaptive solutions for our hotel and other travel service suppliers. We seek to streamline our transaction processes through ongoing technology upgrades to our transaction and service platform. We are promoting a proprietary electronic booking system to encourage more hotels to directly update their inventory information in our system. At the same time we are introducing our Enterprise Travel Automation System, or ETA, to our corporate customers. The ETA system is an advanced booking engine with additional functionalities tailored to our corporate customers, such as the ability to track employee travel applications and approvals, provide travel advice, and generate custom reports for planning and cost control purposes.

Selectively pursue complementary acquisitions.    We seek to supplement the organic growth of our business by pursuing acquisitions which would enable us to expand our service offerings, our customer base and our distribution network. We seek to capitalize on the opportunities for consolidation in China’s fragmented and inefficient travel service industry by selectively exploring opportunities to acquire other travel service businesses such as air-ticketing agencies, hotel-room consolidators, tour-package agencies and corporate travel providers.

Increase benefits from our relationship with IAC/InterActiveCorp.    Over time, we seek to derive additional strategic benefits from our relationship with IAC as a significant shareholder, including the potential to cross-market and cross-sell our bases of consumers and suppliers, share enabling technologies, work closely with IAC management and personnel and pursue additional travel opportunities.

Our Services

We offer our customers a wide selection of travel services. The following table sets forth the percentage of our total revenues represented by our services for the periods indicated.

	Year ended December 31,			Six-months ended June 30,
	2001	2002	2003	2004
Travel services
Hotel reservations	50.4%	71.8%	81.0%	79.9%
Air ticketing	3.8	3.6	5.0	6.3
Other travel related services(1)	13.1	11.4	3.0	1.2
Other services(2)	32.7	13.2	11.0	12.6

Total	100.0%	100.0%	100.0%	100%

(1)	Other travel related services include primarily sales of co-branded and VIP membership cards.
(2)	Other services include Internet advertising, Internet services and short messaging services.

Hotel reservations.    We currently have room supplier relationships with more than 2,600 hotels in over 220 cities throughout China. We seek to offer a range of hotel options at a variety of prices, with the majority of our hotel suppliers being three-, four- or five-star hotels, catering to higher-end customers. For the year ended December 31, 2003, we derived 81.0% of our total revenues from our hotel bookings. For the six months ended June 30, 2004, we derived 79.9% of our total revenues from our hotel bookings.

We act primarily as an agent in our hotel-related transactions. When a customer makes an initial inquiry through either our call center or our websites, we match the customer’s request with our allotment of rooms and make a reservation for the customer with the appropriate hotel supplier. The hotel supplier returns a confirmation that is passed along to the customer by phone, fax or email. When the customer checks into the hotel on the designated date, the hotel informs us of the customer’s check in. The customer settles his hotel bill directly with the hotel, and we are entitled to a fraction of the room rate as a commission. Upon the completion of a customer’s stay, we verify with the hotel the length of the stay and calculate our commissions, ranging from 10% to 20% of the hotel room rate, which the hotels pay us on a monthly basis. We pay no penalty to the hotel for “no shows” on confirmed bookings, although we are not paid any commission in respect of “no show” bookings. We do not currently pre-purchase hotel rooms until the customer has paid us, and consequently do not carry significant inventory risk. However, as we supplement our current agent business model with a merchant business model, we may suffer losses if we are unable to accurately predict the inventory we need.

Our hotel booking volume has increased from approximately 389,000 room-nights in 2001 to approximately 1,032,000 room-nights in 2003. For the six months ended June 30, 2004, we booked approximately 847,300 room-nights. In July 2004, we booked approximately 177,300 room-nights and in August 2004 we booked approximately 191,200 room-nights. We have negotiated escalating commission rates with hotels with which we have higher booking volumes. As our reservation volume increases, we are often able to pass along higher hotel discount rates to our customers, while at the same time securing more guaranteed room inventory.

We use a proprietary Travel Information Automation system, or TIA, to manage our hotel supplier relationships. The TIA system provides end-to-end technology support for our hotel suppliers, allowing hotel personnel to enter and update hotel information including room availability, pricing and description on a real-time basis. Hotels without access to the Internet may call us to set up or update their information.

We also employ a proprietary hotel rating system that rates individual hotels using specific criteria related to pricing, room availability, amenities and customer satisfaction. We recommend highly rated hotels to our customers to generate more booking volume at these hotels. We believe that our hotel rating system allows us to improve customer satisfaction and strengthen our valued hotel supplier relationships.

Depending on our agreement with the individual hotel supplier, we either receive a guaranteed allotment of hotel room-nights per month or operate on an “as-requested” basis. Our agreements with hotels typically contain some or all of the following provisions:

•	Room pricing. The hotel guarantees negotiated room rates that are lower than published rates. In addition, the customer is also able to enjoy promotional rates if such rates are in effect.

•	Room supply. The hotel must notify us of any shortages of hotel rooms so that we can make alternative accommodations for our customers.

•	Customer accommodation. The hotel must upgrade the customer to a higher level of accommodation if, due to the fault of the hotel, a customer’s reserved room is not available upon check in.

•	Confirmation of the customer’s stay. The hotel must inform us of the length of the customer’s stay. We confirm a customer’s length of stay by contacting the hotel to verify the customer’s check-in and check-out dates and contact customers to crosscheck the information reported by the hotel. We continuously rate our hotel on the basis of the accuracy and timeliness of the reported information.

•	Extended stay. The hotel must immediately inform us if the customer extends their stay beyond the original booking. We then book the extended stay and calculate the additional commission.

•	Commission payments. The hotel pays us either a flat, pre-negotiated or an escalating commission based on the number of hotel room-nights we book.

Our agreements with our hotel room suppliers are all in writing. We enter into agreements with companies that own hotels. Due to the fragmented nature of the hotel industry in China where hotels are generally owned separately, we generally enter into agreements with hotel companies on an individual hotel basis.

For hotels with which we have guaranteed room allotments, the hotel supplier gives us a specified minimum number of guaranteed available rooms each day. The hotel must notify us in advance if it is unable to make the guaranteed rooms available to our customers. Our guaranteed allotment allows us to provide more efficient customer service through instant confirmations, and we incur no obligation if the guaranteed allocation is not used. We intend to increase our guaranteed room allotments at frequently visited hotels so that we can best meet our customers’ needs.

On an “as-requested” basis, we first confirm with the hotel the availability of rooms before we book a room and return the confirmation to the customer. Under this basis, our operational efficiency is generally reduced since we cannot deliver an instant confirmation to the customer.

Some of our hotel suppliers require that a customer use a credit card to guarantee a confirmed booking. In China, it is currently uncommon for businesses to be allowed to charge a customer’s credit card without an accompanying purchase transaction. However, major financial institutions have allowed us to use credit card information without an actual purchase being made. As a result, currently we are one of the few reservation agents that are able to offer room reservations at hotels that require a guaranteed booking by credit card.

Air ticketing.    We provide a 24-hour air-ticketing service through our toll-free call center and websites. We act as agents for all major airlines in China and international airlines that operate flights that originate from selected cities in China. We make flight reservations through TravelSky, which is the operator of the only nationwide system for air-ticket reservations in China, and currently issue and deliver air tickets using a network of local agents throughout major cities in China. Under current regulations, travel agents, including us, have no discretion to offer discounts on airline tickets. However, we have successfully negotiated escalating commissions with many airlines based on the number of air tickets we sell.

Our air-ticketing process begins when a customer initiates an inquiry through our toll-free call center or our websites. The customer is informed of the available flights based on their schedule and desired air carrier and we then confirm a booking for a seat on the selected flight through our call center. Booking information is sent to one of our local agents in the city where the customer wants the ticket to be issued and delivered. We have relationships with a network of local ticketing agents throughout major cities in China. We use these local agents and other third party delivery companies to deliver the tickets to our customers and collect payments for the tickets. We then collect the airfare from the delivery company, pay the agent’s commission and the cost of the tickets, and retain the balance ourselves. We currently do not pre-purchase air tickets for resale.

We believe that air-ticketing sales will represent a growing source of revenues in the future. In the six months ended June 30, 2004, we sold approximately 93,600 air tickets, compared to approximately 20,700 air tickets sold in the six months ended June 30, 2003. In July 2004, we sold approximately 21,800 air tickets and in August 2004 we sold approximately 23,700 air tickets. We anticipate that the expected adoption of e-tickets in China will allow consumers to better use our call center and websites to book air tickets and will benefit our air-ticketing business by allowing us to reach a broader customer base without materially increasing our operating costs.

Vacation packages.    We offer third-party vacation packages that include air transportation, hotel accommodation and other travel related services to many popular destinations in China. A vacation package transaction begins in the same way as the majority of our other transactions, with the customer initiating an inquiry either through our toll-free call center or our websites. The customer selects the desired vacation package and places an order with us. After confirming both the hotel reservation and transportation arrangements with the appropriate travel supplier, we send our customer a confirmation and arrange for ticket delivery, if needed, through a local travel agency. The customer pays for the vacation upon delivery of the appropriate confirmation or air ticket, and we deduct our commission. In general, our customers only pay a penalty if they cancel their reservations at a late stage.

We select vacation packages to serve the unique needs of FITs. Many of our vacation packages are designed as self-guided tours which permit FITs to travel to desired locations without adhering to the rigid schedules that are typical of tour group packages.

Rental cars.    We believe that rental cars for leisure or business travel will be increasingly important to FITs in the future. Currently we offer rental car services in Beijing and Shanghai. We act as agents for rental car companies with whom we have established relationships and earn a commission for the rental cars that we book. We do not incur a penalty for no-shows nor pre-pay for rental cars and consequently do not incur inventory risk.

We act as agents in our rental car business and a typical rental car transaction begins the same way as our other transactions. The customer uses our toll-free call center or websites to inquire as to the availability of rental cars and we confirm the booking with the appropriate car rental agencies. The customer pays the rental car company at the end of the rental period, and we are then paid our commission.

Corporate travel service.    We have recently begun to provide companies in China a corporate travel service providing travel planning, hotel reservations, air-ticketing and rental car bookings. By centralizing their travel management functions, our corporate clients can reduce their travel costs and the associated administrative burden. We also assist companies in planning, executing and streamlining their travel budgets. We are introducing our ETA System to our corporate travel customers. The ETA system is an advanced booking engine with additional functionalities tailored to our corporate customers. It includes the ability to track employee travel applications and approvals, provide travel services, and generates customized reports for planning and cost control purposes. We provide our clients with detailed reports that monitor business trips made by individual employees, including relevant information on hotel and air-fare expenses, and the duration and frequency of trips. Upon request, we can provide confidential reports to client companies on travel outlays over any given period, with a breakdown by city, by employee or by branch.

Other services.    We derive revenues from other services including advertising on our websites, our VIP and co-branded membership cards and short messaging services with private label content to our customers’ mobile telephones. Our other services are designed to complement our core travel related services and to enhance the overall customer experience with us. We derive revenue from Internet advertising based on the length of time that an Internet advertisement is displayed on our website. Our revenues from the sale of co-branded and VIP membership cards are based on the number of membership cards sold. In addition, we derive revenue from short messaging services based on the number of messages sent by the user. Going forward, we expect that our revenues from these other services will continue to decrease relative to our revenues from hotel reservations and air ticketing.

Marketing and Brand Promotion

We market our services through a combination of online marketing, direct marketing, traditional media advertising and co-marketing with established brands. We seek to build a brand identity that consumers associate with choice, convenience and value.

Direct marketing.    We conduct direct marketing activities principally at major airports and transportation hubs in China. Our promotional efforts at these locations include the distribution of complimentary eLong Membership cards. eLong membership cards are part of our efforts to promote our services through a loyalty program. eLong membership cardholders are entitled to reward benefits such as complimentary hotel rooms and gifts for accumulated transactions.

In addition, as part of our direct marketing efforts we maintain a showroom at the Beijing International Airport. Our showroom at the Beijing International Airport includes eLong customer service representatives and a business center, allowing our customers full access to the Internet, fax, telecommunications and other amenities such as food and beverages. We also use our showroom at the Beijing International Airport to expose travelers and potential customers to our eLong brand.

Online marketing.    We have established marketing agreements with top Internet portals in China including Yahoo!China, Sohu.com and Tom.com in order to expand our online presence. These portals feature hyperlinks to our websites for their hotel service recommendations to their web visitors. In some cases we operate on a co-branded basis, where we provide our services and our brand is featured on these portals. In other cases, we operate on a private label basis, where we deliver our services using the brand name of the originating website. In both cases, we pay commissions based on the bookings generated through our co-marketers. We feel that our online marketing effort is an important part of our marketing strategy and serves as a cost-effective marketing tool. In addition, our online presence serves as an additional channel to capture targeted customers through association with established Internet brands in China. We believe that the Internet will continue to experience growth in China, and our relationships with top Internet portals in China will position us well to exploit its potential.

Traditional marketing.    Our traditional media advertising efforts include in-flight airline magazine advertising, flyer distribution and outdoor billboards. The focus of our media advertising efforts is to promote awareness of the eLong brand among our potential customers.

Co-marketing relationships.    We seek to expand our market reach by entering into co-marketing agreements with companies that have a large customer base and strong brand recognition. We believe that we are able to reach more customers and capitalize on their brand recognition in promoting our services and in enhancing our credibility. We have developed co-marketing agreements with some of the largest companies in China, including major telecommunications service providers, major airlines in China, major consumer product companies and major financial institutions, with a view to establishing our brand.

The following sets forth a brief description of our co-marketing arrangements with these companies. Currently, we earn less than 4% of our travel related revenues through these arrangements.

•	Under the terms of our agreements with major telecommunications companies (China Mobile, China Unicom and China Telecom), we will be one of the service providers for travel related services to customers of the telecommunications company. The telecommunications companies will receive a commission for the reservations they generate for us. Our co-marketing agreements with these major telecommunications companies are valid for periods ranging from one to five years.

•	Under the terms of our agreements with major airlines (China Eastern, China Southern and Hainan Airlines), the frequent flyer members of these major airlines are entitled to use our services under similar terms currently enjoyed by eLong card members and earn mileage for booking hotel rooms with us. The mileage earned by frequent flyer members would be purchased by us based on a pre-determined price. Our co-marketing agreements with these major airlines are valid for periods ranging from one to three years.

•	Under the terms of our agreements with major consumer product companies such as Motorola, Inc., we will provide travel services, including hotel and air-ticket reservations and dining and entertainment discount services, to members of the user club of the particular consumer product company. Our co-marketing agreements with consumer product companies vary in duration.

•	In October 2002, CITIC Industrial Bank, or CITIC, issued a co-branded banking card called the “CITIC eLong Card.” Under the terms of our agreement with CITIC, CITIC will provide financial services to holders of the card and we will provide travel services relating to hotel and air-ticket reservations and dining and entertainment discounts to the card holders.

eLong membership program.    We promote our brand through our loyalty program that rewards repeat customers. Membership in our eLong membership program entitles our customers to receive awards such as free travel services, non-cash gifts and amenities. Our membership program is designed to encourage repeat transactions in higher-end travel services that offer higher margins for us and forms the cornerstone of our customer retention program.

Distribution

We are one of the leading online travel service providers in China. We distribute our travel services through the following principal channels:

•	our twenty-four hours per day, seven days per week, toll-free call center;

•	our popular Internet websites; and

•	our extensive nationwide network of over 4,000 resellers.

Call center.    We operate a 24-hour call center staffed by more than 300 customer service representatives. The call center is accessible nationwide on a toll free basis for fixed line telephone calls in China and by calling 1-888-eLongok in the U.S. and Canada. Mobile users currently cannot access toll-free service in general, but can access our services by calling our

Beijing call center number. Our call center typically handles more than 15,000 calls per day, and accounts for approximately 75% of our total hotel and 100% of our air-ticketing reservations in terms of revenues. We believe that our call center constitutes a cost-efficient distribution channel because of the available pool of low-cost labor in China. We expect our call center to remain our principal distribution channel going forward, due to China’s large and growing mobile and fixed-line phone subscribers and consumer preference for the personalized service we are able to provide through our call center.

Websites.    We offer our travel services through our user-friendly websites www.eLong.com and www.eLong.net. Our Chinese and English language websites allow us to expand our customer base and improve customer service with minimum transaction costs. Customers can browse travel service options, compare prices, book and confirm orders through our websites. Our websites are designed to provide customers with a quick, efficient and flexible service that facilitates comparison among our large number of travel suppliers. Presently, our websites account for approximately 25% of the hotel reservations revenues.

Reseller network.    We have developed an extensive nationwide network of over 4,000 non-exclusive resellers, consisting of smaller travel and air-ticketing agencies, that utilize our call center and websites to distribute travel services. We pay our resellers a portion of our commission, subject to an escalating scale, based on the number of hotel reservations and air-ticket bookings they generate for us.

Technology

We believe that we have a leading technology team in the travel service industry in China. Our goal is to develop a high-performance, reliable, scalable and secure system in-house to support our business demands for new features and functionalities.

We have built a sophisticated, proprietary back office system encompassing order processing, customer relationship management, inventory control, business intelligence and staff performance management functions that coordinates the activities of our internal departments, clients, agents and partners within a single cohesive platform. We have also invested in an advanced, in-bound call center for phone based bookings and a scalable network infrastructure platform utilizing hardware and software from top-tier vendors.

Our Travel Industry Automation, or TIA, system provides end-to-end technology support for our entire travel business. Developed completely in-house, this modular software suite combines order-processing and fulfillment functions with tools in business intelligence, customer relationship management, inventory control, and staff performance management. Web-based and connected to the our websites, the TIA system is accessible from many of our remote office locations. We can feed data into our financial system, interface with our toll-free call center system and reach China’s mobile phone subscriber base.

Our system connects us with our suppliers, clients, partners and agents. Our web-based e-Booking software links hotels directly into our system, enabling them to manage their own inventories and more efficiently process our bookings. Our Enterprise Travel Management system helps our corporate clients streamline business travel and better manage their travel costs. Our agent management module provides our agents with a virtual reservation center complete with booking, client management and reporting capabilities.

Our co-located server farm has two 100Mb/sec connections to China’s Internet backbone. We deploy multiple redundancy features to ensure operational continuity. We back up our data daily onsite and monthly on tapes. The back up data are stored at a secured separate location to allow timely and complete recovery in the event of data loss.

Our infrastructure security system is designed to ensure that our users can only access and use our system according to their assigned authorization levels. Our system also includes VPN and encryption technologies to allow for secure Intranet access, as well as an intrusion detection system, which is designed to detect security breaches. Our infrastructure security system, however, may not be adequate at all times and we may experience occasional security breaches. See “Risk Factors—Risks Related to Our Business—We could be liable for breaches of security on our websites and fraudulent transactions by users of our websites.”

As of June 30, 2004, we employed 45 staff members to maintain and enhance our transaction and service infrastructure.

Competition

The travel service industry in China is extremely large, highly fragmented and intensely competitive. We compete with Ctrip.com International, Ltd, traditional travel agencies such as CTS, CITS and CYTS, and hotel suppliers that sell their room inventory directly to consumers. The major markets in which we currently compete include the relatively affluent coastal areas of China. As China’s market continues to grow, we may face further competition from other new domestic hotel room consolidators or international players such as expedia.com or priceline.com that may seek to expand into China. We may also face increasing competition from hotels and airlines should they further expand into the direct selling market or engage in alliances with other travel service providers besides us. We compete on the basis of brand recognition, selection, price, ease of use, accessibility of information, breadth of services offered, convenience, and customer service and satisfaction.

We cannot assure you that we will compete successfully with any of our current or future competitors. See “Risk Factors — Risks Related to Our Business — We may not be able to compete successfully against our current or future competitors.”

Intellectual Property

To protect our proprietary rights, we rely upon a combination of copyright and trademark laws, trade secrets, and confidentiality agreements with both employees and third party protective contractual provisions. All of our employees have executed confidentiality and non-use agreements that transfer any rights they may have to copyrights and patents to us. In addition, prior to discussing business and technologies with outside parties, we typically require that the parties enter into a non-disclosure agreement with us. If these discussions result in a license or other business relationship, we also require that the agreement setting forth the parties’ respective rights and obligations include provisions protecting our intellectual property rights.

Through one of our wholly-owned subsidiaries in China, elongNet Information Technology (Beijing) Co., Ltd., we have registered our domain names www.eLong.com and www.eLong.net with Register.com, Inc. and Tucows, Inc, respectively, two widely recognized Internet domains registries. We have also registered www.eLong.com.cn with the China Internet Network Information Center, a Chinese domain name registration service. The “eLong” character in Chinese is our registered trademark.

Employees

The following table sets forth the number of our employee categorized by function as of the dates indicated.

	As of December 31,			As of June 30,
	2001	2002	2003	2004
Management and administration	47	56	67	91
Customer service	103	202	361	577
Sales and marketing	151	289	381	453
Supplier management	61	62	52	68
Technical services	21	24	32	45

Total	383	633	893	1,234

We participate in government-mandated multi-employer defined contribution plans under which certain pensions, medical and other welfare benefits are provided to employees. We make monthly payments to these plans based on the employee’s compensation.

We have not entered into any collective bargaining agreements. We consider our relations with our employees to be good.

Facilities

Our headquarters in Beijing, consisting of our administrative center, sales and marketing division, technical services department and call center, is located in a leased space of approximately 3,700 square meters. We lease the premises for our headquarters under a three-year term lease, expiring in November 2006, with an option to renew for an additional two-year term. We also maintain branch and sales offices in major cities in China including Shanghai, Guangzhou, Shenzhen, Wuhan, Nanjing, Hangzhou and Chengdu. We believe that adequate facilities are available to accommodate our future expansion plans.

Legal Proceedings

We are currently not involved in any material litigation, arbitration or administrative proceedings that could have a material adverse effect on our financial condition or results of operations. From time to time, we may be involved in disputes with individual employees. So far as we are aware, no material litigation, arbitration or administrative proceedings are pending.

INVESTMENT BY IAC/INTERACTIVECORP

Overview

On July 23, 2004, we and our two wholly-owned subsidiaries entered into a transaction agreement with IAC and IACT Asia Pacific Limited, an indirectly wholly-owned subsidiary of IAC, under which, among other things, IACT Asia Pacific agreed to purchase our Series B preferred shares from us. We also entered into a transfer and escrow contribution agreement with our existing shareholders and IACT Asia Pacific on July 23, 2004, under which, among other things, we agreed to repurchase some of our ordinary shares and Series A preferred shares from our existing shareholders. On August 4, 2004, the transactions contemplated by the transaction agreement and transfer agreement were completed.

Issuance and Sale to IAC of Series B Preferred Shares

On August 4, 2004, we issued and sold to IACT Asia Pacific Limited 11,188,570 Series B preferred shares, which represented approximately 30% of our outstanding ordinary shares on a fully-diluted basis as of that date (based on the current one-to-one conversion rate of Series B preferred shares into ordinary shares). For more information on the terms of the Series B preferred shares, see “Description of Share Capital—Preferred Shares—Series B Preferred Shares.” The aggregate purchase price for the Series B preferred shares sold to IAC was US$58,690,062, or approximately US$5.25 per share, a portion of which was deposited into escrow as described below. The purchase price is subject to a post-closing adjustment based on the amount of our cash and cash equivalents as of the August 4 closing. If our cash level as of closing was more than US$6,288,508, IAC would be obligated to pay us 30% of the excess, and if our cash level was less than US$6,288,508 as of closing, we would be obligated to pay IAC 30% of the deficit. If there is a dispute between the parties regarding the cash level as of closing, a nationally recognized accounting firm mutually acceptable to us and IAC will be engaged to settle the dispute. Currently, we have not determined or discussed the post-closing adjustment with IAC.

Repurchase from Shareholders of Our Securities

On August 4, 2004 we used US$29,345,029, approximately one-half of the proceeds of the sale of Series B preferred shares to IAC, to repurchase from some of our existing shareholders an aggregate of 4,012,411 of our ordinary shares and 1,581,874 of our Series A preferred shares for a purchase price of approximately US$5.25 per share. In connection with the issuance and sale of Series B preferred shares to IAC, we agreed with IAC that immediately after that issuance and sale, IAC would own approximately 30% of the shares of our company on a fully-diluted basis. We agreed with IAC that IAC would obtain such 30% through (1) a direct purchase of Series B preferred shares from our company and (2) a repurchase by us from our existing shareholders of a certain number of their shares, with the number of Series B preferred shares sold being roughly equal to half of the number of shares we purchased from existing shareholders. In connection with the IAC transaction, we offered to all of our existing shareholders the opportunity to sell to us a portion of their shares in our company. In addition, we offered to the holders of vested warrants or options who elected to exercise their vested warrants or options the opportunity to sell to us shares issued in connection with such exercises. The number of shares that each shareholder, warrant holder and option holder ultimately agreed to sell to us and that we agreed to buy was based upon discussions between us and each shareholder, warrant holder and option holder and the level of interest in selling expressed by each such holder. As further described below under “—Indemnification and Escrow,” ten percent of the consideration to the existing shareholders was deposited into escrow. We agreed with these existing shareholders that they would reimburse us for 50% of any post-closing purchase price adjustment payments, as described above under “—Issuance and Sale to IAC of Series B Preferred Shares, “ that we might become obligated to pay to IAC, and that we would pay to them 50% of such post-closing adjustment payments that IAC might become obligated to pay to us.

In addition, under a transfer and escrow contribution agreement by and among our company, IAC and some of our shareholders, we agreed that, if IAC exercises its warrant, we will repurchase from some of our existing shareholders, at the same purchase price per share as IAC pays in connection with its exercise of the warrant, that number of ordinary shares equal to 50% of the number of high-vote ordinary shares which IAC purchases under the warrant. All of our existing shareholders and holders of vested warrants or options (other than IAC) were offered the opportunity to participate in such repurchase. The number of shares that each shareholder, warrant holder and option holder agreed to sell to us if IAC exercises the warrant was based upon discussions between us and each shareholder, warrant holder and option holder. As with the initial purchase, ten percent of the consideration to be paid to these existing shareholders upon the repurchase will be deposited into escrow and will be held in accordance with the terms described below under “—Indemnification and Escrow.”

Under the transfer and escrow contribution agreement, the shareholders who agreed to participate in the repurchase described in the preceding paragraphs have agreed to indemnify IAC, its affiliates, and their respective officers, directors, agents and employees, successors and assigns as described below under “—Indemnification and Escrow.”

Indemnification and Escrow

We and our existing shareholders have agreed to indemnify IAC, its affiliates, and their respective officers, directors, agents and employees from and against any costs, expenses, liabilities, damages or other losses incurred by any of them and arising out of the breach by us of any of our representations or covenants in the transaction agreement and related agreements. Our representations in the transaction agreement include customary warranties relating to our business and to our issuance of the Series B preferred shares. Such representations survive until March 31, 2006, except for certain “major” representations, such as with respect to taxes, capitalization and corporate authority, which survive through the expiration of their respective statutes of limitations. Our covenants in the transaction agreement generally relate to the post-closing operations of our business.

In addition, we and our existing shareholders have agreed to pay IAC 30% of any payments made by, penalties levied on, or judgments entered against us, our subsidiaries or our affiliated Chinese entities in connection with certain actions that we have agreed to take after the closing of the IAC investment. Payments due to IAC in connection with this obligation will be made by releasing the appropriate amount from the escrow deposit described below.

In order to secure the indemnification and payment obligations of us and the existing shareholders, US$7,336,258 was deposited into escrow on August 4, 2004, of which US$2,934,502, or 40%, represented the amount held back at closing from the net proceeds of the existing shareholders and the remaining US$4,401,756, or 60%, represented the amount of our net proceeds withheld at closing. In addition, if IAC exercises its warrant as described below, 12.5% of the aggregate exercise price paid by IAC under the warrant will be deposited into escrow as additional security, 40% of which will represent the amount held back from our existing shareholders in connection with the repurchase of their ordinary shares relating to the warrant exercise and the remaining 60% of which will represent the amount of our net proceeds from the IAC warrant exercise withheld at the closing of such exercise.

Our indemnification and payment obligations are limited in certain respects. IAC’s sole recourse for indemnification with respect to breaches of our representations (other than for “major” representations, such as with respect to taxes, capitalization and corporate authority) is to the amounts deposited in escrow. Subject to any pending indemnification claims by IAC, on August 4, 2005, 25% of the amount then in escrow will be released to us and the existing shareholders, and any remaining amounts in escrow will be released on March 31, 2006. Our maximum liability for indemnification with respect to breaches of our “major” representations is US$58,690,062.

In addition to bearing a portion of the indemnification obligations with respect to our representations and covenants and our payments in connection with certain post-closing matters, our existing shareholders have also agreed to indemnify IAC for breaches of their respective representations and covenants in the transfer agreement.

Stock Options

August Grant to IAC. In connection with the IAC investment, on August 4, 2004, we granted to IAC an option to purchase up to 711,429 of our ordinary shares at a purchase price of US$5.25 per ordinary share. The option mirrors the terms and conditions of the 1.66 million options granted to certain of our employees and officers on July 23, 2004. The option becomes exercisable by IAC each time any such officer or employee exercises any of such 1.66 million options. In connection with each exercise by an employee or officer, IAC is entitled to exercise a portion of its option such that IAC would receive (if IAC exercises to the fullest extent in connection with such employee or officer exercise) 30% of the aggregate ordinary shares issued to such employee or officer and IAC in connection with such employee or officer exercise. To the extent that any such officer’s or employee’s options terminate or expire without being exercised, an amount of IAC’s option equal to 30% of such officer’s or employee’s terminated or expired options will likewise terminate or expire.

October Grant to IAC. On October 1, 2004, we issued to certain of our officers options to purchase an aggregate of 250,000 ordinary shares. Under the investors agreement we entered into with IAC and our other shareholders on July 23, 2004, our Series A preferred shareholders and IAC each have a right of first offer with respect to any sales or issuances by us of any of our securities after August 4, 2004 and prior to the completion of this offering (including with respect to the issuance on October 1, 2004 of the 250,000 options), which gives each of our Series A preferred shareholders and IAC the right to buy, on the same terms, up to a portion of such issuance equal to the proportion that the number of shares held by such shareholder bears to the total number of our outstanding ordinary shares, on an as-converted and fully-diluted basis. In addition, under the investors agreement, we are not permitted to issue any of our securities (including the October 1, 2004 issuance of the 250,000 options to certain of our officers) without the prior written consent of IAC. See “—Governance and Other Rights of IAC—Current Rights Attributable to the Warrant and Series B Preferred Shares.”

Prior to October 1, 2004, each of our Series A shareholders waived their respective rights of first offer with respect to the issuance by us on October 1, 2004 of the 250,000 options to certain of our officers and the issuance by us on October 1, 2004 to IAC of an option to purchase up to 260,204 of our ordinary shares, as further described below.

On October 1, 2004, we entered into a stock option agreement with IAC pursuant to which, in exchange for IAC giving its consent to the issuance of the 250,000 options to certain of our officers, we granted to IAC an option to purchase up to 260,204 of our ordinary shares at a purchase price of US$5.25 per ordinary share. The option mirrors the terms and conditions of the 250,000 options granted to our officers on October 1, 2004. The option becomes exercisable by IAC each time any such officer exercises any of the 250,000 options. In connection with each exercise by an officer, IAC is entitled to exercise a portion of its option such that IAC would receive (if IAC exercises to the fullest extent in connection with such officer exercise) 51% of the aggregate ordinary shares issued to such officer and IAC in connection with such officer exercise. To the extent that any such officer’s options terminate or expire without being exercised, an amount of IAC’s option equal to 51% of such officer’s terminated or expired options will likewise terminate or expire.

Warrant

On August 4, 2004, we granted IAC a warrant which is exercisable by IAC during the first 30 business days following the completion of this offering. If IAC does not exercise the warrant within 30 business days of this offering, the warrant will expire. IAC’s warrant entitles it to purchase that number of our high-vote ordinary shares equal to:

•	51% of our fully-diluted ordinary shares outstanding (but excluding the stock option granted to IAC in August 2004 and in October 2004) minus the number of ordinary shares (including securities exercisable for or convertible into ordinary shares, but excluding IAC’s stock options and warrant) held by IAC at the time of exercise;

•	divided by 0.745.

The purchase by IAC of that number of high-vote ordinary shares will result in IAC’s holding approximately 52% of our outstanding ordinary shares on a fully-diluted basis and, in conjunction with the conversion of its Series B preferred shares into high-vote ordinary shares after its exercise of the warrant, approximately 96% of the total voting power of our shares (assuming in each case that the underwriters exercise their over-allotment option in full). Assuming the completion of this offering, the exercise price for the warrant will be equal to the lower of:

•	the initial public offering price for this offering; or

•	the price determined using: (1) US$205 million, minus our indebtedness, plus our cash and cash equivalents, plus the pro forma consideration that would be received in connection with the exercise of all vested or unvested in-the-money options, warrants or other convertible securities of the company, in each case at the time of exercise, divided by (2) the total number of our outstanding ordinary shares on a fully-diluted basis at the time of exercise (but excluding out-of-the-money options, warrants or securities).

If IAC exercises the warrant, it will deposit 12.5% of the aggregate purchase price into escrow as security for its indemnification rights, as more fully described above under “—Indemnification and Escrow.”

In connection with any exercise of the warrant by IAC, we will simultaneously repurchase from the existing shareholders that number of ordinary shares equal to 50% of the high-vote ordinary shares being purchased by IAC under the warrant. The purchase price for such repurchase would be the same as IAC’s purchase price under the warrant.

Restrictions on IAC

Transfers and Acquisitions. In connection with its investment in us, IAC has agreed to a number of restrictions, including:

•	IAC has agreed not to sell any of its shares in this offering;

•	If IAC exercises its warrant, it will not transfer any of its shares prior to the one-year anniversary of the completion of this offering;

•	IAC has agreed that, for the twenty-four month period following the consummation of this offering, it will not (and it will cause its affiliates, officers, directors, employees and representatives not to) solicit, initiate, entertain, consider, encourage or accept the submission of an inquiry, proposal or offer relating to the acquisition (whether by merger, purchase of stock or assets, or otherwise) of us (a) by IAC or any other party or (b) as part of a going-private transaction; and

•	If IAC’s warrant expires unexercised and it holds less than 50% of the then-outstanding ordinary shares on an as-converted basis, then for a period of two years following the expiration of the warrant, IAC will not (and will not permit its affiliates to) acquire or agree to acquire, whether directly or indirectly, any equity securities of our company, with certain customary exceptions, such as for stock dividends, reorganization or other transaction, such as a rights offering, affecting any class of our securities generally; provided, that the restriction will cease upon the earlier to occur of (a) the date that IAC holds more than 50% of our outstanding shares on an as-converted basis, (b) the date on which an existing shareholder or its affiliate makes an offer to acquire or acquires an amount of our securities which, when added together with all of our securities that they have purchased since July 23, 2004, would equal 5% or more of our fully-diluted ordinary shares outstanding and (c) the date on which a third party makes a bona fide offer to acquire or acquires an amount of our securities which would result in such party holding 5% or more of our fully-diluted ordinary shares outstanding.

Non-Compete. As long as IAC holds more than a 15% economic interest in us (unless it transfers the voting rights with respect to that interest to us), it will be prohibited from owning, managing, operating or otherwise controlling any entity or business which operates a travel service in China or which markets travel services specifically to Chinese residents. The non-compete restriction is subject to exceptions for certain pre-existing IAC businesses, such as IAC’s Interval International timeshare business, and IAC’s private label arrangements with third-party websites that are operated within China that promote IAC’s travel services to Chinese residents (including travel services provided in China) on their websites. In addition, IAC is not restricted from acquiring entities or participating in joint ventures or strategic relationships with entities that engage in a competitive business, so long as the assets and revenues attributable to the competitive business do not exceed 10% of the assets or revenues of the acquired entity, the joint venture or our company.

Governance and Other Rights of IAC

Current Rights Attributable to the Warrant and Series B Preferred Shares. Our corporate governance documents and agreements with our shareholders provide IAC with a greater degree of control and influence in the operation of our business and the management of our affairs than is typically available to non-majority shareholders of a publicly-traded company. As the sole holder of our Series B preferred shares, IAC has considerable approval rights with respect to the operations and management of our business, including with respect to the acquisition of any assets or businesses in excess of US$1 million or the incurrence of any indebtedness in excess of US$1 million. For a further description of such rights, please see “Description of Share Capital—Preferred Shares—Series B Preferred Shares—Protective Provisions.”

In connection with IAC’s investment in us, we entered into an investors agreement with IAC and our other shareholders on July 23, 2004, under which IAC has been granted similar approval rights. In addition, under the investors agreement, without IAC’s prior written approval, we are prohibited from issuing any of our securities or allowing any of our subsidiaries or Chinese affiliates from issuing any of their securities, including in each case any stock options or convertible securities, except with respect to this offering.

These extraordinary approval rights will terminate within 31 business days of the completion of this offering. IAC’s special approval rights under the investors agreement cease upon the earlier of (a) its exercise of the warrant and (b) the date on which its warrant expires unexercised, which would occur 30 business days from the completion of this offering if it chose not to exercise the warrant. The Series B preferred shares will automatically convert into ordinary shares or high-vote ordinary shares 31 business days after the completion of this offering.

IAC’s Control Upon the Exercise of Its Warrant. If IAC exercises its warrant and purchases our high-vote ordinary shares, it will result in IAC’s holding approximately 52% of our outstanding ordinary shares on a fully-diluted basis and, in conjunction with the conversion of its Series B preferred shares into high-vote ordinary shares after its exercise of the warrant, approximately 96% of the total voting power of all of our shares of voting stock (assuming in each case that the underwriters exercise their over-allotment option in full). Each ordinary share has one vote on all matters submitted to our shareholders whereas each high-vote ordinary share, which IAC would hold exclusively, has 15 votes.

Upon the exercise of the warrant, the parties to the investors agreement are required to do all things necessary to cause our board of directors to increase in size from seven members to eleven and to cause the four vacancies to be filled by IAC’s designees, which would result in IAC designees comprising a majority of our board of directors.

Therefore, as a result of IAC’s exercise of its warrant, IAC will be able to exercise control over all matters requiring approval by the board of directors or our shareholders, and this power may continue even if IAC owns a minority economic interest in us.

IAC’s Rights If It Does Not Exercise Its Warrant. If IAC chooses not to exercise its warrant, it will within 31 business days of the completion of this offering lose the special approval rights described above under “—Current Rights Attributable to the Warrant and Series B Preferred Shares.” However, even if IAC no longer has those approval rights, it will continue to have a number of control rights over the operation and management of our business as a result of the size of its equity interest in us and its rights under the transaction agreement and investors agreement.

If IAC does not exercise its warrant, it will hold approximately 28% of our outstanding shares and approximately 28% of the voting power of our shares (assuming the conversion of its Series B preferred shares into ordinary shares and assuming the underwriters exercise their over-allotment option in full). Although IAC will not have the power on its own to control the management of our company or prevent us from taking most actions, it will be considerably more difficult for our shareholders to approve matters submitted to them without the support of IAC, including some matters which the majority of our non-IAC shareholders support.

Similarly, under the investors agreement, after the expiration of IAC’s warrant, we and our shareholders who are parties to that agreement will continue to be required to do all things necessary to cause two of IAC’s board nominees to be elected to our board and to cause the size of our board to remain at seven members. Although the IAC directors will not have the power on their own to control our board or prevent our board from taking most actions, it will be considerably more difficult for our board to approve actions without the support of the IAC directors, including some actions which the majority of our non-IAC directors support. After the completion of this offering, shareholders who are parties to the investors agreement will hold 74% of the voting power of our ordinary shares. Therefore, for so long as shareholders holding a majority of our voting power are parties to the investors agreement, IAC will have the power to designate two of our seven directors. For more information regarding the director election rights under our investors agreement, see “Management—Board Practices.”

IAC will also continue to have certain rights under the transaction agreement with respect to the operations and management of our company. For example, without the consent of IAC, neither we nor our subsidiaries or affiliates will be allowed to amend any of the contracts between our wholly-owned subsidiaries and our affiliated Chinese entities which govern our management rights over the affiliated Chinese entities and the operation of our business. For more information regarding such agreements, see “Corporate Structure and Related Party Transactions.” In addition, IAC has the right to replace the current shareholders of the affiliated Chinese entities with designees of its choice.

IAC will continue to have these rights until the earlier of: (1) 90 days after the earlier of (a) the date on which IAC’s beneficial ownership of our capital stock is equal to or less than 15% on a fully-diluted basis or (b) the date on which IAC holds more than 50% of our outstanding shares on an as-converted basis or (2) the date on which IAC takes any action that would have been a violation of the terms of its non-compete restriction were such restriction to have been in place.

REGULATION

The travel industry in China is subject to substantial regulation by the Chinese government. This section sets forth a summary of certain significant Chinese regulations that affect our business and our industry.

Scope of Regulation

Current PRC laws and regulations impose substantial restrictions on foreign ownership in air-ticketing, advertising and Internet businesses in China. As a result, we have a wholly owned subsidiary in China that conducts its operations through a series of contractual arrangements with our affiliated Chinese entities.

In the opinion of our PRC counsel, Commerce & Finance Law Offices, the ownership structure, businesses and operations of our wholly owned subsidiary and affiliated Chinese entities in China comply with all existing PRC laws, regulations and rules. In addition, no consent, approval or license, other than those already obtained, is required under existing PRC laws, regulations and rules for such ownership structure, businesses and operations as of this offering.

Restrictions on Foreign Ownership

Air ticketing.    The principal regulation governing foreign ownership in air-ticketing business in China is The Foreign Investment Industrial Guidance Catalogue (2002). Under this regulation, a foreign investor currently cannot own 100% of an air-ticketing agency in China. It is our understanding that while there is no regulation stipulating an upper limit of foreign ownership, the Chinese government will not permit substantial foreign ownership in an air-ticket agency. However, it is our understanding that beginning on December 11, 2004, foreign investors will be permitted to own 100% of an air ticketing agency.

Travel agency.    The principal regulation governing foreign ownership in travel agencies in China is the Establishment of Foreign Controlled and Wholly Foreign Owned Travel Agencies Tentative Provisions (2003). Recently, foreign investors that

•	primarily engage in travel agency business;

•	have annual revenue from travel services exceeding US$40 million (in the case of foreign-controlled travel agencies) or US$500 million (in the case of wholly foreign-owned travel agencies); and

•	are members of travel industrial associations in their home countries or regions have been permitted to establish or own travel agencies in Beijing, Shanghai, Guangzhou, Shenzhen, Xian or other approved national tourism areas, upon the approval of the PRC government, subject to substantial restrictions on the scope of their business. For example, foreign-invested travel agencies are prohibited from engaging in the business of overseas travel by PRC citizens or travel by persons from the other regions of the PRC to Hong Kong, Macau or Taiwan. In addition, other than its head office, foreign-invested travel agencies are not allowed to open branch offices.

Advertising.    The principal regulations governing foreign ownership in advertising agencies in China include:

•	The Foreign Investment Industrial Guidance Catalogue (2002); and

•	The Administrative Regulations Concerning Foreign Invested Advertising Enterprises (2004).

Under these regulations, foreign investors can currently own up to 70% of the equity interest in an advertising agency in China. Beginning on December 10, 2005, foreign investors will be permitted to own 100% of an advertising agency.

Internet content provision.    The principal regulations governing foreign ownership in the Internet content provision business in China include:

•	The Administrative Rules for Foreign Investments in Telecommunications Enterprises (2001); and

•	The Foreign Investment Industrial Guidance Catalogue (2002).

Under these regulations, a foreign entity is prohibited from owning more than 50% of a Chinese entity that provides value-added telecommunications services, including Internet content provision.

General Regulation of Businesses

Air ticketing.    The air-ticketing business is subject to the supervision of the Civil Aviation Administration of China, or CAAC, and its regional branches. The principal regulation governing air-ticketing business in China is the Administration on Civil Aviation Transporting Marketing Agency Business Regulations (1993).

Under this regulation, an air-ticketing agency must obtain a permit from CAAC or its regional branch in every city in which the agency proposes to conduct business. The two types of air-ticketing permits in China are permits for selling tickets for international flights and flights to Hong Kong, Macau and Taiwan and permits for selling tickets for domestic flights in China except flights to Hong Kong, Macau and Taiwan.

Travel agency.    The travel agency industry is subject to the supervision of the China National Tourism Administration and local tourism administrations. The principal regulations governing travel agencies in China include:

•	The Administration of Travel Agencies Regulations (1996), as amended; and

•	The Rules of Implementation of the Administration of Travel Agencies Regulations (2001).

Under these regulations, a travel agency must obtain a license from the China National Tourism Administration in order to conduct cross-border travel business, and a license from the provincial-level tourism administration in order to conduct a domestic travel agency business.

Advertising.    The State Administration of Industry and Commerce is responsible for regulating advertising activities in China. The principal regulations governing advertising, including online advertising in China include:

•	The Advertising Law (1994); and

•	The Administration of Advertising Regulations (1987).

Under these regulations, any entity conducting advertising activities must obtain an advertising permit from the local Administration of Industry and Commerce.

Internet content provision service and online commerce.    The provision of travel-related content on the websites is subject to Chinese laws and regulations relating to the telecommunications industry and the Internet, and regulated by various government authorities, including the Ministry of Information Industry and the State Administration of Industry and Commerce. The principal regulations governing the telecommunications industry and the Internet include:

•	The Telecommunications Regulations (2000);

•	The Administrative Measures for Telecommunications Business Operating Licenses (2001); and

•	The Internet Information Services Administrative Measures (2000).

Under these regulations, Internet content provision services are classified as value-added telecommunications businesses, and a commercial operator of such services must obtain an Internet content provision license from the appropriate telecommunications authority in order to carry out any commercial Internet content provision operations in China.

With respect to online commerce, there are no specific Chinese laws at the national level governing or defining online commerce activities, and no government authority has been designated to regulate these activities. There are existing regulations governing retail business that require companies to obtain licenses in order to engage in the business. However, it is unclear whether these existing regulations will be applied to online commerce.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign currency exchange.    The principal regulation governing foreign currency exchange in China is the Foreign Currency Administration Rules (1996), as amended. Under these rules, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside China without the prior approval of the State Administration of Foreign Exchange of the People’s Republic of China, or SAFE.

Pursuant to the Foreign Currency Administration Rules, foreign-invested enterprises in China may purchase foreign exchange without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by SAFE, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of foreign-invested enterprises to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside China are still subject to limitations and require approvals from SAFE.

Dividend distribution.    The principal regulations governing distribution of dividends by foreign-invested companies include:

•	The Sino-foreign Equity Joint Venture Law (1979), as amended;

•	The Regulations of Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

•	The Foreign Investment Enterprise Law (1986), as amended; and

•	The Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, wholly foreign owned enterprises in China are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends.

In addition, our wholly-owned subsidiaries are required to allocate portions of their respective after-tax profits to their enterprise expansion funds and staff welfare and bonus funds at the discretion of their boards of directors. Our affiliated Chinese entities are required to allocate at least 5% of their respective after-tax profits to their respective statutory welfare funds. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to us in the forms of loans, advances, or cash dividends.

MANAGEMENT

Executive Officers and Directors

Members of our board of directors are elected by our shareholders. Effective upon completion of this offering, our board of directors will consist of seven directors. If IAC exercises its warrant, our board of directors will increase to eleven directors, and IAC will have the right to designate four additional directors to fill the vacancies in the board as a result of such increase.

Our executive officers are appointed by, and serve at the discretion of, our board of directors. The following table sets forth information regarding our current and incoming directors and executive officers.

Name	Age, as of October 8, 2004	Position
Justin Yue Tang	33	Chairman of the Board, President and Chief Executive Officer
Richard Zheng Xue	33	Director and Vice President of Business Development and Strategy
Richard Chen	34	Vice President and Chief Technology Officer
Frank Zheng	38	Vice President of Travel Services
Derek Palaschuk	40	Chief Financial Officer
Liming Sun	41	Director
Xiaojian Zhong	37	Director
Barney Harford	32	Director
Diarmuid Russell	35	Director
Thomas Gurnee(1)	53	Director

(1)	Mr. Gurnee will join our board of directors upon the completion of the offering.

Executive Officers and Directors

Justin Tang, Chairman, President and Chief Executive Officer

Justin Tang is responsible for our overall strategy and management. In 2001, Mr. Tang led the buyout of eLong’s business from its parent company, Asia.com. Prior to the buyout, Mr. Tang was the founder and President of Asia.com. Mr. Tang was originally one of the co-founders of eLong.com, and he was responsible for eLong’s US$68 million merger with Mail.com and the formation of Asia.com. Prior to founding eLong.com, Mr. Tang was a Vice President at Oscar Gruss & Son Incorporated, a New York-based investment banking firm. He has also worked for Brookehill Equities, Inc., and Merrill Lynch & Co., and has seven years’ experience in venture investment and the financial service industry. Mr. Tang studied at Nanjing University in China and received his BS degree from Concordia College in the United States. Mr. Tang has been on our board of directors since our inception.

Richard Xue, Director and Vice President of Business Development and Strategy

Richard Xue is responsible for our business development and strategy. Prior to joining eLong in December 2003, Mr. Xue worked for eight years in investment banking in the United States and China. Most recently, he was a Vice President with ICEA Finance Holdings, a Hong Kong based investment banking firm specialized in serving companies in China. Before that, he held various positions at Dain Rauscher Wessels in San Francisco, First Chicago Capital Markets Inc. in Chicago, and Tokai Asia in Hong Kong. Mr. Xue studied at Tsinghua University in China and received a BS degree in Physics from University of Illinois and an MBA degree from University of Chicago in the United States. Mr. Xue has been on our board of directors since March 2004.

Richard Chen, Vice President and Chief Technology Officer

Richard Chen is responsible for our technology infrastructure development and Internet operations. Mr. Chen was one of the co-founders of eLong.com and also served as the Chief Technology Officer of Asia.com. Prior to founding eLong, he worked as a business applications developer at Allaire Corporation, a Massachusetts-based software company specializing in Internet design tools, and as an IT consultant at Boston-based Greystone Solutions. He has seven years’ of experience in the information technology industry. Mr. Chen received a BS degree in Electrical Engineering from Lafayette College and a MS degree in Electrical Engineering from Stanford University in the United States.

Frank Zheng, Vice President of Travel Services

Frank Zheng is responsible for the overall operation of travel services. Mr. Zheng was a Senior Director of Travel Services with Asia.com. From 1994 through 2000, Mr. Zheng held various financial and operations positions with Bank of New York, The Reserve Management Corp, and Dean Witter Intercapital Company. Mr. Zheng received a BA degree from City University of New York.

Derek Palaschuk, Vice President and Chief Financial Officer

Derek Palaschuk has served as our Chief Financial Officer since April 2004. Prior to joining us, he was with Sohu.com, Inc., or Sohu. While at Sohu, he served as the Chief Financial Officer and Senior Vice President from July 2001 to March 2004 and as Vice President, Controller from August 2000 until October 2000 and its Vice President, Finance from October 2000 to July 2001. Prior to joining Sohu, Mr. Palaschuk served as Vice President, Finance and Chief Financial Officer for CR China Holdings Group, a privately held international trading and investment group. In addition, Mr. Palaschuk has served as the Chief Financial Officer of China Automotive Components Corporation, the management company of a fund investing in the Chinese automotive industry. Mr. Palaschuk also has experience as an audit manager with PricewaterhouseCoopers in Hong Kong and Beijing. Mr. Palaschuk holds a BA in Commerce from the University of Saskatchewan and an LLB from the University of British Columbia. He is also a Canadian Chartered Accountant.

Liming Sun, Director

Liming Sun has served as our director since 2001. Mr. Sun is the president of Kunlun Securities Co. Ltd., previously Qinghai Securities Co. Ltd. Prior to joining Kunlun Securities Co. Ltd. in 1999, Mr. Sun worked as the Deputy General Manager of Shenzhen Shengrun Network Co. Ltd., a company specializing in online securities trading. He has also worked for Zhengzhou Commodity Exchange and Chris Economic Affair Agency. He has 18 years’ experience in investment and online securities trading. Mr. Sun received a BS degree in Automation from Harbin Institute of Technology and a MS degree in Automation from Jilin University of Technology in China.

Xiaojian Zhong, Director

Xiaojian Zhong has served as our director since 2001. Mr. Zhong is the chairman of Billable Development Ltd., one of our significant shareholders. He is also the president of Shenzhen Youyuan Investment Co. Ltd and Qinghai Digital Holding Investment Co. Ltd, which has diversified investments in financial services, information technology and real estate businesses. He has 15 years’ experience in investment and management. Mr. Zhong received a BS degree in Economics from Beijing University.

Barney Harford, Director

Barney Harford has served as our director since August 2004. Mr. Harford is President of IAC Travel — Asia Pacific, a subsidiary of IAC. Mr. Harford has worked for IAC or businesses acquired by IAC in other capacities since 1999. In 2002, Mr. Harford became the Vice President of New Channel Development for Expedia, Inc., which was subsequently acquired by IAC, and in 2003, Mr. Harford became Senior Vice President for Air, Car and Private label. Prior to joining Expedia, Mr. Harford worked in the United Kingdom as a strategy consultant with The Kalchas Group. He holds an MBA from INSEAD and an MA in Natural Sciences from Clare College, Cambridge University.

Diarmuid Russell

Diarmuid Russell has served as our director since October 2004. Mr. Russell is Vice President, Strategy of IAC Travel — Europe. Prior to joining Expedia, Inc., which was acquired by IAC, in November 2000, Mr. Russell worked as a strategy consultant for Marakon Associates, a consulting firm, since March 1999. Previously he spent six years working for United Distillers, a division of Guinness PLC, in a variety of marketing and strategy roles. Mr. Russell holds an MA in Economics from the University of St Andrews and an MBA from INSEAD.

Thomas Gurnee

Thomas Gurnee will join our board upon the completion of the offering. Mr. Gurnee is the President and Chief Operating Officer of GlobiTech Inc. His previous positions include Chief Financial Officer for Artest Corporation and for Sohu.com, Inc. Prior to joining Sohu.com, Mr. Gurnee held a number of senior positions with Chartered Semiconductor Manufacturing Ltd., including Vice President for Business Development, President (North America), Chief Operating Officer (Singapore) and Chief Financial Officer (Singapore). Previously, Mr. Gurnee spent 13 years at Schlumberger Ltd. as finance director of various divisions in France, Singapore and the United States. Since November 2000, Mr. Gurnee has been a member of the Sohu.com, Inc. Board of Directors. Mr. Gurnee received a BA degree from Stanford University and an MBA degree from the University of Santa Clara.

Other Key Employees

Feng Qian, Senior Director of Air Ticketing

Feng Qian has served as our Senior Director of Air Ticketing since 2003. Before joining us, Mr. Qian worked as a General Manager in the Passenger Sales and Marketing Department of Foreign Enterprise Air Service Corp. from 1991 to 2003. Mr. Qian received an MBA from the University of International Business and Economics in Beijing and a BA degree from Beijing City University.

Richard Liu, Senior Director of Business Development

Richard Liu has served as our Senior Director of Business Development since 2003. From 1999 to 2003, Mr. Liu was the founder and General Manager of General Chinese Hotels Reservation Network Co., Ltd. From 1993 to 1999, Mr. Liu was the founder and General Manager of Hefeng Advertising Co. Ltd. Mr. Liu also had five years experience as a journalist for the Huaiyin Daily. Mr. Liu received a BA degree in China.

Span Pan, Senior Director of Internet Service

Span Pan has served as our Senior Director of Internet Service since 1999. From 1995 to 1997, Mr. Pan was the director of Hong Kong Dong Tiecheng Ad Producing Co. Ltd. He received a BA degree from Guangdong Xinghai Institute of Music in China.

Veronica Chen, Director of Finance

Veronica Chen is responsible for the financial management and reporting for the company. Before joining eLong, Ms. Chen was Finance Manager for Eli Lilly Asia Co. Prior to that, Ms. Chen held various senior financial management positions with Donovan Systems Co, Swisstol Dalian, Shangri-la Hotel Beihai, and Sheraton Hotel Tianjin. Ms. Chen received an MBA degree from the City University of the United States. She is a member of Australia Society of CPAs.

Yan Lu, Director of Customer Service Operations

Yan Lu has served as our Director of Customer Service since 2004. From 2002 to 2003, Mr. Lu worked as E-Contact Sales Professional in Bell Canada. From 1998 to 2001, Mr. Lu worked as Business Development Manager in Reuter’s Group. From 1993 to 1997, Mr. Lu worked as sales manager in MQM, S.A, a Spanish trading and consulting company in China. Mr. Lu also worked as a project administrator in Ministry of Education of the PRC. Mr. Lu received an MBA from Leeds University and a BBA from the Capital University of Economics in China.

Leo Yu, Director of Call Center Operations

Leo Yu has served as our Director of Call Center since 2000. In 1999, Mr. Yu co-founded Lohoo Co. Ltd. From 1998 to 1999, Mr. Yu was the head of the pricing department of BizExpress International Limited. From 1997 to 1998, Mr. Yu was the supervisor for call center of Beijing Modern Express Co. Ltd. He received a BS from the Beijing Technology and Business University in China.

Enman Ma, Financial Controller

Enman Ma joined our company in August 2004 as our financial controller. Prior to joining our company, Ms. Ma worked as an audit manager in the Beijing office of PricewaterhouseCoopers. Ms. Ma is a qualified CPA in China and received a BA in Economics from Beijing University.

Board Practices

Our board of directors will consist of seven members upon the completion of this offering. We anticipate appointing one additional independent director and replacing one of our existing directors at the earliest practical date. If IAC exercises its warrant, our board of directors will increase to eleven members, subject to further increase or decrease by IAC and with IAC holding the right to nominate the additional four directors as set forth below.

Of our current directors, prior to this offering, Messrs. Tang, Xue and Sun were appointed through shareholder voting and not nominated by specific shareholders. Mr. Zhong was nominated by Billable Development Ltd. and appointed through shareholder voting. Mr. Harford was nominated by IAC and appointed through shareholder voting. Mr. Russell was nominated by IAC and appointed through board approval. Our investors agreement with IAC and our other shareholders and our articles of association specify that in any election of our board of directors, the existing shareholders will each vote at any meeting of shareholders such number of shares then owned by the existing shareholders as may be necessary to elect the following:

•	for as long as Tiger Technology Private Investment Partners, L.P. owns at least 50% of our Series A preferred shares originally acquired by Tiger Technology Private Investment Partners, L.P., one director elected by a majority vote of the Series A preferred shares and nominated by Tiger Technology Private Investment Partners, L.P.;

•	for as long as Billable Development Ltd. owns at least 50% of the ordinary shares purchased by Billable Development, Ltd. under the share purchase agreement dated April 18, 2001, two directors nominated by Billable Development Ltd.;

•	for as long as Messrs. Lawrence Auriana, Peter Lerner and Ira S. Nordlicht own at least 50% of the ordinary shares purchased by them under the share purchase agreement dated April 18, 2001, one director collectively nominated collectively by them;

•	one director nominated by the holders of a majority of the voting power of the shareholders, who is our then current chief executive officer, initially to be Mr. Justin Tang; and

•	two directors nominated by IAC, but in the event of IAC’s exercise of its warrant, four additional directors (for a total of six directors) nominated by IAC.

Upon the completion of this offering, the rights of Tiger Technology Private Placement Partners, L.P., Billable Development Ltd., and, collectively, Messrs. Lawrence Auriana, Peter Lerner and Ira S. Nordlicht to nominate directors and the obligation of shareholders to vote with respect to the rights of the above shareholders will terminate. However, the directors elected prior to this offering, if any, by Tiger Technology Private Placement Partners, L.P., Billable Development Ltd., and, collectively, Messrs. Lawrence Auriana, Peter Lerner and Ira S. Nordlicht will, subject to removal for cause provided for under applicable law or our amended articles of association, have the right to continue serving on our board of directors until the one-year anniversary of the completion of this offering. The rights of IAC to appoint either two or six directors, depending on whether it has exercised its warrant, will continue after the completion of this offering. See “Investment by IAC/InterActiveCorp—Governance and Other Rights of IAC”.

There are no family relationships between any of our directors and senior management. We plan to establish the audit committee and the compensation committee under our board of directors.

Audit committee.    We anticipate that the members of our audit committee will be Liming Sun, Thomas Gurnee, and one other independent director we plan to appoint. We have not determined the chairman of our audit committee. Our audit committee reports to the board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management’s procedures and policies related to the adequacy of our internal accounting controls.

Compensation committee.    We anticipate that the members of our compensation committee will be Barney Harford, who IAC nominated to be on our board, and Thomas Gurnee. We have not determined the chairman of our compensation committee. Our compensation committee reviews and makes recommendations to the board regarding compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. Under our investors agreement with IAC and our other shareholders, IAC has the right to appoint one director to our compensation committee, and if IAC exercises its warrant, it will have the right to appoint two directors to our compensation committee. In addition, if IAC exercises its warrant, our compensation committee will not have the authority to issue stock options unless two directors nominated by IAC are on our compensation committee.

Duties of Directors

Under Cayman Islands law, our directors have a duty to act honestly, in good faith and with a view to the best interests of our company. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to our company, our directors must ensure compliance with our memorandum and articles of association.

Terms of Directors and Officers

All of our current directors will hold office until the one-year anniversary of this offering or until their successors have been duly elected and qualified. Officers are appointed by and serve at the discretion of our board of directors.

Limitation on Liability and Other Indemnification Matters

Cayman Islands law and our articles of association allow us to indemnify our directors, officers and trustee acting in relation to any of our affairs against actions, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duties as our directors, officers and trustee. Under our memorandum and articles of association, indemnification is not available if those events were incurred or sustained by or through their own willful neglect or intentional malfeasance.

Compensation of Directors and Executive Officers

For the year ended December 31, 2003, the aggregate cash and stock-based compensation paid to our executive officers and directors was as follows.

	Annual compensation			Ordinary shares underlying options(1)
Name	Salary US$		Bonus US$	Number
Justin Tang	160,000		—	250,000
Liming Sun	—		—	—
Xiaojian Zhong	—		—	—
Richard Xue	7,500	(2)	—	240,000
Richard Chen	90,000		—	—
Faith Huang(3)	90,000		—	—
Frank Zheng	74,000		—	—

(1)	These options have an exercise price of US$1.53 per share.
(2)	Represents a pro rata amount of Mr. Xue’s salary in 2003.
(3)	Ms. Huang was an executive officer of our company in 2003.

During the second quarter of 2004, our board of directors approved a one-time payment of the individual income tax of our chief executive officer and four other senior members of our management team, which totaled RMB4.5 million (US$0.5 million).

Service Contracts

We currently do not have service contracts with our directors.

Employment Agreements with Executive Officers

General.    We are party to employment agreements, dated and effective as of July 23, 2004, with each of our executive officers Justin Tang, Richard Xue, Richard Chen, Frank Zheng and Derek Palaschuk.

Under our employment agreements, Mr. Tang will report to our board of Directors, and each of the other executives will report to our chief executive officer, Justin Tang. These employment agreements supersede prior agreements to which the executives were party, including the employment agreements between each of Messrs. Tang, Zheng, and Chen and us, dated as of September 1, 2003; the employment agreement between Mr. Xue and us, dated as of December 8, 2003; and the employment agreement between Mr. Palaschuk and us, dated as of April 23, 2004.

Compensation and Benefits.    The agreements generally provide a three-year term during which Mr. Tang will receive an initial base salary of US$200,000 per year and each of the other executives will receive an initial base salary of US$105,000 per year. The annual base salaries will be reviewed not less frequently than annually by our compensation committee, in the case of Mr. Tang, and by our chief executive officer and our compensation committee, in the case of each of the other executives, in each case, after the first anniversary of the commencement of the term or upon completion of any major financing or strategic event. Commencing in 2005, we will award our executive officers an annual bonus based on their individual performance, our performance, and other factors deemed relevant by our compensation committee, based upon a target bonus range of 15-50% of annual base salary.

The agreements acknowledge that each of the executives has been granted options to purchase our shares in the past and provide that each of the executives may in the future be granted additional options to purchase our shares. The options are subject to the terms and conditions of the applicable share option plan and any related stock option agreement in effect at the time we grant or granted the options. However, in the event that, following a “change in control,” an executive resigns for “good reason,” or is terminated by us without “cause” (in each case, as defined in the agreements), the agreements provide that with respect to options granted on or after July 1, 2004, the executives are entitled to immediate vesting for an additional 12 months for the remaining options that are unvested as of the date of the termination. In the case of Messrs. Palaschuk and Xue, the provision described in the immediately preceding sentence also applies to those options granted prior to July 1, 2004, except for the provision regarding a “change of control”, which excludes a change of control of our company due to an acquisition by IAC Liberty Media, Mr. Barry Diller or their affiliates. Under the employment agreement of Mr. Xue, in addition to the general stock option arrangements, one-third of his grant of options to purchase 240,000 ordinary shares on December 1, 2003 will vest on the first anniversary of the date of grant and one-twelfth will vest on each three month anniversary thereafter, subject to the Mr. Xue’s continued employment with us through each applicable vesting date. In addition, none of the executive may transfer their options without the approval of IAC, so long as IAC beneficially own at least 15% of the voting power of our shares, unless such option were granted prior to July 1, 2004 and such transfers were previously approved.

During the term, the executives are eligible to participate in employee benefit plans of general application including health, life insurance and disability insurance. In addition, we will reimburse the executives for reasonable expenses incurred in the course of their employment in accordance with our policies. With respect to Messrs. Zheng, Chen, and Palaschuk, we will reimburse each of them for: “home leave” round trip transportation up to two times per year, including reasonable meal and laundry expenses; language training and educational expenses, reasonably incurred by these executives and their spouses and children, in China; and housing expenses, up to US$3,500 per month, if the executive is renting a house. In all cases, the reimbursements and payments:

•	will only be payable so long as such payments by us are non-taxable to the executive for individual income tax purposes;

•	do not exceed 40% of the executive annual base salary; and

•	shall be subject to the executive’s provision of official documentation required by the applicable taxing authority and the executive’s compliance with our policies relating to expense reimbursement.

If the reimbursements are not allowed or are taxable to the executives, we will pay the equivalent cash amounts as annual base salary.

Restrictions on Sale of Executives’ Shares.    Under the agreements, each of the executives has agreed:

•	that he will not sell more than 7% of his total shareholding of our stock; and

•	that he will further be restricted to sell in the aggregate no more than 15% of his total shareholding during the three years following the completion of this offering or three years following the exercise of the warrant in the event this offering is not consummated.

In the event of a termination of the executive’s employment for any reason, then the three-year period referred to in the immediately preceding sentence will end upon the earlier of:

•	the date which is three years following the completion of this offering or the three years following the exercise of the warrant in the event this offering is not consummated; or

•	the date which is one year following the date of such termination.

The provisions described above apply to Mr. Tang, but he will be restricted to sell in the aggregate no more than 12% of his total shareholdings. Furthermore, if Mr. Tang resigns for good reason or if we terminate his employment without cause, then the sale limit period referred to above will end if:

•	there are no outstanding claims by us or IAC against Mr. Tang or Purple Mountain Holdings, Ltd. for violations or failures to materially comply with arrangements described in the employment agreements;

•	we and Mr. Tang have entered into a mutually acceptable general release of claims; and

•	Mr. Tang has requested in writing to be on or continue to remain on our board of directors but we do not nominate him to be on our board.

Severance.    Under the agreements, in the event that, during the term, an executive resigns for good reason or we terminate an executive’s employment without cause, subject to the executive’s execution of a release and compliance with the restrictive covenants, the executive will be entitled to salary continuation for the remainder of the term. In addition, the executives will be entitled to continuation of health insurance benefits, comparable to those in place immediately prior to the termination at our expense during the severance period. Following the executive’s termination of employment, we will continue to provide the executive with directors and officers insurance coverage for six years following the termination, to cover insurable events that occurred during the executive’s term as our director or officer.

Restrictive Covenants.    Our company and eLongNet Information Technology (Beijing) Co. Ltd. are parties to a restrictive covenant agreement with each of Messrs. Tang, Xue, Chen, Zheng and Palaschuk. The restrictive covenant agreements provide that during each executive’s employment and continuing until the later of: (1) 12 months after the termination of such executive’s employment and (2) three years after the effective date of such executive’s restrictive covenant agreement, the executive will not compete with us or our subsidiaries related companies or affiliates. In addition, for a period of two years after his employment, the executive will not solicit our employees or customers or the employees or customers of our subsidiaries related companies or affiliates, and while employed and indefinitely thereafter will not disclose or otherwise use our confidential information or the confidential information of our subsidiaries related companies or affiliates. The agreements also state that the executives’ work product will be assigned to us or eLongNet Information Technology (Beijing) Co. Ltd.

“Clawback” Provisions. If an executive, after the termination of his employment, violates or fails to materially comply with the restrictive covenant agreement or other arrangements described in the agreements, any insurance or other benefits will terminate immediately and we will have the right to cease making certain payments or reduce certain payments that otherwise may be due to the executives and to receive reimbursement for other payments that have already been made to the executive as described in the agreements. In addition, we will have the right to cancel the executive’s equity awards and shares purchased pursuant to the exercise of such equity awards or receive a refund of any amounts realized upon the sale or other transfer of such awards in the event that the executive engages in prohibited actions specified in the agreements.

Stock-Based Compensation Plans and Option Grants

2001 stock option plan.    In April 2001, we adopted a stock option plan that allows our board of directors to grant stock options to our executive officers and key employees. We may grant stock options to purchase up to 4,000,000 authorized but unissued ordinary shares.

On April 18, 2001, we granted to our executive officers options to purchase 4,000,000 ordinary shares at an exercise price of US$0.50 per share. The stock options have a ten year term and were fully vested and exercisable at the date of grant. We used the Black-Scholes option pricing model to determine the fair value of the options at nil excluding a volatility assumption. At December 31, 2003, no options have been exercised. The following table shows the assumptions used in determining the fair value of the options granted under the 2001 stock option plan.

Weighted-average assumptions
Expected dividend yield	0.00%
Risk-free interest rate	3.11%
Expected life of option	5 years

In accordance with our board of directors’ resolution dated August 26, 2003, we increased the number of ordinary shares authorized under the 2001 stock option plan to 5,500,000. In September and December 2003, options to purchase 490,000 ordinary shares were granted to our executive officers at an exercise price of US$1.53 per share. The stock options granted in 2003 have a ten-year term and vest over a four-year period from the date of grant. On the date of grant, the fair value of the stock options was RMB0.8 million using the Black-Scholes option pricing model excluding a volatility assumption. The following table shows the assumptions used in determining the fair value of the options granted in 2003.

Weighted-average assumptions
Expected dividend yield	0.00%
Risk-free interest rate	2.63%
Expected life of option	5 years

In January 2004, we issued options to purchase 689,400 ordinary shares at an exercise price of US$1.53 per share. These options have a term of ten years. Out of the total options to purchase 689,400 ordinary shares, options to purchase 299,000 ordinary shares were granted to employees who joined the company after January 1, 2002 and will vest over four years from the grant date, or 12.5% after every six months from the date of the grant. The other options to purchase 390,400 ordinary shares, granted to employees who joined the company before January 1, 2002, will vest over three years from the grant date, or 16.67% after every six months from the date of the grant. On the date of grant, the fair value of the stock options was RMB753,456 using the Black-Scholes option-pricing model (excluding a volatility assumption). The following table shows the assumptions used in determining the fair value of the options granted:

Weighted-average assumptions
Expected dividend yield	0%
Risk-free interest rate	2.63%
Expected life of option	4 years

In April 2004, we issued an option to purchase 300,000 ordinary shares to Derek Palaschuk at an exercise price of US$1.53 per share. The option has a term of ten years and will vest three years from the date of grant. On the date of grant, the fair value of the stock options was RMB8,381,360 using the Black-Scholes option-pricing model. The following table shows the assumptions used in determining the fair value of the options granted:

Weighted-average assumptions
Expected dividend yield	0%
Risk-free interest rate	2.63%
Expected life of option	4 years
Expected volatility	43%

The following table summarizes the outstanding options granted under our 2001 stock option plan.

	Ordinary shares underlying options granted	Exercise price	Date of grant	Date of expiration
		US$
Granted in 2001
Justin Tang	2,750,000	0.50	April 18, 2001	April 17, 2011
Richard Chen	300,000	0.50	April 18, 2001	April 17, 2011
Faith Huang	300,000	0.50	April 18, 2001	April 17, 2011
Lee Zhang	350,000	0.50	April 18, 2001	April 17, 2011
Frank Zheng	300,000	0.50	April 18, 2001	April 17, 2011

Granted in 2003
Justin Tang	250,000	1.53	September 1, 2003	August 31, 2013
Richard Xue	240,000	1.53	December 1, 2003	November 30, 2013

Granted in 2004
Derek Palaschuk	300,000	1.53	April 20, 2004	April 19, 2014
Other employees(1)	689,400	1.53	January 1, 2004	January 1, 2014

(1)	Includes 74 employees who were granted options to purchase a total of 390,400 ordinary shares and 78 employees who were granted options to purchase a total of 299,000 ordinary shares.

2004 stock and annual incentive plan.    In July 2004, we adopted a stock and annual incentive plan that allows our board of directors to grant stock options to our officers, employees, directors or consultants and those of our subsidiaries and our affiliated Chinese entities. We may grant stock appreciation rights, stock options, restricted stock or a performance unit to purchase up to an aggregate of 4,000,000 shares of authorized but unissued ordinary shares.

On July 23, 2004, under our 2004 stock and annual incentive plan, we granted options to purchase 1,660,000 ordinary shares at an exercise price of US$5.25 per share to our executive officers and certain employees. The stock options have a ten-year term vesting over four years with 25% of the options vesting on the first anniversary of the date of grant and the remaining options vesting at the rate of 8.3% per quarter over the remaining three years. On August 4, 2004, we granted to IAC an option to purchase 711,429 ordinary shares at an exercise price of US$5.25 per share. Portions of the shares granted under IAC’s option become exercisable if and when various executive officers and employees exercise the stock options granted to them on July 23, 2004 under our 2004 stock and annual incentive plan. On the date of grant, the fair value of the stock options was RMB26,579,057 using the Black-Scholes option pricing model. The following table shows the assumptions used in determining the fair value of the options granted in 2004.

Weighted-average assumptions
Expected dividend yield	0.00%
Risk-free interest rate	2.63%
Expected life of option	4 years
Expected volatility	43%

The following table summarizes the outstanding options granted in July 2004 to our executive officers and certain employees under our 2004 stock option and annual incentive plan, and to IAC.

Granted in July and August 2004	Ordinary shares underlying options granted	Exercise Price US$	Date of grant	Date of expiration
IAC	711,429	5.25	August 4, 2004	August 3, 2014(2)
Justin Tang	700,000	5.25	July 23, 2004	July 22, 2014
Richard Chen	200,000	5.25	July 23, 2004	July 22, 2014
Frank Zheng	180,000	5.25	July 23, 2004	July 22, 2014
Richard Xue	100,000	5.25	July 23, 2004	July 22, 2014
Derek Palaschuk	50,000	5.25	July 23, 2004	July 22, 2014
Other employees(1)	430,000	5.25	July 23, 2004	July 22, 2014

(1)	Includes 28 employees who were granted options to purchase a total of 430,000 ordinary shares.
(2)	The IAC options will expire on the date the related employee options expire or otherwise terminate.

In October 2004, under our 2004 stock and annual incentive plan we granted an option to purchase 150,000 ordinary shares at an exercise price of US$5.25 per ordinary share to Mr. Richard Chen and an option to purchase 100,000 ordinary shares at an exercise price of US$5.25 to Mr. Frank Zheng. The stock options have a ten-year term vesting over four years with 25% of the options vesting on the first anniversary of the date of grant and the remaining options vesting at the rate of 8.3% per quarter over the remaining three years. On the date of grant, the fair value of the stock options was RMB5,542,811 using the Black-Scholes option pricing model.

The following table shows the assumptions used in determining the fair value of the options granted in October 2004.

Weighted Average Assumptions
Expect dividend yield	0.00%
Risk-free interest rate	2.63%
Expect life of options	4 years
Expected volatility	43%

In addition, in October 2004, under the terms of a stock option agreement we entered into with IAC, we granted IAC an option to purchase up to 260,204 ordinary shares at an exercise price of US$5.25 per ordinary share. Portions of the shares granted under IAC’s option become exercisable if and when Messrs. Chen or Zheng exercises the stock options granted to them on October 1, 2004. For more information regarding the issuance of options to IAC, see “Investment by IAC/InterActiveCorp—Stock Options.” On the date of the grant, the fair value of the option granted to IAC was RMB5,769,047.

The following table summarizes the outstanding options granted in October 2004 to our two executive officers under our 2004 stock option and annual incentive plan and to IAC.

Granted in September 2004	Ordinary shares underlying options granted	Exercise Price $US	Date of grant	Date of expiration
IAC	260,204	5.25	October 1, 2004	September 30, 2014(1)
Richard Chen	150,000	5.25	October 1, 2004	September 30, 2014
Frank Zheng	100,000	5.25	October 1, 2004	September 30, 2014

(1)	The IAC options will expire on the date the related employee option expires or otherwise terminates as described above.

CORPORATE STRUCTURE AND RELATED PARTY TRANSACTIONS

Corporate History

eLong.com, Inc., was incorporated in the State of Delaware in May 1999 with an initial investment of approximately US$1.0 million. In March 2000, Mail.com (now “Easylink Services”), a Nasdaq listed company, acquired eLong.com, Inc. for a total consideration of US$68 million consisting of cash payment and Mail.com Corporation’s stock and changed its name from Mail.com to Asia.com, Inc. Mail.com and several other individuals subsequently invested an additional US$22 million in Asia.com, Inc. to fund further expansion. On April 4, 2001, a group of investors, led by Justin Tang, our current CEO, formed eLong, Inc. in the British Virgin Islands and purchased Asia.com’s travel and Internet business in China for US$1.5 million. On May 19, 2004, we were re-incorporated in the Cayman Islands. In August 2004, IAC made an investment in our company as described in “Investment by IAC/InterActiveCorp.”

Corporate Structure and Arrangements with Affiliated Chinese Entities

Foreign ownership in the Internet content provision, advertising, and air-ticketing businesses is subject to significant restrictions under current PRC laws and regulations. As a result, we have a wholly-owned subsidiary, eLongNet Information Technology (Beijing) Co., Ltd., or eLong Information, that conducts operations in China through a series of contractual arrangements with our affiliated Chinese entities, which hold the licenses and permits required to conduct our business. These affiliated Chinese entities include:

•	Beijing eLong Information Technology Co., Ltd., or Beijing Information, which holds a license for Internet content provision services, a license for call center services, a license for short messaging services and a license for online advertising.

•	Beijing Asia Media Interactive Advertising Co., Ltd., or Beijing Media, which holds a license for advertising.

•	Beijing eLong Airlines Service Co., Ltd., or Beijing Airline, which holds the relevant air-ticketing licenses.

•	Jiangsu General Chinese Hotel Reservation Network Ltd., or GCH, which we acquired recently.

We do not have any direct ownership interest or voting rights in our affiliated Chinese entities. Under these contractual arrangements, we have management control over our affiliated Chinese entities. We also bear economic risks with respect to, and derive economic benefits from, their operations.

In July, 2004, Justin Tang, on behalf of our company, incorporated in the PRC Beijing eLong Travel Agency Co., Ltd., or Beijing Travel. Beijing Travel has a travel agent license with which we may facilitate the future execution of our travel business. However, we have not included Beijing Travel into our corporate structure as we have not determined the specific travel services that will be conducted by Beijing Travel. As a result, we have not entered into any contractual relationship with Beijing Travel. Beijing Travel has no business contracts, revenues, significant expenses and employees. We expect to incorporate Beijing Travel into our corporate structure if and when we determine the scale and nature of its business operations. See “Our Business—Our Services—Corporate Travel Service” for a more detailed description of our corporate travel service.

The following chart shows the ownership structure of our company.

(1)	Include exclusive technical services agreement, trademark license agreement, domain name license agreement, cooperation agreement and operating agreement.
(2)	Include exclusive advertising technical services agreement, operating agreement, and trademark license agreement.
(3)	Include exclusive consultancy and technical services agreement, operating agreement, and trademark license agreement.
(4)	Include exclusive technical services agreement, operating agreement, and trademark license agreement.
(5)	eLong Hi-Tech is currently in the process of being dissolved.

Prior to December 2003, our entities in China included our wholly owned subsidiary, eLongNet Information Technology (Beijing) Co., Ltd. and our affiliated Chinese entities. Justin Tang, our Chief Executive Officer, and Qu Zhi, a representative of our Series A preferred shareholders, own 75% and 25%, respectively, of Beijing Information and Beijing Media. Beijing Information and Beijing Media own 80% and 20%, respectively, of Beijing Airline.

In December 2003, Beijing Airline and Beijing Information acquired 80% and 20% interest, respectively, of GCH which primarily engages in hotel-booking business. The total consideration for the acquisition was RMB6.0 million in cash.

In June 2004, we formed a second wholly-owned subsidiary, eLongNet Hi-Tech (Beijing) Co., Ltd., or eLong Hi-Tech. However, eLong Hi-Tech is not currently engaged in any business activity and is currently in the process of being dissolved.

We do not believe that we could have obtained from unrelated third parties similar contractual terms that we currently have with our affiliated Chinese entities. Qu Zhi receives from eLong Information RMB10,000 per month as compensation for acting as a shareholder of the Chinese entities. Justin Tang has not, and we expect that he will not, receive any personal benefit from these agreements except as a shareholder of eLong, Inc. We have been advised by our PRC counsel, Commerce & Finance Law Offices, that these agreements have been duly authorized, executed and delivered, and are enforceable under current PRC law. The principal terms of these agreements with our affiliated Chinese entities are described below.

Beijing Information

Technical services agreement.    Beijing Information and eLong Information have entered into a technical services agreement, which has been amended and restated. Under the agreement, eLong Information has the exclusive right to provide Beijing Information with technical services relating to its website operations. eLong Information has also granted Beijing Information a non-exclusive license to use certain software owned by eLong Information. The term of the agreement is identical to the term of incorporation of eLong Information including any extensions thereto, and may be terminated by eLong Information at any time. Beijing Information has agreed to make quarterly payments to eLong Information for the technical services and the software license, and such payments are based on market prices as mutually agreed by the parties. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Equity interests pledge agreements.    Justin Tang and Qu Zhi have entered into separate agreements with eLong Information, which have been amended and restated. Under the agreements, Justin Tang and Qu Zhi have pledged their entire respective ownership interests in Beijing Information to eLong Information to secure the payment obligations of Beijing Information under the technical services agreement described above and the obligations of Beijing Information under the trade mark license agreement, the domain name license agreement, the cooperative agreement and the business operation agreement. Upon the occurrence of certain events of default specified in the agreements, including the failure of Beijing Information to make required payments of the technical service fees and the software license fees to eLong Information under the technical services agreement described above or to perform any of its obligations under the cooperative agreement, the business operation agreement, the trade mark license agreement and the domain name license agreement, eLong Information may enforce the equity interests pledge by complying with certain procedures required by law. The term of each agreement is identical to the term of the technical services agreement described above. These agreements are governed by the laws of the PRC and disputes arising under the agreements will be resolved by binding arbitration in China.

Trademark license agreement.    Beijing Information and eLong Information have entered into a trademark license agreement, which has been amended and restated. Under this agreement, eLong Information has granted Beijing Information a non-exclusive license to use certain trademarks, provided that such license cannot be sublicensed. The agreement has a term identical to the term of incorporation of eLong Information including any extensions thereto and may be terminated by eLong Information with 30-day notice. Beijing Information agrees to pay eLong Information license fees based on market rates. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Domain name license agreement.    Beijing Information and eLong Information have entered into a domain name license agreement, which has been amended and restated. Under this agreement, eLong Information has granted Beijing Information the right to use certain domain names including www.eLong.com and www.eLong.net. The agreement has a term identical to the term of incorporation of eLong Information including any extensions thereto, and may be terminated by eLong Information with a 30-day notice. Beijing Information has agreed to pay eLong Information a license fee based on market rates. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Cooperative agreement.    Beijing Information and eLong Information have entered into a cooperative agreement, which has been amended and restated. Under the agreement, eLong Information has agreed to:

•	develop the hotel-booking market by negotiating with hotels on behalf of Beijing Information;

•	provide relevant market and hotel information to Beijing Information;

•	send booking orders to hotels and accept confirmation responses from hotels for Beijing Information; and

•	accept commissions and services fees from hotels on behalf of Beijing Information.

Under this agreement, Beijing Information has also agreed to publish prices, market information and other relevant information on its website and process customer orders and other relevant matters through the Internet and our call center. eLong Information is obligated to pay Beijing Information quarterly an information and service fee based on market prices. The term of this agreement is identical to the term of incorporation of eLong Information including any extension thereto. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Business operation agreement.    Beijing Information, Justin Tang, Qu Zhi, and eLong Information have entered into a business operation agreement, which has been amended and restated. Under this agreement, eLong Information has agreed to provide guarantees for performance by Beijing Information of contracts, agreements or transactions with third parties in connection with its business operations. In return, Beijing Information has agreed to pledge its accounts receivable mortgage or pledge and all its assets to eLong Information. eLong Information may, at its sole discretion, provide Beijing Information any performance guarantee and working capital loan guarantee in connection with Beijing Information’s business operations. In addition, Beijing Information, Justin Tang and Qu Zhi have each agreed not to enter into any transaction that would substantially affect the assets, rights, obligations or operations of Beijing Information without prior written consent from eLong Information. Furthermore, Justin Tang and Qu Zhi have agreed that upon instruction from eLong Information, they will appoint or remove Beijing Information’s directors and executive officers and accept eLong Information’s guidance regarding the day-to-day operations and financial and personnel management of Beijing Information. The term of this agreement is identical to the term of incorporation of eLong Information including any extensions thereto and may be terminated by eLong Information with a 30-day notice. Under this business operation agreement, if any of the agreements between eLong Information and Beijing Information terminates or expires, eLong Information has the right but without obligation to terminate any other agreements between eLong Information and Beijing Information, including without limitation this business operation agreement. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Loan agreement.    eLong Information lent RMB750,000 and RMB250,000 to Justin Tang and Qu Zhi, respectively, for making contributions to the registered capital of Beijing Information. We subsequently lent RMB12.0 million and RMB4.0 million to Justin Tang and Qu Zhi, respectively, for the purposes of repaying their loans outstanding to eLong Information and increasing the registered capital of Beijing Information. The loans are interest free and have a repayment term of ten years and may be extended by the parties upon mutual agreement. In addition, in the event that we exercise our option to purchase the 100% equity interest in Beijing Information pursuant to an option agreement described below, the loan will accelerate and be repaid by the proceeds from the exercise of our option. Under this circumstance, the loans will be discharged.

In addition, under certain conditions such as the incapacity of Qu Zhi or Justin Tang, or the termination of employment with us of Justin Tang, the repayments under the loan agreement will accelerate. This agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Agreement relating to exclusive purchase right of equity interest.    Justin Tang and Qu Zhi have entered into separate agreements relating to exclusive purchase right of equity interest with us, which have been amended and restated. Under these agreements, we and any third party designated by us have the right, at any time, when applicable Chinese laws and regulations change to permit foreign invested companies to operate an Internet content provision business, to purchase from Justin Tang and Qu Zhi their respective equity interests in Beijing Information. The exercise price of the option is at an aggregate price equal to the actual paid-in registered capital of Beijing Information (or pro rata portion thereof, as appropriate) unless otherwise specified under PRC laws. The proceeds from the exercise will be applied to repay the loans extended to Justin Tang and Qu Zhi, unless otherwise agreed by the parties in accordance with the requirement of prevailing applicable laws. The term of each of these agreements is twenty years. The agreements are governed by the laws of the PRC and disputes arising under the agreements will be resolved by binding arbitration in China.

Beijing Media

Advertising technical consulting and services agreement.    Beijing Media and eLong Information have entered into an advertising technical consulting and services agreement, which has been amended and restated. Under this agreement, eLong Information has the exclusive right to provide Beijing Media with technical services relating to the latter’s advertising operations conducted through www.elong.com. eLong Information has also granted Beijing Media a non-exclusive license to use certain software owned by eLong Information. The term of this agreement is identical to the term of incorporation of eLong Information including any extensions thereto, and may be terminated by eLong Information at any time. Beijing Media is required to pay eLong technical consulting and service fees and software license fees based on market prices as agreed by the parties. This agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Equity interests pledge agreements.    Justin Tang and Qu Zhi have entered into separate equity pledge agreements with eLong Information, which have been amended and restated. Under the agreements, Justin Tang and Qu Zhi have pledged their entire respective ownership interests in Beijing Media to eLong Information to secure the payment obligations of Beijing Media under the advertising technical consulting and services agreement described above and the obligations of Beijing Media under the business operation agreement and the trademark license agreement. Upon the occurrence of certain events of default specified in the agreements, including the failure of Beijing Media to pay service fees and the software license fees to eLong Information under the advertising technical consulting and services agreement or to perform any of its obligations under the business operation agreement and the trademark license agreement, eLong Information may enforce the equity interest pledge by complying with certain provisions required by law. The term of each agreement is identical to the term of the advertising consulting and services agreement described above. This agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Cooperative agreement.    Beijing Media and Beijing Information have entered into a cooperative agreement. Under this agreement, eLong Information has agreed to provide web space and information services to Beijing Media. Beijing Media is obligated to pay Beijing

Information for such web space and information services based on market prices. The term of this agreement is identical to the term of incorporation of Beijing Media including any extension thereto. This agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Business operation agreement.    Beijing Media, Justin Tang, Qu Zhi, and eLong Information have entered into a business operation agreement, which has been amended and restated. Under this agreement, eLong Information has agreed to provide guarantees for performance by Beijing Media of contracts, agreements or transactions with third parties in connection with its business operations. In return, Beijing Media has agreed to pledge its accounts receivable and mortgage or pledge all its assets to eLong Information. eLong Information may, at its sole discretion, provide Beijing Media any working capital loan guarantee in connection with its business operations. In addition, Beijing Media, Justin Tang and Qu Zhi have each agreed not to enter into any transaction that would substantially affect the assets, rights, obligations, or operations of Beijing Media without prior written consent from eLong Information. Furthermore, Justin Tang and Qu Zhi have agreed that upon instruction from eLong Information, they will appoint or remove Beijing Media’s directors and executive officers and accept eLong Information’s guidance regarding the day-to-day operations and financial and personnel management of Beijing Media. The term of this agreement is identical to the term of incorporation of eLong Information including any extensions thereto, and may be terminated by eLong Information with a 30-day notice. Under this business operation agreement, if any of the agreements between eLong Information and Beijing Media terminates or expires, eLong Information has the right but without obligation to terminate any other agreements between eLong Information and Beijing Media, including without limitation this business operation agreement. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Loan agreement.    eLong Information lent RMB375,000 and RMB125,000 to Justin Tang and Qu Zhi, respectively, for making contributions to the registered capital of Beijing Media. We subsequently loaned RMB375,000 and RMB125,000 to Justin Tang and Qu Zhi, respectively, for the purpose of repaying their loans outstanding to eLong Information. The loans are interest free and have a repayment term of ten years and may be extended by the parties upon mutual agreement. In addition, in the event that we exercise our option to purchase the 100% equity interest in Beijing Media pursuant to an option agreement, described below, the loan will be repaid by the proceeds from the exercise of our option. Under this circumstance, the loans will accelerate and be discharged. In addition, under certain conditions such as the incapacity of Qu Zhi or Justin Tang, or the termination of employment with us of Justin Tang, the repayments under the loan agreement will accelerate. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Agreements relating to exclusive purchase right of equity interest.    Justin Tang and Qu Zhi have entered into separate agreements relating to the exclusive purchase right of equity interest with us, which have been amended and restated. Under these agreements, we and any third party designated by us have the right, at any time, when applicable Chinese laws and regulations change, to permit foreign invested companies to operate an advertising business, and to purchase from Justin Tang and Qu Zhi their respective equity interests in Beijing Media. The exercise price of the options is at an aggregate price equal to the actual paid-in registered capital of Beijing Media, (or pro rata portion thereof, as appropriate) unless otherwise specified under the PRC laws. Upon the exercise of the options, the proceeds from the exercise will be applied to repay the loans extended to Justin Tang and Qu Zhi, unless otherwise agreed by the parties in accordance with the requirement of prevailing applicable laws. The term of each of these agreements is twenty years. The agreements are governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Trademark license agreement.    Beijing Media and eLong Information have entered into a trademark license agreement. Under this agreement, eLong Information has granted Beijing Media a non-exclusive license to use certain trademarks, provided that such license cannot be sublicensed. The agreement has a term identical to the term of incorporation of eLong Information including any extensions thereto, and may be terminated by eLong Information with 30-day notice. Beijing Media agrees to pay eLong Information license fees based on market rates. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Beijing Airline

Technical consulting and services agreement.    Beijing Airline and eLong Information have entered into a technical consulting and services agreement, which has been amended and restated. Under this agreement, eLong Information has the exclusive right to provide Beijing Airline technical services relating to its air-ticketing business conducted by Beijing Air through www.elong.com. eLong Information has also granted Beijing Airline a non-exclusive license to use certain software owned by eLong Information. The term of the agreement is identical to the term of incorporation of eLong Information including any extensions thereto, and may be terminated by eLong Information at any time. Beijing Airline has agreed to pay eLong Information service fees and software license fees based on market prices as agreed by the parties. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Equity interest pledge agreement.    Beijing Information and Beijing Media have entered into an equity interest pledge agreement with eLong Information, which has been amended and restated. Under the agreements Beijing Information and Beijing Media have pledged their entire respective ownership interests in Beijing Airline to eLong Information to secure the payment obligation of Beijing Airline under the technical consulting and services agreement described above and the performance of the obligations under the business operation agreement and the trademark license agreement. Upon the occurrence of certain events of default specified in the agreement, including the failure of Beijing Airline to make required payments of the technical services fees and the software license fees to eLong Information under the technical consulting and services agreements described above or to perform any of its obligations under the business operation agreement and the trademark license agreement, eLong Information may enforce the equity interest pledge by complying with certain procedures required by law. The agreement has a term identical to the term of the technical consulting and services agreement described above. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Business operation agreement.    Beijing Airline, Beijing Information, Beijing Media and eLong Information have entered into a business operation agreement, which has been amended and restated. Under this agreement, eLong Information has agreed to provide guarantees for the performance by Beijing Airline of contracts, agreements or transactions with third parties in connection with its business operations. In return, Beijing Airline has agreed to pledge its accounts receivable and mortgage or pledge all its assets to eLong Information. eLong Information may, at its sole discretion, provide Beijing Airline any working capital guarantee in connection with its business operations. In addition, Beijing Airline, Beijing Information and

Beijing Media have each agreed that they will not enter into any transaction that would substantially affect the assets, rights, obligations or business operations of Beijing Airline without prior written consent from eLong Information. Furthermore, Beijing Information and Beijing Media have each agreed that upon instruction from eLong Information, they will appoint or terminate Beijing Airline’s directors and executive officers and accept eLong Information’s guidance regarding the day-to-day operations and financial and personnel management of Beijing Airline. The term of this agreement is identical to the term of incorporation of eLong Information including any extensions thereto and may be terminated by eLong Information with a 30-day notice. Under this business operation agreement, if any of the agreements between eLong Information and Beijing Airlines terminates or expires, eLong Information has the right but without obligation to terminate any other agreements between eLong Information and Beijing Airlines, including without limitation this business operation agreement. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Cooperative agreement.    Beijing Airline and Beijing Information have entered into a cooperative agreement, which has been amended and restated. Under this agreement, Beijing Information has agreed to provide website hosting services and call center services to Beijing Airline. Beijing Airline has agreed to pay quarterly information service fees to Beijing Information based on market prices. The term of this agreement is identical to the term of incorporation of Beijing Airline including any extensions thereto. This agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Trademark license agreement.    Beijing Airline and eLong Information have entered into a trademark license agreement. Under this agreement, eLong Information has granted Beijing Airline a non-exclusive license to use certain trademarks, provided that such license cannot be sublicensed. The agreement has a term identical to the term of incorporation of eLong Information including any extensions thereto and may be terminated by eLong Information with 30-day notice. Beijing Airline agrees to pay eLong Information license fees based on market rates. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

GCH

Technical consulting and services agreement.    GCH and eLong Information have entered into a technical consulting and services agreement, which has been amended and restated. Under this agreement, eLong Information has the exclusive right to provide GCH technical services relating to its hotel reservation business conducted by GCH through www.elong.com. eLong Information has also granted GCH a non-exclusive license to use certain software owned by eLong Information. The term of the agreement is identical to the term of incorporation of eLong Information including any extensions thereto, and may be terminated by eLong Information at any time. GCH has agreed to pay eLong Information service fees and software license fees based on market prices as agreed by the parties. This agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Equity interest pledge agreement.    Beijing Airline and Beijing Information have entered into an equity interest pledge agreement, which has been amended and restated. Under the terms of the agreements, Beijing Airline and Beijing Information have pledged their entire respective ownership interests in GCH to eLong Information to secure the payment obligation of GCH under the technical consulting and services agreement described above and the performance of its obligations under the business operation agreement and the trademark license agreement. Upon the occurrence of certain events of default specified in the agreement, including the failure of GCH to make required payments of the technical service fees and the software license fees to eLong Information under the technical consulting and services agreement described above or to perform any of its obligations under the business operation agreement and the trademark license agreement, eLong Information may exercise its rights to enforce the equity interest pledge by complying with certain procedures required by law. The agreement has a term identical to the term of the technical consulting and services agreement described above. This agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Business operation agreement.    GCH, Beijing Information, Beijing Airline, and eLong Information have entered into a business operation agreement, which has been amended and restated. Under this agreement, eLong Information has agreed to provide guarantees for the performance by GCH of contracts, agreements or transactions with third parties in connection with it operations. In return, GCH has agreed to pledge its accounts receivable and mortgage or pledge all its assets to eLong Information. eLong Information may, at its sole discretion, provide GCH a working capital guarantee in connection with its business operations. In addition, GCH, Beijing Information and Beijing Airline have each agreed that they will not enter into any transaction that would substantially affect the assets, rights, obligations or business operations of GCH without prior written consent from eLong Information. Furthermore, Beijing Information and Beijing Airline have agreed that upon instruction from eLong Information, they will appoint or remove GCH’s directors and executive officers and they will accept eLong Information’s guidance regarding the day-to-day operations and financial and personnel management of GCH. The term of this agreement is identical to the term of information of eLong Information including any extensions thereto, and may be terminated by eLong Information with a 30-day notice. Under this business operation agreement, if any of the agreements between eLong Information and GCH terminates or expires, eLong Information has the right but without obligation to terminate any other agreements between eLong Information and GCH, including without limitation this business operation agreement. The agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Cooperative agreement.    GCH and Beijing Information have entered into a cooperative agreement, which has been amended and restated. Under this agreement, Beijing Information has agreed to provide website hosting services and call center services to GCH. GCH has agreed to pay information service fees to Beijing Information quarterly based on market prices. The term of this agreement is identical to the term of incorporation of the GCH including any extensions thereto. This agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Trademark license agreement.    GCH and eLong Information have entered into a trademark license agreement. Under this agreement, eLong Information has granted GCH a non-exclusive license to use certain trademarks, provided that such license cannot be sublicensed. The agreement has a term identical to the term of incorporation of eLong Information including any extensions thereto, and may be terminated by eLong Information with 30-day notice. GCH agrees to pay eLong Information license fees based on market rates. This agreement is governed by the laws of the PRC and disputes arising under the agreement will be resolved by binding arbitration in China.

Related Party Transactions

In May 2001, we entered into a money management agreement with Shenzhen Youyuan Investment Company, an affiliate of Billable Development, Ltd., one of our principal shareholders. Under the agreement, Youyuan Investment agreed to manage RMB12.0 million for us, and we were entitled to receive a guaranteed annual interest of 2.25% on the principle amount. As of December 31, 2003, all the principal and accrued interest have been returned to us in full.

In May 2002, we entered into a money management agreement with Shenzhen Youyuan Investment Company. Under the agreement, Youyuan Investment agreed to manage RMB4.0 million for us, and we were entitled to receive a guaranteed annual interest of 2.25%. As of December 31, 2003, all principal and accrued interest have been repaid.

In October, 2002, we entered into agreement with Shenzhen Sincere Technology Development Co. Ltd., or Sincere, to sell co-branded membership cards to Sincere for RMB2.3 million. Mr. Xiaojian Zhong, the principal shareholder of Billable Development Ltd., indirectly has a minority shareholding interest in Sincere. As of December 31, 2003, accounts receivable from Sincere amounted to RMB1.3 million.

In July 2003, we entered into a lease agreement with Kunlun Securities. Mr. Xiaojian Zhong, the principal shareholder of Billable Development Ltd., indirectly has a minority shareholding interest in Kunlun Securities. Under the agreement, Kunlun Securities would provide free rent on 196 square meters of office space in Shenzhen, China to us for twelve months.

In May 2004, Tiger Technology Private Investment Partners, L.P., Tiger Technology II, L.P., Blue Ridge Limited Partnership, Blue Ridge Offshore Master Limited Partnership and RMG Holdings, LLC collectively sold an aggregate of 150,000 Series A preferred shares to Mr. Derek Palaschuk at a price of US$1.53 per share. During the three months ended June 30, 2004, we recorded a stock-based compensation expense of RMB3.9 (US$0.5 million) million due to the purchase of these 150,000 Series A preferred shares by Mr. Derek Palaschuk because these shares were purchased from a principal shareholders group at a price below fair market value. The amount of the non-cash stock based compensation expense represented the difference between the purchase price of US$1.53 and US$4.69, which is our best estimate of the fair market value of the Series A preferred shares at the time of sale based on the recent selling price of our shares.

During the second quarter of 2004, we advanced approximately RMB1.7 million on an interest free basis to our chief executive officer. The advance was repaid in August 2004.

During the second quarter of 2004, our board of directors approved for us to make a one-time payment of the individual income tax obligations of our chief executive officer and four other senior managers, totaling RMB4.5 million.

In July 2004, we and our two wholly-owned subsidiaries entered into a transaction agreement with IAC and IACT Asia Pacific Limited, an indirectly wholly-owned subsidiary of IAC, under which, among other things, IACT Asia Pacific agreed to purchase our Series B preferred shares from us for approximately US$58.7 million. See “Investment by IAC/InterActiveCorp” for more details of the IAC investment in our company.

Approximately US$7.3 million of the purchase price is currently being held in a separate escrow account with the Bank of New York. The escrow account is under the joint control of IAC and us. A portion of the amount in the escrow account is intended to provide for: (1) indemnification to IAC for breaches of our representations, warranties and covenants in the transaction agreement we entered into with IAC, and (2) payments to IAC in connection with the performance of certain post closing actions as specified in the transaction agreement. IAC is entitled to receive 30% of any payments made by, penalties levied on, or judgments entered against us, our subsidiaries or our affiliated Chinese entities in connection with certain actions that we have agreed to take after the closing of the IAC investment. The aforementioned payments will be made by releasing to IAC the appropriate amount from the escrow deposit. We believe that no material contingencies exist in respect of IAC’s indemnification rights and that the payments to IAC will not have a material effect on our financial condition. Of the approximately US$4.4 million of our proceeds being held in escrow, subject to claims by IAC for indemnification and our payments to IAC, US$1.1 million is to be released on August 4, 2005 and the balance is to be released on March 31, 2006.

We have also agreed to pay to IAC 15% of the investment banking fees we incurred with respect to IAC’s investment in our company. In addition, we have agreed to pay up to US$50,000 for the legal fees incurred in connection with the IAC transaction by each of Tiger Technology Private Investment Partners L.P. and Blue Ridge Limited Partnership.

On October 1, 2004, we granted to IAC an option to purchase up to 260,204 of our ordinary shares at a purchase price of US$5.25 per ordinary share. For more information regarding the issuance of options to IAC, see “Investment by IAC/InterActiveCorp—Stock Options.”

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, of our ordinary shares as of October 8, 2004, by:

•	each of our directors and senior executive officers;

•	each person known to us to own beneficially more than 5% of our ordinary shares; and

•	other selling shareholders.

	Ordinary shares beneficially owned prior to this offering		Shares being sold in this offering†#	Shares beneficially owned after this offering		Shares beneficially owned after this offering in the event of IAC’s warrant exercise†^
	Number (1)	% (2)	Number	Number (1)	%(2)	Number(1)%
Executive Officers and Directors
Xiaojian Zhong (3)(33)	5,522,959	14.6	1,223,462	4,299,497	9.5	—	—
Justin Tang (4)(33)	4,251,248	11.6	—	4,251,248	9.6	4,251,248	12.0
Richard Chen (5)(33)	470,000	1.4	—	470,000	1.2	470,000	1.5
Frank Zheng (6)(33)	360,000	1.1	—	360,000	0.9	360,000	1.1
Liming Sun (7)(33)	231,000	0.7	38,000	193,000	0.5	85,313	0.3
Derek Palaschuk (8)(33)	150,000	0.5	—	150,000	0.4	109,433	0.3
Richard Xue (9)(33)	60,000	0.2	—	60,000	0.2	60,000	0.2
Barney Harford(10)	—	—	—	—	—	—	—
Diarmuid Russell(11)	—	—	—	—	—	—	—
Thomas Gurnee(12)	—	—	—	—	—	—	—
Principal Shareholders
IAC/InterActiveCorp (13)(33)	28,576,353	57.5	—	28,576,353	49.9	28,576,353	58.9
Billable Development Ltd. (14)(33)	5,522,959	14.6	1,223,462	4,299,497	9.5	—	—
Tiger Technology Private Investment Partners, L.P. (15)(33)	5,325,000	14.2	1,250,000	4,075,000	9.0	1,643,715	4.5
Purple Mountain Holding, Ltd.(16)(33)	4,251,248	11.6	—	4,251,248	9.6	4,251,248	12.0
Lawrence Auriana (17)(33)	3,911,111	10.8	—	3,911,111	8.9	3,911,111	11.2
Blue Ridge Limited Partnership (18)(33)	2,184,495	6.5	250,000	1,934,495	4.7	893,102	2.8
Other Selling Shareholders
RMG Holdings, LLC (19)(33)	546,125	1.7	85,750	460,375	1.1	200,086	0.6
Michael Rapp (20)	256,500	0.8	198,564	57,936	0.1	—	—
Guiying Wang (21)(33)	231,000	0.7	123,312	107,688	0.3	—	—
Yijie Wang (22)(33)	231,000	0.7	38,000	193,000	0.5	85,313	0.3
Ira Nordlicht and Helen S. Scott (23)(33)	137,778	0.4	40,000	97,778	0.2	97,778	0.3
Dai Pan (24)(33)	77,000	0.2	16,000	61,000	0.2	25,144	0.1
Phillip Wagenheim (25)	42,500	0.1	19,302	23,198	0.1	—	—
Bo Liu (26)	38,500	0.1	10,000	28,500	0.1	10,513	*
Karl Brenza (27)	30,000	0.1	15,000	15,000	*	15,000	*
Elliot Smith (28)	10,000	*	10,000	—	—	—	—
Jeffrey Meshel (29)	10,000	*	10,000	—	—	—	—
Broadband Capital Management LLC (30)	10,000 10,000	* *	10,000 10,000	— —	— —	— —	— —
David Prince (31)	1,500	*	1,500	—	—	—	—
Amy Galanti (32)	500	*	500	—	—	—	—

†	Assumes exercise of the underwriters’ over-allotment option.
#	As part of the offering, some of the selling shareholders expect to exercise their warrants to subscribe for additional ordinary shares at an exercise price of US$0.75 per ordinary share so that they may sell the ADSs underlying our ordinary shares.
^	As part of IAC’s exercise of its warrant, we have agreed to repurchase and cancel ordinary shares from some of our shareholders.
*	Represents less than 0.1%.
(1)	Beneficial ownership is determined and calculated in accordance with the rules of the Securities and Exchange Commission, or the SEC, and includes voting or investment power with respect to securities.

(2)	The number of ordinary shares outstanding used in calculating the percentage for each listed person includes the ordinary shares underlying the options that will vest within 60 days of the date of this prospectus held by such persons, 12,925,595 ordinary shares issued, and 8,205,620 Series A preferred shares convertible into ordinary shares using a one to one conversion ratio, 11,188,570 Series B preferred shares convertible into ordinary shares using a one to one conversion ratio.
(3)	Represents 5,522,959 ordinary shares held by Billable Development Ltd. Mr. Zhong holds ultimate investment power over the securities held by Billable Development Ltd. The address for Mr. Zhong is 3rd Fl, Qinghai Dasha, 7043 Beihuan Dadao, Futian, Shenzhen, China 518034.
(4)	Includes 1,438,748 ordinary shares and 2,812,500 ordinary shares issuable upon the exercise of options held by Purple Mountain Holding, Ltd. Mr. Tang holds ultimate investment power over the securities held by Purple Mountain Holding, Ltd. Mr. Tang also holds 700,000 ordinary shares issuable upon the exercise of options that will not vest within 60 days from the date of this prospectus, and, through Purple Mountain Holding, Ltd., holds an additional 187,500 ordinary shares issuable upon the exercise of options that will not vest within 60 days from the date of this prospectus. The address for Mr. Tang is Block B, Xingke Plaza Building, 10 Jiuxianqiao Zhonglu, Chaoyang District, Beijing 100021, People’s Republic of China.
(5)	Includes 170,000 ordinary shares and 300,000 ordinary shares issuable upon the exercise of options held by Mind Trade Assets Limited. Mr. Chen holds ultimate investment power over the securities held by Mind Trade Assets Limited. Mr. Chen also holds 350,000 ordinary shares issuable upon the exercise of options that will not vest within 60 days from the date of this prospectus. The address for Mr. Chen is Block B, Xingke Plaza Building, 10 Jiuxianqiao Zhonglu, Chaoyang District, Beijing 100021, People’s Republic of China.
(6)	Includes 60,000 ordinary shares and 300,000 ordinary shares issuable upon the exercise of options held by Top River Assets Limited. Mr. Zheng holds ultimate investment power over the securities held by Top River Assets Limited. Mr. Zheng also holds 280,000 ordinary shares issuable upon the exercise of options that will not vest within 60 days from the date of this prospectus. The address for Mr. Zheng is Block B, Xingke Plaza Building, 10 Jiuxianqiao Zhonglu, Chaoyang District, Beijing 100021, People’s Republic of China.
(7)	Represents 231,000 ordinary shares held by Mr. Sun. The address for Mr. Sun is 11th Fl. Qinghai Dasha 7043 Beihuan Dadao, Futian, Shenzhen, People’s Republic of China 518034.
(8)	Includes 150,000 Series A preferred shares issuable upon the exercise of options held by Mr. Palaschuk. Mr. Palaschuk also holds 50,000 ordinary shares issuable upon the exercise of options that will not vest within 60 days from the date of this prospectus, and, through Capital Dragon Agents Limited, holds an additional 300,000 ordinary shares issuable upon the exercise of options that will not vest within 60 days from the date of this prospectus. Mr. Palaschuk holds ultimate investment power over the securities held by Capital Dragon Agents Limited. The address for Mr. Palaschuk is Block B, Xingke Plaza Building, 10 Jiuxianqiao Zhonglu, Chaoyang District, Beijing 100021, People’s Republic of China.
(9)	Includes 60,000 shares issuable upon the exercise of options held by Sino Faith Assets Limited. Mr. Xue holds ultimate investment power over the securities held by Sino Faith Assets Limited. Mr. Xue also holds 100,000 ordinary shares issuable upon the exercise of options that will not vest within 60 days from the date of this prospectus, and, through Sino Faith Assets Limited, holds an additional 180,000 ordinary shares issuable upon the exercise of options that will not vest within 60 days from the date of this prospectus. The address for Mr. Xue is Block B, Xingke Plaza Building, 10 Jiuxianqiao Zonglu, Chaoyang District, Beijing 100021, People’s Republic of China.
(10)	The address of Barney Harford is 13810 SE Eastgate Way Suite 400, Bellevue, WA 98005, USA.
(11)	The address of Diarmuid Russell is 7, Soho Square, London WID 3QB UK.

(12)	The address of Thomas Gurnee is 200 F.M. 1417 West, Sherman, Texas 75092, USA.
(13)	Includes 11,188,570 Series B preferred shares held by IACT Asia Pacific Limited, a subsidiary of IAC, which will convert automatically on a one-to-one conversion ratio (subject to certain anti-dilution adjustments, if applicable) into either ordinary shares (if IAC does not exercise its warrant) or high-vote ordinary shares (if IAC exercises its warrant) 31 business days after the completion of this offering, and 17,387,783 high-vote ordinary shares issuable to IACT Asia Pacific Limited upon the potential exercise of IACT Asia Pacific Limited’s warrant, (assuming that we do not issue any of our securities prior to the exercise of the warrant other than in connection with this offering). The shares beneficially owned by IAC after the potential exercise of its warrant represents 96% of the total voting power of our shares and gives effect to our repurchase, in connection with the exercise of IAC’s warrant, from existing shareholders of 8,693,891 ordinary shares. IAC also holds 971,633 ordinary shares issuable upon the exercise of options that will not vest within 60 days from the date of this prospectus. The address for IAC is 152 West 57th Street, 42nd Floor, New York, NY 10019 USA.
(14)	Represents 5,522,959 ordinary shares held by Billable Development Ltd. Investment power over the ordinary shares held by Billable Development Ltd. rests with Mr. Zhong.
(15)	Includes 5,306,362 Series A preferred shares which are convertible into ordinary shares on a one to one basis, held by Tiger Technology Private Investment Partners, L.P. and 18,638 Series A preferred shares, which are convertible into ordinary shares on a one to one basis, held by Tiger Technology II, L.P. Tiger Technology PIP Performance, L.L.C., or Tiger PIP, is the sole general partner of Tiger Technology Private Investment Partners, L.P. Charles P. Coleman III, a citizen of the United States of America, is the sole managing member of Tiger PIP. Tiger Technology Performance, L.L.C., or Tiger Performance, is the sole general partner of Tiger Technology II, L.P. Charles P. Coleman III is the sole managing member of Tiger Performance. The address of Tiger Technology Private Investment Partners, L.P. and Tiger Technology II, L.P. is 101 Park Avenue, 48th Floor, New York, NY 10178.
(16)	Represents 1,438,748 ordinary shares and 2,812,500 ordinary shares issuable upon the exercise of options held by Purple Mountain Holding Ltd. Purple Mountain Holdings, Ltd., holds an additional 187,500 ordinary shares issuable upon the exercise of options that will not vest within 60 days of the date of this prospectus. Investment power over the securities held by Purple Mountain Holding Ltd. rest with Mr. Tang. The address for Purple Mountain Holding Ltd. is 3rd Floor, Qwomer Complex, P.O. Box 765, Road Town, Tortola, British Virgin Islands.
(17)	Represents 3,911,111 ordinary shares held by Mr. Auriana. Mr. Auriana has placed his shares in a discretionary trust account managed by a third party, who has the right to direct the disposition of such shares. Mr. Auriana retains the right to vote such shares held by him. The address for Mr. Auriana is 140 E. 45th Street, 43Fl, New York, NY 10017.
(18)	Includes 1,725,751 Series A preferred shares which are convertible into ordinary shares on a one to one basis held by Blue Ridge Limited Partnership and 458,744 Series A preferred shares which are convertible into ordinary shares on a one to one basis held by Blue Ridge Offshore Master Limited Partnership. JAG Holdings LLC holds voting and dispositive power for the shares held by Blue Ridge Limited Partnership and JAG Offshore Holdings LLC holds voting and dispositive power for the shares held by Blue Ridge Offshore Master Limited Partnership. John A. Griffin is the sole managing member of each of JAG Holdings LLC and JAG Offshore Holdings LLC. Mr. Griffin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares, Blue Ridge Offshore Master Limited Partnership disclaims beneficial ownership of the shares held by Blue Ridge Limited Partnership, and Blue Ridge Limited Partnership disclaims beneficial ownership of the shares held by Blue Ridge Offshore Master Limited Partnership. The address of Blue Ridge Limited Partnership is 660 Madison Avenue, New York, NY 10021. The address of Blue Ridge Offshore Master Limited Partnership is c/o JAG Offshore Holdings LLC, 660 Madison Avenue, New York, NY 10021.

(19)	Includes 546,125 Series A preferred shares held by RMG Holdings, LLC. The address of RMG Holdings, LLC is 1633 Broadway, New York, NY 10019, USA.
(20)	Represents 256,500 ordinary shares issuable upon the exercise of a warrant held by Michael Rapp. The address of Mr. Rapp is 805 Third Avenue, New York, NY 10022, USA.
(21)	Represents 231,000 ordinary shares owned by Guiying Wang. Ms. Wang is the spouse of Zhong Xiaojian. The address of Guiying Wang is Suite 602, 603 & 604, Union Plaza, Chaoyangmenwai Avenue, Beijing 10020, PRC.
(22)	Represents 231,000 ordinary shares owned by Yijie Wang. The address of Yijie Wang is Suite 602, 603 & 604, Union Plaza, Chaoyangmenwai Avenue, Beijing 10020, PRC.
(23)	Represents 137,778 ordinary shares jointly owned by Ira Nordlicht and Helen S. Scott. The address of Mr. Nordlicht is 645 Fifth Avenue, New York, NY 10022, USA.
(24)	Represents 77,000 ordinary shares owned by Dai Pan. Mr. Pan is a former director of our Company. The address of Pan Dai is Suite 602, 603 & 604, Union Plaza, Chaoyangmenwai Avenue, Beijing 10020, PRC.
(25)	Represents 42,500 ordinary shares issuable upon the exercise of a warrant held by Phillip Wagenheim. The address of Mr. Wagenheim is 805 Third Avenue, New York, NY 10022, USA.
(26)	Represents 38,500 ordinary shares issuable upon the exercise of a warrant held by Bo Liu. The address of Mr. Liu is Suite 301, Building 35, 23 South Zizhuyuan Road, Haidan District 100044, Beijing, PRC.
(27)	Represents 30,000 ordinary shares issuable upon the exercise of a warrant held by Karl Brenza. The address of Mr. Brenza is 805 Third Avenue, New York, NY 10022, USA.
(28)	Represents 10,000 ordinary shares issuable upon the exercise of a warrant held by Elliot Smith. The address of Mr. Smith is 805 Third Avenue, New York, NY 10022, USA.
(29)	Represents 10,000 ordinary shares issuable upon the exercise of a warrant held by Jeff Meshel. The address of Mr. Meshel is 805 Third Avenue, New York, NY 10022, USA.
(30)	Represents 10,000 ordinary shares issuable upon the exercise of a warrant held by Broadband Capital Management LLC. The address of Broadband Capital is 805 Third Avenue, New York, NY 10022, USA.
(31)	Represents 1,500 ordinary shares issuable upon the exercise of a warrant held by David Prince. The address of Mr. Prince is 805 Third Avenue, New York, NY 10022, USA.
(32)	Represents 500 ordinary shares issuable upon the exercise of a warrant held by Amy Galanti. The address of Ms. Galanti is 805 Third Avenue, New York, NY 10022, USA.
(33)	Our existing shareholders are parties to an investors agreement, dated July 23, 2004, under which they have agreed to vote their ordinary shares and preferred shares in the election of directors and other matters in the manner provided in the investors agreement, including for the election of directors designated by IAC, by certain former holders of our Series A preferred shares, and other holders of our ordinary shares. See “Management—Board Practices” for a more detailed description of our election of directors under the investors agreement.

Prior to the issuance of our Series A preferred shares in August 2003, Billable Development, Lawrence Auriana and Justin Tang owned 51.0%, 24.6% and 11.3% respectively, of the outstanding shares of our company. Their ownership was reduced to 31.7%, 14.7% and 6.9%, respectively, after the issuance of Series A preferred shares, which are convertible into ordinary shares, as Tiger Technology Private Investment Partners, L.P., Tiger Technology II, L.P., Blue Ridge Limited Partnership and RMG Holdings, LLC collectively acquired an ownership interest of 36.9%. All of the percentages in this paragraph exclude shares underlying outstanding options and warrants.

As of the date of this prospectus, Mr. Lawrence Auriana, a record holder in the United States, owns approximately 9.5% of our ordinary shares on a fully diluted basis. Tiger Technology Private Investment Partners, L.P. and Tiger Technology II, L.P, each a record holder in the United States, own 64.7% and 0.2%, respectively, of our Series A preferred shares issued. Blue Ridge Limited Partnership, a record holder in the United States, and Blue Ridge Offshore Master Limited Partnership, a record holder in the Cayman Islands, own 21.0% and 5.6%, respectively, of our Series A preferred shares issued. RMG Holdings, LLC, a record holder in the United States, owns 6.7% of our Series A preferred shares issued.

On April 23, 2004, Purple Mountain Holding Ltd. received a transfer of 3,000,000 ordinary shares issuable upon the exercise of options from Justin Tang. The ordinary shares issuable upon the exercise of options that were transferred included 2,750,000 fully-vested options and 250,000 un-vested options. Investment power over the ordinary shares issuable upon the exercise of options held by Purple Mountain Holding Ltd. rests with Mr. Tang. The address of Purple Mountain Holding, Ltd. is 3rd Floor, Qwomar Complex, PO Boax 765, Road Town, Tortola, British Virgin Islands.

On May 10, 2004, Tiger Technology Private Investment Partners, L.P., Tiger Technology II, L.P., Blue Ridge Limited Partnership, Blue Ridge Offshore Master Limited Partnership and RMG Holdings, LLC sold 99,650, 350, 31,600, 8,400 and 10,000 Series A preferred shares, respectively, or a total of 150,000 Series A preferred shares, to Mr. Derek Palaschuk at US$1.53 per share.

On August 4, 2004 we issued and sold 11,188,570 of our Series B preferred shares to IAC. We repurchased from existing shareholders an aggregate of 4,012,411 of our ordinary shares and 1,581,874 of our Series A preferred shares. We also granted to IAC an option to purchase up to 711,429 ordinary shares.

In addition, in connection with the sale of the Series B preferred shares, we granted to IAC a warrant to purchase that number of our high-vote ordinary shares which will result in IAC’s holding approximately 52% of our outstanding ordinary shares and 96% of our voting power on a fully-diluted basis. See “Investment by IAC/InterActiveCorp” for additional details regarding the IAC investment.

On October 1, 2004, we granted to IAC an option to purchase up to 260,204 ordinary shares. For more information regarding the issuance of options to IAC, see “Investment by IAC/InterActiveCorp—Stock Options.”

Our shareholders are entitled to vote together as a single class on all matters submitted to shareholder’s vote. Holders of our high-vote ordinary shares are entitled to 15 votes each share on all matters upon which ordinary shares are entitled to vote, compared to holders or our ordinary shares who are entitled to only one vote each share. In addition, our existing shareholders are parties to an investors agreement under which they have agreed to vote their ordinary shares in the election of directors and other matters in the manner provided in the investors agreement, including for the election of directors designated by IAC, by certain former holders of our Series A preferred shares and other holders of our ordinary shares. See “Management—Board Practices” for a more detailed description of our election of directors under the investors agreement and “Risk Factors—Risks Related to Our Business—We are controlled by a small group of our existing shareholders, whose interests may not be aligned with the interests of the other shareholders,” “Risk Factors—Potential conflicts of interest may exist because our directors and officers may have interests in IAC or its subsidiaries,” “Risk Factors—Risks Related to Our Business—Conflicts of interest may arise between IAC and us, which may not be resolved in a manner favorable to us,” “Risk Factors—Risks Related to Our

Business—IAC may exert significant control over our operations and management even if it does not exercise its warrant,” and “Risk Factors—Risks Related to Our Business—We may potentially be controlled by IAC or its affiliates, who may have strategic interests that differ from those of our other shareholders” for a description of the risks associated with our significant shareholder.

IAC’s warrant, which entitles IAC, within the first 30 business days after the completion of this offering, to purchase that number of our high-vote ordinary shares that will result in IAC’s holding 51% of our outstanding ordinary shares on a fully-diluted basis after giving effect to our repurchase, in connection with IAC’s exercise of the warrant, from existing shareholders a number of ordinary shares equal to one-half of the shares purchased by IAC pursuant to the warrant, would result in a change of control of our company.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our Memorandum and Articles of Association and the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands and the common law applicable in the Cayman Islands. The following are summaries of material provisions of our Second Amended and Restated Memorandum and Articles of Association and the Companies Law insofar as they relate to the material terms of our share capital. These summaries do not purport to be complete and are subject to the Second Amended and Restated Memorandum and Articles of Association. We have filed a copy of our complete Second Amended and Restated Memorandum and Articles of Association as an exhibit to our Registration Statement on Form F-1.

Under our Memorandum of Association, the objects for which we are established are unrestricted, including (a) acting as a holding company; and (b) investing in securities.

After the completion of this offering, our authorized share capital will consist of: (1) 200,000,000 ordinary shares with a par value of US$0.01 per share, of which 150,000,000 are designated ordinary shares and 50,000,000 are designated high-vote ordinary shares; and (2) 50,000,000 Series B preferred shares with a par value of US$0.01 per share.

Ordinary Shares and High-Vote Ordinary Shares

General.    As of October 6, 2004 there were 12,925,595 ordinary shares outstanding held of record by 21 shareholders and there were no high-vote ordinary shares outstanding. Additionally, options to purchase an aggregate of 8,344,050 ordinary shares were outstanding under our stock option plans and under our options grants to IAC. Furthermore, the outstanding warrants to purchase 399,500 ordinary shares and a warrant to purchase that number of high-vote ordinary shares would result in IAC’s holding 51% of our outstanding ordinary shares on a fully-diluted basis, giving effect to our repurchase, in connection with IAC’s exercise of the warrant, from existing shareholders a number of ordinary shares equal to one-half of the shares purchased by IAC. All the outstanding ordinary shares are fully paid and non-assessable. The ordinary shares, including the high-vote ordinary shares, are not entitled to any sinking fund or preemptive or redemption rights. Ordinary shares are issued in registered form.

Voting rights.    Each ordinary share, other than high-vote ordinary shares, is entitled to one vote on all matters upon which the ordinary shares are entitled to vote, including the election of directors. Each high-vote ordinary share is entitled to 15 votes on all matters upon which ordinary shares are entitled to vote, including the election of directors.

Preferred Shares

Series A Preferred Shares

Upon closing of the offering, all of our Series A preferred shares issued and outstanding will convert on an one-to-one basis into an aggregate of 8,205,620 ordinary shares.

Series B Preferred Shares

General.    As of August 4, 2004 there were 11,188,570 Series B preferred shares outstanding held of record by one shareholder. All the outstanding Series B preferred shares are fully paid and non-assessable. Certificates representing the Series B preferred shares are issued in registered form. If any shares of Series B preferred shares had not been converted to ordinary shares prior to July 23, 2024, we will be required to redeem them on such date at a price of $5.25 per share, plus any declared but unpaid dividends.

Voting rights.    Each Series B preferred share is entitled to one vote for each ordinary share into which each Series B preferred share could then be converted or 15 votes for each high-vote ordinary share into which it could then be converted, as applicable. The holder of such Series B preferred shares has full voting rights and powers equal to the voting rights and powers of the holders of ordinary shares or high-vote ordinary shares, as applicable, and is entitled to vote upon all matter which the holders of ordinary shares are entitled to vote, including the election of directors.

Conversion Rights.    If IAC exercises its warrant within 30 U.S. business days after the completion of this offering, then the Series B preferred shares will convert automatically into high-vote ordinary shares upon the earlier of the 31st U.S. business day after the completion of this offering or such date as specified by written consent of or agreement by the holders of a majority of the then outstanding Series B preferred shares. If IAC does not exercise its warrant within 30 U.S. business days after the completion of this offering, then the Series B preferred shares will convert automatically into ordinary shares immediately upon the earlier of the 31st U.S. business day after the completion of this offering or such date as specified by written consent of or agreement by the holders of a majority of the then outstanding Series B preferred shares. In addition, each Series B preferred share is convertible into ordinary shares (if IAC has not exercised its warrant prior to conversion) or high-vote ordinary shares (if IAC has exercised its warrant prior to conversion) at any time prior to the automatic conversion described above, at the option of the holder of the Series B preferred shares.

Currently, the conversion ratio for Series B preferred shares is one-to-one: (a) each Series B preferred share is convertible into one ordinary share, and (b) assuming IAC had already exercised its warrant, each Series B preferred share would be convertible into one high-vote ordinary share. The conversion ratio is subject to adjustment, as determined by dividing the Series B original issue Price, or US$5.25, by the Series B conversion price which is initially set at US$5.25. The Series B conversion price will be adjusted if and when the following events occur:

•	if we issue additional ordinary shares (or options, warrants or other securities convertible or exercisable for ordinary shares) for a consideration per share that is less than the Series B conversion price that is in effect immediately before such issuance, then the Series B conversion price will be adjusted by multiplying the Series B conversion price by a fraction, the numerator of which will be the total number of ordinary shares outstanding, on a fully-diluted basis, before the additional securities are issued, plus the number of ordinary shares represented by the additional securities issued, on a fully-diluted basis, and the denominator of which will be the total number of ordinary shares, on a fully-diluted basis, before the additional securities are issued;

•	if we split or subdivide our ordinary shares, or pay a stock dividend or other distribution of ordinary shares (or options, warrants or other securities convertible or exercisable for ordinary shares), then the Series B conversion price will be appropriately decreased to take into account the increased number of ordinary shares outstanding; and

•	if we effect a reverse stock split or otherwise decrease the number of ordinary shares by combining our outstanding ordinary shares, then the Series B conversion price will be appropriately increased to take into account the decreased number of ordinary shares outstanding.

Liquidation Preference.    If we are liquidated prior to the 31st U.S. business day after the completion of this offering, the holders of our Series B preferred shares will be entitled to receive, prior and in preference to any distribution of the proceeds on such liquidation to the holders of ordinary shares, an amount per share equal to the higher of: (1) US$5.25, plus any declared but unpaid dividends on such share, or (2) the amount such holders would receive if their Series B preferred shares were converted into ordinary shares immediately prior to such liquidation.

Protective Provisions.    Until the Series B preferred shares are converted into either ordinary shares or high-vote ordinary shares, the approval of holders of a majority of our Series B preferred shares is required in order for us to take any of the following actions:

•	alter any rights, preferences or privileges of the Series B preferred shares so as to affect adversely the shares;

•	except in connection with this offering, amend, revise or repeal our, our subsidiaries, or our affiliated Chinese entities’ memorandums and articles of association or comparable charter documents;

•	change the authorized number of directors of our subsidiaries or our affiliated Chinese entities, or increase (or decrease) the size of our board of directors other than in accordance with the Investors Agreement;

•	create, authorize, or issue, directly or indirectly, any of our, our subsidiaries’, or our affiliated Chinese entities’ securities (other than our ordinary shares, high-vote ordinary shares or preferred shares);

•	redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of our preferred shares, our ordinary shares or the applicable capital stock of any of our subsidiaries or affiliated Chinese entities;

•	directly or indirectly, enter into any merger, amalgamation, reorganization, consolidation or combination, or convey, sell, lease, sublease, transfer or otherwise dispose of all or substantially all of our business, property or assets;

•	declare or make any payment of cash or distribution of assets to any class of securities of us or any of our subsidiaries or affiliated Chinese entities;

•	incur indebtedness or guarantee any obligation outside our ordinary course of business including the incurrence of debt in excess of US$1 million;

•	sell, transfer, assign or otherwise dispose of any material asset, including assets with an estimated fair market value in excess of US$1 million;

•	purchase or otherwise acquire any material assets or businesses or make any capital expenditures, in a transaction or series of related transactions, in excess of US$1 million; or

•	change, directly or indirectly, in any material respect the nature of the conduct or operations of our business and the business of our subsidiaries and our affiliated Chinese entities (taken as a whole) as of May 27, 2004.

Rights of Ordinary Shares and Series B Preferred Shares

Subject to the restrictions described above under “—Preferred Shares,” voting at any meeting of shareholders is by a majority of the votes cast by those who are present in person and by those persons representing a shareholder by proxy.

A quorum required for a meeting of shareholders consists of one or more persons present in person and representing in person or by proxy in excess of fifty percent of the total issued voting power of our company throughout the meeting. Shareholders’ meetings are held annually and may also be convened by any two directors, any director and the secretary, or the board of directors. Advanced notice of at least five days is required for the convening of annual general meetings of shareholders, and all other shareholder meetings.

Subject to the restrictions described above under “—Preferred Shares,” any resolution to be made by the shareholders requires the affirmative vote of a majority of the votes attaching to the shares cast at a general meeting of our company, while a special resolution requires the affirmative vote of two-thirds of the votes cast at our general meeting. A special resolution is required for matters such as changing our name or amending our memorandum and articles of association. Upon the closing of this offering, holders of ordinary shares and of our Series B preferred shares, which will be the only shares carrying the right to vote at our general meetings, have the power, among other things, to elect directors, and make changes in the amount of our authorized share capital. Shareholders may also act by written consent, but only if holders of all of our outstanding ordinary shares sign the consent.

Dividends.    Upon the closing of this offering, the holders of our ordinary shares and our Series B preferred shares are entitled to receive such dividends as may be declared by our board of directors. Any dividends shall be distributed among all holders of our ordinary shares and Series B preferred shares in proportion to the number of ordinary shares that would be held by each such holder if all Series B preferred shares were converted to ordinary shares; provided, however, that no dividend shall be paid to the holders of ordinary shares unless a dividend of equal amount per share is paid in full to the holders of our Series B preferred shares. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States, subject to a statutory solvency test. See “Dividend Policy” for more information.

Liquidation.    If we were to be liquidated, the liquidator may, with the sanction of a special resolution, divide among the shareholders in cash or in kind the whole or any part of our assets, and may for such purpose, set such value as he or she deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders and the different classes of shareholders, subject to the restrictions described above under “—Preferred Shares.” The liquidator may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator, with the sanction of a special resolution, thinks fit, provided that a shareholder shall not be compelled to accept any shares or other assets that subject such shareholder to liability.

Miscellaneous.    Share certificates registered in the names of two or more persons are deliverable to any one of them named in the share register, and if two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other.

History of Share Issuances

The following is a summary of the issuance of ordinary shares, preferred shares and warrants:

•	On April 17, 2001, we issued 16,000,000 ordinary shares to the initial shareholders, Billable Investment Ltd. and management shareholders in exchange for cash contributions of US$4,500,000.

•	On April 17, 2001, we granted 4,000,000 ordinary shares to a group of nine management employees and non-employee directors. The ordinary shares vest over a two-year period beginning from the date of the grant, and in May 2003, the 4,000,000 shares became fully vested and were issued.

•	On April 18, 2001, options for 4,000,000 ordinary shares were granted to certain of our executives pursuant to our stock option plan. The options have an exercise price of US$0.50 per share and have a ten year term and were fully vested and exercisable at the date of grant.

•	On August 26, 2003, we increased the number of ordinary shares authorized to be issued under the stock option plan to 5,500,000. In 2003, we granted options for 490,000 ordinary shares to certain of our executives at an exercise price of US$1.53 per share. The options have a ten year term and vest over a four year period from the date of the grant.

•	On August 26, 2003, we issued warrants to purchase 600,000 shares of ordinary stock at an exercise price of US$0.75 per share to Broadband Capital Management LLC, an investment banking and financial advisory firm, and two outside consultants in consideration for investment banking services provided to us in connection with a private placement of Series A preferred shares. We also paid Broadband Capital Management LLC US$250,000 for these services.

•	On August 29, 2003, we entered into an agreement to sell 9,787,494 Series A preferred shares to outside investors at a per share purchase price of US$1.5325, which purchase price was paid in cash.

•	On August 29, 2003, we repurchased 3,262,949 ordinary shares from certain existing shareholders at US$1.53257 per share. Such ordinary shares were subsequently cancelled.

•	On December 15, 2003, we issued 50,000 ordinary shares to Mr. Peter Lerner upon the exercise of his warrants.

•	On January 1, 2004, we granted options for 689,400 ordinary shares to certain of our employees at an exercise price of US$1.53 per share. The options have a ten year term and vest over a three-or-four year period from the date of the grant.

•	On April 20, 2004, we granted options to purchase 300,000 ordinary shares to a senior management employee at an exercise price of US$1.53 per share. The options have a ten year term and vest over a four year period from the date of the grant.

•	On July 23, 2004, we granted options to purchase 1,660,000 ordinary shares to certain of our employees at an exercise price of US$5.25 per share. The options have a ten year term and vest over a four year period from the date of the grant.

•	On July 23, 2004 we entered into an agreement to sell 11,188,570 Series B preferred shares to IAC for an aggregate purchase price of US$58,690,062, which purchase price was paid in cash on August 4, 2004.

•	On July 23, 2004 we entered into an agreement to purchase from certain existing shareholders 1,581,874 Series A preferred shares and 4,012,411 ordinary shares, for an aggregate purchase price of US$29,345,029, which purchase price was paid in cash on August 4, 2004. The repurchased Series A preferred shares and ordinary shares were subsequently cancelled. In addition, under this agreement, if IAC exercises its warrant, we are obligated to repurchase from various existing shareholders an amount of ordinary shares equal to one-half of the number of shares IAC purchases pursuant to the warrant.

•	On August 4, 2004, we issued 80,000, 44,000, 15,000, and 11,500 ordinary shares to Messrs. Michael Rapp, Philip Wagenheim, Wayne Sturman, Liu Bo, respectively, upon their exercise of warrants. Messrs. Rapp, Wagenheim and Sturman obtained their warrants when Broadband Capital Management Consulting LLC transferred its warrants to buy 500,000 ordinary shares to various individuals. Mr. Liu Bo obtained his warrant when his brother, Mr. Liu Hao, transferred his warrants to him.

•	On August 4, 2004, we granted to IAC an option to purchase up to 711,429 ordinary shares at a purchase price of US$5.25 per share. For more information regarding IAC’s option, see “Investment by IAC/InterActiveCorp—Stock Options.”

•	On August 4, 2004, we granted a warrant to IAC to purchase the number of our high-vote ordinary shares that will result in IAC’s holding approximately 52% of our outstanding ordinary shares on a fully-diluted basis, after giving effect to the repurchase of shares from existing shareholders as described above. Assuming the completion of this offering, the exercise price for the warrant will be equal to the lower of (a) the initial public offering price for this offering or (b)(1) US$205 million, minus our indebtedness, plus our cash and cash equivalents, plus the pro forma consideration that would be received in connection with the exercise of all vested or unvested in-the-money options, warrants or other convertible securities of the company, in each case at the time of exercise, divided by (2) the total number of our outstanding ordinary shares on a fully-diluted basis at the time of exercise (but excluding out-of-the-money options or securities). If it exercises the warrant, IAC would deposit 12.5% of the aggregate purchase price into escrow as security for its indemnification rights under its agreement with us in connection with its purchase of Series B preferred shares.

•	On October 1, 2004, we granted options to purchase an aggregate of 250,000 ordinary shares to two members of senior management at an exercise price of US$5.25 per share. The options have a ten year term and vest over a four year period from the date of the grant. We also granted to IAC an option to purchase 260,204 shares at an exercise price of US$5.25 per share. For more information regarding the issuance of options to IAC, see “Investment by IAC/InterActiveCorp—Stock Options.”

Stock Option Activity

Stock option activities since April 4, 2001 were as follows:

	Number of shares	Weighted average exercise price
		US$
Balance at April 4, 2001	—	—
Granted	4,000,000	0.50
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at December 31, 2001	4,000,000	0.50
Granted	—	—
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at December 31, 2002	4,000,000	0.50

Granted	490,000	1.53
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at December 31, 2003	4,490,000	0.61

Granted	689,400	1.53
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at March 31, 2004	5,179,400	0.73

Granted	300,000	1.53
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at June 30, 2004	5,479,400	0.78

Granted	2,881,633	5.25
Exercised	—	—
Forfeited	—	—
Expired	—	—

Balance at October 25, 2004	8,361,033	2.32

Broadband Warrants

We issued warrants on August 22, 2003 in conjunction with our private placement of Series A preferred shares. We issued warrants to buy 500,000 of our ordinary shares at an exercise price of US$0.75 to Broadband Capital Management LLC and warrants to buy 50,000 of our ordinary shares at an exercise price of US$0.75 to each of our two outside consultants, Peter Lerner and Liu Hao, in consideration for investment banking services provided to us. Vesting of the warrant was conditioned on the closing of the private placement. The warrants have a termination date of August 22, 2013.

Broadband Capital Management Consulting LLC subsequently transferred a majority of its warrants to various individuals and three of these individuals exercised their warrants on August 4, 2004 and acquired ordinary shares in our company. These individuals subsequently sold the ordinary shares acquired through the exercise of their warrants to us in connection with IAC’s investment in our company. Mr. Liu Hao subsequently transferred the ownership of his warrants to his brother, Liu Bo. Mr. Liu Bo subsequently exercised a portion of his warrants to acquire ordinary shares in our company and sold the ordinary shares to us in connection with IAC’s investment in our company.

In December 2003, Mr. Lerner exercised his warrants and acquired 50,000 ordinary shares of our company.

IAC Warrant

On August 4, 2004, we granted IAC a warrant which is exercisable by IAC during the first 30 business days following the completion of this offering. If IAC does not exercise the warrant within 30 business days of this offering, the warrant will expire. IAC’s warrant entitles it to purchase that number of our high-vote ordinary shares equal to:

•	51% of our fully-diluted ordinary shares outstanding (but excluding the stock options granted to IAC in August 2004 and October 2004) minus the number of ordinary shares (including securities exercisable for or convertible into ordinary shares, but excluding IAC’s stock options and warrant) held by IAC at the time of exercise;

•	divided by 0.745.

The purchase by IAC of that number of high-vote ordinary shares will result in IAC’s holding approximately 52% of our outstanding ordinary shares on a fully-diluted basis and, in conjunction with the conversion of its Series B preferred shares into high-vote ordinary shares after its exercise of the warrant, approximately 96% of the total voting power of our shares (assuming in each case that the underwriters exercise their over-allotment option in full). Assuming the completion of this offering, the exercise price for the warrant will be equal to the lower of:

•	the initial public offering price for this offering; or

•	the price determined using: (1) US$205 million, minus our indebtedness, plus our cash and cash equivalents, plus the pro forma consideration that would be received in connection with the exercise of all vested or unvested in-the-money options, warrants or other convertible securities of the company, in each case at the time of exercise, divided by (2) the total number of our outstanding ordinary shares on a fully-diluted basis at the time of exercise (but excluding out-of-the-money options, warrants or securities).

If it exercises its warrant, IAC will deposit 12.5% of the aggregate purchase price into escrow as security for IAC’s indemnification rights. See “Investment by IAC/InterActiveCorp - Indemnification and Escrow.”

In connection with any exercise of the warrant by IAC, we will simultaneously repurchase from some of our existing shareholders a number of ordinary shares equal to 50% of the high-vote ordinary shares being purchased by IAC under the warrant. The purchase price for such repurchase would be the same as IAC’s purchase price under the warrant.

Directors

Interested transactions.    A director may vote in respect of any contract or transaction in which he is interested provided that the nature of the interest in such contract or transaction is disclosed by him at or prior to its consideration and vote on such matter. Disclosure of the director’s interest may be made by means of a general notice to the board of directors at a directors’ meeting. It is sufficient for the disclosure by means of a general notice to state that the director is a shareholder or officer of a specified company and is to be regarded as interested in any transaction between us and such company. After such general notice, it will not be necessary to give special notice relating to any particular transaction.

Any transaction that would be likely to affect a director’s status as an “Independent Director,” (as defined in Rule 4200(a)(15) of the Nasdaq National Stock Market Inc.’s Market Place Rules) or that would constitute a related party transaction as defined in the Nasdaq National Stock Market Inc.’s Market Place Rules, shall require the approval of our audit committee.

Remuneration and borrowing.    Remuneration, if any, to be paid to the directors subject to any direction that may be given at the general meeting, is determined by the directors. The directors may exercise all the powers of the company to borrow money, mortgage any or all of our properties and assets and to issue debentures, bonds and other securities, whether outright or as collateral for any debt or obligation of the company or any third party.

Qualifications.    There are no membership qualifications for directors. No director shall be required to hold any of our shares as a qualification to be a director.

Variation of Rights of Shares

Pursuant to our Memorandum and Articles of Association, subject to the law, we may vary all or any of the special rights attached to any class of shares, unless otherwise provided by the terms of a class of shares, with the consent in writing of the holders of all the shares of that class or with the approval of holders of a majority of the shares of such class at a separate meeting of that class.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by foreign law or by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Differences in Corporate Law

The Companies Law of the Cayman Islands is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to our company and the Delaware General Corporation Law, or Delaware Law, applicable to most companies incorporated in the United States and their shareholders.

Duties of Directors.    Under the common law of the Cayman Islands, directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to personally profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law of the Cayman Islands, or the Companies Law, imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual shall only be liable if he knowingly is guilty of the default or knowingly and wilfully authorises or permits the default.

The Companies Law does not have any provision that restricts a Cayman company from indemnifying its directors and officers.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

Under Delaware law, a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule”. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors.    There are no provisions under Cayman Islands law that require a director who is interested in a transaction entered into by a Cayman company to disclose his interest or that will render such director liable to such company for any profit realized pursuant to such transaction.

Under Delaware law, such a transaction would not be voidable if (a) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum (b) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (c) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements.    Under Cayman Islands law, the voting rights of shareholders are regulated by the company’s articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under Cayman Islands law, certain matters must be approved by a special resolution which is defined as two-thirds of the votes cast by shareholders present at a meeting and entitled to vote; otherwise, unless the articles of association otherwise provide, the majority is usually a simple majority of votes cast.

Under Delaware law, unless otherwise provided in the company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Unless otherwise provided in the company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends.    Cayman Islands law allows dividend to be paid out of share premium account if authorized by the company’s articles of association; otherwise, generally dividend is paid out of profit under common law.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, the capital of the company is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Mergers and Similar Arrangements.    Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the company is not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer.

Cayman Islands law does not require that shareholders approve sales of all or substantially all of a company’s assets as is commonly adopted by U.S. companies.

Under the investors agreement with IAC and our other shareholders, upon the approval by our board of directors of a merger, consolidation, scheme of arrangement, amalgamation or reconstruction or other such business combination, we will cause a meeting of shareholders to be called promptly (but in any event not less than 30 days after the initial approval by our board of directors) in order to determine whether a majority of the voting power of our shares approves of the transaction. If a majority of the voting power of our shares vote in favor of the transaction, a second vote will be held where each shareholder who is a party to the investors agreement will be obligated to vote his or her shares in favor of the transaction. If a majority of the voting power of our shares vote against the transaction, a second vote will be held where each shareholder who is a party to the investors agreement will be obligated to vote his or her shares against the transaction.

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by stockholders of such subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Shareholders’ Suits.    The rights of shareholders under Cayman Islands law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under Cayman Islands laws. However, the Cayman courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to it where the act complained of is alleged to be beyond the company’s corporate power or is illegal or would result in the violation of its memorandum of association or articles of association. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action.

The articles of association of a Cayman company may provide for the shareholders to waive all claims or rights of action that they might have, individually or in right of the company, against any of its directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of such director or officer.

Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Shareholder Proposals.    The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting; however these rights may be provided for in the articles of association of a company.

Unless provided in the company’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which stockholders may bring business before a meeting.

Approval of Corporate Matters by Written Consent.    The Companies Law allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association of a company.

Delaware law permits stockholders to take action by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders.

Calling of Special Shareholders Meetings.    The Companies Law does not have provisions governing the proceedings of shareholders meetings which are usually provided for in the articles of association of a company.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws to call a special meeting of stockholders.

Staggered Board of Directors.    The Companies Law does not contain statutory provisions specifically mandating staggered board arrangements for a Cayman company. Such provisions, however, may validly be provided for in the articles of association of a company.

Delaware law permits corporations to have a staggered board of directors.

Cumulative Voting.    While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of a company, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our articles of association to allow cumulative voting for such election or any other matter.

Indemnification of Directors and Executive Officers and Limitation of Liability    Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, but the indemnity does not extend to any matter in respect of any fraud or dishonesty which may be attached to such person.

Insofar as indemnification for liabilities arising under the Securities Act that may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Delaware law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director:

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if (1) the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and (2) the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Further, Delaware law provides that unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•	by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•	by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•	by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•	by the stockholders.

Under Delaware law, a corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Anti-Takeover Provisions in Our Articles of Association    Some provisions of our Articles of Association may discourage, delay or prevent a change in control of the company or management that shareholders may consider favorable.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for what they believe in good faith to be in the best interests of the company.

The anti-takeover provisions in Delaware law prohibit business combinations between a Delaware corporation and an interested stockholder within three years of the time when the interested stockholder became an interested stockholder unless the corporation or transaction meets certain requirements or falls within certain exceptions or the corporation has elected not to be governed by such anti-takeover provisions in its certificate of incorporation.

Inspection of Books and Records    Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our Memorandum and Articles of Association permit inspections of the share register and we will provide our shareholders with annual audited financial statements.

Under Delaware law, stockholders of a Delaware corporation have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Registration Rights

After the offering certain persons will be entitled to registration rights. See “Shares Eligible for Future Sale—Registration Rights.”

Transfer Agent and Registrar

We have appointed Codan Trust Company (Cayman) Limited as the transfer agent and registrar for our ordinary shares. The transfer agent’s address is Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, British West Indies.

Listing

The ADSs have been approved to be quoted on The Nasdaq National Market under the symbol “LONG.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, as the depositary, will issue the ADSs, which you will be entitled to receive in the offering. Each ADS will represent an ownership interest in two ordinary shares, which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and you as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and a statement will be mailed to you that reflects your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR that contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to:

•	appropriate adjustments for taxes withheld;

•	such distribution being impermissible or impracticable with respect to certain registered holders; and

•	deduction of the depositary’s expenses in:

•	converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis;

•	transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis;

•	obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time; and

•	making any sale by public or private means in any commercially reasonable manner.

If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if we do not furnish such evidence or if the depositary determines it is not practical to distribute such rights, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute such securities or property in any manner it deems equitable and practicable;

•	to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash; or

•	hold the distributed property in which case the ADSs will also represent the distributed property.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

The depositary will issue ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on, or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that certificated ADRs be issued.

When you turn in your ADSs at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares to an account designated by you to be maintained by us, in the case of shares in registered form, or transfer to an account of an accredited financial institution on your behalf in the case of shares in bearer form. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Record Dates

The depositary may, after consultation with us, fix record dates for the determination of the ADR holders who will be entitled

•	to receive a dividend, distribution or rights, or

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities, or

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

all subject to the provisions of the deposit agreement.

Reports and Other Communications

Will I be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the U.S. Securities and Exchange Commission.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$1.50 per ADR or ADRs for transfers of certificated ADRs made;

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement;

•	a fee of US$0.02 per ADS (or portion thereof) per year to cover such expenses as are incurred by the depositary in administering our ADR program (which fee shall be assessed against registered holders of ADRs as of the record date set by the depositary not more often than once each calendar year and shall be payable in the manner described in the next succeeding provision);

•	any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars;

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation; and

•	any other charge payable by the depositary and its agents (including the custodian) in connection with any servicing of securities underlying the ADSs.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may deduct the amount thereof from any cash distributions, or sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (a) any change in par value, split up, consolidation, cancellation or other reclassification of deposited securities, or (b) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be to deliver deposited securities to ADR holders who surrender their ADRs, and to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide or deliver:

•	payment with respect thereto of: (a) any stock transfer or other tax or other governmental charge; (b) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (c) any applicable fees and expenses described in the ADR;

•	the production of proof satisfactory to it of (a) the identity and genuineness of any signature and (b) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, regulation of the United States, the People’s Republic of China, the Cayman Islands or any other country, or of any governmental or regulatory authority or stock exchange, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay any act which the deposit agreement or any ADR provides shall be done or performed by it;

•	it exercises or fails to exercise any discretion given it in the deposit agreement or the ADRs;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall the depositary or any of its agents be liable for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in its compliance with our instructions in respect of such disclosure requirements and ownership limitations.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre released ADSs; and

•	each recipient of pre released ADSs agrees in writing that he or she:

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre released ADSs and its charges for issuance thereof.

SHARES ELIGIBLE FOR FUTURE SALE

Before the offering, there has not been a public market for our ordinary shares. Future sales of substantial amounts of our ordinary shares in the public markets after this offering could adversely affect market prices prevailing from time to time. As described below, only a limited number of the shares currently outstanding will be available for sale immediately after the offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our ordinary shares, including shares issued upon exercise of outstanding options and warrants or conversion of the convertible note, in the public market in the United States, or the possibility of such sales, could negatively impact the market price in the United States of our ADSs and our ability to raise equity capital in the future.

Upon completion of the offering, we will have 28,538,900 ordinary shares outstanding, including ordinary shares represented by ADSs, assuming no exercise of the underwriters’ overallotment option, and 11,188,570 Series B preferred shares outstanding. Of that amount, 9,205,094 ordinary shares, represented by 4,602,547 ADSs, will be publicly held by investors participating in the offering, and 19,333,806 ordinary shares will be held by our existing shareholders, who may be our affiliates within the meaning of the Securities Act. In addition, based on options and warrants outstanding as of                 , 2004,                  shares will be subject to outstanding options after the offering, of which approximately                  shares will be vested and exercisable 180 days after the offering.                  and                  of the shares eligible for future sale on 90 days after and at various times beginning more than 180 days after the date of this prospectus will be unvested and subject to our right of repurchase.

All of the ADSs offered in the offering will be freely tradable in the United States without restriction or further registration under the Securities Act, unless the shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. For purposes of Rule 144, an “affiliate” of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the issuer. Shares or ADSs purchased by an affiliate may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 of the Securities Act described below.

The 19,333,806 ordinary shares held by existing shareholders upon the completion of the offering are, and those ordinary shares issuable upon exercise of options and warrants outstanding upon completion of the offering and those ordinary shares issuable upon conversion of the convertible note will be, “restricted securities,” as the term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Lock-up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our ADSs or our ordinary shares or securities convertibles into or exchangeable or exercisable for any of our ADSs or our ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, dispositions or filing, without the prior written consent of the representative for the underwriters for a period of 180 days after the date of this prospectus.

The foregoing restrictions do not apply to (1) issuance of our ordinary shares upon the exercise of employee stock options outstanding on the date of this prospectus under our employee stock option plan, or (2) grants of stock options under the terms of a plan in effect on the date of this prospectus.

Our executive officers and directors and each of IAC, Billable Development Ltd., Tiger Technology Private Investment Partners, L.P., Tiger Technology II, L.P., Blue Ridge Limited Partnership, Blue Ridge Offshore Master Limited Partnership, RMG Holdings, LLC, the other selling shareholders and certain other shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our ADSs or our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs or our ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of our ADSs or ordinary shares, whether any of these transactions are to be settled by delivery of our ADSs or ordinary shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representative for the underwriters for a period of 180 days after the date of this prospectus.

The foregoing restrictions do not apply to (1) transfers of our ordinary shares or ADSs to the underwriters in this offering, (2) transfers of our ADSs or other securities acquired in open market transactions after the completion of this offering, (3) transfers of ordinary shares from certain of our existing equity holders to our company under the Transfer and Escrow Contribution Agreement dated as of July 23, 2004 solely in connection with the exercise of the warrant we issued to IAC on such date, or (4) transfers of any of our ordinary shares, ADSs or other securities by (a) gift, will or intestacy, (b) distributions to an immediate family member or a trust of which the applicable officer, director or shareholder, or such family member is the beneficiary or (c) distribution to (A) a partner or an affiliated partnership of the applicable shareholder (if the applicable shareholder is a partnership), (B) a member of affiliated limited liability company of the applicable shareholder (if the applicable shareholder is a limited liability company) or (C) a wholly-owned subsidiary of the applicable shareholder (if the applicable shareholder is a corporation), in each case under (a), (b) or (c) above, so long as the transferee agrees to be bound by the same lock-up provisions and the transfer does not involve a disposition for value.

The 180-day lock-up period applicable to us, our executive officers, directors and certain of our shareholders, as described above, is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day lock-up period, (a) we release earnings results or (b) material news or a material event relating to us occurs, or (2) prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day lock-up period, then, in each case, the 180-day lock-up period will be extended until the expiration of the 18-day period beginning on the date of our release of the earnings results or the occurrence of material news or a material event relating to us, unless Deutsche Bank Securities Inc., acting as representative, waives this extension in writing.

In addition, persons associated with Allen & Company LLC, one of the underwriters in this offering, and persons related to associates of Allen & Company LLC, may own as much as 0.46% of the common equity of IAC. As a result, the National Association of Securities Dealers, Inc., or NASD, has deemed 0.46% of IAC’s ownership in our company to be underwriting compensation in connection with this offering. In this regard, IAC has agreed that pursuant to

NASD Rule 2710, 0.46% of the shares in our company that it owns will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of those securities for a period of 180 calendar days immediately following the date of effectiveness of the registration statement on Form F-1, of which this prospectus forms a part, except as permitted by that rule.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned “restricted securities” for at least one year would be entitled to sell in the United States, within any three-month period, a number of shares that is not more than the greater of:

•	1% of the number of our ordinary shares then outstanding; or

•	the average weekly trading volume of the ordinary shares on all exchanges during the four calendar weeks before a notice of the sale on Form 144 is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Under Rule 144(a), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date these shares were acquired from us or from our affiliate, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares in the United States without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. However, these shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Rule 701

Beginning 90 days after the date of this prospectus and subject to any lock up arrangements, any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell such shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner of sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Stock Options

As of October 25, 2004, options to purchase an aggregate of 8,344,050 ordinary shares were outstanding under our stock option plans and under our grants of options to IAC to purchase ordinary shares. While we have no current plans to file a registration statement under the Securities Act to register shares reserved for issuance under our stock option plans, we may elect to file such registration statement in the future. Any vested shares registered under the registration statement would be available for sale in the public market immediately upon effectiveness of the registration statement, subject to the lock-up period and the Rule 144 volume limitations applicable to our affiliates.

Registration Rights

After the completion of this offering, the holders of 6,619,870 ordinary shares converted from Series A preferred shares, the holder of 11,188,570 ordinary shares or high-vote ordinary shares to be converted from Series B preferred shares on the 31st business day after the completion of this offering, and the holders of 711,429 ordinary shares issuable upon the exercise of options granted to IAC in August 2004 will be entitled to registration rights under an investors agreement between us and such holders dated as of July 23, 2004.

The investors agreement gives any person owning or having rights to acquire (1) ordinary shares or high-vote ordinary shares issuable or issued upon conversion or exercise of the Series A preferred shares, Series B preferred shares, the option granted on August 4, 2004 to IAC or the warrant granted to IAC, as the case may be, or (2) the ordinary shares issued to certain holders of our ordinary shares as specified under the investor agreement, the right to have us, upon the request of the holders, from time to time file registration statements to facilitate the registered public offering and sale in the United States of such shares or to include such shares in registration statements filed by us for registered public offerings and sales in the United States.

In addition, the holders of warrants to purchase up to 78,500 ordinary shares will be entitled to registration rights pursuant to warrant agreements between us and each of such holders dated as of August 26, 2003. The warrant agreements give any person owning or having rights to acquire ordinary shares issuable or issued upon exercise of the warrant granted to such person the right to have us, upon the request of the holders, from time to time file registration statements to facilitate the registered public offering and sale in the United States of such shares or to include such shares in registration statements filed by us for registered public offerings and sales in the United States.

In general, these holders have the right to:

•	request registration of the applicable securities within six months of this offering;

•	request registration in case of our registering of new stock or other securities;

•	request under certain conditions that a Form F-3 registration statement be filed; and

•	have the expenses of registration paid by us.

TAXATION

United States Federal Income Taxation

The following discussion is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the U.S. federal income tax consequences to a U.S. Holder, as defined below, who purchases ADSs and ordinary shares pursuant to this offering. This discussion assumes that investors will hold their ADSs or ordinary shares as capital assets (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual circumstances, including investors subject to special taxation, such as:

•	banks;

•	dealers in securities or currencies;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	persons holding ADSs or ordinary shares as part of hedging, conversion, constructive sale, straddle or other integrated transactions;

•	traders in securities that have elected the mark to market method of accounting;

•	persons who own 5% or more of our shares;

•	U.S. persons whose “functional currency” is not the U.S. dollar; or

•	Non-U.S. Holders (as defined below).

This discussion is based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof. Such authorities are subject to change, possibly on a retroactive basis, which may result in U.S. federal income tax consequences different from those discussed below.

A U.S. Holder considering an investment in our ADSs or ordinary shares is urged to consult its tax advisor concerning the U.S. federal, state, local and non-U.S. income and other tax consequences.

A U.S. Holder is a beneficial owner of ADSs or ordinary shares that is a U.S. person. A U.S. person is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation, regardless of its source; or

•	a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of ADSs or ordinary shares that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

If a partnership holds ADSs or ordinary shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding ADSs or ordinary shares is urged to consult its tax advisors regarding an investment in our ADSs or ordinary shares.

ADSs.    In general, for U.S. federal income tax purposes, a U.S. Holder of ADSs will be treated as the owner of the underlying ordinary shares that are represented by such ADSs. Deposits and withdrawals of ordinary shares in exchange for ADSs will not be subject to U.S. federal income taxation.

Distributions on ADSs or ordinary shares.    Subject to the application of the passive foreign investment company, as discussed below, the gross amount of the distributions in respect of the ADSs or ordinary shares will be subject to tax as dividend income to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to certain limitations, dividends paid to non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if we are deemed to be a “qualified foreign corporation” for U.S. federal income tax purposes and provided that such holder satisfies certain holding period requirements with respect to the ownership of our ADS, or ordinary shares. Subject to the exceptions discussed below, a qualified foreign corporation includes:

•	a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program; and

•	a foreign corporation if its stock with respect to which a dividend is paid or its ADSs backed by such stock are readily tradable on an established securities market within the United States.

A foreign corporation (even if it is described above) does not constitute a qualified foreign corporation if the foreign corporation is a passive foreign investment company, foreign personal holding company, or foreign investment company. Although we believe that we will be a qualified foreign corporation, no assurance can be given in this regard. In addition, our status, however, as a qualified foreign corporation may change. A U.S. Holder that exchanges its ADSs for ordinary shares may not be eligible for the reduced rate of taxation on dividends if the ordinary shares are not deemed to be readily tradable on an established securities market within the United States.

Dividends will be includable in a U.S. Holder’s gross income on the date actually or constructively received by the depositary, in the case of ADSs or, in the case of ordinary shares by such U.S. Holder. These dividends will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or ordinary shares, and the balance in excess of adjusted basis will be taxed as capital gain.

Sale, exchange or other disposition of ADSs or ordinary shares.    Subject to the application of the passive foreign investment company as discussed below, upon the sale, exchange or other disposition of ADSs or ordinary shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition and the adjusted tax basis of the U.S. Holder in the ADSs or ordinary shares. The capital gain or loss generally will be long-term capital gain or loss if, at the time of sale, exchange or other disposition, the U.S. Holder has held the ADS or ordinary share for more than one year. Net long-term capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss that a U.S. Holder recognizes generally will be treated as gain or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

Passive foreign investment company rules.    In general, we will be classified as a passive foreign investment company for any taxable year in which either (a) at least 75% of our gross income is passive income or (b) at least 50% of the value (determined on the basis of a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities and gains from assets that produce passive income. If we own at least 25% by value of the equity shares of another corporation, we will be treated for purposes of the passive foreign investment company tests as owning a proportionate share of the assets of the other corporation, and as receiving directly a proportionate share of the other corporation’s income.

We believe, based on the projected composition of our income and valuation of our assets, that we should not be classified as a passive foreign investment company for U.S. federal income tax purposes, although no assurance can be given in this regard. Whether we are a passive foreign investment company for any particular taxable year is determined on an annual basis and will depend on the composition of our income and assets, including goodwill. The calculation of goodwill will be based, in part, on the then market value of our capital stock, which is subject to fluctuation. In addition, the composition of our income and assets will be affected by how we spend the cash we raise in this offering. Accordingly, there can be no assurance that we will not be classified as a passive foreign investment company in the current or any future taxable year.

If we are a passive foreign investment company for any taxable year during which a U.S. Holder has an equity interest in our company, unless the U.S. Holder makes a mark-to-market election as discussed below, such U.S. Holder will be subject to special tax rules in any future taxable year regardless of whether we are classified as a passive foreign investment company in such future years with respect to (a) “excess distributions” and (b) gain from the disposition of stock. Excess distributions are defined generally as the excess of the amount received with respect to the equity interests in the taxable year over 125% of the average annual distributions received in the shorter of either the three previous years or a U.S. Holder’s holding period before the taxable year and must be allocated ratably to each day of the U.S. Holder’s holding period. The amount allocated to the current taxable year or any year before we became a passive foreign investment company will be included as ordinary income in a U.S. Holder’s gross income for that year. The amount allocated to other prior taxable years will be taxed as ordinary income at the highest rate in effect for a U.S. Holder in that prior year and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes. The entire amount of any gain realized upon the sale or other disposition of the equity interests will be treated as an excess distribution made in the year of sale or other disposition and as a consequence will be treated as ordinary income and, to the extent allocated to years prior to the year of sale or disposition with respect to which we were a passive foreign investment company, will be subject to the interest charge described above.

In certain circumstances, instead of being subject to the excess distribution rules discussed above, a U.S. Holder may make an election to include gain on the ADSs or ordinary shares of a passive foreign investment company as ordinary income under a mark-to-market method, provided that the ADSs or ordinary shares are regularly traded on a qualified exchange. Under current law, the mark-to-market election is only available for ADSs or ordinary shares that are regularly traded within the meaning of U.S. Treasury regulations on certain designated U.S. exchanges and foreign exchanges that meet trading, listing, financial disclosure and other requirements to be treated as a qualified exchange under applicable U.S. Treasury regulations. The Nasdaq National Market is a qualified exchange. The ordinary shares may not be eligible for mark-to-market treatment under the foregoing rule even if the ADSs otherwise satisfy the applicable requirement.

If a U.S. Holder makes a mark-to-market election, the U.S. Holder will include each year as ordinary income, rather than capital gain, the excess, if any, of the fair market value of the U.S. Holder’s ADSs or ordinary shares at the end of the taxable year over such U.S. Holder’s adjusted basis in the ADSs (or ordinary shares, if applicable) and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of these ADSs or ordinary shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s basis in the ADSs or ordinary shares will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of the ADSs or ordinary shares will be ordinary income or loss, except that this loss will be ordinary loss only to the extent of the previously included net mark-to-market gain.

If a U.S. Holder owns ADSs or ordinary shares during any year that we are a passive foreign investment company, the U.S. Holder must file Internal Revenue Service Form 8621.

A U.S. Holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of an investment in our ADSs or ordinary shares if we are deemed or become a passive foreign investment company, including the possibility of making a market-to-market election.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our company levied by the Government of the Cayman Islands except for stamp duties that may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. The Cayman Islands are not party to any double taxation treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands holding company. We are continued in the Cayman Islands because of the following benefits associated with being a Cayman Islands corporation:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located in China. In addition, most of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of our or such persons’ assets are located in China. As a result, it may be difficult for you to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. We have appointed CT Corporation System as our agent for service of process in the United States with respect to any action brought against us in the United States District Court for the Southern District of New York under the securities laws of the United States or any State of the United States or under the deposit agreement or the ADRs referred to under “Description of American Depositary Shares”, or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Conyers Dill & Pearman, Cayman, our counsel as to Cayman Islands law, and Commerce & Finance Law Offices, our counsel as to Chinese law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or

•	be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Conyers Dill & Pearman, Cayman, has further advised us that a final and conclusive judgment in personam in federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the Courts of the Cayman Islands under the common law doctrine of obligation.

In addition, Commerce & Finance Law Offices has advised us further that the recognition and enforcement of foreign judgments are provided for under Chinese Civil Procedural Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of Chinese Civil Procedural Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                             , 2004, we and the selling shareholders have agreed to sell to the underwriters named below, for whom Deutsche Bank Securities Inc. is acting as representative, the following respective numbers of our ADSs:

Underwriters	Number of ADSs
Deutsche Bank Securities Inc. WR Hambrecht + Co, LLC
Allen & Company LLC

Total	4,602,547

The underwriting agreement provides that the underwriters are obligated to purchase all of the ADSs from us and the selling shareholders in this offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

All sales of our ADSs in the United States will be made by U.S. registered broker/dealers.

The selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 657,774 additional ADSs, at the initial public offering price less the underwriting discounts and commissions. The option may be exercised to cover any over-allotments of ADSs. To the extent the option is exercised by the underwriters, such option, if applied to sales in the United States, will not exceed 15% of the total number of ADSs sold in the United States.

The underwriters propose to offer the ADSs initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of US$     per ADS. The underwriters and selling group members may allow a discount of US$     per ADS on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses to be paid by us:

	Per share		Total
	Without over- allotment	With over- allotment	Without over- allotment	With over- allotment
Underwriting discounts and commissions paid by us	US$	US$	US$	US$
Expenses payable by us	US$	US$	US$	US$
Underwriting discounts and commissions paid by the selling shareholders	US$	US$	US$	US$

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of our ADSs being offered.

None of our major shareholders, directors and executive officers intends to subscribe in this offering and, as far as we are aware, none of any other persons intend to subscribe for more than 5% of our ADSs being offered.

The underwriters may in the future seek to provide financial advisory services to us. Allen & Company LLC was engaged by us to advise us in connection with investment in our company by IAC, for which services Allen & Company LLC received a fee payable in cash upon the funding of the IAC investment. We have paid Allen & Company LLC US$586,900 of the advisory fee, and upon any exercise by IAC of its warrant, Allen & Company LLC will receive the balance of the advisory fee in an amount equal to one percent of the proceeds to us of any exercise of IAC’s warrant.

The selling shareholders who will be selling in this offering may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, or the Securities Act.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our ADSs or our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs or our ordinary shares or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representative for the underwriters for a period of 180 days after the date of this prospectus.

The foregoing restrictions do not apply to (1) issuance of our ordinary shares upon the exercise of employee stock options outstanding on the date of this prospectus under our employee stock option plan, or (2) grants of stock options under the terms of a plan in effect on the date of this prospectus.

Our executive officers and directors and each of IAC, Billable Development Ltd., Tiger Technology Private Investment Partners, L.P., Tiger Technology II, L.P., Blue Ridge Limited Partnership, Blue Ridge Offshore Master Limited Partnership, RMG Holdings, LLC, the other selling shareholders and certain other shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our ADSs or our ordinary shares or securities convertible into or exchangeable or exercisable for any of our ADSs or our ordinary shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of our ADSs or ordinary shares, whether any of these transactions are to be settled by delivery of our ADSs or ordinary shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representative for the underwriters for a period of 180 days after the date of this prospectus.

The foregoing restrictions do not apply to: (1) transfers of our ordinary shares or ADSs to the underwriters in this offering, (2) transfers of our ADSs or other securities acquired in open market transactions after the completion of this offering, (3) transfers of ordinary shares from certain of our existing equity holders to our company under the Transfer and Escrow Contribution Agreement dated as of July 23, 2004 solely in connection with the exercise of the warrant we issued to IAC on such date, or (4) transfers of any of our ordinary shares, ADSs or other securities by (a) gift, will or intestacy, (b) distributions to an immediate family member or a trust of which the applicable officer, director or shareholder, or such family member is the beneficiary or (c) distribution to (A) a partner or an affiliated partnership of the applicable shareholder (if the applicable shareholder is a partnership), (B) a member or affiliated limited liability company of the applicable shareholder (if the applicable shareholder is a limited liability company) or (C) a wholly-owned subsidiary of the applicable shareholder (if the applicable shareholder is a corporation), in each case under (a), (b) or (c) above, so long as the transferee agrees to be bound by the same lock-up provisions and the transfer does not involve a disposition for value.

The 180-day lock-up period applicable to us, our executive officers, directors and certain of our shareholders, as described above, is subject to adjustment under certain circumstances. If (1) during the last 17 days of the 180-day lock-up period, (a) we release earnings results or (b) material news or a material event relating to us occurs, or (2) prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day lock-up period, then, in each case, the 180-day lock-up period will be extended until the expiration of the 18-day period beginning on the date of our release of the earnings results or the occurrence of material news or a material event relating to us, unless Deutsche Bank Securities Inc., acting as representative, waives this extension in writing.

In addition, persons associated with Allen & Company LLC, one of the underwriters in this offering, and persons related to associates of Allen & Company LLC, may own as much as 0.46% of the common equity of IAC. As a result, the NASD has deemed 0.46% of IAC’s ownership in our company to be underwriting compensation in connection with this offering. In this regard, IAC has agreed that pursuant to NASD Rule 2710, 0.46% of the shares in our company that it owns will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of those securities for a period of 180 calendar days immediately following the date of effectiveness of the registration statement on Form F-1, of which this prospectus forms a part, except as permitted by that rule.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

We have applied to have our ADSs quoted on the Nasdaq National Market. Before this offering, there has been no public market for our ADSs or ordinary shares. The public offering price will be determined through negotiations among us and the representative for the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of our ADSs in excess of the number of our ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of our ADSs over-allotted by the underwriters is not greater than the number of our ADSs that they may purchase in the over-allotment option. In a naked short position, the number of our ADSs over-allotted is greater than the number of our ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing in the open market.

•	Syndicate covering transactions involve purchases of our ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of our ADSs to close out the covered short position, the underwriters will consider, among other things, the price of our ADSs available for purchase in the open market as compared to the price at which they may purchase our ADSs through the over-allotment option. If the underwriters sell more of our ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying the additional ADSs over-allotted not covered by the over-allotment option in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when our ADSs originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in our ADSs who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our ADSs until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions, penalty bids and passive market making may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute the prospectus electronically. The representative may agree to allocate a number of our ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

United Kingdom.    Each underwriter has represented, warranted, and agreed that (a) it has not offered or sold and, prior to the expiry of a period of six months from the completion of the global offering, will not offer or sell any ADSs or ordinary shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done by it in relation to any ADSs or ordinary shares in, from or otherwise involving the United Kingdom; and (c) it only has communicated or caused to be communicated and only will communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any ADSs or ordinary shares in circumstances in which section 21(1) of the FSMA does not apply to us.

France.    This prospectus is not being distributed in the context of a public offer in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier), and thus this prospectus has not been and will not be submitted to the Commission des Opérations de Bourse for approval in France. We and each of the underwriters have represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares to the public in France and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France this prospectus or any other offering material relating to the offer of the GDSs and that such offers, sales and distributions have been and will be made in France (a) to qualified investors (investisseurs qualifiés) and/or (b) to a restricted group of investors (cercle restreint d’investisseurs), in each case, acting for their own account, all as defined in, and in accordance with, Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code and Decree no. 98-880 dated 1st October, 1998. This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus and this prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of the ADSs for their own account and undertake not to transfer, directly or indirectly, the ADSs to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Germany.    Each underwriter has represented and agreed that (a) this prospectus is not a Securities Selling Prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act (Verkaufsprospektgesetz) of September 9, 1998, as amended, and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt f¨ur Finanzdienstleistungsaufsicht) or any other German governmental authority; and (b) it has not offered or sold and will not offer or sell any ADSs or ordinary shares or distribute copies of this prospectus or any document relating to the ADSs, directly or indirectly, in Germany except to persons falling within the scope of paragraph 2 numbers 1, 2 and 3 of the German Securities Prospectus Act and by doing so has not taken, and will not take, any steps which would constitute a public offering of the ADSs or ordinary shares in Germany.

Italy.    The offering of the ADSs or ordinary shares has not been registered with the Commissione Nazionale per le Societ`a e la Borsa or “CONSOB,” in accordance with Italian securities legislation. Accordingly, each underwriter has represented and agreed that the ADSs or ordinary shares may not be offered, sold or delivered, and copies of this prospectus or any other document relating to the ADSs or ordinary shares may not be distributed in Italy except to Professional Investors, as defined in Art. 31.2 of CONSOB Regulation no. 11522 of 1st July, 1998,

as amended, pursuant to Art. 30.2 and Art. 100 of Legislative Decree no. 58 of 24th February, 1998 (or the Finance Law) or in any other circumstance where an express exemption to comply with the solicitation restrictions provided by the Finance Law or CONSOB Regulation no. 11971 of 14th May, 1999, as amended (or the Issuers Regulation) applies, including those provided for under Art. 100 of the Finance Law and Art. 33 of the Issuers Regulation, and provided, however, that any such offer, sale, or delivery of the ADSs or ordinary shares or distribution of copies of this prospectus or any other document relating to the ADSs or ordinary shares in Italy must (a) be made in accordance with all applicable Italian laws and regulations, (b) be made in compliance with Article 129 of Legislative Decree no. 385 of 1st September 1993, as amended, or the Banking Law Consolidated Act, and the implementing guidelines of the Bank of Italy (Istruzioni di Vigilanza per le banche) pursuant to which the issue, trading or placement of securities in the Republic of Italy is subject to prior notification to the Bank of Italy, unless an exemption applies depending, inter alia, on the amount of the issue and the characteristics of the securities, (c) be conducted in accordance with any relevant limitations or procedural requirements the Bank of Italy or CONSOB may impose upon the offer or sale of the securities, and (d) be made only by (1) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of the Banking Law Consolidated Act, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Financial Laws Consolidated Act and the relevant implementing regulations; or by (2) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Law Consolidated Act, in each case acting in compliance with every applicable law and regulation.

The Netherlands.    Each underwriter has represented and agreed that it has not offered, distributed, sold, transferred or delivered, and will not offer, distribute, sell, transfer or deliver, any ADSs or ordinary shares, directly or indirectly, in the Netherlands, as part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995, or “Vrijstellingsregeling Wet toezicht effectenverkeer 1995, which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions and other institutional investors, including, among others, treasuries of large enterprises, who or which regularly trade or invest in securities in a professional capacity.

Norway.    This prospectus has not been approved by or registered with the Oslo Stock Exchange under Chapter 5 of the Norwegian Securities Trading Act 1997. Accordingly, each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs or ordinary shares to any persons in Norway in any way that would constitute an offer to the public other than to persons who invest in securities as part of their professional activity and who are registered with the Oslo Stock Exchange in this capacity, or otherwise only in circumstances where an exemption from the duty to publish a prospectus under the Norwegian Securities Trading Act 1997 shall be applicable.

Sweden.    This prospectus has not been approved by or registered with the Swedish Financial Supervisory Authority (Finansinspekitonen). Accordingly, each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, any ADSs or ordinary shares to persons in Sweden, except to a “closed circle” of not more than 200 pre-selected, non-substitutable investors, under the Swedish Financial Instruments Trading Act (“Lag (1991:980) om handel med finansiella instrument”).

Ireland.    Each underwriter has represented and agreed that (a) otherwise than in circumstances which are not deemed to be an offer to the public by virtue of the provisions of the Irish Companies Acts, 1963 to 2003, it has not offered or sold, and will not offer or sell, in Ireland, by means of any document, any ADSs or ordinary shares, unless such offer or sale has been or is made to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, and it has not issued, and will not issue, in Ireland any form of application for ADSs or ordinary shares; and (b) it has not made and will not make any offer of ADSs or ordinary shares to the public in Ireland to which the European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 of Ireland would apply, except in accordance with the provisions of those regulations; and (c) it has complied, and will comply, with all applicable provisions of the Investment Intermediaries Act 1995 of Ireland, as amended, with respect to anything done by it in relation to the offer, sale or delivery of the ADSs or ordinary shares in or involving Ireland.

Switzerland.    Each underwriter has acknowledged that (a) it has not offered or sold, and will not offer or sell, the ADSs and ordinary shares to any investors in Switzerland other than on a non-public basis; (b) this prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht); and (c) none of this offering, the ADSs and ordinary shares has been or will be approved by any Swiss regulatory authority.

Luxembourg.    Each underwriter represents, warrants and agrees that the ADS or ordinary shares are not being offered to the public in the Grand Duchy of Luxembourg and each of the underwriters represents, warrants and agrees that it will not offer the ADSs or ordinary shares or cause the offering of the ADSs or ordinary shares or contribute to the offering of the ADSs or ordinary shares to the public in Luxembourg, unless all the relevant legal and regulatory requirements have been complied with. In particular, this offer has not been and may not be announced to the public and offering material may not be made available to the public.

Hong Kong.    Each underwriter has represented and agreed that (a) it has not offered or sold, and will not offer or sell, in Hong Kong, by means of any document, any ADSs or ordinary shares other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Chapter 32 of the laws of Hong Kong); and (b) except as permitted under the securities laws of Hong Kong, it has not issued, and will not issue, in Hong Kong any document, invitation or advertisement relating to the ADSs or ordinary shares other than with respect to ADSs or ordinary shares which are intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent.

Japan.    Each underwriter has acknowledged and agreed that the ordinary shares and ADSs have not been and will not be registered under the Securities and Exchange Law of Japan and are not being offered or sold and any may not be offered or sold, directly and indirectly, in Japan or to or for the account of any resident of Japan, except that the initial purchasers may offer and sell such shares (a) under an exception from the registration requirements of the Securities and Exchange Law of Japan and (b) in compliance with any other applicable requirements of Japanese law. As used in this paragraph, “resident of Japan” means any person residing in Japan including any corporation or other entity organized under the laws of Japan.

Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it will not offer or sell ADSs or ordinary shares, nor will it make ADSs or ordinary shares the subject of an invitation for subscription or purchase, nor will it circulate or distribute this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of ADSs or ordinary shares, whether directly or indirectly, to the public or any member of the public in Singapore other than:

•	to an institutional investor or other person specified in Section 274 of the Securities and Futures Act 2001, Chapter 289, of Singapore (the Securities and Futures Act);

•	to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; or

•	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

People’s Republic of China.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the People’s Republic of China. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the People’s Republic of China. For the purposes of this paragraph, the People’s Republic of China excludes Hong Kong, Macau and Taiwan.

Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

LEGAL MATTERS

The validity of the ADSs and certain legal matters as to United States and New York law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters as to United States federal and New York law will be passed upon for the underwriters by Shearman & Sterling LLP. The validity of the ordinary shares and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman, Cayman. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices and for the underwriters by Haiwen & Partners.

EXPERTS

The consolidated financial statements of eLong, Inc. as of December 31, 2002 and 2003 and for the period from April 4, 2001, the date of our inception, to December 31, 2001 and for the years ended December 31, 2002 and 2003, have been included herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing. The offices of KPMG are located at 8/F Prince’s Building, 10 Chater Road, Central, Hong Kong.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the offering described in the Registration Statement (all amounts are estimated except the U.S. Securities and Exchange Commission registration fee and National Association of Securities Dealers filing fee).

U.S. Securities and Exchange Commission registration fee	US$	9,250
National Association of Securities Dealers, Inc. filing fee	US$	8,340
Nasdaq National Market listing fee	US$	100,000
Legal fees and expenses	US$	1,000,000
Accounting fees and expenses	US$	500,000
Printing costs	US$	300,000
Transfer agent fees	US$	10,000
Miscellaneous	US$	273,992

Total	US$	2,201,582

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, or the SEC, a registration statement on Form F-1 under the Securities Act in connection with this offering of our ADSs. A related registration statement on Form F-6 has also been filed with the SEC to register the ADSs as represented by the ADRs. This prospectus, which forms a part of the registration statement on Form F-1, does not contain all of the information set forth in these registration statements, and the exhibits and schedules thereto. We have omitted certain portions of these registration statements from the prospectus in accordance with the rules and regulations of the SEC. You should refer to these registration statements for further information. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statements are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or document.

Upon declaration by the SEC of the effectiveness of the registration statements, we will become subject to the periodic reporting and other informational requirements of the Exchange Act, applicable to a foreign private issuer. Under the Exchange Act, we will file annual reports on Form 20-F within six months of our fiscal year end and we will furnish other reports and information under cover of Form 6-K with the SEC. Copies of the registration statements, their accompanying exhibits, as well as such reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330 or by contacting the SEC at its website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us. Please see “Description of American Depositary Shares” for more information regarding responsibilities of the depositary. We also intend to furnish under Form 6-K the SEC with quarterly reports containing certain unaudited financial information.

CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2002 and 2003	F-3
Consolidated Statements of Operations for the period from April 4, 2001 (inception) to December 31, 2001 and for the years ended December 31, 2002 and 2003	F-4
Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the period from April 4, 2001 (inception) to December 31, 2001 and for the years ended December 31, 2002 and 2003	F-5
Consolidated Statements of Cash Flows for the period from April 4, 2001 (inception) to December 31, 2001 and for the years ended December 31, 2002 and 2003	F-6
Notes to the Consolidated Financial Statements for the years ended December 31, 2002 and 2003	F-7

Interim Financial Statements (unaudited)
Consolidated Balance Sheets as of December 31, 2003 and June 30, 2004	F-42
Consolidated Statements of Operations for the six months ended June 30, 2003 and 2004	F-43
Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the year ended December 31, 2003 and the six months ended June 30, 2004	F-44
Consolidated Statements of Cash Flows for the six months ended June 30, 2003 and 2004	F-45
Notes to the Consolidated Financial Statements	F-46

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

eLong, Inc.:

We have audited the accompanying consolidated balance sheets of eLong, Inc. and its subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the period from April 4, 2001 (date of inception) to December 31, 2001 and for the years ended December 31, 2002 and 2003, all expressed in Renminbi. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eLong, Inc. and its subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for the period from April 4, 2001 (date of inception) to December 31, 2001 and for the years ended December 31, 2002 and 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2(r) to the consolidated financial statements, on January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No.142, “Goodwill and Other Intangible Assets”.

The accompanying consolidated financial statements as of and for the year ended December 31, 2003 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, such financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in Note 2(d) to the consolidated financial statements.

Hong Kong, China

February 28, 2004, except as

to note 21, which is as

of August 26, 2004, and except

as to note 22, which is

as of October 1, 2004

eLong, Inc.

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2003

		December 31,

	Note	2002	2003	2003
		RMB	RMB	US$
ASSETS
Current assets
Cash and cash equivalents		5,343,634	73,132,396	8,835,937
Accounts receivable, net	(4)	11,988,907	28,497,455	3,443,094
Due from related party	(20)	4,000,000	—	—
Investment securities	(5)	192,000	447,001	54,007
Prepaid expenses and other current assets	(6)	2,357,120	8,539,415	1,031,741
Deferred tax assets	(12)	9,583	14,042	1,697

Total current assets		23,891,244	110,630,309	13,366,476
Deferred tax assets	(12)	518,489	644,334	77,849
Equipment and software, net	(7)	6,288,425	8,108,475	979,675
Goodwill	(8)	5,871,400	8,998,133	1,087,164
Intangibles	(8)	—	2,180,000	263,390

Total assets		36,569,558	130,561,251	15,774,554

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		3,555,096	11,041,418	1,334,036
Accrued expenses and other payables	(9)	11,620,085	18,210,380	2,200,198
Advances from customers		144,375	35,000	4,229
Business and other taxes payable		722,464	666,848	80,569
Current portion of capital lease obligations		842,700	—	—

Total current liabilities		16,884,720	29,953,646	3,619,032

Total liabilities		16,884,720	29,953,646	3,619,032

Commitments and contingencies	(13)

Shareholders’ equity
Preferred shares: US$ 0.01 par value; Nil shares and 9,787,494 shares authorized, issued and outstanding as of December 31, 2002 and 2003	(15)	—	113,957,084	13,768,421
Ordinary shares: US$ 0.01 par value; 20,000,000 and 47,000,000 shares authorized; 16,000,000 issued and outstanding as of December 31, 2002; 16,787,506 issued and outstanding as of December 31, 2003	(16)	1,324,800	1,390,087	167,951
Additional paid-in capital	(16)	44,877,600	9,656,248	1,166,679
Statutory reserves		—	625,469	75,570
Deferred compensation		(1,304,100)	(722,033)	(87,237)
Receivable from shareholders		—	(331,200)	(40,016)
Accumulated other comprehensive income		—	255,001	30,810
Accumulated deficit		(25,213,462)	(24,223,051)	(2,926,656)

Total shareholders’ equity		19,684,838	100,607,605	12,155,522

Total liabilities and shareholders’ equity		36,569,558	130,561,251	15,774,554

The accompanying notes are an integral part of these financial statements.

eLong, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Period From April 4, 2001 (Inception) to December 31, 2001

and for the Years Ended December 31, 2002 and 2003

	Note	2001	2002	2003	2003
		RMB	RMB	RMB	US$
Revenues
Travel		18,734,078	48,401,225	66,230,538	8,002,047
Others		9,103,909	7,349,116	8,159,596	985,851

Total revenues	(10)	27,837,987	55,750,341	74,390,134	8,987,898

Cost of services		9,527,698	10,079,176	9,370,302	1,132,130

Gross profit		18,310,289	45,671,165	65,019,832	7,855,768
Operating expenses
Service development		1,173,889	1,528,139	2,022,039	244,305
Sales and marketing	(11)	21,129,998	35,141,705	44,903,054	5,425,237
General and administrative		5,898,355	10,541,905	10,513,683	1,270,275
Stock-based compensation†	(14)	3,167,100	4,471,200	1,352,935	163,463
Amortization of goodwill and intangibles	(8)	583,494	—	20,000	2,416
Business tax and surcharges		1,359,697	2,815,864	4,108,676	496,415

Total operating expenses		33,312,533	54,498,813	62,920,387	7,602,111

Profit/(loss) from operations		(15,002,244)	(8,827,648)	2,099,445	253,657
Other income (expenses)
Interest income		43,951	30,173	118,663	14,337
Interest expense		(86,270)	(129,405)	(128,931)	(15,578)
Foreign exchange loss		—	—	(10,775)	(1,302)
Impairment loss on investment securities	(5)	—	(591,000)	—	—

Income/(loss) before income tax expense		(15,044,563)	(9,517,880)	2,078,402	251,114
Income tax expense	(12)	70,910	580,109	462,522	55,882

Net income/(loss)		(15,115,473)	(10,097,989)	1,615,880	195,232

Basic income/(loss) per share	(17)	(0.94)	(0.63)	0.09	0.01

Diluted income/(loss) per share	(17)	(0.94)	(0.63)	0.07	0.01

Pro forma basic income per share (unaudited)	(18)			0.01	*

Pro forma diluted income per share (unaudited)	(18)			0.01	*

†	Stock-based compensation is all related to general and administrative expenses.
*	Represents less than RMB0.01 or US$0.01

The accompanying notes are an integral part of these financial statements.

eLong, Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

For the Period From April 4, 2001 (Inception) to December 31, 2001

and for the Years Ended December 31, 2002 and 2003

	Ordinary shares		Preferred shares	Receivable from shareholders	Additional paid-in capital	Statutory reserves	Deferred compensation	Accumulated other comprehensive income	Accumulated deficit	Total shareholders’ equity
	Number of Shares	Amount
April 4, 2001 (inception)	—	—	—	—	—	—	—	—	—	—
Issuance of ordinary shares	16,000,000	1,324,800	—	—	35,935,200	—	—	—	—	37,260,000
Grant of ordinary shares to employees and directors	—	—	—	—	8,942,400	—	(8,942,400)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	—	3,167,100	—	—	3,167,100
Net loss	—	—	—	—	—	—	—	—	(15,115,473)	(15,115,473)

December 31, 2001	16,000,000	1,324,800	—	—	44,877,600	—	(5,775,300)	—	(15,115,473)	25,311,627

Amortization of deferred compensation	—	—	—	—	—	—	4,471,200	—	—	4,471,200
Net loss	—	—	—	—	—	—	—	—	(10,097,989)	(10,097,989)

December 31, 2002	16,000,000	1,324,800	—	—	44,877,600	—	(1,304,100)	—	(25,213,462)	19,684,838

Amortization of deferred compensation	—	—	—	—	—	—	1,304,100	—	—	1,304,100
Issuance of ordinary shares to employees and directors	4,000,000	331,200	—	—	—	—	—	—	—	331,200
Receivable from shareholders	—	—	—	(331,200)	—	—	—	—	—	(331,200)
Grant of stock options	—	—	—	—	770,868	—	(770,868)	—	—	—
Issuance of preferred shares, net of offering expenses	—	—	113,957,084	—	—	—	—	—	—	113,957,084
Repurchase and cancellation of ordinary shares	(3,262,494)	(270,053)	—	—	(41,117,447)	—	—	—	—	(41,387,500)
Exercise of stock warrants	50,000	4,140	—	—	306,267	—	—	—	—	310,407
Stock warrants issued	—	—	—	—	4,818,960	—	—	—	—	4,818,960
Statutory reserves	—	—	—	—	—	625,469	—	—	(625,469)	—
Amortization of deferred compensation	—	—	—	—	—	—	48,835	—	—	48,835
Unrealised gain on investment securities, net of nil tax	—	—	—	—	—	—	—	255,001	—	255,001
Net income	—	—	—	—	—	—	—	—	1,615,880	1,615,880

December 31, 2003	16,787,506	1,390,087	113,957,084	(331,200)	9,656,248	625,469	(722,033)	255,001	(24,223,051)	100,607,605

Note:	For the period from April 4, 2001 (inception) to December 31, 2001 and for the years ended December 31, 2002 and 2003, comprehensive (loss)/income was RMB(15,115,473), RMB(10,097,989) and RMB1,870,881, respectively.

The accompanying notes are an integral part of these financial statements.

eLong, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Period From April 4, 2001 (Inception) to December 31, 2001

and for the Years Ended December 31, 2002 and 2003

	2001	2002	2003	2003
	RMB	RMB	RMB	US$
Cash flows from operating activities:
Net income /(loss)	(15,115,473)	(10,097,989)	1,615,880	195,232
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Unrealised exchange losses	—	—	10,775	1,302
Loss on disposal of fixed assets	313,590	108,432	211,171	25,514
Impairment loss on investment securities	—	591,000	—	—
Depreciation of fixed assets and amortization of intangible assets	3,761,146	5,920,171	3,005,792	363,163
Amortization of goodwill	583,494	—	—	—
Utilisation of pre-acquisition net operating loss carryforwards	301,238	877,853	584,241	70,589
Stock based compensation	3,167,100	4,471,200	1,352,935	163,463
Deferred income tax	(230,328)	(297,744)	(130,304)	(15,743)
Changes in working capital:
Accounts receivable	(2,596,938)	(5,417,214)	(16,508,548)	(1,994,581)
Prepaid expenses and other current assets	1,997,483	(1,015,688)	(6,182,295)	(746,951)
Accounts payable	801,032	2,627,844	7,486,322	904,505
Business and other taxes payable	54,418	214,176	(55,616)	(6,720)
Accrued expenses and other payables	(946,393)	3,639,382	1,180,920	142,680

Net cash provided by/(used in) operating activities	(7,909,631)	1,621,423	(7,428,727)	(897,547)

Cash flows from investing activities:
Capital expenditures	(809,847)	(2,994,183)	(5,179,807)	(625,830)
Acquisition of eLong Information, net of cash acquired	(14,995,234)	(1,000,000)	—	—
Acquisition of GCH	—	—	(700,000)	(84,575)
Advance to related party	(12,000,000)	(4,000,000)	—	—
Repayment from related party	4,500,000	7,500,000	4,000,000	483,285
Proceeds from disposal of fixed assets	—	—	251,820	30,425

Net cash used in investing activities	(23,305,081)	(494,183)	(1,627,987)	(196,695)

Cash flows from financing activities:
Proceeds from issuance of common and preferred shares	37,260,000	—	124,472,907	15,038,953
Purchase of shares	—	—	(41,387,500)	(5,000,483)
Cash paid for equity offering costs	—	—	(5,386,456)	(650,797)
Principal payments under capital lease obligations	(610,995)	(1,217,899)	(842,700)	(101,816)

Net cash provided by/(used in) financing activities	36,649,005	(1,217,899)	76,856,251	9,285,857

Effect of foreign exchange rate changes on cash	—	—	(10,775)	(1,302)
Net (decrease)/increase in cash and cash equivalents	5,434,293	(90,659)	67,788,762	8,190,313
Cash and cash equivalents at beginning of period/year	—	5,434,293	5,343,634	645,624

Cash and cash equivalents at end of period/year	5,434,293	5,343,634	73,132,396	8,835,937

Supplemental disclosures of cash flow information:
Cash paid for income taxes	—	—	—	—

Cash paid for interest	86,270	129,405	32,207	3,891

The accompanying notes are an integral part of these financial statements.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2003

(1)    ORGANIZATION AND DESCRIPTION OF BUSINESS

The accompanying consolidated financial statements include the financial statements of eLong, Inc., (the “Company”), its wholly-owned subsidiary, eLongNet Information Technology (Beijing) Co., Ltd. (“eLong Information”), and variable interest entities (“VIEs”), consisting of Beijing eLong Information Technology Co., Ltd. (“Beijing Information”), Beijing Asia Media Interactive Co., Ltd. (“Beijing Media”), Beijing eLong Airline Services Co., Ltd. (“Beijing Air”) and General Chinese Hotels Reservation Network Ltd (“GCH”). The Company and its subsidiary and VIEs are collectively referred to as the “Group”. The Group is principally engaged in the provision of travel services including hotel information and reservation services, airline reservations and ticketing, packaged-tour services, and to a lesser extent, Internet-related advertising and other related services in the People’s Republic of China (the “PRC”).

The Company was incorporated in the British Virgin Islands on April 4, 2001.

On April 23, 2001, the Company purchased the entire equity interest in eLong Information from Easylink Service Corporation (formerly Mail.com) in a purchase business combination, for US$1,500,000. eLong Information was established in the PRC in August 1999 as a wholly owned foreign enterprise. (see Note 3)

eLong Information conducts its operations in the PRC through a series of agreements with Beijing Media, Beijing Information, Beijing Air and GCH. These VIEs are designed and used solely to facilitate the Company’s participation in Internet content provision, advertising business, travel agency and air-ticketing services in the PRC where foreign ownership is restricted. The Company or eLong Information does not have any equity interests in these VIEs. However, as discussed below, pursuant to certain agreements and arrangements between eLong Information and the VIEs, the Company has economic controlling interest over and is the primary beneficiary of these entities.

Beijing Media is a domestic company incorporated in Beijing, the PRC in August 2000. Beijing Media holds an advertising license and is primarily engaged in the provision of advertising business. Two senior executive officers of the Company hold 100% of the equity interest in Beijing Media. The registered capital of Beijing Media is RMB500,000.

Beijing Information is a domestic company incorporated in Beijing, the PRC in November 2000. Beijing Information is primarily engaged in website listing and provision of travel related services. Two senior executive officers of the Company hold 100% of the equity interest in Beijing Information. The registered capital of Beijing Information is RMB16,000,000.

Beijing Air is a domestic company incorporated in Beijing, the PRC in October 2002. Beijing Air is primarily engaged in air ticket booking and other travel related services. Beijing Media and Beijing Information hold 20% and 80% of the equity interest in Beijing Air, respectively. The registered capital of Beijing Air is RMB8,000,000.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

GCH is a domestic company incorporated in Nanjing, the PRC with registered capital of RMB4,000,000. In December 2003, Beijing Media and Beijing Air acquired a 100% interest in GCH (see Note 3).

The equity interests in the VIEs were all funded by the Company or eLong Information in the form of long-term loans to the officers and directors.

The Company has economic controlling interest over the VIEs through a series of related agreements, including exclusive technical services agreements, equity pledge agreements, unassignable option agreements, operating agreements and loan agreements, between eLong Information and the equity shareholders of the VIEs. Through these agreements, the Company is the primary beneficiary of these entities as it absorbs a majority of the VIEs’ expected losses and receives a majority of the VIEs’ expected residual returns.

A summary of certain key agreements with the VIEs is as follows:

Exclusive Technical Services Agreements.    eLong Information provides the VIEs with technical consulting and related services and information services. eLong Information is the exclusive provider of these services. The initial term of these agreements is ten years with an automatic renewal period of five years. In consideration for the services provided by eLong Information, the VIEs agree to pay service fees to eLong Information.

Equity Pledge Agreements.    The equity shareholders have pledged their respective equity interests in the VIEs to eLong Information as a guarantee for the payment by the VIEs of technical and consulting services fees under the exclusive technical services agreements described above. Additionally, the equity shareholders have agreed not to sell, transfer or assign their rights and interests in the VIEs without prior written consent from eLong Information.

Operating Agreements.    The VIEs and the equity shareholders have each agreed that they will not enter into any transaction, or fail to take any action, that would substantially affect their assets, rights and obligations, or operations of VIEs without eLong Information’s prior written consent. In addition, the VIEs will also appoint persons designated by eLong Information as their directors, officers and other senior management, as well as accept eLong Information’s guidance regarding the day-to-day operations, financial management and the personnel management of the VIEs.

Loan Agreements.    Loans were granted to a senior executive officer of the Company and an individual with the sole and exclusive purpose of providing funds necessary for the capitalization and acquisition of the VIEs. Upon the Chinese government lifting its restrictions on foreign ownership of the air-ticketing, travel agency, advertising, or Internet content provision business in China, as applicable, the Company, eLong Information or any third party designated by the Company will exercise its unassignable option to purchase all outstanding equity interest of the VIEs and the loans will be discharged.

The Company has adopted FASB Interpretation No. 46 Revised, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46R”) as of the earliest date

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002 and 2003

presented. FIN 46R requires certain VIEs to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Accordingly, the financial statements of Beijing Media, Beijing Information, Beijing Air and GCH, all are consolidated in the Company’s financial statements from the date when eLong Information first became involved with the entities, including lending to the entities, retaining a beneficial interest in assets transferred or sold to the entities, and providing services to the entities. As a result, the long term loans to the officers and director as discussed above were eliminated on consolidation.

(2)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiary and VIEs, where the Company is considered to be the primary beneficiary. All significant intercompany balances and transactions have been eliminated on consolidation.

(b)	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

This basis of accounting differs in certain material respects from that used in the preparation of the Company’s, subsidiary’s and VIEs’ statutory accounts in the PRC. The statutory accounts of the Company’s subsidiary and VIEs have been prepared in accordance with the accounting principles and the relevant regulations applicable in the PRC.

(c)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to allowances for doubtful accounts and deferred tax assets, asset depreciation lives, and carrying values of long-lived assets and goodwill, based on currently available information. Changes in facts and circumstances may result in revised estimates.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

(d)	Foreign currencies

The Company’s functional and reporting currency is the Renminbi (“RMB”). Assets and liabilities of subsidiaries and consolidated variable interest entities, whose functional currency is not the RMB, are translated at year-end exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. The adjustment resulting from translating the financial statements of such subsidiaries and entities is reflected as a separate component of shareholders’ equity. Because the local currency of the Company’s subsidiary and consolidated variable interest entities is also the RMB, there were no adjustments resulting from translating the financial statements of such subsidiaries and entities for the periods presented. Monetary assets and liabilities denominated in foreign currencies are translated into Renminbi using the applicable exchange rates quoted by the People’s Bank of China at the balance sheet dates. All such exchange gains and losses are included in the statements of operations.

Translations of amounts from Renminbi into United States dollars (“U.S. dollars”) are solely for the convenience of the reader and were calculated at the rate of US$1.00 = RMB8.2767, on December 31, 2003, representing the noon buying rate in the City of New York for cable transfers of Renminbi, as certified for customs purposes by the Federal Reserve Bank of New York. No representation is intended to imply that the Renminbi amounts could have been, or could be, converted, realized or settled into U.S. dollars at that rate on December 31, 2003, or at any other rate.

(e)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(f)	Revenue recognition

The Company’s revenues are principally derived from the provision of travel services, including hotel reservation, air-ticketing and other related travel services. The Company recognizes revenues when all of the following have occurred: persuasive evidence of an agreement with the customer exists, services have been performed, the fees for services performed are fixed or determinable and collectibility of the fees is reasonably assured. These criteria are considered to have been met as follows:

Hotel reservation services

The Company receives commissions from travel suppliers for hotel room reservations booked through the Company’s transaction and service platform. Commissions from hotel reservation services rendered are recognized after hotel customers have completed their stay at the applicable hotel and upon confirmation of customers’ stay by the hotel. The Company presents revenues from such transactions on a net basis in the statements of operations as the Company acts as an agent and does not assume

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December 31, 2002 and 2003

any inventory risks and has no obligations for cancelled hotel reservations. Contracts with certain travel suppliers contain escalating commissions that are subject to achieving specific performance targets. Such escalating commissions are recognized when the performance targets have been achieved. Under certain agreements with hotels, the Company receives commissions in the form of free room-nights and recognizes revenue based on the fair value of the room-nights. For the period from April 4, 2001 (inception) to December 31, 2001 and for the years ended December 31, 2002 and 2003, the Company recognized revenues of nil, RMB164,000, and RMB288,000, respectively, related to barter room-nights as the fair values of the room-nights were determinable based on historical experience of cash sale of room-nights.

Air-ticketing services

The Company receives commissions from travel suppliers for air-ticketing services booked through the Company’s transaction and service platform. Commissions from air-ticketing services rendered are recognized after air tickets are issued, delivered to and paid by the customer, net of estimated future cancellations. Estimated future cancellations were insignificant for the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003. The Company presents revenues from such transactions on a net basis in the statements of operations as the Company acts as an agent and does not assume any inventory risks and has no obligations for cancelled airline ticket reservations.

Other services

Other services primarily comprise Internet-related advertising services, the sale of VIP and co-branded membership cards and short message services.

Revenue from Internet-related advertising contracts is recognized over the period of the advertising contract when the advertisements are displayed. Revenue from the provision of short message services is recognized when the services have been delivered.

Revenue from the sale of VIP and co-branded membership cards is recognized when the cards are sold since the Company has no remaining and unfilled contractual obligation to perform services.

The Company’s service related revenues are subject to a 5% business tax on revenues generated from services in China. In addition, advertising service revenue is subject to a cultural development surcharge at 3% of the advertising service revenue. Business tax and surcharges are reflected as an operating expense in the consolidated statements of operations.

(g)	Cost of services

Costs of services consist primarily of payroll compensation, telecommunication expenses, depreciation, rentals and related expenses incurred by the Company’s

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

transaction and service platform which are directly attributable to the rendering of the Company’s travel services and other related services.

(h)	Service development

Service development costs include expenses incurred by the Company to develop the Company’s travel supplier transaction and service platforms as well as to maintain, monitor and manage the Company’s websites. The Company recognizes website and software development costs in accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and Emerging Issues Task Force (“EITF”) 00-2, “Accounting for Web Site Development Costs.” The Company expenses all costs that are incurred in connection with the planning and implementation phases of development and costs that are associated with repair or maintenance of the existing websites or the development of software and websites content. Costs incurred in the development phase are capitalized and amortized over the estimated product life. During the periods presented, the amount of costs qualifying for capitalization was immaterial and as a result, all website and software development costs were expensed as incurred.

(i)	Sales and marketing

Sales and marketing costs consist primarily of costs of advertising expenses, commission fees, production costs of marketing materials, expenses associated with the Company’s customer loyalty program and payroll and related compensation for the Company’s sales and marketing personnel. Advertising expenditures are expensed as incurred. Internet advertising expenses are recognized on a straight-line basis over the term of the advertising agreement.

(j)	Income taxes

Deferred income taxes are provided using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.

In accordance with SFAS No. 109, “Accounting for Income Taxes,” the tax benefits associated with the utilization of pre-acquisition net operating losses carry forwards for which a valuation allowance was established at the date of the acquisition, are recognized in the consolidated financial statements after the acquisition date as follows:

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December 31, 2002 and 2003

(i) first, to reduce to zero any goodwill related to the acquisition; (ii) second, to reduce to zero other non-current intangible assets related to the acquisition; and (iii) third, to reduce income tax expense.

(k)	Stock-based compensation

The Company has adopted the preferable fair value recognition provision of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation”. Under the fair value based method, compensation cost related to employee stock option or similar equity instruments is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

The Company accounts for equity instruments issued to non-employee vendors in accordance with the provisions of SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” All transactions in which goods or services are received in exchange for equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty’s performance is completed.

(l)	Provisions for loyalty points

Cardholders of the VIP, regular, and co-branded cards earn loyalty points based on their usage of the cards. The Company provides travel awards and other non-cash gifts to the cardholders upon redemption of loyalty points that are accumulated based on cardholders’ transactions with the Company. The estimated costs to provide free travel and other non-cash gifts are recognized based on the historical redemption data and are included in sales and marketing expense in the statements of operations.

(m)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and in bank and certificates of deposit with an initial term of less than three months. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

(n)	Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and are non-interest bearing. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience by customer types. The Company reviews its allowance for doubtful accounts periodically.

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December 31, 2002 and 2003

Specific amount is reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

(o)	Investment securities

Investment securities classified as available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders’ equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

A decline in the market value of available-for-sale securities below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. In determining whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee. The impairment is charged to earnings and a new cost basis for the security is established.

(p)	Equipment and software

Equipment and software are stated at cost, net of accumulated depreciation and amortization. Equipment held under capital leases are initially recorded at the present value of minimum lease payments, which approximate the fair value at the inception of the lease. Interest expense on capital leases is recognized using the effective interest rate method.

Depreciation and amortization are calculated using the straight-line method over the following estimated useful lives, taking into account of any estimated residual value:

Computer equipment and system software	3-5 years
Furniture, fixtures and office equipment	5 years

Equipment held under capital leases and leasehold improvements are depreciated and amortized using the straight-line method over the shorter of the remaining lease term or estimated useful lives of the assets.

(q)	Impairment of long-lived assets

Long-lived assets, including intangible assets with estimable useful lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the carrying value of such assets exceeds the future

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December 31, 2002 and 2003

undiscounted cash flows attributable to such assets. An impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment of long-lived assets was recognized for the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003.

(r)	Goodwill and other intangible assets

The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment.

In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Company performed an assessment of whether there was an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company identified its reporting unit and determined the carrying value of such reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to that reporting unit as of January 1, 2002. The Company determined that the carrying value of its reporting unit did not exceed the fair value of the reporting unit as of January 1, 2002. No impairment on goodwill and other intangible assets was recognized for the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003.

Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over the expected periods to be benefited of 10 years, and assessed for recoverability by determining whether the amortization of the goodwill balance over its remaining life could be recovered through undiscounted future operating cash flows of the acquired operation. In accordance with the provisions of SFAS No. 142, goodwill acquired in business combinations completed before July 1, 2001 were amortized through December 31, 2001.

Separately identifiable intangible assets consist of customer lists and domain name. Customer lists have determinable lives and are amortized over their estimated useful lives of 5 years. Domain name has indefinite life and is not subject to amortization.

(s)	Employee benefit plans

As stipulated by the regulations of the PRC, the Group participates in various defined contribution plans organized by municipal and provincial governments for its employees. The Group is required to make contributions to these plans at rates ranging from 33.0% to 44.5% of the salaries, bonuses and certain allowances of the employees. Under these plans, certain pension, medical and other welfare benefits are provided to

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

employees. The Group has no other material obligation for the payment of employee benefits associated with these plans beyond the annual contributions described above. During the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003, the Company contributed RMB2,453,151, RMB2,105,224 and RMB3,126,707 to these plans, respectively.

(t)	Statutory reserves

eLong Information, as a wholly-owned-foreign-enterprise under PRC law, is required to provide for certain statutory reserves namely a general reserve, an enterprise expansion fund and a staff welfare and bonus fund which are appropriated from net profits as reported in its PRC statutory filings. eLong Information is required to allocate at least 10% of its after tax profits to the general reserve and has the right to discontinue allocations to the general reserve if such reserve has reached 50% of its registered capital. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors of eLong Information. As domestic PRC companies, Beijing Media, Beijing Information, Beijing Air and GCH are subject to similar statutory reserve requirements. These reserves can only be used for specific purposes and are not transferable to the Company in form of loans, advances, or cash dividends. As of December 31, 2003, RMB625,469 was appropriated as statutory reserves for Beijing Information.

(u)	Earning (loss) per share

In accordance with SFAS No. 128 “Computation of Earnings Per Share”, basic earning (loss) per share is computed by dividing net earning (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earning (loss) per share is calculated by dividing net earning (loss) attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of the ordinary shares issuable upon the conversion of the preferred shares (using the as-converted method) and ordinary shares issuable upon the exercise of outstanding stock options and stock warrants (using the treasury stock method). Ordinary equivalent shares in the diluted earning (loss) per share computation are excluded in net loss periods as their effect would be anti-dilutive.

(v)	Segment reporting

The Company has one reportable operating segment, which is the provision of travel services in the PRC. The Company manages its business as a single operating segment and substantially all of its revenues are derived in China. Accordingly, no segment information is presented.

(w)	Recently issued accounting standards

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF No. 00-21”). This issue addresses how

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

revenue arrangements with multiple deliverables should be divided into separate units of accounting and how the arrangement consideration should be allocated to the identified separate accounting units. For our purposes, EITF No. 00-21 is effective for fiscal periods beginning after June 15, 2003. The Company does not believe that this announcement will have a significant impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It also includes required disclosures for financial instruments within its scope. For the Company, SFAS No. 150 was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective at the beginning of the first financial year beginning after June 15, 2003. FASB Staff Provision No. FAS150-3 deferred certain provisions of SFAS No. 150 for certain mandatorily redeemable non-controlling interests. The Company currently does not have any financial instruments that are within the scope of SFAS No. 150.

(3)	ACQUISITION

On April 23, 2001 the Company acquired 100% interest in eLong Information from Easylink Service Corporation. The total consideration of the acquisition was US$1,500,000 in cash (equivalent to RMB12,420,000). eLong Information is a national travel agency entity with its presence throughout China. The results of operations of eLong Information are included in the financial statements of the Company from April 23, 2001 onward.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

Current assets	26,935,511
Furniture, office and computer equipment	10,524,319

Total assets acquired	37,459,830

Current liabilities	(30,635,572)
Long-term obligations	(321,243)

Total liabilities assumed	(30,956,815)

Net assets acquired	6,503,015

The excess of the purchase price over the net assets acquired was recorded as goodwill. (see Note 8)

In December 2003, two of the Company’s VIEs acquired 100% interest in General Chinese Hotels Reservation Network LTD (“GCH”). The total consideration of the acquisition was RMB6,000,000 in cash, payable over the terms of the share purchase agreement. As of December 31, 2003, RMB700,000 was paid to the selling shareholders and in February 2004, an additional amount of RMB1,800,000 was paid. GCH is a regional hotel reservation company with its main presence in Shanghai and its surrounding areas. Through certain

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

key service and operating agreements between eLong Information, GCH and GCH’s legal shareholders, eLong Information is the primary beneficiary of and has economic controlling interest over GCH. Accordingly, the results of operations of GCH are consolidated and included in the financial statements of the Company from December 2003 onward. The acquisition of GCH was not a material business combination as measured by (i) the total purchase price or GCH’s assets to the Company’s total assets and; (ii) pre-tax income of GCH to pre-tax income of the Company.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations of certain intangible assets; thus, the allocation of the purchase price is subject to refinement.

Furniture and office equipment	89,026
Intangible assets	2,200,000

Total assets acquired	2,289,026

Total liabilities assumed	—

Net assets acquired	2,289,026

The excess of the purchase price over the net assets acquired was recorded as goodwill (see Note 8). The goodwill represents the intangible benefits that the acquired business will bring to the Company in the future by providing the Company the access to potential strategic partners and customers and broadening the Company’s presence in China.

Of the RMB2,200,000 of acquired intangible assets, RMB1,000,000 was assigned to a registered domain name that is not subject to amortization, as the domain name has an indefinite life. The remaining RMB1,200,000 of acquired intangible assets, representing customer lists, have a useful life of 5 years.

(4)	ACCOUNTS RECEIVABLE

Accounts receivable, net is analyzed as follows:

	December 31,
	2002	2003
Accounts receivable	12,227,484	28,746,390
Allowance for doubtful accounts	(238,577)	(248,935)

	11,988,907	28,497,455

Out of the balances of accounts receivable as of December 31, 2002 and 2003, approximately RMB500,000 and RMB14,000,000, respectively, were receivable from corporate customers in which the Company has prepaid the hotels when the reservations were made. As the Company is an agent in these transactions, revenues earned from reservations made for corporate customers are recorded on a net commission basis.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

The activity in the allowance for doubtful accounts for accounts receivable for the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003 were as follows:

	December 31,
	2001	2002	2003
Beginning allowance for doubtful accounts	—	48,848	238,577
Additions charged to bad debt expense	384,373	981,532	331,796
Write-offs charged against the allowance	(335,525)	(791,803)	(321,438)

Ending allowance for doubtful accounts	48,848	238,577	248,935

(5)	INVESTMENT SECURITIES

The gross unrealized holding gains and fair value of available-for-sale securities are as follows:

	Cost basis	Gross unrealized holding gains	Realized impairment losses	Fair value
At December 31, 2002
Available-for-sale	783,000	—	(591,000)	192,000

	783,000	—	(591,000)	192,000

At December 31, 2003
Available-for-sale	192,000	255,001	—	447,001

	192,000	255,001	—	447,001

During the year ended December 31, 2002, an impairment loss of RMB591,000 was recognized to reflect the decline in the market value that was deemed to be other than temporary as of December 31, 2002, as the cost basis of the security was not expected to be recoverable within a reasonable period of time and the severity and duration of the impairment.

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December 31, 2002 and 2003

(6)	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Components of prepaid expenses and other current assets are as follows:

	December 31,
	2002	2003
Prepaid expenses	205,470	3,567,408
eLong cards and low values articles	574,151	1,081,899
Hotel room-nights	138,000	220,800
Staff advances	12,400	228,473
Deposits	960,315	3,003,409
Prepayments to hotels for corporate customers	—	296,471
Interest receivable	246,517	10,250
Others	220,267	130,705

Total	2,357,120	8,539,415

(7)	EQUIPMENT AND SOFTWARE

Equipment and software and related accumulated depreciation and amortization are as follows:

	December 31,
	2002	2003
Computer equipment	11,324,877	14,250,009
Furniture and office equipment	816,011	648,269
Leasehold improvements	2,509,228	3,923,302
System software	911,515	1,149,784

	15,561,631	19,971,364
Less: Accumulated depreciation and amortization	9,273,206	11,862,889

Net book value	6,288,425	8,108,475

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December 31, 2002 and 2003

(8)	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets are attributable to the purchase of eLong Information and GCH (see Note 3).

Gross carrying amount, accumulated amortization and net book value of the goodwill and other intangible assets are as follows:

	December 31,
	2002	2003
Goodwill	6,454,894	9,581,627
Less: accumulated amortization	(583,494)	(583,494)

Net book value	5,871,400	8,998,133

Other intangible assets:
Customer lists	—	1,200,000
Domain name	—	1,000,000

	—	2,200,000

Less: accumulated amortization:
Customer lists	—	20,000

Net book value	—	2,180,000

	December 31,
	2001	2002	2003
Goodwill at the beginning of the period/year	—	7,532,253	5,871,400
Adjustment to purchase price allocation	2,500,000	(783,000)	—
Addition due to acquisition of business (Note 3)	5,916,985	—	3,710,974
Reduction due to utilization of pre-acquisition net operating loss carryforwards	(301,238)	(877,853)	(584,241)
Amortization for the period/year	(583,494)	—	—

Goodwill at the end of the period/year	7,532,253	5,871,400	8,998,133

Pursuant to the share purchase agreement between the Company and Easylink Service Corporation in connection with the purchase of eLong Information (see Note 3), the Company received 36,232 shares of Easylink Service Corporation in February 2002 as compensation for the payment of RMB2,500,000 by the Company in December 2001 and January 2002 to settle a lawsuit that was ruled against eLong Information in December 2001. The lawsuit was pending as of the consummation date of the acquisition and the amount of the contingent liability was not reflected in the original purchase price allocation. The amount of the settlement paid or payable by the Company in December 2001 was reflected as an adjustment to the purchase price allocation or as an increase to goodwill in the year ended December 31, 2001. The fair market value of the shares received in February 2002 was RMB783,000 and was reflected as an adjustment to the original purchase price allocation or as a decrease to goodwill in the year ended December 31, 2002.

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December 31, 2002 and 2003

The following table reconciles previously reported net loss as if the provisions of SFAS No. 142 were in effect in the prior period:

2001
Reported net loss	15,115,473
Add back goodwill amortization	583,494

Adjusted net loss	14,531,979

Reported basic and diluted loss per share	0.94
Add back: Amortization of goodwill	0.03

Adjusted basic and diluted loss per share	0.91

The annual estimated amortization expense for the acquired intangible assets for the next five years is as follows:

Amortization
2004	240,000
2005	240,000
2006	240,000
2007	240,000
2008	220,000

1,180,000

(9)	ACCRUED EXPENSES AND OTHER PAYABLES

	December 31,
	2002	2003
Accrual payroll and welfare	8,104,113	6,831,122
Accrued commission	921,361	1,630,353
Accrued customer loyalty rewards	492,898	776,471
Other accrued expenses and payables	1,883,206	3,495,129
Deposits from corporate customers	218,507	170,753
Payable for acquisition of GCH (Note 3)	—	5,306,552

Total	11,620,085	18,210,380

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December 31, 2002 and 2003

(10)	REVENUES

Components of revenues for the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003 are as follows:

	2001	2002	2003
Travel
Hotel reservation	14,038,056	40,004,242	60,252,942
Air-ticketing	1,048,791	2,025,806	3,743,513
Others	3,647,231	6,371,177	2,234,083

Total	18,734,078	48,401,225	66,230,538

Others
Advertising	5,756,139	2,250,873	2,948,937
Internet service	3,208,048	4,033,355	1,281,766
Short message services	2,842	141,147	3,364,392
Others	136,880	923,741	564,501

Total	9,103,909	7,349,116	8,159,596

(11)	SALES AND MARKETING EXPENSES

Components of sales and marketing expenses for the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003 are as follows:

	2001	2002	2003
Salary and bonus	10,197,781	15,217,896	15,373,240
Rental	1,915,765	2,745,531	3,179,935
Depreciation	2,756,615	3,956,507	2,723,383
Promotion and entertainment	2,096,473	2,560,541	8,367,800
Production costs of regular membership card	592,795	4,393,205	6,644,731
Agent commission	872,211	3,738,615	5,471,141
Others	2,698,358	2,529,410	3,142,824

	21,129,998	35,141,705	44,903,054

(12)	INCOME TAXES

The Company, its subsidiary, and each of its VIEs file separate income tax returns.

British Virgin Islands

The Company is exempt from income tax on its on-shore and foreign-derived income in the British Virgin Islands. There are no withholding taxes in the British Virgin Islands.

China

In accordance with “Income Tax Law of China for Enterprises with Foreign Investment and Foreign Enterprises”, eLong Information, as a foreign invested enterprise, is subject to enterprise income tax (“EIT”) at a rate of 33%.

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December 31, 2002 and 2003

As PRC domestic companies, Beijing Media and Beijing Air are subject to enterprise income tax at the rate of 33%.

Beijing Information has obtained the status of a “High New Technology Development Enterprise” that entitles it to an EIT rate of 15%. In addition, Beijing Information has been granted a “tax holiday” for exemption of EIT for three years from 2001 to the end of 2003.

The Chinese tax system is subject to substantial uncertainties and has been subject to recently enacted changes, the interpretation and enforcement of which are also uncertain. There can be no assurance that changes in Chinese tax laws or their interpretation or their application will not subject the Company’s PRC entities to substantial Chinese taxes in the future.

Total income tax expense allocated to reduce goodwill for the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003 is as follows:

	2001	2002	2003
Goodwill, for initial recognition of acquired tax benefits that previously were included in the valuation allowance	(301,238)	(877,853)	(584,241)

Income tax expense/(benefit) attributable to income/(loss) from continuing operations consists of:

	Current (Note)	Deferred	Total
For the period from April 4, 2001 to December 31, 2001	301,238	(230,328)	70,910

Year ended December 31, 2002	877,853	(297,744)	580,109

Year ended December 31, 2003	592,826	(130,304)	462,522

Note—During the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003, the current tax expense included charges in lieu of tax in respect of the utilization of pre-acquisition net operating losses of RMB301,238, RMB877,853, and RMB584,241, respectively.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

Income tax expense attributable to income/(loss) from continuing operations was RMB70,910, RMB580,109, and RMB462,522 for the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003, respectively, and differed from the amounts computed by applying the PRC enterprise income tax rate of 33% to pretax income/(loss) from continuing operations as a result of the following:

	2001	2002	2003
Computed expected tax expense/(benefit) (Note 1)	(4,964,706)	(3,140,901)	685,872
Increase (reduction) in income taxes resulting from:
Change in the valuation allowance for deferred tax assets allocated to income tax expense	1,902,980	491,765	231,950
Tax holiday (Note 2)	—	—	(911,496)
Differential tax rate	274,464	144,176	(1,192,515)
Foreign tax differential	2,573,022	2,808,779	469,606
Nondeductible items (Note 3)	285,150	276,290	1,179,105

	70,910	580,109	462,522

Note:	1)	The PRC statutory rate has been used since substantially all of the Company’s operations and taxable income are generated in the PRC.

	2)	The aggregate amount and basic per share effect of the tax holiday in 2003, the first year that Beijing Information generated taxable income, were RMB911,496 and RMB0.05 (diluted RMB0.04), respectively.

	3)	Amounts represent personnel and other miscellaneous expenses in excess of statutory deductible limits and non-deductible penalties for tax purpose.

The significant components of deferred income tax benefit attributable to income/(loss) from continuing operations for the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003 are as follows:

	2001	2002	2003
Deferred tax benefit (exclusive of the effect of the component below)	(2,133,308)	(789,509)	(362,254)
Increase in the valuation allowance for deferred tax assets	1,902,980	491,765	231,950

	(230,328)	(297,744)	(130,304)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

	December 31,
	2002	2003
Deferred tax assets:
Accounts receivable principally due to allowance for doubtful accounts	388,805	452,231
Operating loss carryforwards	2,394,746	2,626,695
Operating loss carryforwards, pre-acquisition	18,502,109	17,917,869
Property and equipment, principally due to differences in disposals	139,267	206,145

Total gross deferred tax assets	21,424,927	21,202,940
Less: valuation allowance	(20,896,855)	(20,544,564)

Net deferred tax assets	528,072	658,376

In accordance with SFAS No. 109 “Accounting for Income Taxes”, the tax benefits associated with the utilization of pre-acquisition net operating losses carryforwards for which a valuation allowance was established at the date of the acquisition, are recognized in the consolidated financial statements after the acquisition date as follows: (i) first to reduce to zero any goodwill related to the acquisition; (ii) second to reduce to zero other non-current intangible assets related to the acquisition; and (iii) third to reduce income tax expense. The amount of valuation allowance associated with pre-acquisition net operating losses was RMB17,917,869.

The gross amount of operating loss carryforwards expire in 2005 to 2008 as follows: RMB54,296,573 in 2005, RMB5,283,758 in 2006, RMB1,463,973 in 2007, and RMB1,211,952 in 2008.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or utilized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon an assessment of the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible or can be utilized, management has provided a valuation allowance of RMB20,896,855 and RMB20,544,564 as of December 31, 2002 and 2003, respectively. After reducing the deferred tax assets by the valuation allowance, the remaining net amount of RMB528,072 and RMB658,376, respectively, as of December 31, 2002 and 2003, represents the tax benefits of entities that have been profitable and whose deferred tax assets are more likely than not to be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

(13)	LEASES

At December 31, 2002 and 2003, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

	December 31, 2003
	2002	2003
Servers	500,174	500,174
Personal computers	3,159,464	3,159,464
Less: accumulated amortization	(1,280,873)	(2,012,801)

	2,378,765	1,646,837

Amortization of assets held under capital leases is included in depreciation expense.

In November 2003, the Company entered into a three-year leasing agreement to secure the 3,744 square meters of office space in Beijing, China. The annual leasing payment is RMB2,619,240.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2003 are:

Minimum lease amount
2004	4,021,355
2005	2,619,240
2006	2,619,240

9,259,835

Rental expenses incurred under operating leases for the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003 amount to RMB2,280,673, RMB3,633,603 and RMB4,287,760, respectively.

(14)	STOCK BASED COMPENSATION

2001 stock option plan

In April 2001, the Company adopted a stock option plan (the “Plan”) pursuant to which the Company’s Board of Directors may grant stock options to officers and key employees. The Plan authorizes the Company to grant options to purchase up to 4 million authorized but unissued ordinary shares.

On April 18, 2001, four million stock options were granted to the Company’s executives at an exercise price of US$0.50 per share. The stock options have a ten-year term and were fully vested and exercisable at the date of grant. The fair value of the options using the Black-Scholes option-pricing model was nil (excluding a volatility assumption). The

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

assumptions used in determining the fair value of the options were as follows: weighted-average assumptions—expected dividend yield of 0%, risk-free interest rate of 3.11%, and an expected life of 5 years. At December 31, 2003, no options have been exercised.

In accordance with the Board of Directors’ Resolution, dated August 26, 2003, the Company increased the number of ordinary shares authorized to be issued under the 2001 Stock Option Plan to 5,500,000. In 2003, 490,000 shares of options were granted to the Company’s executives at an exercise price of US$1.53. The stock options granted in 2003 have a ten-year term and vest over a four-year period from the date of grant. On the date of grant, the fair value of the stock options was RMB770,868 using the Black-Scholes option-pricing model (excluding a volatility assumption). The assumptions used in determining the fair value of the options were as follows: expected dividend yield of 0%, risk-free interest rate of 2.63%, and an expected life of 5 years. The Company recorded non-cash compensation expense of RMB48,835 for the year ended December 31, 2003 in respect of stock options granted in 2003.

Stock option activity during the periods indicated is as follows:

	Number of shares	Weighted average exercise price
Balance at April 4, 2001	—		—
Granted	4,000,000	US$	0.50
Exercised	—		—
Forfeited	—		—
Expired	—		—

Balance at December 31, 2001	4,000,000	US$	0.50
Granted	—		—
Exercised	—		—
Forfeited	—		—
Expired	—		—

Balance at December 31, 2002	4,000,000	US$	0.50
Granted	490,000	US$	1.53
Exercised	—		—
Forfeited	—		—
Expired	—		—

Balance at December 31, 2003	4,490,000	US$	0.61

In August 2003, the Company issued warrants to purchase 600,000 of the Company’s ordinary shares at an exercise price of US$0.75 per share to Broadband Capital Management LLC (“Broadband”), an investment banking and financial advisory firm, and two outside consultants, one of whom is a non-employee shareholder of the Company, in consideration for investment banking services provided to the Company in respect of the private placement of US$15 million aggregate principal amount of Series A preferred

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

shares in August 2003 (see Note 15). The Company also paid US$250,000 (RMB2,070,000) to Broadband for services provided in connection with this private placement. The Company accounted for the warrants issued to Broadband and the two consultants in accordance with SFAS No. 123 and EITF Issue No. 96-18. The fair value of the warrants granted was RMB4,818,960 on the date of grant using the Black-Scholes option pricing model (excluding a volatility assumption). The assumptions used in determining the fair value of the warrants were as follows: expected dividend yield 0%, risk free interest rate of 2.9%, and a contractual life of 10 years.

The estimated fair value of the warrants of RMB4,818,960 and the cash payment of US$250,000 (RMB2,070,000) was charged against the gross proceeds of the Series A preferred shares as such costs were incremental and specifically and directly attributable to the actual placement of such securities.

(15)	SERIES A PREFERRED SHARES

On August 29, 2003, the Company received US$15,000,000 from four investors—Tiger Technology Private Investment Partners, L.P., Tiger Technology II, L.P., Blue Ridge Limited Partnership, and RMG Holdings, LLC, in exchange for 9,787,494 Series A preferred shares. The Series A preferred shares contain the following terms:

Liquidation Preference

In the event of any liquidation, winding up, change of control or asset sale situations of the Company, the preferred shareholders are entitled to receive, prior to any distribution to the holders of ordinary shares or any other class or series of shares, an amount equal to the higher of the preferred shareholders’ capital investment, plus all declared but unpaid dividends thereon and the amount payable to such shareholders on an as-converted basis.

Conversion

Series A preferred shares are convertible at any time into ordinary shares at the option of the preferred shareholders at a rate of one-to-one. Such shares are also automatically converted into ordinary shares upon the consummation by the Company of an initial public offering. In addition, a majority vote of the Series A preferred shareholders can also trigger automatic conversion.

Dividend Rights

No dividend, whether in cash, in property or in shares of the capital of the Company, is allowed to be paid on any other class or series of shares of the Company unless and until a dividend in like amount was first paid in full on the Series A preferred shares (on an as-converted basis).

Voting Rights

Each Series A preferred share carries the same number of votes as an ordinary share.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

Redemption

Series A preferred shares are not redeemable at the option of the holder.

(16)	ORDINARY SHARES

On April 17, 2001, 16,000,000 of the Company’s ordinary shares were issued to the initial shareholders, Billable Development Ltd. (“Billable”) (64%), a group of individual investors (34%) and management shareholders (2%) in exchange for cash of US$4,500,000 (RMB37,260,000).

Billable made its contribution to the Company in two installments. The first contribution of US$368,750 (RMB3,053,250) was paid into the Company’s bank account in the United States. The second contribution of RMB20,700,000 was paid through Shenzhen Youyuan Investment Company, an affiliate of Billable, into eLong Information’s bank account in the PRC.

On April 17, 2001, the Company granted 4,000,000 ordinary shares to a group of nine management employees and non-employee directors. These ordinary shares vested over a two-year period beginning from the date of grant and, in May 2003, these ordinary shares became fully vested and were issued. As of December 31, 2003, RMB331,200, representing the par value of the ordinary shares have not been paid. The Company has recorded this receivable as a contra equity in the statement of shareholders’ equity and comprehensive income as of December 31, 2003. The Company recorded non-cash compensation expense during the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003 of approximately RMB3,167,100, RMB4,471,200, and RMB1,304,100 respectively, which was reflected as stock-based compensation expense in the Company’s statements of operations.

On August 29, 2003, the Company purchased 3,262,494 ordinary shares from certain existing shareholders at US$1.53257 per share (US$5,000,000 or RMB41,387,500). Such ordinary shares were subsequently cancelled.

(17)	(LOSS)/INCOME PER ORDINARY SHARE

Basic (loss)/income and diluted (loss)/income per ordinary share have been calculated in accordance with SFAS No. 128 as follows:

	2001	2002	2003
Net (loss)/income	(15,115,473)	(10,097,989)	1,615,880
Denominator for basic (loss)/income per share:
Weighted average number of ordinary shares outstanding	16,000,000	16,000,000	17,587,502

Basic (loss)/income per ordinary share	(0.94)	(0.63)	0.09

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

Potentially dilutive securities that could potentially dilute basic income per ordinary share include Series A preferred shares, stock options granted to employees and directors and stock warrants granted to non-employees. In 2001 and 2002, ordinary equivalent shares in the diluted (loss)/income per ordinary share computation are excluded as their effect would be anti-dilutive.

	December 31,
	2001	2002	2003
Net (loss)/income	(15,115,473)	(10,097,989)	1,615,880

Denominator for diluted (loss)/income per share:
Weighted average number of ordinary shares outstanding	16,000,000	16,000,000	17,587,502
Non-vested ordinary shares and stock options	—	—	3,749,601
Series A preferred shares	—	—	3,262,498
Stock warrants	—	—	116,829

	16,000,000	16,000,000	24,716,430

Diluted (loss)/income per ordinary share	(0.94)	(0.63)	0.07

(18)	PRO FORMA INCOME PER SHARE (UNAUDITED)

The pro forma basic income per share data give full impact to the 9,787,494 Series A preferred shares of outstanding ordinary shares that will be issued for the preferred shares, as if the preferred shares issuance and the conversion of these shares upon the occurrence of the IPO had both taken place on January 1, 2003. In addition, the pro forma basic income per share data as of December 31, 2003 give effect to the issuance of Series B preferred shares and repurchase of ordinary shares and Series A preferred shares from existing shareholders, as described in Note 21. The pro forma diluted income per share computation was based on the pro forma net income available to ordinary shareholders of RMB173,618, divided by the weighted average the ordinary shares outstanding on a pro forma basis of 32,969,281, adjusted for the dilutive effect of non-vested ordinary shares and stock options and warrants of 3,866,430, but excluding the effect of stock options and warrants granted subsequent to December 31, 2003 which were granted in the ordinary course of business or in connection with the issuance of Series B preferred shares on August 4, 2004. In addition, pro forma basic and diluted income per share data give effect to the 260,204 options granted to IAC on October 1, 2004 (see Note 22), as if such options had been granted on January 1, 2003 at the same terms and exercise price. On the date of grant, the fair value of the 260,204 options was RMB5,769,047 and will be recorded as a deduction in arriving at net income available to ordinary shareholders over the vesting term.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

The pro forma basic and diluted income per share have been calculated as follows:

Pro forma basic income per share:

December 31, 2003
Net income as reported	1,615,880

less: stock options issued to IAC	1,442,262

Pro forma net income available to ordinary shareholder	173,618

Denominator for basic income per share:
Weighted average number of ordinary share outstanding	17,587,502
Series A preferred shares before repurchase	9,787,494
Series B preferred shares	11,188,570
Repurchase of ordinary shares	(4,012,411)
Repurchase of Series A preferred shares	(1,581,874)

32,969,281

Pro forma basic income per share	0.01

Pro forma diluted income per share:

December 31, 2003
Net income available to ordinary shareholders	173,618

Denominator for pro forma diluted income per share:
Pro Forma weighted average number of ordinary shares outstanding	32,969,281
Non-vested ordinary shares and stock options	3,749,601
Stock warrants	116,829

36,835,711

Pro forma diluted income per share	0.01

(19)	CONCENTRATION OF RISKS

Credit and concentration risks

The carrying amounts of cash and cash equivalents, accounts receivable and other receivables represent the Group’s maximum exposure to credit risk in relation to financial assets. As of December 31, 2002 and 2003, substantially all of the Company’s cash and cash equivalents were held in major financial institutions located in the PRC, which management believes are of high credit quality. Accounts receivable are typically unsecured and denominated in Renminbi, and are derived from revenues earned from operations arising in the PRC. The Group performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral on accounts receivable. The Group maintains an allowance for doubtful accounts and actual losses have been within management’s expectations.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

The Group has a diversified base of customers. No individual customer contributed to more than 10% of total revenues during the period from April 4, 2001 to December 31, 2001 and for the years ended December 31, 2002 and 2003. Except for Shenzhen Sincere Technology Development Co., Ltd, which accounted for 19% of the Group’s accounts receivable for the year ended December 31, 2002 and Bearing Point Consulting Co., Ltd., which accounted for 23% of the Group’s accounts receivable for the year ended December 31, 2003, respectively, no individual customer accounted for more than 10% of accounts receivable as of December 31, 2002 and 2003.

The Group does not have concentrations of available sources of labor, services, franchises, licenses or other rights that could, if suddenly eliminated, severely impact its operations.

Business and economic risks

The Group conducts its principal operations in the PRC and accordingly is subject to special considerations and significant risks not typically associated with investments in equity securities of United States and Western European companies. These include risks associated with, among others, the political, economic, legal environment and social uncertainties in the PRC, influence of the China National Tourism Administration over certain aspects of the Group’s operations and competition in the travel agency industry.

The Company is currently targeting the Chinese market. The Chinese government regulates Internet access, the distribution of online news and other information, the provision of online commerce and provision of travel agency services through strict business licensing requirements and other governmental regulations. These regulations include limiting foreign ownership in Chinese companies providing Internet access, information and other online Internet services and travel agency services. Management, after consultation and advice from PRC legal counsel, is of the opinion that the Company’s business complies with existing Chinese laws and regulations. However, the interpretation and application of current or proposed requirements and regulations may have an adverse effect on the Company’s business, financial condition and result of operations.

In addition, the ability to negotiate and implement specific business development projects in a timely and favorable manner may be impacted by political considerations unrelated to or beyond the control of the Group. Although the PRC government has been pursuing economic reform policies for the past two decades, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective and as a result, changes in the rate or method of taxation, reduction in tariff protection and other import restrictions, and changes in State policies and regulations affecting the travel agency industry may have a negative impact on the Group’s operating results and financial condition.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

Currency risk

Substantially all of the revenue-generating operations of the Group are transacted in Renminbi, which is not fully convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted by the People’s Bank of China. However, the unification of the exchange rate does not imply convertibility of Renminbi into United States dollars or other foreign currencies. All foreign exchange transactions must take place either through the People’s Bank of China or other institutions authorized to buy and sell foreign exchange or at a swap center. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

(20)	RELATED PARTY TRANSACTIONS

Companies are considered to be related if one company has the ability, directly or indirectly, to control the other company or exercise significant influence over the other company in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence. Because of related party relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties. The principal related party transactions during the periods presented are as follows:

On May 29, 2001, the Company entered into a money management agreement with Shenzhen Youyuan Investment Company, an affiliate of Billable, one of the Company’s principal shareholders. Under the agreement, Youyuan Investment managed RMB12,000,000 for the Company, and in return the Company received a guaranteed annual interest of 2.25% on the principal amount. The Company had the right to withdraw the funds at any time. In 2001 and 2002, all principal and accrued interest were paid to the Company in full.

On May 14, 2002, the Company entered into a money management agreement with Shenzhen Youyuan Investment Company. Under the agreement, Youyuan Investment managed RMB4,000,000 for the Company, and in return the Company received a guaranteed annual interest rate of 2.25%. The Company had the right to withdraw the funds at any time. In August 2003, all principal and accrued interest were paid to the Company in full. As of December 31, 2002, the amount of RMB4,000,000 has been reflected as due from related party in the consolidated balance sheet.

In October, 2002, the Company entered into agreement with Shenzhen Sincere Technology Development Co. Ltd. (“Sincere”), to sell co-branded membership cards to Sincere for RMB2,320,000. Mr. Zhong Xiao Jian, the principal shareholder of Billable Development, Ltd., indirectly has a minority shareholding interest in Sincere. As of December 31, 2003, accounts receivable from Sincere amounted to RMB1,320,000.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

On July 15, 2003, the Company entered into lease agreement with Kun Lun Securities. Mr. Zhong Xiao Jian, the principal shareholder of Billable Development Ltd., indirectly has a minority shareholding interest in Kun Lun Securities. Under the agreement, Kun Lun Securities provided free rent on 195.65 square meters of office space in Shenzhen, China to the Company for twelve months.

(21)	SUBSEQUENT EVENTS

Issuance of Series B Preferred Shares

On August 4, 2004, the Company issued and sold 11,188,570 Series B preferred shares to a wholly owned subsidiary of InterActive Corp (“IAC”) for an aggregate purchase price of US$58,690,062, or US$5.25 per Series B preferred share. Pursuant to the IAC purchase agreements, the Company was required to use approximately one-half, or US$29,345,029, of the proceeds from the sale of the Series B preferred shares to repurchase from existing shareholders an aggregate of 4,012,411 of its ordinary shares and 1,581,874 of its Series A preferred shares at a purchase price of US$5.25 per share. After the share repurchase the Company retained US$29,345,033 of the aggregate purchase price, of which, US$4,401,756 is being held in escrow, of which, subject to possible claims by IAC for indemnification under the agreement between the Company and IAC for representation, warranties, and covenants provided by the Company, US$1,100,438 will be released on August 4, 2005 and the balance will be released on March 31, 2006.

The Company also granted to IAC an option to purchase up to 711,429 ordinary shares at a purchase price of US$5.25 per ordinary share. The option becomes exercisable by IAC each time any officer or employee exercises any of the 1.66 million options granted to them by the Company on July 23, 2004. In connection with each exercise by an employee or officer, IAC is entitled to exercise a portion of its option such that IAC would receive (if IAC exercises to the fullest extent in connection with such employee or officer exercise) 30% of the aggregate ordinary shares issued to such employee or officer and IAC in connection with such employee or officer exercise. To the extent that any such officer or employee’s options terminate or expire without being exercised, an amount of IAC’s options equal to 30% of such employee’s terminated or expired options shall likewise terminate or expire.

Also in connection with the sale of the Series B preferred shares, the Company granted to IAC a warrant which is exercisable by IAC commencing upon the earlier (i) the Company’s completion of an initial public offering, (ii) the date upon which the Company gives IAC notice that it is no longer pursuing an initial public offering or (iii) March 31, 2005. The IAC warrant will expire upon the earlier of (1) 30 business days following an initial public offering or (2) January 31, 2006, if the Company does not give IAC notice that it is no longer pursuing an initial public offering, or, if the Company does give such notice, 395 days after the date upon which the Company gives IAC such notice. IAC’s warrant entitles it to purchase that number of the Company’s high vote ordinary shares which will result in IAC holding 51% of the Company’s outstanding ordinary shares on a fully-diluted basis after giving effect to the repurchase from existing shareholders of a number of ordinary shares equal to one-half of the shares purchased by IAC pursuant to its warrant. In the case of an

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

exercise of the warrant by IAC subsequent to an initial public offering, the exercise price per share purchased by IAC under the warrant, and the price per share for ordinary shares the Company repurchases from existing shareholders in connection with IAC’s exercise of the warrant, will be equal to the lower of: (1) the initial public offering price for this offering, or (2) the price determined using: (a) US$205 million, minus our indebtedness, plus our cash and cash equivalents, plus the pro forma consideration that would be received in connection with the exercise of all vested or unvested in-the-money options, warrants or other convertible securities of the company, in each case at the time of exercise, divided by (b) the total number of our outstanding ordinary shares on a fully-diluted basis at the time of exercise (but excluding out-of-the-money options or securities).

If IAC exercises its warrant, the Company will be controlled by IAC, and IAC will have the power to substantially control the Company’s management and business operations. If IAC exercises the warrant within 30 U.S. business days after the completion of an initial public offering, then the Series B preferred shares issued to IAC will be converted automatically into high-vote ordinary shares on the 31st business day after the completion of the initial public offering. If IAC does not exercise the warrant within 30 U.S. business days from the consummation of an initial public offering offering, then the Series B preferred shares issued to IAC will be converted automatically into ordinary shares upon the 31st business day after the completion of the offering. The high-vote ordinary shares are identical in all respects to the Company’s other ordinary shares, except that each share of high-vote ordinary shares entitles its holder to cast 15 votes in all proceedings and actions of the Company’s ordinary shareholders, whereas each share of our other ordinary shares entitles its holder to one vote.

Until the Series B preferred shares are converted into either ordinary shares or high-vote ordinary shares, the Company will be required to obtain IAC’s approval with respect to various aspects of its business or operations outside of the ordinary course, including acquiring any assets or businesses in excess of US$1,000,000 in a transaction or series of related transactions.

Conversion of preferred shares

On August 4, 2004, the Company amended and restated the Articles of Association, which states that the preferred shares should be converted into ordinary shares, subject to the following conditions:

Series A Preferred Shares

Each Series A preferred share will be convertible into ordinary shares based on a one-to-one conversion ratio. Depending on certain anti-dilution adjustments, the Series A Conversion Price will be adjusted as follows:

•

if the Company issues additional securities for a consideration per share that is less than the Series A Conversion Price that is in effect immediately before such issuance, then the Series A Conversion Price will be adjusted by multiplying the Series A Conversion Price by a fraction, the numerator of which will be the total number of ordinary shares, on a fully-diluted basis, before the additional securities are issued, plus

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

the number of ordinary shares represented by the additional securities issued, on a fully-diluted basis, and the denominator of which will be the total number of ordinary shares, on a fully-diluted basis, before the additional securities are issued; and

•	if the Company issues additional securities for a consideration per share that is equal to or greater than the Series A Conversion Price that is in effect immediately before such issuance, then the Series A Conversion Price will not be adjusted.

Series B Preferred Shares

The Series B preferred shares will convert into either ordinary or high-vote ordinary shares regardless of IAC’s exercise of its warrant.

Each Series B preferred share is convertible into ordinary shares or high-vote ordinary shares based on a one-to-one conversion ratio. Depending on certain anti-dilution adjustments, the Series B Conversion Price will be adjusted as follows:

•	if the Company issues additional securities for a consideration per share that is less than the Series B Conversion Price that is in effect immediately before such issuance, then the Series B Conversion Price will be adjusted by multiplying the Series B Conversion Price by a fraction, the numerator of which will be the total number of ordinary shares, on a fully-diluted basis, before the additional securities are issued, plus the number of ordinary shares represented by the additional securities issued, on a fully-diluted basis, and the denominator of which will be the total number of ordinary shares, on a fully-diluted basis, before the additional securities are issued; and

•	if the Company issues additional securities for a consideration per share that is equal to or greater than the Series B Conversion Price that is in effect immediately before such issuance, then the Series B Conversion Price will not be adjusted.

Issuance of stock options

In April 2004, the Company issued 300,000 options to a senior management employee to purchase the Company’s ordinary shares at an exercise price of US$1.53 per share. The options have a term of 10 years and will vest 3 years from the date of grant. The Company accounted for these options under the fair value provisions of SFAS No. 123. On the date of grant, the fair value of the stock options was RMB8,381,360 using the Black-Scholes option- pricing model. The assumptions used in determining the fair value of the options were as follows: expected dividend yield of 0%, risk-free interest rate of 2.63%, an expected life of 4 years and expected volatility of 43%. The annual estimated non-cash compensation expenses in 2004, 2005, 2006 and 2007 are as follow:

Compensation expense
2004	1,932,369
2005	2,793,787
2006	2,793,787
2007	861,417

8,381,360

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

In July 2004, the Company issued 1,660,000 options to employees to purchase the Company’s ordinary shares at an exercise price of US$5.25 per share. The options have a term of 10 years and will vest 4 years from the date of grant. The Company will account for these options under the fair value provisions of SFAS No. 123.

On the date of grant, the fair value of the stock options was RMB26,579,057 using the Black- Scholes option-pricing model. The assumptions used in determining the fair value of the options were as follows: expected dividend yield of 0%, risk-free interest rate of 2.63%, and an expected life of 4 years, and expected volatility of 43%. The annual estimated non-cash compensation expenses in 2004, 2005, 2006 and 2007 are as follows:

Compensation expense
2004	2,907,084
2005	6,644,764
2006	6,644,764
2007	6,644,764
2008	3,737,681

26,579,057

Incorporation

In May 2004, the Company reincorporated in the Cayman Islands.

(22)	Stock Options

On October 1, 2004, the Company issued 250,000 options to two executive officers to purchase the Company’s ordinary shares at an exercise price of US$5.25 per share. The options have a term of 10 years and will vest 4 years from the date of grant. The Company will account for these options under the fair value provisions of SFAS No. 123.

On the date of grant, the fair value of the 250,000 stock options granted to the two executive officers was RMB5,542,811 using the Black-Scholes option-pricing model. The assumptions used in determining the fair value of the options were as follows: estimated fair market value of underlying shares US$6.25 (mid-point of the estimated initial public offering price), expected dividend yield of %, risk-free interest rate of 2.63%, an expected life of 4 years, and expected volatility of 43%. The annual estimated non-cash compensation expenses in 2004, 2005, 2006 and 2007 are as follows:

Compensation expense
2004	461,900
2005	1,385,703
2006	1,385,703
2007	1,385,703
2008	923,802

5,542,811

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

Under the IAC purchase agreements, Series A preferred shareholders and IAC each have a right of first offer with respect to any sales or issuances by the Company of any of the Company’s securities after August 4, 2004 (including with respect to the issuance on October 1, 2004 of the 250,000 options), which gives each of them the right to buy, on the same terms, up to a portion of such issuance equal to the proportion that the number of shares held by such shareholder bears to the total number of the Company’s outstanding ordinary shares, on an as-converted and fully-diluted basis. This right of first offer expires upon the completion of the Company’s initial public offering. In addition, under the IAC purchase agreements, the Company is not permitted to issue any of its securities (including the October 1, 2004 issuance of the 250,000 options to certain of its officers) without the prior written consent of IAC.

Prior to October 1, 2004, each of the Series A shareholders waived their respective rights of first offer with respect to the issuance by the Company on October 1, 2004, of the 250,000 options to certain of its officers and the issuance by the Company on October 1, 2004, to IAC of an option to purchase up to 260,204 of the Company’s ordinary shares, as further described below.

On October 1, 2004, the Company entered into a stock option agreement with IAC pursuant to which, in exchange for IAC giving its consent to the issuance of the 250,000 options to certain of the Company’s officers, the Company granted to IAC an option to purchase up to 260,204 of the Company’s ordinary shares at a purchase price of US$5.25 per share, which option mirrors the provision of the options granted to the Company’s officers on October 1, 2004. The option becomes exercisable by IAC each time any such officer exercises any of the 250,000 options. In connection with each exercise by an officer, IAC is entitled to exercise a portion of its option such that IAC would receive (if IAC exercises its option to the fullest extent in connection with such officer exercise) 51% of the aggregate ordinary shares issued to such officer and IAC in connection with such officer exercise. To the extent that any of the officers’ options terminate or expire without being exercised, an amount of IAC’s option equal to 51% of such officer’s terminated or expired options will likewise terminate or expire. On the date of grant, the fair value of the 260,204 options granted to IAC was RMB5,769,047 and will be recorded as a deduction in arriving at net income available to ordinary shareholders over the vesting term. The assumptions used to determine the fair value were the same as those used in determing the fair value of the 250,000 options.

(23)	eLong, Inc. (the Company only)

Under PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, the Company’s wholly owned subsidiary, eLong Information is required to set aside at least 10% of its respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of its respective registered capital. These reserves are not distributable in the form of cash dividends to the Company. As of December 31, 2003, eLong Information had no accumulated profits. The net assets of eLong Information as of December 31, 2003, which includes the net assets of the Company’s statutory VIEs, was RMB6.6 million.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

The Company’s statutory VIEs are required to allocate portions of their respective after-tax profits to their enterprise expansion funds and staff welfare and bonus funds at the discretion of their boards of directors. Allocations to these statutory reserves and funds can only be used for specific purposes and are not transferable to the Company in the forms of loans, advances, or cash dividends. As of December 31, 2003, RMB625,469 was set aside as a statutory reserve by one of the Company’s statutory VIEs.

As of December 31, 2003, the Company’s subsidiary and statutory VIEs had no third-party loans or borrowing arrangements or any amounts outstanding. In addition, the Company has no borrowings from the subsidiary or statutory VIEs.

As of December 31, 2003, the amount of restricted net assets of the Company’s subsidiary and statutory VIEs, which may not be transferred to the Company in the forms of loans, advances or cash dividends by the subsidiary and statutory VIEs without the consent of a third party, was less than 25% of the Company’s consolidated net assets as discussed above.

The following presents condensed financial information of the Company only.

Condensed Balance Sheet

	December 31,
	2002	2003
Cash	128,003	62,749,413
Receivable from subsidiary and statutory VIEs	19,525,505	36,543,167
Investment in subsidiary and statutory VIEs	3,586,196	6,605,124

Total assets	23,239,704	105,897,704

Accounts payable and accrued expenses	3,554,866	5,290,099
Total shareholders' equity	19,684,838	100,607,605

Total liabilities and shareholders' equity	23,239,704	105,897,704

The Company had no contingencies, long-term obligations and guarantees as of December 31, 2002 and 2003.

Condensed Statements of Operations

	April 4, 2001 to December 31, 2001	Year ended December 31,
		2002	2003
Dividends from subsidiary and statutory VIEs	—	—	—
Interest income	—	—	65,966

Total revenue	—	—	65,966

General and administrative expenses	7,868,207	8,511,451	1,469,014

Loss before taxes and equity in undistributed income of subsidiary and statutory VIEs	7,868,207	8,511,451	1,403,048
Income tax	—	—	—
Equity in earnings/(loss) from subsidiary and statutory VIEs	(7,247,266)	(1,586,538)	3,018,928

Net (loss)/income	(15,115,473)	(10,097,989)	1,615,880

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2003

Condensed Statements of Cash Flows

	April 4, 2001 to December 31, 2001	Year ended December 31,
		2002	2003
Cash flows from operating activities
Net (loss)/income	(15,115,473)	(10,097,989)	1,615,880
Adjustments to reconcile net (loss)/income to net cash provided by/(used in) operating activities
Equity in earnings/(loss) from subsidiary and statutory VIEs	7,247,266	1,586,538	(3,018,928)
Stock based compensation	3,167,100	4,471,200	1,352,935
Change in accounts payable and accrued expenses	239,976	3,314,890	1,735,233

Net cash (used in)/provided by operating activities	(4,461,131)	(725,361)	1,685,120

Cash flows from investing activities
Investment in subsidiary	(12,420,000)	—	—
Change in receivable from subsidiary and statutory VIEs	583,495	591,000	(16,762,661)

Net cash (used in)/provided by investing activities	(11,836,505)	591,000	(16,762,661)

Cash flows from financing activities
Proceeds from issuance of common and preferred shares	16,560,000	—	124,472,907
Purchase of shares	—	—	(41,387,500)
Cash paid for equity offering costs	—	—	(5,386,456)

Net cash provided by financing activities	16,560,000	—	77,698,951

Net increase/(decrease) in cash and cash equivalents	262,364	(134,361)	62,621,410
Cash and cash equivalents at beginning of period/year	—	262,364	128,003

Cash and cash equivalents at end of period/year	262,364	128,003	62,749,413

eLong, Inc. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31, 2003	June 30, 2004	June 30, 2004	Pro Forma June 30, 2004 (note 8)	As adjusted Pro Forma June 30, 2004 (note 8)
	RMB	RMB	US$	RMB	RMB
ASSETS
Current assets
Cash and cash equivalents	73,132,396	52,447,640	6,336,858	258,893,166	258,893,166
Cash held in escrow	—	—	—	36,431,557	36,431,557
Accounts receivable, net	28,497,455	41,447,199	5,007,757	41,447,199	41,447,199
Investment securities	447,001	489,002	59,083	489,002	489,002
Prepaid expenses and other current assets	8,539,415	26,567,624	3,209,968	26,567,624	26,567,624
Deferred tax assets	14,042	14,042	1,697	14,042	14,042

Total current assets	110,630,309	120,965,507	14,615,363	363,842,590	363,842,590
Deferred tax assets	644,334	644,334	77,850	644,334	644,334
Equipment and software, net	8,108,475	10,173,738	1,229,217	10,173,738	10,173,738
Goodwill	8,998,133	8,998,133	1,087,177	8,998,133	8,998,133
Intangibles	2,180,000	2,060,000	248,894	2,060,000	2,060,000

Total assets	130,561,251	142,841,712	17,258,501	385,718,795	385,718,795

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	11,041,418	7,738,266	934,957	7,738,266	7,738,266
Accrued expenses and other payables	18,210,380	38,076,149	4,600,458	38,076,149	38,076,149
Advances from customers	35,000	53,130	6,419	53,130	53,130
Business and other taxes payable	666,848	913,258	110,342	913,258	913,258

Total current liabilities	29,953,646	46,780,803	5,652,176	46,780,803	46,780,803

Total liabilities	29,953,646	46,780,803	5,652,176	46,780,803	46,780,803
Commitments and contingencies
Shareholders’ equity
Series A preferred shares: US$ 0.01 par value; 9,787,494 shares authorized, issued and outstanding as of December 31, 2003 and June 30, 2004 (proforma: nil)	113,957,084	113,957,084	13,768,587	—	—
Series B preferred shares (proforma: 11,188,570)	—	—	—	485,754,167	—
Ordinary shares: US$ 0.01 par value; 47,000,000 shares authorized; 16,787,506 shares issued and outstanding as of December 31, 2003 and June 30, 2004 (proforma: 20,980,715)	1,390,087	1,390,087	167,954	1,737,142	2,663,175
Additional paid-in capital	9,656,248	22,536,915	2,722,968	(106,730,140)	378,097,994
Statutory reserves	625,469	625,469	75,571	625,469	625,469
Deferred compensation	(722,033)	(8,949,472)	(1,081,298)	(8,949,472)	(8,949,472)
Receivable from shareholders	(331,200)	(240,120)	(29,012)	(240,120)	(240,120)
Accumulated other comprehensive income	255,001	297,002	35,884	297,002	297,002
Accumulated deficit	(24,223,051)	(33,556,056)	(4,054,329)	(33,556,056)	(33,556,056)

Total shareholders’ equity	100,607,605	96,060,909	11,606,325	338,937,992	338,937,992

Total liabilities and shareholders’ equity	130,561,251	142,841,712	17,258,501	385,718,795	385,718,795

The accompanying notes are an integral part of these financial statements.

eLong, Inc. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended
	June 30, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
Revenues:
Travel	21,495,282	52,544,274	6,348,534
Others	2,944,541	7,565,485	914,081

Total revenues	24,439,823	60,109,759	7,262,615

Cost of services	4,376,465	7,068,458	854,029

Gross profit	20,063,358	53,041,301	6,408,586
Operating expenses
Service development	764,619	4,249,390	513,422
Sales and marketing	16,980,064	39,188,356	4,734,838
General and administrative	3,975,672	10,794,659	1,304,238
Stock-based compensation(1)	1,304,100	4,653,228	562,215
Amortization of goodwill and intangibles	—	120,000	14,499
Business tax and surcharges	1,349,847	3,062,169	369,979

Total operating expenses	24,374,302	62,067,802	7,499,191

Loss from operations	(4,310,944)	(9,026,501)	(1,090,605)
Other income (expenses)
Interest income	14,618	67,561	8,163
Interest expense	(60,786)	(68,246)	(8,246)
Foreign exchange loss	—	(21,917)	(2,648)

Loss before income tax expense	(4,357,112)	(9,049,103)	(1,093,336)
Income tax benefit/(expense)	971,052	(283,902)	(34,302)

Net loss	(3,386,060)	(9,333,005)	(1,127,638)

Basic loss per share	(0.21)	(0.56)	(0.07)

Diluted loss per share	(0.21)	(0.56)	(0.07)

Pro forma basic loss per share (Note 8)		(0.31)	(0.04)

Pro forma diluted loss per share (Note 8)		(0.31)	(0.04)

(1)	Stock-based compensation is all related to general and administrative expenses.

The accompanying notes are an integral part of these financial statements.

eLong, Inc. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Unaudited)

	Ordinary shares		Preferred share	Receivable from shareholders	Additional paid-in capital	Statutory reserves	Deferred compensation	Accumulated other comprehensive income	Accumulated deficit	Total shareholders equity
	Number of Shares	Amount
Balance at January 1, 2003	16,000,000	1,324,800	—	—	44,877,600	—	(1,304,100)	—	(25,213,462)	19,684,838
Amortization of deferred compensation	—	—	—	—	—	—	1,304,100	—	—	1,304,100
Issuance of ordinary shares to employees and directors	4,000,000	331,200	—	—	—	—	—	—	—	331,200
Receivable from shareholders	—	—	—	(331,200)	—	—	—	—	—	(331,200)
Grant of stock options	—	—	—	—	770,868	—	(770,868)	—	—	—
Issuance of preferred shares, net of offering expenses	—	—	113,957,084	—	—	—	—	—	—	113,957,084
Repurchase and cancellation of ordinary shares	(3,262,494)	(270,053)	—	—	(41,117,447)		—	—	—	(41,387,500)
Exercise of stock warrants	50,000	4,140	—	—	306,267	—	—	—	—	310,407
Stock warrants issued	—	—	—	—	4,818,960	—	—	—	—	4,818,960
Statutory reserves	—	—	—	—	—	625,469	—	—	(625,469)	—
Amortization of deferred compensation	—	—	—	—	—	—	48,835	—	—	48,835
Unrealized gain on investment securities, net of nil tax	—	—	—	—	—	—	—	255,001	—	255,001
Net income	—	—	—	—	—	—	—	—	1,615,880	1,615,880

December 31, 2003	16,787,506	1,390,087	113,957,084	(331,200)	9,656,248	625,469	(722,033)	255,001	(24,223,051)	100,607,605

Repayment of receivable from shareholders	—	—	—	91,080	—	—	—	—	—	91,080
Grant of stock options	—	—	—	—	8,957,559	—	(8,957,559)	—	—	—
Compensation for Series A preferred shares	—	—	—	—	3,923,108	—	—	—	—	3,923,108
Amortization of deferred compensation	—	—	—	—	—	—	730,120	—	—	730,120
Unrealized gain on investment securities, net of nil tax	—	—	—	—	—	—	—	42,001	—	42,001
Net loss	—	—	—	—	—	—	—	—	(9,333,005)	(9,333,005)

Balance at June 30, 2004	16,787,506	1,390,087	113,957,084	(240,120)	22,536,915	625,469	(8,949,472)	297,002	(33,556,056)	96,060,909

Note:	For the six month periods ended June 30, 2003 and 2004, comprehensive loss was RMB3,398,061 and RMB9,291,004, respectively.

The accompanying notes are an integral part of these financial statements.

eLong, Inc. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30, 2003	June 30, 2004	June 30, 2004
	RMB	RMB	US$
Cash flows from operating activities:
Net loss	(3,386,060)	(9,333,005)	(1,127,638)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Unrealized exchange losses	—	21,917	2,648
Loss on disposal of fixed assets	38,575	—	—
Depreciation of fixed assets and amortization of intangible assets	2,151,047	1,248,102	150,799
Stock compensation cost	1,304,100	4,653,228	562,215
Changes in working capital:
Accounts receivable	2,190,904	(12,949,744)	(1,564,620)
Prepaid expenses and other current assets	(4,369,512)	(4,978,123)	(601,470)
Accounts payable	3,949,442	(3,303,152)	(399,095)
Business and other taxes payable	(189,400)	246,410	29,772
Accrued expenses and other payables	114,233	12,109,283	1,463,074

Net cash provided by/(used in) operating activities	1,803,329	(12,285,084)	(1,484,315)

Cash flows from investing activities:
Capital expenditures	(616,244)	(3,193,365)	(385,831)
Deposit made for proposed acquisition of Ray Time	—	(2,000,000)	(241,645)
Acquisition of GCH	—	(2,100,000)	(253,727)

Net cash used in investing activities	(616,244)	(7,293,365)	(881,203)

Cash flows from financing activities:
Repayment of receivable from shareholder in connection with issuance of ordinary shares	—	91,080	11,004
Offering costs	—	(1,175,470)	(142,023)
Principal payments under capital lease obligations	(138,388)	—	—

Net cash used in financing activities	(138,388)	(1,084,390)	(131,019)
Effect of foreign exchange rate changes on cash	—	(21,917)	(2,648)
Net increase/(decrease) in cash and cash equivalents	1,048,697	(20,684,756)	(2,499,185)
Cash and cash equivalents at beginning of period/year	5,343,634	73,132,396	8,836,043

Cash and cash equivalents at end of period	6,392,331	52,447,640	6,336,858

Supplemental disclosures of cash flow information:
Cash paid for income taxes	—	—	—

Cash paid for interest	16,104	—	—

The accompanying notes are an integral part of these financial statements.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)    DESCRIPTION OF BUSINESS

The accompanying unaudited consolidated interim financial statements include the financial statements of eLong, Inc., (the “Company”), its wholly owned subsidiary, eLongNet Information Technology (Beijing) Co., Ltd. (“eLong Information”), and variable interest entities (“VIEs”), consisting of Beijing eLong Information Technology Co., Ltd. (“Beijing Information”), Beijing Asia Media Interactive Co., Ltd. (“Beijing Media”), Beijing eLong Airline Services Co., Ltd. (“Beijing Air”) and General Chinese Hotels Reservation Network Ltd (“GCH”). The Company and its subsidiary and VIEs are collectively referred to as the “Group”. The Group is principally engaged in the provision of travel services including hotel information and reservation services, airline reservations and ticketing, packaged-tour services, and to a lesser extent, Internet-related advertising and other related services in the People’s Republic of China (the “PRC”).

(2)    BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The December 31, 2003 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto, included in this prospectus for the fiscal year ended December 31, 2003.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of the financial position as of June 30, 2004, and the results of operations and cash flows for the six months ended June 30, 2003 and 2004, have been made. The results of operations for the six months ended June 30, 2004 are not necessarily indicative of the operating results for the full fiscal year or any future periods.

Translations of amounts from Renminbi into United States dollars (“U.S. dollars”) are solely for the convenience of the reader and were calculated at the rate of US$1.00=RMB8.2766, on June 30, 2004, representing the noon buying rate in the City of New York for cable transfers of Renminbi, as certified for customs purposes by the Federal Reserve Bank of New York. No representation is intended to imply that the Renminbi amounts could have been, or could be, converted, realized or settled into U.S. dollars at that rate on June 30, 2004, or at any other rate.

(3)    STOCK-BASED COMPENSATION

The Company has adopted the preferable fair value recognition provision of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Compensation”. Under the fair value based method, compensation cost related to employee stock option or similar equity instruments is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

In January 2004, the Company issued 689,400 options to 152 employees to purchase the Company’s ordinary shares at an exercise price of US$1.53 per share. The options have a term of 10 years, of which 299,000 options will vest over 4 years from the date of grant and the remaining 390,400 options will vest over 3 years from the date of the grant. The Company accounted for these options under the fair value provisions of SFAS No. 123. On the date of grant, the fair value of the stock options was RMB753,456 using the Black-Scholes option-pricing model (excluding a volatility assumption). The assumptions used in determining the fair value of the options were as follows: expected dividend yield of 0%, risk-free interest rate of 2.63%, and an expected life of 4 years. The annual estimated non-cash compensation expenses in 2004, 2005, 2006 and 2007 are as follows:

Compensation expense
2004	219,632
2005	219,632
2006	219,632
2007	94,560

753,456

In April 2004, the Company issued 300,000 options to a senior management employee to purchase the Company’s ordinary shares at an exercise price of US$1.53 per share. The options have a term of 10 years and will vest 3 years from the date of grant. The Company accounted for these options under the fair value provisions of SFAS No. 123. On the date of grant, the fair value of the stock options was RMB8,381,360 using the Black-Scholes option-pricing model. The assumptions used in determining the fair value of the options were as follows: expected dividend yield of 0%, risk-free interest rate of 2.63%, an expected life of 4 years, and expected volatility of 43%. The annual estimated non-cash compensation expenses in 2004, 2005, 2006 and 2007 are as follows:

Compensation expense
2004	1,932,369
2005	2,793,787
2006	2,793,787
2007	861,417

8,381,360

In May 2004, Series A preferred shareholders (a Principal Shareholders Group) sold an aggregate of 150,000 Series A preferred shares to the Company’s Chief Financial Officer, at a price of US$1.53 per share. The Company recorded stock-based compensation expense of RMB3,923,108 on the purchase of these 150,000 Series A preferred shares with a corresponding credit to shareholders’ equity, because the shares were purchased from a

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principal Shareholders Group at a price below fair market value. The amount of the non-cash stock based compensation expense represented the difference between the purchase price of US$1.53 and US$4.69, which is the Company’s best estimate of the fair market value of the Series A preferred shares at the time of sale based on the recent selling price of the Company’s shares.

(4)    PREPAID EXPENSES AND OTHER CURRENT ASSETS

Components of prepaid expenses and other current assets are as follows:

	December 31, 2003	June 30, 2004
Prepaid expenses	3,567,408	3,507,606
eLong cards and low value articles	1,081,899	1,442,557
Hotel room nights	220,800	329,106
Staff advances	228,473	2,752,687
Deposits	3,003,409	4,792,427
Prepayments to hotels for corporate customers	296,471	183,288
Deposit made for proposed acquisition of Ray Time	—	2,000,000
Offering costs	—	11,050,086
Others	140,955	509,867

Total	8,539,415	26,567,624

(5)    ACCRUED EXPENSES AND OTHER PAYABLES

Components of accrued expenses and other payables are as follows:

	December 31, 2003	June 30, 2004
Accrued payroll and welfare	6,831,122	11,763,392
Accrued commission	1,630,353	2,681,994
Accrued customer loyalty rewards	776,471	1,103,251
Deposits from corporate customers	170,753	299,648
Payable for acquisition of GCH	5,306,552	3,200,000
Individual income tax payable for senior management (Note 9)	—	4,539,926
Offering costs	130,482	10,005,097
Other accrued expenses and payables	3,364,647	4,482,841

Total	18,210,380	38,076,149

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6)    REVENUES

Components of revenues for the six months ended June 30, 2003 and 2004 are as follows:

	Six Months Ended
	June 30, 2003	June 30, 2004
Travel
Hotel reservation	19,405,849	48,024,419
Air ticketing	1,243,758	3,817,227
Other	845,675	702,628

Total	21,495,282	52,544,274

Others
Advertising	1,516,026	1,927,539
Internet service	740,139	618,896
Short messaging services	589,471	4,563,403
Other	98,905	455,647

Total	2,944,541	7,565,485

(7)    BASIC LOSS PER ORDINARY SHARE

In accordance with SFAS No.128 “Computation of Income Per Share”, basic loss per share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary share outstanding during the period. Diluted loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of the ordinary shares issuable upon the exercise of outstanding stock options and stock warrants (using the treasury stock method). Ordinary equivalent shares in the diluted loss per share computation are excluded in net loss periods as their effect would be anti-dilutive.

Basic loss and diluted loss per ordinary share have been calculated in accordance with SFAS No. 128, as follows:

	Six Months Ended
	June 30, 2003	June 30, 2004
Net loss	3,386,060	9,333,005
Denominator for basic loss per share:
Weighted average ordinary shares outstanding	16,287,293	16,787,506

Basic/diluted loss per ordinary share	0.21	0.56

For the six months ended June 30, 2003 and 2004, ordinary equivalent shares in the diluted loss per ordinary share computation are excluded as their effect would be anti-dilutive.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(8)    PRO FORMA FINANCIAL INFORMATION

Each of the Company’s Series A preferred shares shall be automatically converted into one ordinary share, subject to certain anti-dilution adjustments, if applicable, prior to the closing of an underwritten public offering of its ordinary shares where the shares are subsequently traded primarily on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace. The pro forma balance sheet as of June 30, 2004 presents as adjusted financial position as if the conversion of the preferred shares into ordinary shares occurred on June 30, 2004. In addition, the pro forma balance sheet as of June 30, 2004 gives effect to the issuance of Series B preferred shares and repurchase of ordinary shares and Series A preferred shares from existing shareholders as described in Note 10. After the share repurchase, the Company retained US$29,345,033 of the aggregate purchase price. Of that amount, US$4,401,754 is being held in escrow, of which, subject to: (1) possible claims by IAC for indemnification under the agreement between the Company and IAC for representations warranties, and covenants provided by the Company, and (2) payment to IAC for certain post-closing matters, US$1,100,438 will be released on August 4, 2005 and the balance will be released on March 31, 2006. The fair values of the stock options and warrants in connection with the Series B preferred shares were not material and therefore all the proceeds have been reflected as Series B preferred shares. The pro forma balance sheet also does not reflect any potential post-closing adjustment that may arise pursuant to the agreement between the Company and IAC.

Further, the as adjusted pro forma balance sheet reflects the automatic conversion of Series B preferred shares into ordinary or high-vote ordinary shares.

The pro forma basic loss per share data give full impact to the 9,787,494 Series A preferred shares of outstanding shares that will be issued for the preferred shares, as if the preferred shares issuance and the conversion of these shares upon the occurrence of the offering had both taken place on January 1, 2003. In addition, the pro forma loss per share data as of June 30, 2004 give effect to the issuance of Series B preferred shares and repurchase of ordinary shares and Series A preferred shares from existing shareholders, as described in Note 10 as if the issuance and repurchases occurred on January 1, 2003. The pro forma basic/diluted loss per share computation was based on the pro forma net loss available to ordinary shareholders of RMB10,054,136, divided by the weighted average ordinary shares outstanding on a pro forma basis of 32,169,285. The pro forma diluted loss per share did not include the effect of non-vested ordinary shares and stock options and warrants as the effect would be anti-dilutive. In addition, the pro forma diluted loss per share did not include the effect of stock options and warrants granted subsequent to December 31, 2003 which were granted in the ordinary course of business or in connection with the issuance of Series B preferred shares on August 4, 2004. Further, the pro forma basic and diluted loss per share data give effect to the 260,204 options granted to IAC on October 1, 2004 (see Note 10), as if such options had been granted on January 1, 2003 at the same terms and exercise price. On the date of grant, the fair value of the 260,204 options was RMB5,769,047 and will be recorded as a deduction in arriving at net income available to ordinary shareholders over the vesting term.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The pro forma basic/diluted loss per share has been calculated as follows:

June 30, 2004
Net loss as reported	9,333,005
Less: Stock options issued to IAC	721,131

Pro forma net loss available to ordinary shareholder	10,054,136

Denominator for basic/diluted loss per share:
Weighted average number of ordinary share outstanding	16,787,506
Series A preferred shares before repurchase	9,787,494
Series B preferred shares	11,188,570
Repurchase of ordinary shares	(4,012,411)
Repurchase of Series A preferred shares	(1,581,874)

32,169,285

Pro forma basic/diluted loss per share	0.31

(9)    RELATED PARTY TRANSACTION

During the second quarter of 2004, the Company advanced approximately RMB1.7 million on an interest free basis to its Chief Executive Officer which was repaid in August 2004.

During the second quarter of 2004, the Board of Directors approved for the Company to pay the individual income tax of its Chief Executive Officer and four other senior managers, totalling RMB4.5 million. The amounts are recorded as compensation expenses, included in the service development expenses and general and administrative expenses, respectively.

(10)    SUBSEQUENT EVENT

Issuance of Series B Preferred Shares

On August 4, 2004, the Company issued and sold 11,188,570 Series B preferred shares to a wholly owned subsidiary of InterActive Corp (“IAC”) for an aggregate purchase price of US$58,690,062, or US$5.25 per Series B preferred share. Pursuant to the IAC purchase agreements, the Company was required to use approximately one-half, or US$29,345,029, of the proceeds from the sale of the Series B preferred shares to repurchase from existing shareholders an aggregate of 4,012,411 of its ordinary shares and 1,581,874 of its Series A preferred shares at a purchase price of US$5.25 per share. After the share repurchase, the Company retained US$29,345,033 of the aggregate purchase price. Of that amount, US$4,401,754 is being held in escrow, of which, subject to: (1) possible claims by IAC for indemnification under the agreement between the Company and IAC for representations, warranties and covenants provided by the Company, and (2) payment to IAC for certain post-closing matters, US$1,100,438 will be released on August 4, 2005 and the balance will be released on March 31, 2006. Management believes that no material contingencies exist in respect of IAC’s indemnification rights and that the payments to IAC will not have a material effect on the Company’s financial condition.

The Company also granted to IAC an option to purchase up to 711,429 ordinary shares at a purchase price of US$5.25 per ordinary share. The option becomes exercisable by IAC each time any officer or employee exercise any of the 1.66 million options granted to them by the Company on July 23, 2004. In connection with each exercise by an employee or officer, IAC

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

is entitled to exercise a portion of its option such that IAC would receive (if IAC exercises its option to the fullest extent in connection with such employee or officer exercise) 30% of the aggregate ordinary shares issued to such employee or officer and IAC in connection with such employee or officer exercise. To the extent that any such officer or employee’s options terminate or expire without being exercised, an amount of IAC’s options equal to 30% of such employee’s terminated or expired options will likewise terminate or expire.

Also in connection with the sale of the Series B preferred shares, the Company granted to IAC a warrant which is exercisable by IAC commencing upon the earlier of (i) the Company’s completion of an initial public offering, (ii) the date upon which the Company gives IAC notice that it is no longer pursuing an initial public offering or (iii) March 31, 2005. The IAC warrant will expire upon the earlier of (a) 30 business days following an initial public offering or (b) January 31, 2006, if the Company does not give IAC notice that it is no longer pursuing an initial public offering, or, if the Company does give such notice, 395 days after the date upon which the Company gives IAC such notice. IAC’s warrant entitles it to purchase that number of the Company’s high vote ordinary shares which will result in IAC holding 51% of the Company’s outstanding ordinary shares on a fully-diluted basis after giving effect to the repurchase from existing shareholders of a number of ordinary shares equal to one-half of the shares purchased by IAC pursuant to its warrant. In the case of an exercise of the warrant by IAC subsequent to an initial public offering, the exercise price per share purchased by IAC under the warrant, and the price per share for ordinary shares the Company repurchases from existing shareholders in connection with IAC’s exercise of the warrant, will be equal to the lower of (a) the initial public offering price for this offering or (b)(1) US$205 million, minus our indebtedness, plus our cash and cash equivalents, plus the pro forma consideration that would be received in connection with the exercise of all vested or unvested in-the-money options, warrants or other convertible securities of the Company, in each case at the time of exercise, divided by (2) the total number of our outstanding ordinary shares on a fully-diluted basis at the time of exercise (but excluding out-of-the-money options or securities).

If IAC exercises its warrant, the Company will be controlled by IAC, and IAC will have the power to control substantially the Company’s management and business operations. If IAC exercises the warrant within 30 U.S. business days after the completion of an initial public offering, then the Series B preferred shares issued to IAC will be converted automatically into high-vote ordinary shares on the 31st business day after the completion of the initial public offering. If IAC does not exercise the warrant within 30 U.S. business days from the consummation of an initial public offering offering, then the Series B preferred shares issued to IAC will be converted automatically into ordinary shares upon the 31st business day after the completion of the offering. The high-vote ordinary shares are identical in all respects to the Company’s other ordinary shares, except that each share of high-vote ordinary shares entitles its holder to cast 15 votes in all proceedings and actions of the Company’s ordinary shareholders, whereas each share of our other ordinary shares entitles its holder to one vote.

Until the Series B preferred shares are converted into either ordinary shares or high-vote ordinary shares, the Company will be required to obtain IAC’s approval with respect to various aspects of its business or operations outside of the ordinary course, including acquiring any assets or businesses in excess of US$1,000,000 in a transaction or series of related transactions.

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Conversion of preferred shares

On August 4, 2004, the Company amended and restated the Articles of Association, which states that the preferred shares should be converted into ordinary shares, subject to the following conditions:

Series A Preferred Shares

Each Series A preferred share will be convertible into ordinary shares based on a one-to-one conversion ratio. Depending on certain anti-dilution adjustments, the Series A Conversion Price will be adjusted as follows:

•	if the Company issues additional securities for a consideration per share that is less than the Series A Conversion Price that is in effect immediately before such issuance, then the Series A Conversion Price will be adjusted by multiplying the Series A Conversion Price by a fraction, the numerator of which will be the total number of ordinary shares, on a fully-diluted basis, before the additional securities are issued, plus the number of ordinary shares represented by the additional securities issued, on a fully-diluted basis, and the denominator of which will be the total number of ordinary shares, on a fully-diluted basis, before the additional securities are issued; and

•	if the Company issues additional securities for a consideration per share that is equal to or greater than the Series A Conversion Price that is in effect immediately before such issuance, then the Series A Conversion Price will not be adjusted.

Series B Preferred Shares

The Series B preferred shares will convert into either ordinary or high-vote ordinary shares regardless of IAC’s exercise of its warrant.

Each Series B preferred share is convertible into ordinary shares or high-vote ordinary shares based on a one-to-one conversion ratio. Depending on certain anti-dilution adjustments, the Series B Conversion Price will be adjusted as follows:

•	if the Company issues additional securities for a consideration per share that is less than the Series B Conversion Price that is in effect immediately before such issuance, then the Series B Conversion Price will be adjusted by multiplying the Series B Conversion Price by a fraction, the numerator of which will be the total number of ordinary shares, on a fully-diluted basis, before the additional securities are issued, plus the number of ordinary shares represented by the additional securities issued, on a fully-diluted basis, and the denominator of which will be the total number of ordinary shares, on a fully-diluted basis, before the additional securities are issued; and

•	if the Company issues additional securities for a consideration per share that is equal to or greater than the Series B Conversion Price that is in effect immediately before such issuance, then the Series B Conversion Price will not be adjusted.

Issuance of stock options

In July 2004, the Company issued 1,660,000 options to employees to purchase the Company’s ordinary shares at an exercise price of US$5.25 per share. The options have a

eLong, Inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

term of 10 years and will vest 4 years from the date of grant. The Company will account for these options under the fair value provisions of SFAS No. 123.

On the date of grant, the fair value of the stock options was RMB26,579,057 using the Black- Scholes option-pricing model. The assumptions used in determining the fair value of the options were as follows: expected dividend yield of 0%, risk-free interest rate of 2.63%, an expected life of 4 years, and expected volatility of 43%. The annual estimated non-cash compensation expenses in 2004, 2005, 2006 and 2007 are as follows:

Compensation expense
2004	2,907,084
2005	6,644,764
2006	6,644,764
2007	6,644,764
2008	3,737,681

26,579,057

On October 1, 2004, the Company issued 250,000 options to two executive officers to purchase the Company’s ordinary shares at an exercise price of US$5.25 per share. The options have a term of 10 years and will vest 4 years from the date of grant. The Company will account for these options under the fair value provisions of SFAS No. 123.

On the date of grant, the fair value of the 250,000 stock options granted to two executive officers was RMB5,542,811 using the Black-Scholes option-pricing model. The assumptions used in determining the fair value of the options were as follows: estimated fair market value of underlying shares of US$6.25 (mid-point of the estimate initial public offering price), expected dividend yield of 0%, risk-free interest rate of 2.63%, an expected life of 4 years, and expected volatility of 43%. The annual estimated non-cash compensation expenses in 2004, 2005, 2006 and 2007 are as follows:

Compensation expense
2004	461,900
2005	1,385,703
2006	1,385,703
2007	1,385,703
2008	923,802

5,542,811

Under the IAC purchase agreements, Series A preferred shareholders and IAC each have a right of first offer with respect to any sales or issuances by the Company of any of the Company’s securities after August 4, 2004 (including with respect to the issuance on October 1, 2004 of the 250,000 options), which gives each of them the right to buy, on the same terms, up to a portion of such issuance equal to the proportion that the number of shares held by such shareholder bears to the total number of the Company’s outstanding ordinary shares, on an as-converted and fully-diluted basis. This right of first offer expires upon the completion of the Company’s initial public offering. In addition, under the IAC

eLong, inc. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purchase agreements, the Company is not permitted to issue any of its securities (including the October 1, 2004 issuance of the 250,000 options to certain of its officers) without the prior written consent of IAC.

Prior to October 1, 2004, each of the Series A shareholders waived their respective rights of first offer with respect to the issuance by the Company on October 1, 2004 of the 250,000 options to certain of its officers and the issuance by the Company on October 1, 2004 to IAC of an option to purchase up to 260,204 of the Company’s ordinary shares, as further described below.

On October 1, 2004, the Company entered into a stock option agreement with IAC pursuant to which, in exchange for IAC giving its consent to the issuance of the 250,000 options to certain of the Company’s officers, the Company granted to IAC an option to purchase up to 260,204 of the Company’s ordinary shares at a purchase price of US$5.25 per share. The option mirrors the provision of the option granted to the Company’s officers on October 1, 2004. The option becomes exercisable by IAC each time any such officer exercises any of the 250,000 options. In connection with each exercise by an officer, IAC is entitled to exercise a portion of its option such that IAC would receive (if IAC exercises its option to the fullest extent in connection with such officer exercise) 51% of the aggregate ordinary shares issued to such officer and IAC in connection with such officer exercise. To the extent that any of the officers’ options terminate or expire without being exercised, an amount of IAC’s option equal to 51% of such officer’s terminated or expired options will likewise terminate or expire. On the date of grant, the fair value of the 260,204 options granted to IAC was RMB5,769,047 and will be recorded as a deduction in arriving at net income available to ordinary shareholders over the vesting term. The assumptions used to determine the fair value were the same as those used in determing the fair value of the 250,000 options.

4,602,547 American Depositary Shares

Representing 9,205,094 Ordinary Shares

Deutsche Bank Securities

WR Hambrecht + Co

Allen & Company LLC

Prospectus

                        , 2004

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We and the Selling Shareholders are offering to sell, and seeking offers to buy, ADSs only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ADSs.

Page
Prospectus Summary Risk Factors Special Note Regarding Forward-Looking Statements Use of Proceeds Dividend Policy Exchange Rate Information Capitalization Dilution Selected Consolidated Financial Data	1 14 33 34 34 35 36 38 41
Management’s Discussion and Analysis of Financial Condition and Results of Operations	45
The Travel and Tourism Industry in China Our Business Investment by IAC/InterActiveCorp Regulation	71 76 89 96

Management

Corporate Structure and Related Party Transactions

Principal and Selling Shareholders

Description of Share Capital

Description of American Depositary Shares

Shares Eligible for Future Sale

Taxation

Enforceability of Civil Liabilities

Underwriting

Legal Matters

Experts

Expenses Related to this Offering

Where You Can Find More Information

Index to Financial Statements

100 113 124 130 145 154 158 162 163 171 171 171 172 F-1

Until             , 2004 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

Item 6.	Indemnification of Directors and Officers

Our Articles of Association provide that our directors and officers shall be indemnified out of our assets for and against all actions, costs, charges, losses, damages and expenses that such persons shall or may incur or sustain by or by reason of any act done or omitted in or about the execution of their duties in their respective offices or trusts, and none of such persons shall be answerable for the acts, receipts, neglects or defaults of the other or others of such persons provided that the indemnity does not extend to any matter in respect of any willful neglect or intentional malfeasance which may attach to such persons. In addition, certain of our directors who were nominated by IAC may be indemnified under IAC’s director and officers’ insurance policy and under the bylaws of an IAC affiliate.

We plan to obtain a directors and officers liability policy prior to the completion of this offering. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification from us is sought. In addition, we are not aware of any threatened litigation or proceeding against any of our directors, officers or employees that may result in a claim for indemnification.

The proposed form of the Underwriting Agreement provides for indemnification under certain circumstances by the underwriters of the Registrant and the Registrant’s directors and certain officers for certain liabilities arising under the Securities Act.

Reference is made to the Underwriting Agreement, and the Articles of Association filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein.

Insofar as indemnification for liabilities arising under Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

During the past three years, the Registrant has issued and sold the securities listed below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. The Registrant believes that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D, Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

On August 26, 2003, we increased the number of ordinary shares authorized to be issued under our stock option plan to 5,500,000. In 2003, options for 490,000 ordinary shares were granted to certain of our executives at an exercise price of US$1.53 per share. The options have a ten-year term and vest over a four-year period from the date of the grant.

On August 26, 2003, we issued warrants to purchase 600,000 ordinary shares at an exercise price of US$0.75 per share to Broadband Capital Management LLC, an investment banking and financial advisory firm, and two outside consultants, Peter Lerner and Liu Hao in consideration for investment banking services provided to us in connection with a private placement of Series A preferred shares. We also paid Broadband Capital Management LLC US$250,000 for these services.

On August 29, 2003, we received US$15,000,000 from four investors – Tiger Technology Private Investment Partners, L.P., Tiger Technology II, L.P., Blue Ridge Limited Partnership, and RMG Holdings, LLC, in exchange for 9,787,494 shares of Series A preferred shares, the issuance of which stock was exempt from registration under Regulation D or Regulation S of the Securities Act of 1933.

On December 15, 2003, we issued 50,000 ordinary shares to Peter Lerner upon his exercise of the warrants granted to him.

On January 1, 2004, we granted options for 689,400 ordinary shares to certain of our employees at an exercise price of US$1.53 per share. The options have a ten-year term and vest over a three- or four-year period from the date of the grant.

On April 20, 2004, we granted options for 300,000 ordinary shares to a senior management employee at an exercise price of US$1.53 per share. The options have a ten-year term and vest over a four-year period from the date of the grant.

On July 23, 2004, we granted options for 1,660,000 ordinary shares to certain of our employees at an exercise price of US$5.25 per share. The options have a ten-year term and vest over a four-year period from the date of the grant.

On July 23, 2004 we entered into an agreement to issue 11,188,570 Series B preferred shares to IAC in exchange for US$58,690,062.

On August 4, 2004, we granted to IAC an option to purchase up to 711,429 ordinary shares at a purchase price of US$5.25 per share.

On August 4, 2004, we issued a warrant to IAC to purchase the number of our high-vote ordinary shares which, if exercised, would cause IAC to hold 51% of our outstanding ordinary shares on a fully-diluted basis after giving effect to our repurchase, in connection with the warrant exercise, from certain of our existing shareholders of a number of ordinary shares equal to one-half of the shares IAC purchases upon exercise of the warrant. Assuming the completion of this offering, the exercise price per share purchased by IAC under the warrant will be equal to the lower of (a) the initial public offering price for this offering or (b)(1) US$205 million, minus our indebtedness, plus our cash and cash equivalents, plus the pro forma consideration that would be received in connection with the exercise of all vested or unvested in-the-money options, warrants or other convertible securities of our company, in each case at the time of exercise, divided by (2) the total number of our outstanding ordinary shares on a fully-diluted basis at the time of exercise (but excluding out-of-the-money options or securities). If it exercises the warrant, IAC would deposit 12.5% of the aggregate purchase price into escrow as security for its indemnification rights.

On October 1, 2004, we granted options to purchase an aggregate of 250,000 ordinary shares to two members of senior management at an exercise price of US$5.25 per share. The options have a ten-year term and vest over a four-year period from the date of the grant. We also granted to IAC an option to purchase 260,204 shares at an exercise price of US$5.25 per share.

Item 8.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.	Description of Exhibit
1.1	—Form of Underwriting Agreement.†

3.1	—The Second Amended and Restated Memorandum of Association of the Registrant†

3.2	—The Second Amended and Restated Articles of Association of the Registrant.†

4.1	—Form of Ordinary Share Certificate.†

4.2	—The Amended and Restated Articles of Association of the Registrant (Filed as Exhibit 3.2 hereto).†

4.3	—Form of Deposit Agreement between the Registrant and JPMorgan Chase Bank, as depositary.†

4.4	—Form of American depositary receipt evidencing American depositary shares.†

4.5	—Investors’ Rights Agreement dated August 29, 2003 among the Registrant and Series A Preferred Share Investors.†

4.6	—Investors Agreement dated July 23, 2004 among Registrant, IACT Asia Pacific Limited and the other parties named therein.†

4.7	—Warrant Agreement dated August 22, 2003 between Registrant and Broadband Capital Management LLC.†

4.8	—Warrant Agreement dated August 26, 2003 between Registrant and Liu Hao.†

4.9	—Warrant Agreement dated July 23, 2004 among Registrant and IACT Asia Pacific Limited.†

4.10	—Stock Option Agreement dated July 23, 2004 between Registrant and IACT Asia Pacific Limited.†

4.11	—Stock Option Agreement dated October 1, 2004 between Registrant and IACT Asia Pacific Limited.†

4.12	—Letter Agreement dated October 1, 2004 between Registrant and IACT Asia Pacific Limited.†

4.13	—eLong, Inc. Stock Option Plan dated April 18, 2001†

4.14	—eLong, Inc. Stock and Annual Incentive Plan dated July 23, 2004†

5.1	—Opinion of Conyers Dill & Pearman, Cayman regarding the validity of the issuance of ordinary shares being registered.†

8.1	—Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel to the Registrant, regarding certain U.S. tax matters.†††

8.2	—Opinion of Conyers Dill & Pearman, Cayman, Cayman Islands counsel to the Registrant, regarding certain Cayman Islands tax matters.†

10.1	—Employment Agreement dated July 23, 2004 between Registrant, InterActiveCorp and Justin Tang.†

10.2	—Employment Agreement dated July 23, 2004 between Registrant, InterActiveCorp and Derek Palaschuk.†

10.3	—Employment Agreement dated July 23, 2004 between Registrant, InterActiveCorp and Richard Chen.†

10.4	—Employment Agreement dated July 23, 2004 between Registrant, InterActiveCorp and Richard Xue.†

10.5	—Employment Agreement dated July 23, 2004 between Registrant, InterActiveCorp and Frank Zheng.†

10.6	—Amended and Restated Technical Services Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Information Technology Co., Ltd.†

Exhibit No.	Description of Exhibit

10.7	—Amended and Restated Loan Agreement dated July 20, 2004 among the Registrant, Justin Tang and Qu Zhi regarding Beijing eLong Information Technology Co., Ltd.†

10.8

—Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Justin Tang regarding Beijing eLong Information Technology Co., Ltd.†

10.9

—Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Qu Zhi regarding Beijing eLong Information Technology Co., Ltd.†

10.10	—Amended and Restated Trademark License Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Information Technology Co., Ltd.†

10.11	—Amended and Restated Domain Name License Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Information Technology Co., Ltd.†

10.12	—Amended and Restated Cooperative Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Information Technology Co., Ltd.†

10.13

—Amended and Restated Business Operation Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Beijing eLong Information Technology Co., Ltd., Justin Tang and Qu Zhi.†

10.14	—Amended and Restated Loan Agreement dated July 20, 2004 among the Registrant, Inc., Justin Tang and Qu Zhi regarding Beijing Asia Media Interactive Advertising Co., Ltd.†

10.15

—Amended and Restated Exclusive Purchase Right Agreement dated July 20, 2004 among the Registrant, eLongNet Information Technology (Beijing) Co., Ltd., Justin Tang and Beijing eLong Information Technology Co., Ltd.†

10.16

—Amended and Restated Exclusive Purchase Right Agreement dated July 20, 2004 among the Registrant, eLongNet Information Technology (Beijing) Co., Ltd., Qu Zhi and Beijing eLong Information Technology Co., Ltd.†

10.17	—Cooperative Agreement dated July 20, 2004 between Beijing Asia Media Interactive Advertising Co., Ltd. and Beijing eLong Information Technology Co., Ltd.†

10.18	—Trademark License Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.19

—Amended and Restated Advertising Technical Consulting and Services Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.20

—Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Justin Tang regarding Beijing Asia Media Interactive Advertising Co., Ltd.†

10.21

—Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Qu Zhi regarding Beijing Asia Media Interactive Advertising Co., Ltd.†

Exhibit No.	Description of Exhibit

10.22

—Amended and Restated Business Operation Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Justin Tang, Qu Zhi and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.23

—Amended and Restated Exclusive Purchase Right Agreement dated July 20, 2004 among the Registrant, eLongNet Information Technology (Beijing) Co., Ltd., Justin Tang and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.24

—Amended and Restated Exclusive Purchase Right Agreement dated July 20, 2004 among the Registrant, eLongNet Information Technology (Beijing) Co., Ltd., Qu Zhi and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.25	—Amended and Restated Technical Consulting and Services Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Airline Service Co., Ltd.†

10.26

—Amended and Restated Equity Pledge Interest Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Beijing eLong Information Technology Co., Ltd. and Beijing Asia Media Interactive Advertising Co., Ltd. regarding Beijing eLong Airline Service Co., Ltd.†

10.27

—Amended and Restated Business Operation Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Beijing eLong Airline Service Co., Ltd., Beijing eLong Information Technology Co., Ltd., and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.28	—Amended and Restated Cooperative Agreement dated July 20, 2004 between Beijing eLong Information Technology Co., Ltd and Beijing eLong Airline Service Co., Ltd.†

10.29	—Trademark License Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Airline Service Co., Ltd.†

10.30	—Amended and Restated Technical Consulting and Services Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and General Chinese Reservation Network, Ltd.†

10.31

—Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Beijing eLong Information Technology Co., Ltd. and Beijing eLong Airline Service Co., Ltd.†

10.32

—Amended and Restated Business Operation Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., General Chinese Reservation Network, Ltd., Beijing eLong Information Technology Co., Ltd., and Beijing eLong Airlines Service Co., Ltd.†

10.33	—Amended and Restated Cooperative Agreement dated July 20, 2004 between Beijing eLong Information Technology Co., Ltd. and General Chinese Reservation Network, Ltd.†

10.34	—Trademark License Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and General Chinese Reservation Network, Ltd.†

10.35

—Transaction Agreement dated July 23, 2004 by and among Registrant, eLongNet Information Technology (Beijing) Co., Ltd., eLong Hi-Tech (Beijing) Co., Ltd., InterActive Corp and IACT Asia Pacific Limited.†

10.36	—Transfer and Escrow Contribution Agreement dated July 23, 2004 by and among Registrant, IACT Asia Pacific Limited and the selling shareholders listed therein.†

10.37	—Series A Preferred Shares Purchase Agreement dated August 29, 2003 by and among the Registrant and Series A preferred share investors.†

Exhibit No.	Description of Exhibit

21.1	—Subsidiaries of Registrant.†

23.1	—Consent of KPMG.†

23.2	—Consent of Conyers Dill & Pearman, Cayman (see Exhibit 5.1).†

23.3	—Consent of Commerce & Finance Law Offices (see Exhibits 99.1, 99.2, 99.3 and 99.4).†

23.4	—Consent of Skadden, Arps, Slate, Meagher & Flom LLP (see Exhibit 8.1).†

24.1	—Powers of Attorney.†

99.1

—Opinion of Commerce & Finance Law Offices, the People’s Republic of China, Counsel to the Registrant, as to the legality of the corporate structure of Beijing eLong Information Technology Co., Ltd.†††

99.2	—Opinion of Commerce & Finance Law Offices, the People’s Republic of China, Counsel to the Registrant, as to the legality of the corporate structure of Beijing Airline Services Co., Ltd.†††

99.3

—Opinion of Commerce & Finance Law Offices, the People’s Republic of China, Counsel to the Registrant, as to the legality of the corporate structure of Beijing Asia Media Interactive Advertising Co., Ltd.†††

99.4

—Opinion of Commerce & Finance Law Offices, the People’s Republic of China, Counsel to the Registrant, as to the legality of the corporate structure of General Chinese Hotel Reservation Network, Ltd.†††

99.5	—Consent of Mr. Thomas Gurnee dated October 8, 2004††

†	Filed previously.
††	Filed herewith.
†††	Amended version filed herewith

(b) Financial Statement Schedules.

All supplemental schedules are omitted because of the absence of conditions under which they are required or because the information is shown in the financial statements or notes thereto.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, PRC, on October 26, 2004.

eLong, Inc.

By:	/s/ Derek Palaschuk
Name: Derek Palaschuk
Title: Chief Financial Officer (principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons on October 26, 2004, in the capacities indicated.

Signature	Title

*	Justin Tang Chairman of the Board, President and Chief Executive Officer (principal executive officer)

/s/ Derek Palaschuk	Derek Palaschuk Chief Financial Officer (principal financial and accounting officer)

*	Xiaojian Zhong Director

*	Liming Sun Director

*	Richard Xue Director

*	Barney Harford Director and Authorized U.S. Representative

Diarmuid Russell Director

*By:	/s/ Derek Palaschuk
Derek Palaschuk
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	—Form of Underwriting Agreement.†

3.1	—The Second Amended and Restated Memorandum of Association of the Registrant†

3.2	—The Second Amended and Restated Articles of Association of the Registrant.†

4.1	—Form of Ordinary Share Certificate.†

4.2	—The Amended and Restated Articles of Association of the Registrant (Filed as Exhibit 3.2 hereto).†

4.3	—Form of Deposit Agreement between the Registrant and JPMorgan Chase Bank, as depositary.†

4.4	—Form of American depositary receipt evidencing American depositary shares.†

4.5	—Investors’ Rights Agreement dated August 29, 2003 among the Registrant and Series A Preferred Share Investors.†

4.6	—Investors Agreement dated July 23, 2004 among Registrant, IACT Asia Pacific Limited and the other parties named therein.†

4.7	—Warrant Agreement dated August 22, 2003 between Registrant and Broadband Capital Management LLC.†

4.8	—Warrant Agreement dated August 26, 2003 between Registrant and Liu Hao.†

4.9	—Warrant Agreement dated July 23, 2004 among Registrant and IACT Asia Pacific Limited.†

4.10	—Stock Option Agreement dated July 23, 2004 between Registrant and IACT Asia Pacific Limited.†

4.11	—Stock Option Agreement dated October 1, 2004 between Registrant and IACT Asia Pacific Limited.†

4.12	—Letter Agreement dated October 1, 2004 between Registrant and IACT Asia Pacific Limited.†

4.13	—eLong, Inc. Stock Option Plan dated April 18, 2001†

4.14	—eLong, Inc. Stock and Annual Incentive Plan dated July 23, 2004†

5.1	—Opinion of Conyers Dill & Pearman, Cayman regarding the validity of the issuance of ordinary shares being registered.†

8.1	—Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, U.S. counsel to the Registrant, regarding certain U.S. tax matters.†††

8.2	—Opinion of Conyers Dill & Pearman, Cayman, Cayman Islands counsel to the Registrant, regarding certain Cayman Islands tax matters.†

10.1	—Employment Agreement dated July 23, 2004 between Registrant, InterActiveCorp and Justin Tang.†

10.2	—Employment Agreement dated July 23, 2004 between Registrant, InterActiveCorp and Derek Palaschuk.†

10.3	—Employment Agreement dated July 23, 2004 between Registrant, InterActiveCorp and Richard Chen.†

10.4	—Employment Agreement dated July 23, 2004 between Registrant, InterActiveCorp and Richard Xue.†

10.5	—Employment Agreement dated July 23, 2004 between Registrant, InterActiveCorp and Frank Zheng.†

10.6	—Amended and Restated Technical Services Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Information Technology Co., Ltd.†

Exhibit No.	Description of Exhibit

10.7	—Amended and Restated Loan Agreement dated July 20, 2004 among the Registrant, Justin Tang and Qu Zhi regarding Beijing eLong Information Technology Co., Ltd.†

10.8

—Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Justin Tang regarding Beijing eLong Information Technology Co., Ltd.†

10.9

—Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Qu Zhi regarding Beijing eLong Information Technology Co., Ltd.†

10.10	—Amended and Restated Trademark License Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Information Technology Co., Ltd.†

10.11	—Amended and Restated Domain Name License Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Information Technology Co., Ltd.†

10.12	—Amended and Restated Cooperative Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Information Technology Co., Ltd.†

10.13

—Amended and Restated Business Operation Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Beijing eLong Information Technology Co., Ltd., Justin Tang and Qu Zhi.†

10.14	—Amended and Restated Loan Agreement dated July 20, 2004 among the Registrant, Inc., Justin Tang and Qu Zhi regarding Beijing Asia Media Interactive Advertising Co., Ltd.†

10.15

—Amended and Restated Exclusive Purchase Right Agreement dated July 20, 2004 among the Registrant, eLongNet Information Technology (Beijing) Co., Ltd., Justin Tang and Beijing eLong Information Technology Co., Ltd.†

10.16

—Amended and Restated Exclusive Purchase Right Agreement dated July 20, 2004 among the Registrant, eLongNet Information Technology (Beijing) Co., Ltd., Qu Zhi and Beijing eLong Information Technology Co., Ltd.†

10.17	—Cooperative Agreement dated July 20, 2004 between Beijing Asia Media Interactive Advertising Co., Ltd. and Beijing eLong Information Technology Co., Ltd.†

10.18	—Trademark License Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.19

—Amended and Restated Advertising Technical Consulting and Services Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.20

—Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Justin Tang regarding Beijing Asia Media Interactive Advertising Co., Ltd.†

10.21

—Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Qu Zhi regarding Beijing Asia Media Interactive Advertising Co., Ltd.†

Exhibit No.	Description of Exhibit

10.22

—Amended and Restated Business Operation Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Justin Tang, Qu Zhi and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.23

—Amended and Restated Exclusive Purchase Right Agreement dated July 20, 2004 among the Registrant, eLongNet Information Technology (Beijing) Co., Ltd., Justin Tang and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.24

—Amended and Restated Exclusive Purchase Right Agreement dated July 20, 2004 among the Registrant, eLongNet Information Technology (Beijing) Co., Ltd., Qu Zhi and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.25	—Amended and Restated Technical Consulting and Services Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Airline Service Co., Ltd.†

10.26

—Amended and Restated Equity Pledge Interest Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Beijing eLong Information Technology Co., Ltd. and Beijing Asia Media Interactive Advertising Co., Ltd. regarding Beijing eLong Airline Service Co., Ltd.†

10.27

—Amended and Restated Business Operation Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Beijing eLong Airline Service Co., Ltd. Beijing eLong Information Technology Co., Ltd., and Beijing Asia Media Interactive Advertising Co., Ltd.†

10.28	—Amended and Restated Cooperative Agreement dated July 20, 2004 between Beijing eLong Information Technology Co., Ltd. and Beijing eLong Airline Service Co., Ltd.†

10.29	—Trademark License Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and Beijing eLong Airline Service Co., Ltd.†

10.30	—Amended and Restated Technical Consulting and Services Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and General Chinese Reservation Network, Ltd.†

10.31

—Amended and Restated Equity Interest Pledge Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., Beijing eLong Information Technology Co., Ltd. and Beijing eLong Airline Service Co., Ltd.†

10.32

—Amended and Restated Business Operation Agreement dated July 20, 2004 among eLongNet Information Technology (Beijing) Co., Ltd., General Chinese Reservation Network, Ltd., Beijing eLong Information Technology Co., Ltd., and Beijing eLong Airlines Service Co., Ltd.†

10.33	—Amended and Restated Cooperative Agreement dated July 20, 2004 between Beijing eLong Information Technology Co., Ltd. and General Chinese Reservation Network, Ltd.†

10.34	—Trademark License Agreement dated July 20, 2004 between eLongNet Information Technology (Beijing) Co., Ltd. and General Chinese Reservation Network, Ltd.†

10.35

—Transaction Agreement dated July 23, 2004 by and among Registrant, eLongNet Information Technology (Beijing) Co., Ltd., eLong Hi-Tech (Beijing) Co., Ltd., InterActive Corp and IACT Asia Pacific Limited.†

10.36	—Transfer and Escrow Contribution Agreement dated July 23 by and among Registrant, IACT Asia Pacific Limited and the selling shareholders listed therein.†

10.37	—Series A Preferred Shares Purchase Agreement dated August 29, 2003 by and among the Registrant and Series A preferred share investors.†

Exhibit No.	Description of Exhibit

21.1	—Subsidiaries of Registrant.†

23.1	—Consent of KPMG.†

23.2	—Consent of Conyers Dill & Pearman, Cayman (see Exhibit 5.1).†

23.3	—Consent of Commerce & Finance Law Offices (see Exhibits 99.1, 99.2, 99.3 and 99.4).†

23.4	—Consent of Skadden, Arps, Slate, Meagher & Flom LLP (see Exhibit 8.1).†

24.1	—Powers of Attorney†

99.1

—Opinion of Commerce & Finance Law Offices, the People’s Republic of China, Counsel to the Registrant, as to the legality of the corporate structure of Beijing eLong Information Technology Co., Ltd.†††

99.2	—Opinion of Commerce & Finance Law Offices, the People’s Republic of China, Counsel to the Registrant, as to the legality of the corporate structure of Beijing Airline Services Co., Ltd.†††

99.3

—Opinion of Commerce & Finance Law Offices, the People’s Republic of China, Counsel to the Registrant, as to the legality of the corporate structure of Beijing Asia Media Interactive Advertising Co., Ltd.†††

99.4

—Opinion of Commerce & Finance Law Offices, the People’s Republic of China, Counsel to the Registrant, as to the legality of the corporate structure of General Chinese Hotel Reservation Network, Ltd.†††

99.5	—Consent of Mr. Thomas Gurnee dated October 8, 2004††

†	Filed previously.
††	Filed herewith.
†††	Amended version filed herewith